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As filed with the Securities and Exchange Commission on January 6, 2006.

Registration No.: 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
 FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DESARROLLADORA HOMEX, S.A. DE C.V.
(Exact name of Registrant as specified in its charter)
(for Co-Registrants/subsidiary guarantors, please see Schedule A hereto)

HOMEX DEVELOPMENT CORP.
(Translation of Registrant's name into English)

United Mexican States (State or other jurisdiction of incorporation or organization) (for Co-Registrants, please see Schedule A hereto)	1520 (Primary Standard Industrial Classification Code Number)	None (IRS Employer Identification No.) (for Co-Registrants, please see Schedule A hereto)

Andador Javier Mina 891-B
Colonia Centro Sinaloa
80200 Culiacán, Sinaloa, México
(52 667) 758-5800
(Address and telephone number of registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY 10011
(212) 590-9200
(Name, address and telephone number of agent for service)

Copies to:
Michael L. Fitzgerald, Esq. Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, NY 10005 (212) 530-5000	Javier Romero Castañeda Desarrolladora Homex, S.A. de C.V. Andador Javier Mina 891-B Colonia Centro Sinaloa 80200 Culiacán, Sinaloa, México (52 667) 758-5800

        Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        We and the Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

CO-REGISTRANTS-SUBSIDIARY GUARANTORS

        The following subsidiaries of Desarolladora Homex, S.A. de C.V. are guarantors of the 7.50% Senior Guaranteed Exchange Notes and are Co-Registrants, each of which is incorporated in the jurisdiction opposite its name set forth below and none of which has an I.R.S. Employee Identification Number.

Name of Co-Registrant	Jurisdiction of Incorporation	I.R.S. Identification Number

Proyectos Inmobiliarios de Culiacán, S.A. de C.V.	Mexico	N/A
Desarrolladora de Casas del Noroeste, S.A. de C.V.	Mexico	N/A

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 6, 2006

Prospectus

DESARROLLADORA HOMEX, S.A. DE C.V.

Offer to exchange all of our outstanding unregistered
US$250,000,000 7.50% Senior Guaranteed Notes due September 28, 2015
for
US$250,000,000 7.50% Senior Guaranteed Exchange Notes due
September 28, 2015
that have been registered under the Securities Act of 1933

Material Terms of the Exchange Offer

•	We are offering to exchange the notes that we sold previously in a private offering for new registered notes.
•	The terms of the new notes are identical to the terms of the old notes, except for the transfer restrictions and registration rights relating to the outstanding old notes.
•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend it.
•	We will exchange all old notes that are validly tendered and not validly withdrawn.
•	You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.
•	Application has been made to list the new notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange.
•	We will not receive any proceeds from the exchange offer.
•	We will pay the expenses of the exchange offer.
•	No dealer-manager is being used in connection with the exchange offer.
•	The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes.

        You should carefully review "Risk Factors" beginning on page 19 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY THE RESPONSIBILITY OF HOMEX AND HAS NOT BEEN REVIEWED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES, THE MEXICAN BANKING AND SECURITIES COMMISSION, OR THE CNBV. THE OLD NOTES AND THE NEW NOTES HAVE BEEN REGISTERED WITH THE SPECIAL SECTION (SECCIÓN ESPECIAL) OF THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES), MAINTAINED BY THE CNBV, WHICH IS A REQUIREMENT UNDER THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). SUCH REGISTRATION DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE NOTES OR OF HOMEX'S SOLVENCY. THE OLD NOTES AND THE NEW NOTES HAVE NOT BEEN REGISTERED WITH THE SECURITIES SECTION (SECCIÓN DE VALORES) OF THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) AND THEREFORE, NONE OF THE NOTES MAY NOT BE PUBLICLY OFFERED OR SOLD IN MEXICO. IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN INVESTORS WHO MAY ACQUIRE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN REVIEW AND EXAMINATION OF HOMEX.

The date of this prospectus is January     , 2006.

TABLE OF CONTENTS

Incorporation by Reference	ii
Cautionary Statement Regarding Forward-Looking Statements	iv
Presentation of Financial and Other Information	v
Terms Used in this Prospectus	vii
Limitation of Liability	viii
Prospectus Summary	1
Recent Developments	4
Summary Consolidated Financial Information	14
Risk Factors	19
The Exchange Offer	31
Use of Proceeds	41
Exchange Rate Information	42
Capitalization	43
Unaudited Pro Forma Condensed Combined Financial Information	44
Selected Consolidated Financial Information	48
Management's Discussion and Analysis of Financial Condition and Results of Operations	53
Business	67
Management	88
The Principal Shareholders and Related Party Transactions	93
Description of the New Notes	97
Taxation	151
Plan of Distribution	159
General Information	160
Available Information	162
Validity of the Notes	163
Experts	163
INDEX TO HOMEX FINANCIAL STATEMENTS	F-1
INDEX TO BETA FINANCIAL STATEMENTS	A-1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	B-1
EXHIBIT I—UNAUDITED FINANCIAL INFORMATION AS OF AND FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2005	I-1

i

        We have applied to list the new notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange.

        We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted, and will not accept surrenders for exchange from holders in any such jurisdiction.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2004, dated June 28, 2005 (SEC File No. 001-32229), which we refer to in this prospectus as the "2004 Form 20-F"; and

  •
  any future filings on Form 20-F we make under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the exchange offer, and any future submissions on Form 6-K during this period that are identified as being incorporated into this prospectus.

        Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

        WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). TO OBTAIN TIMELY DELIVERY, INVESTORS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION. THE DATE OCCURRING FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE IS            , 2005. REQUESTS SHOULD BE DIRECTED TO THE FOLLOWING ADDRESS AND PHONE NUMBER:

Investor Relations
Desarrolladora Homex, S.A. de C.V.
Andador Javier Mina 891-B
Colonia Centro Sinaloa
80200 Culiacán, Sinaloa, México
(52 667) 758-5800

        You may also request a copy of these filings, at no cost, at the office of our Luxembourg paying agent and transfer agent at the address listed in "The Exchange Offer—Purpose of the Exchange Offer."

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to exchange the old notes for new notes only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. We may from time to time make forward-looking statements in our periodic reports to the SEC on Form 6-K, in our annual report to shareholders, in prospectuses, press releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Words such as "believe," "anticipate," "plan," "expect," "intend," "target," "estimate," "project," "predict," "forecast," "guideline," "should" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements. Examples of these forward-looking statements include:

  •
  projections of revenues, net income (loss), earnings per share, capital expenditures, dividends, capital structure or other financial items or ratios;

  •
  statements regarding the anticipated results of our recent acquisition of Controladora Casas Beta, S.A. de C.V. and its subsidiaries;

  •
  statements of our plans, objectives or goals, including those relating to anticipated trends, competition, regulation, government housing policy and rates;

  •
  statements about our future economic performance or that of Mexico; and

  •
  statements of assumptions underlying these statements.

        You should not place undue reliance on forward-looking statements, which are based on current expectations. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. All forward-looking statements and risk factors included in this prospectus are made as of the date on the front cover of this prospectus, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement or risk factor.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        Throughout this prospectus, unless the context otherwise requires, the terms "we," "us," "our," "the Company" and "Homex" refer to Desarrolladora Homex, S.A. de C.V. and its subsidiaries, excluding Controladora Casas Beta S.A. de C.V. and its subsidiaries, which we acquired through a merger on July 1, 2005. In this prospectus, Controladora Casas Beta S.A. de C.V. is sometimes referred to as "Beta."

Financial Information

        This prospectus includes, beginning on page F-1, our audited consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004. This prospectus also contains, beginning on page F-51, our unaudited condensed consolidated financial statements as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005. Our consolidated financial statements and other financial information included in this prospectus, unless otherwise specified, are restated in constant pesos as of June 30, 2005.

        This prospectus also includes, beginning on Page A-1, Beta's audited consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004 and Beta's unaudited condensed consolidated financial statements as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005. We acquired Beta on July 1, 2005, as further described under "Prospectus Summary—Recent Developments" in this prospectus.

        Also included in this prospectus, beginning on Page B-1, are unaudited pro forma condensed combined financial statements reflecting the combined accounts of Homex and Beta on a pro forma basis for the year ended December 31, 2004 and as of and for the six-month period ended June 30, 2005. All such pro forma financial statements are unaudited and may not be indicative of the results of operations that actually would have been achieved had we acquired Beta at the beginning of the periods presented and do not purport to be indicative of future results.

        On October 27, 2005, we announced our unaudited results of operations for the nine months ended September 30, 2005. For a description of these unaudited results, see Exhibit I beginning on page I-1. Since the unaudited financial information set forth in Exhibit I is presented in pesos of constant purchasing power as of September 30, 2005, it is not directly comparable to the financial information presented elsewhere in this prospectus, which unless otherwise stated, is presented in pesos of constant purchasing power as of June 30, 2005. The financial information presented elsewhere in this prospectus stated in pesos of constant purchasing power as of June 30, 2005 would require the application of a restatement factor of 1.007 for such financial information to be comparable with the unaudited financial information presented in Exhibit I. The application of such factor does not represent a material change in the purchasing power of the Mexican peso during this period.

        We and Beta prepare our respective financial statements in constant pesos and in accordance with accounting principles generally accepted in Mexico, referred to as Mexican GAAP, which differ in certain significant respects from accounting principles generally accepted in the United States, referred to as U.S. GAAP. See Notes 22 and 23 to our audited consolidated financial statements, Notes 5 and 6 to our unaudited condensed consolidated financial statements, Notes 17 and 18 to Beta's audited consolidated financial statements and Notes 5 and 6 to Beta's unaudited condensed consolidated financial statements for information relating to the nature and effect of such differences and for a quantitative reconciliation of our majority net income and majority stockholders' equity according to Mexican GAAP to consolidated net income and consolidated stockholders' equity according to U.S. GAAP.

        Under Bulletin B-10, issued by the Mexican Institute of Public Accountants, we and Beta are required to present our respective financial information in inflation-adjusted monetary units to allow for more accurate comparisons of financial line items over time and to mitigate the distortive effects of inflation on our financial statements. Unless otherwise indicated, all financial information in this

v

prospectus has been restated in pesos of constant purchasing power as of June 30, 2005. The Mexican National Consumer Price Index, or NCPI, increased 0.8% from December 31, 2004 to June 30, 2005.

        We and Beta are also required to determine any gain or loss in our respective monetary positions to reflect the effect of inflation on monetary assets and liabilities under Mexican GAAP. This is done by subtracting monetary liabilities from monetary assets and then adjusting net monetary position by the appropriate inflation rate for the period with the resulting monetary gain or loss reflected in earnings.

        Pursuant to Mexican GAAP, we recognize revenues from the sale of homes based on the percentage of completion method of accounting, which requires us to recognize revenues as we incur the cost of construction. In this prospectus, we use "sell" and refer to homes "sold" in connection with homes where:

  •
  we establish that the home buyer will obtain the required financing from the mortgage lender;

  •
  the home buyer has submitted all required documents in order to obtain financing from the mortgage lender;

  •
  the home buyer has signed a purchase agreement (contrato de promesa de compra-venta); and

  •
  the home buyer has made a down payment, in the case that a down payment is required.

        We use "deliver" and refer to homes "delivered" in connection with homes for which title has passed to the buyer and for which we have received the sale proceeds.

Currency Information

        Unless otherwise specified, references to "US$," "U.S. dollars" and "dollars" are to the lawful currency of the United States. References to "Ps." and "pesos" are to the lawful currency of Mexico. References to "UDI" and "UDIs" are to Unidades de Inversión, units of account whose value in pesos is indexed to inflation on a daily basis by Banco de México, Mexico's central bank and published periodically.

        This prospectus contains translations of various peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. You should not construe these translations as representations that the peso amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated U.S. dollar amounts in this prospectus at the exchange rate of Ps 10.7720 to US$1.00, which was the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar, on June 30, 2005. On January 4, 2006, such noon buying rate was Ps 10.587 to US$1.00.

        Unless otherwise indicated, references to UDIs are to UDIs at the Banco de México UDI conversion rate of Ps.3.56 to UDI 1.00 on June 30, 2005. On January 4, 2006, Banco de México's UDI conversion rate was Ps 3.641 to US$1.00.

Industry And Market Data

        Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our estimates, which are derived from our review of internal surveys, as well as independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy or completeness.

Other Information Presented

        The standard measure of area in the real estate market in Mexico is the square meter (m2). Unless otherwise specified, all units of area shown in this prospectus are expressed in terms of square meters, acres or hectares. One square meter is equal to approximately 10.764 square feet. Approximately 4,047 square meters (or 43,562 square feet) are equal to one acre and one hectare is equal to 10,000 square meters (or approximately 2.5 acres).

TERMS USED IN THIS PROSPECTUS

        "Affordable entry-level homes" refers to housing developed by us in Mexico with a sales price per unit between Ps.165,000 and Ps.400,000.

        "Canadevi" means Cámara Nacional de la Industria de Desarrollo y Promoción de la Vivienda, the Mexican Home Building and Development Industry Chamber of Commerce, previously known as Provivac.

        "Conafovi" means Comisión Nacional de Fomento a la Vivienda, the Housing Development Agency.

        "Conapo" means Consejo Nacional de Población, the Mexican Population Council.

        "Fividesu" means Fideicomiso para Promover y Realizar Programas de Vivienda y Desarrollo Social y Urbano, the Mexican Housing and Social and Urban Development Trust Fund.

        "Fonhapo" means Fideicomiso Fondo Nacional de Habitaciones Populares, the Mexican Fund for Popular Housing.

        "Fovissste" means the Fondo de la Vivienda del Instituto de Seguridad y Servicios Sociales de los Trabajadores del Estado, the Mexican Social Security and Services Institute of the Public-Sector Workers' Housing Fund.

        "Inegi" means Instituto Nacional de Estadística, Geografía e Informática, the Mexican Institute of Statistics, Geography and Computer Sciences.

        "Infonavit" means the Instituto del Fondo Nacional de la Vivienda para los Trabajadores, the Mexican National Workers' Housing Fund Institute.

        "Issfam" means Instituto de Seguridad Social para las Fuerzas Armadas Mexicanas, the Mexican Armed Forces Social Security Institute.

        "Middle-income homes" refers to housing developed by us in Mexico with a sales price per unit between Ps.400,000 and Ps.1,300,000.

        "Provivac" means Federación Nacional de Promotores Industriales de la Vivienda, the Mexican Federation of Industrial Housing Promoters, now known as Canadevi.

        "Residential-level homes" refers to housing developed by us in Mexico with a sales price per unit of more than Ps.1,300,000.

        "Sedesol" means Secretaría de Desarrollo Social, the Mexican Ministry of Social Development.

        "SHF" means the Sociedad Hipotecaria Federal, S.N.C., Institución de Banca de Desarrollo, the Mexican Federal Mortgage Bank.

        "Sofoles" means Sociedades Financieras de Objeto Limitado or limited purpose financial companies.

LIMITATION OF LIABILITY

        A majority of our directors, executive officers and controlling persons reside outside of the United States; all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States and some of the experts named in this prospectus also reside outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See "Risk Factors—Risk Factors Related to the Notes and the Exchange Offer—It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons."

PROSPECTUS SUMMARY

        You should read the following summary together with the information set forth under the heading "Risk Factors" and in our audited year-end financial statements and the accompanying notes, which are included in this prospectus.

        Throughout this prospectus, unless specified otherwise or unless the context otherwise requires, the terms "we," "us," "our," "the Company," and "Homex" refer to Desarrolladora Homex, S.A. de C.V., and its subsidiaries, excluding Controladora Casas Beta S.A. de C.V. and its subsidiaries, which we acquired through a merger on July 1, 2005. In this prospectus, Controladora Casas Beta S.A. de C.V. is sometimes referred to as "Beta."

Our Company

        We are a vertically-integrated home development company specializing in affordable entry-level and middle-income housing in Mexico. During 2004 we sold 21,053 homes, an increase of 57.2% over 2003, and during the six-month period ended June 30, 2005 we sold 10,536 homes, an increase of 30.3% over the same period in 2004. As of June 30, 2005 we had 52 developments under construction in 25 cities located in 17 Mexican states. We had total land reserves under title of approximately 10.4 million square meters as of June 30, 2005 on which we estimate we could build approximately 45,000 affordable entry-level homes and approximately 6,800 middle-income homes. As of June 30, 2005, we also had approximately 2.7 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 1,200 middle-income homes on this land.

        Even before taking into account our recent acquisition of Beta described below, we believe that we have grown faster than the three other largest publicly traded Mexican home development companies over the past three-year period ended December 31, 2004, based on:

  •
  number of homes sold, reflected by our compounded annual growth rate of 70.9% versus a 6.0% average compounded annual growth rate for these other three companies;

  •
  revenues, reflected by our compounded annual growth rate of 97.8% versus a 10.3% average compounded annual growth rate for these other three companies; and

  •
  net income, reflected by our compounded annual growth rate of 369.8% versus a 23.5% average compounded annual growth rate for these other three companies.

        In addition, we believe our geographic diversity is one of the strongest among home builders in Mexico, reflected by our operations as of June 30, 2005 in 25 cities located in 17 Mexican states. In addition, our sales are not concentrated in a limited number of areas, compared to our competitors, with only one city (Guadalajara) in which we operate providing approximately 23% of our revenues and no other city providing more than 10% of our revenues for the six-month period ended June 30, 2005.

        Our wholly owned direct or indirect restricted subsidiaries: Proyectos Inmobiliarios de Culiacán, S.A. de C.V., and Desarrolladora de Casas del Noroeste S.A. de C.V., (collectively, the "Guarantors"), have fully and unconditionally guaranteed our obligations under the Senior Guaranteed Exchange Notes due 2015. In addition, in the event that any entity becomes a wholly owned restricted subsidiary (including upon a revocation of the designation of a subsidiary as an unrestricted subsidiary) after the issuance of the Senior Guaranteed Exchange Notes, that entity will also be required to guarantee the Senior Guaranteed Exchange Notes on a senior basis. On December 29, 2005, Casas Beta del Centro, S.A. de C.V., Casas Beta del Norte S.A. de C.V., Casas Beta del Noroeste, S.A. de C.V., Edificaciones Beta, S.A. de C.V., Edificaciones Beta del Noroeste, S.A. de C.V. and Edificaciones Beta del Norte, S.A. de C.V., the former subsidiaries of Beta and co-guarantors under the old notes, were liquidated and all of their assets were transferred to Proyectos Inmobiliarios de Culiacán, S.A. de C.V. and Desarrolladora de Casas del Noroeste, S.A. de C.V., pursuant to the terms of the Indenture.

Our Strengths

Largest and fastest growing homebuilder in Mexico

  •
  We are the largest homebuilder in Mexico with 35,378 units sold in the last twelve months as of June 30, 2005

  •
  Over the past three years (excluding Casas Beta) our units sold and EBITDA have grown at a compounded annual growth rate of 70.9% and 126.3%, respectively (56.8% and 110%, respectively, giving effect to the acquisition of Beta)

  •
  Beta's acquisition improved our regional platform and will allow us to continue delivering growth and profitability by expanding our presence, with minimum overlap, in key markets such as the State of Mexico, Monterrey and Tijuana

Geographically diversified

  •
  We believe that we are one of the most geographically diversified home development companies in Mexico with 66 developments in 25 cities across 17 Mexican states

  •
  Our geographic diversity reduces our risk profile as compared to our less-diversified competitors which allows us to withstand regional political and economic volatility

  •
  We offer both middle income and affordable entry level housing and we believe we are the number one homebuilder in terms of homes sold in approximately 60% of the cities where we currently operate

  •
  We are considering possible joint ventures outside of Mexico, which are not expected to be material. See "Business".

Standardized business processes

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  We have scalable and standardized business processes that allow us to enter new markets rapidly and efficiently while remaining one of the most profitable homebuilders in the industry

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  Over the past year, we have reduced by 50% to approximately four months the time it takes us to enter a new city as measured from the time we open the office to the time we close our first home sale

  •
  Our proprietary information technology systems integrate and monitor every aspect of our operations, including land acquisition, construction, payroll, purchasing, sales, quality control, financing, delivery, and maintenance

Efficient working capital management

  •
  Our standardized processes allow us to time home construction, delivery and supplier payments efficiently, reducing our borrowing needs and minimizing working capital requirements

  •
  Our inventory turnover (the time required to build and deliver a home) is less than ten weeks for affordable entry-level housing (4 weeks using state-of-the-art mold technology) and less than fourteen weeks for middle-income housing using traditional block technology

Experienced and committed management Team

  •
  Our current executives average 15 years of experience in their respective areas of responsibility

  •
  The Casas Beta acquisition resulted in the addition of key seasoned management resources at the operating and administrative level

Strong corporate governance

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  We are the only SEC registered Mexican homebuilder listed on the NYSE

  •
  We have adopted a code of business conduct and ethics in accordance with the U.S. Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC and the New York Stock Exchange

Our Strategy

Focus on high-growth and high-margin opportunities

  •
  We focus on identifying and targeting high-growth and high-margin opportunities, including expanding our presence in the middle-income sector

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  We seek to become the number one homebuilder in every city where we operate and to enter underserved markets quickly and efficiently to take advantage of increased availability of public and private sector mortgage financing

Maintain appropriate and balanced land reserves

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  We maintain land reserves for a minimum of 24 to 30 months of future home deliveries, balancing our need for additional land for growth with our desire to minimize leverage and avoid excessive land inventory

  •
  We generally purchase large parcels of land to amortize acquisition and infrastructure costs over a large number of homes, minimize competition, and create economies of scale

Maintain conservative financial structure

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  We aim to minimize our leverage in order to reduce our exposure to interest rate and financing risk

  •
  By requiring mortgage approval before commencing construction, we reduce our working capital needs, thereby enhancing our financial flexibility and our ability to respond quickly to market opportunities

Build successful communities

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  We foster brand loyalty and enhance the quality and value of our communities by donating public facilities buildings, such as schools, day care facilities, parks, and churches, and by providing social services to residents

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  Our goal is to become the best employer to our employees, in part by providing training and educational opportunities, and the best customer to our suppliers by offering payment alternatives and opportunities for cooperative growth

How to Reach Us

        Desarrolladora Homex, S.A. de C.V. is a sociedad anónima de capital variable, a limited liability stock corporation organized under the laws of the United Mexican States. Our principal executive offices are located at Andador Javier Mina 891-B, Colonia Centro Sinaloa, 80200 Culiacán, Sinaloa, México. Our telephone number at that address is (52 667) 758-5800.

Recent Developments

        The following are significant developments since December 31, 2004:

Management Changes

        On December 29, 2005, our Compensation Committee announced the appointment of Mario Alberto Gonzalez Padilla as our Chief Financial Officer effective January 30, 2006. Mr. Gonzalez replaces Roberto Carrillo Herrera who has continued to serve in an interim capacity while we searched for a new CFO. Mr. Carrillo was the CFO of Beta prior to our acquisition of Beta and has contributed to the integration of the operations of the two companies. Mr. Carrillo will remain employed by the Company until the end of January in order to help in the transition of the new CFO. See "Management—Management Changes".

Acquisition of Controladora Casas Beta, S.A. de C.V.

        On July 1, 2005, we acquired Controladora Casas Beta S.A. de C.V., or Beta, which, prior to its acquisition by us was the sixth-largest homebuilder in Mexico measured by units sold in 2004. After giving effect to the acquisition, we believe we are now the largest homebuilder in Mexico in terms of operating income on a pro forma basis for 2004.

        We believe that our acquisition of Beta will provide significant economies of scale and further expand our geographic reach. Together with Beta, we believe we now have approximately a 7.8% share of the Mexican housing market in terms of units sold in 2004. Our Beta acquisition also strengthens our presence in the top four Mexican home-building markets: Estado de México, Guadalajara, Monterrey and Tijuana.

        As of June 30, 2005, Beta had 12 developments under construction in Estado de México, Nuevo León, Baja California and Mexico City, areas that together represent approximately 28.7% of the population of Mexico. Additionally, as of such date, Beta had land reserves under title of approximately 4.6 million square meters, with an estimated capacity to build approximately 23,300 affordable entry-level houses and 6,200 middle-income homes. As of June 30, 2005, Beta was in the process of acquiring additional land of approximately 870,000 square meters, with an estimated capacity to build approximately 6,200 affordable entry-level homes.

        The purchase price for Beta was approximately Ps. 2,041.5 million (US$188.9 million). The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of our common shares valued at Ps.977.6 million (US$90.5 million). On the date of the acquisition, we incurred acquisition financing of Ps.1,081.0 million (US$100.4 million). Following the acquisition, Beta was merged into Homex, with Homex being the surviving entity. As a result of the Beta acquisition, former Beta shareholders own approximately 6.6% of Homex's capital stock.

        Beta was a housing development company located in the Mexico City area that focused on affordable entry-level and middle-income housing. During 2004, Beta sold 11,055 homes, an increase of 79.5% over 2003 and during the six-month period ended June 30, 2005, Beta sold 5,846 homes, an increase of 16.4% over the same period in 2004.

        For the year ended December 31, 2004, Beta had revenues of Ps.2,497.7 million (US$231.9 million), an increase of 51.4% from the previous year. Its revenues for the six-month period ended June 30, 2005 were Ps.1,240.1 million (US$115.1 million), an increase of 19.3% over the same period in 2004. For 2004, 97.0% of Beta's revenue was attributable to affordable entry-level home sales, with 3.0% of revenue attributable to sales of residential-level homes. For the six-month period ended June 30, 2005, 100% of Beta's revenue was attributable to affordable entry-level home sales.

        For the year ended December 31, 2004, Beta had operating income of Ps.498.4 million (US$46.3 million), an increase of 132.4% from the previous year. Its operating income for the six-month period ended June 30, 2005 was Ps.197.1 million (US$18.3 million), an increase of 27.5% over the same period in 2004.

        For the year ended December 31, 2004, Beta had net income of Ps.331.0 million (US$30.7 million), an increase of 185.5% from the previous year. Its net income for the six-month period ended June 30, 2005 was Ps.152.7 million (US$14.2 million), an increase of 57.4% over the same period in 2004.

        At December 31, 2004, Beta had total indebtedness of Ps.478.3 million (US$44.5 million), an increase of 68.1% compared to December 31, 2003. Its total indebtedness at June 30, 2005 was Ps.612.2 million (US$56.8 million), an increase of 28.0% compared to June 30, 2004.

        The following table sets forth certain historical and pro forma information that we believe illustrates important contributions we expect the acquisition of Beta will make to our operations. The pro forma information shows the combined companies as if our acquisition of Beta had taken place as of January 1, 2004 and conforms certain of Beta's financial information to our accounting policies. As such, the pro forma information differs from a simple addition of Homex and Beta figures. See "Presentation of Financial and Other Information—Financial Information."

	Homex 2004	Pro Forma 2004(1)	Homex Six Months Ended June 30, 2005	Pro Forma Six Months Ended June 30, 2005(1)
	(thousands of pesos except homes sold)
Revenues	5,369,428	7,720,212	2,863,328	4,079,188
Income from Operations	1,192,749	1,620,010	616,501	813,634
Net Income	723,181	856,867	390,797	455,275
Homes Sold	21,053	32,108	10,536	16,382

(1)
Pro forma information is derived from the Unaudited Pro Forma Condensed Combined Financial Statements that begin on page B-1 of this prospectus.

        For a further discussion of our acquisition of Beta, see "Business—Recent Developments—Acquisition of Controladora Casas Beta, S.A. de C.V." Additionally, Beta's recent financial statements as of and for the years ended December 31, 2002, 2003 and 2004 and as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005 are included in this prospectus beginning on page A-1. Unaudited pro forma condensed combined financial statements reflecting the combined accounts of Homex and Beta on a pro forma basis for the year ended December 31, 2004 and as of and for the six-month period ended June 30, 2005 are also included in this prospectus, beginning on page B-1.

Note Offering

        On September 28, 2005, we consummated our offering of US$250 million aggregate principal amount of 7.50% Senior Guaranteed Notes due September 28, 2015. We are offering to exchange these notes for new registered notes on the terms described in this prospectus.

Third Quarter Results

        On October 27, 2005, we announced our unaudited financial results and operations for the nine months ended September 30, 2005. For a description of these unaudited results, see Exhibit I. Since the unaudited financial information set forth in Exhibit I is presented in pesos of constant purchasing power as of September 30, 2005, it is not directly comparable to the financial information presented elsewhere in this prospectus, which unless otherwise stated, is presented in pesos of constant purchasing power as of June 30, 2005. The financial information presented elsewhere in this prospectus stated in pesos of constant purchasing power as of June 30, 2005 would require the application of a restatement factor of 1.007 for such financial information to be comparable with the unaudited financial information presented in Exhibit I. The application of such factor does not represent a material change in the purchasing power of the Mexican peso during this period.

Summary of Terms of the Exchange Offer

        Set forth below is a summary description of the terms of the exchange offer. We refer you to "The Exchange Offer" for a more complete description of the terms of the exchange offer.

New Notes	Up to US$250,000,000 aggregate principal amount of 7.50% Senior Guaranteed Exchange Notes due September 28, 2015. The terms of the new notes and the old notes are identical in all respects, except that, because the offer of the new notes will have been registered under the Securities Act of 1933, or the Securities Act, the new notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreement.
The Exchange Offer
We are offering to exchange up to US$250,000,000 aggregate principal amount of new notes for a like aggregate principal amount of old notes. Old notes may be tendered only in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

In connection with the private placement of the old notes on September 28, 2005, we entered into a registration rights agreement, which grants holders of the old notes certain exchange and registration rights. This exchange offer is intended to satisfy our obligations under this registration rights agreement.

If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the old notes covered by the registration rights agreement for which the specified time period was exceeded.
Resale of New Notes
Based on existing interpretations by the staff of the SEC set forth in interpretive letters issued to parties unrelated to us, we believe that the new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:
• you are acquiring the new notes in the exchange offer in the ordinary course of your business;
•
you are not participating, do not intend to participate, and have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and
• you are not our "affiliate," within the meaning of Rule 405 under the Securities Act.

If any of the statements above are not true and you transfer any new notes without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be a statutory underwriter and must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale or transfer of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the new notes. See "Plan of Distribution."

The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the jurisdiction.
Consequences of Failure to Exchange Old Notes for New Notes	If you do not exchange your old notes for new notes, you will not be able to offer, sell or otherwise transfer your old notes except:
• in compliance with the registration requirements of the Securities Act and any other applicable securities laws;
• pursuant to an exemption from the securities laws; or
• in a transaction not subject to the securities laws.

Old notes that remain outstanding after completion of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, upon completion of the exchange offer, you will not be entitled to any rights to have the resale of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after the completion of the exchange offer.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend it. We do not currently intend to extend the exchange offer.
Interest on the New Notes
Interest on the new notes will accrue at the rate of 7.50% from the date of the last periodic payment of interest on the old notes or, if no interest has been paid, from September 28, 2005. No additional interest will be paid on old notes tendered and accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that:
• the exchange offer does not violate applicable law or any applicable interpretation of the SEC staff;
• the old notes are validly tendered in accordance with the exchange offer;
• no action or proceeding would impair our ability to proceed with the exchange offer; and
• any governmental approval that we believe, in our sole discretion, is necessary for the consummation of the exchange offer, as outlined in this prospectus, has been obtained.
The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See "The Exchange Offer—Conditions."
Procedures for Tendering Old Notes
If you wish to accept the exchange offer, you must follow the procedures for book-entry transfer described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you. Questions regarding the tender of old notes or the exchange offer generally should be directed to the exchange agent at one of its addresses specified in "The Exchange Offer—Exchange Agent." See "The Exchange Offer—Procedures for Tendering" and "The Exchange Offer—Guaranteed Delivery Procedures."
Guaranteed Delivery Procedures
If you wish to tender your old notes and the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your old notes according to the guaranteed delivery procedures described under the heading "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Old Notes and Delivery of New Notes
We will accept for exchange any and all old notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the new notes promptly following the expiration date.
Withdrawal Rights
You may withdraw the tender of your old notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written notice of withdrawal to the exchange agent at one of its addresses specified in "The Exchange Offer—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."

Taxation
We believe that the exchange of old notes for new notes should not be a taxable transaction for U.S. federal income tax purposes and for Mexican federal income tax purposes. For a discussion of certain other U.S. and Mexican federal tax considerations relating to the exchange of the old notes for the new notes and the purchase, ownership and disposition of new notes, see "Taxation."
Exchange Agent	The Bank of New York is the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange Offer—Exchange Agent."
Use of Proceeds
We will not receive any proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement. See "Use of Proceeds" for a description of our use of the net proceeds received in connection with the issuance of the old notes.
Accounting Treatment
We will record the new notes in our accounting records at the same carrying values as the old notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. Under Mexican GAAP and U.S. GAAP, the expenses of the exchange offer and the unamortized expenses relating to the issuance of the old notes will be amortized over the term of the new notes.

Summary of Terms of the New Notes

        The terms of the new notes and the old notes are identical in all respects, except that, because the offer of the new notes will have been registered under the Securities Act, the new notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the registration rights agreement. Unless otherwise specified, references in this section to the "notes" mean the US$250,000,000 aggregate principal amount of old notes issued on September 28, 2005 and up to an equal principal amount of new notes we are offering hereby. The new notes will be issued under the same indenture under which the old notes were issued and, as a holder of new notes, you will be entitled to the same rights under the indenture that you had as a holder of old notes. The old notes and the new notes will be treated as a single series of debt securities under the indenture.

Issuer	Desarrolladora Homex, S.A. de C.V.
Notes Offered	Up to US$250 million aggregate principal amount of 7.50% Senior Guaranteed Exchange Notes due 2015 which have been registered under the Securities Act
Maturity	September 28, 2015
Interest Payment Dates	Interest on the new notes is payable semi-annually on March 28 and September 28 of each year, beginning March 28, 2006
Guarantors	Proyectos Inmobiliarios de Culiacán, S.A. de C.V. ("PICSA"); Desarrolladora de Casas del Noroeste S.A. de C.V. ("DECANO").
Guarantees
The payment of principal, interest and premium on the notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of our existing and future restricted subsidiaries. See "Description of the New Notes—Note Guarantees."
Ranking	The notes and guarantees will rank:
• equally with all of our and the subsidiary guarantors' existing and future senior indebtedness; and
• senior to all of our and the subsidiary guarantors' existing and future subordinated indebtedness.

The notes and the guarantees will effectively rank junior to all of our and the subsidiary guarantors' existing and future secured indebtedness with respect and up to the value of the assets securing such indebtedness. The notes and the guarantees will be structurally subordinated to all indebtedness (including trade payables) of our non-guarantor subsidiaries. Furthermore, the notes and the guarantees will rank junior to all obligations preferred by statute (such as tax or labor obligations).
As of June 30, 2005 after giving pro forma effect to our acquisition of Beta, the issuance of the notes and the use of the net proceeds of this offering,

	•	Homex and the subsidiary guarantors had Ps.3,274.9 million (US$304.0 million) of senior indebtedness, Ps.41.4 million (US$3.9 million) was secured indebtedness; and
	•	Homex's non-guarantor subsidiaries had no outstanding indebtedness (including trade payables).
Optional Redemption
Prior to September 28, 2008, Homex is entitled to redeem up to 35% of the original principal amount of the notes, including the original principal amount of any additional notes we may issue in the future under the indenture, from the proceeds of certain equity offerings, so long as
	•	we pay to the holders of such notes a redemption price of 107.5% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption; and
	•	at least 65% of the original aggregate principal amount of the notes and any additional notes issued under the indenture remains outstanding after each such redemption.

Prior to September 28, 2010, we are entitled to redeem the notes as a whole at a redemption price equal to the principal amount of the notes plus the Make Whole Amount and accrued and unpaid interest to the date of redemption. The term "Make-Whole Amount" is defined under "Description of the New Notes—Optional Redemption—Optional Redemption."

On or after September 28, 2010, we are entitled to redeem some or all of the notes at the fixed redemption prices listed under "Description of the New Notes—Optional Redemption," plus accrued and unpaid interest to the date of redemption.
Certain Covenants	The indenture governing the notes limits what we and our restricted subsidiaries may do. The indenture limits our and our restricted subsidiaries' ability to, among other things:
	•	incur additional indebtedness;
	•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;
	•	make investments;
	•	create liens;
	•	create any consensual limitation on the ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us;
	•	engage in transactions with affiliates;
	•	sell assets, including capital stock of our subsidiaries; and
	•	consolidate, merge or transfer assets.

If the notes obtain investment grade ratings from both Moody's Investors Services, Inc. and Standard & Poor's Rating Group and no default has occurred and is continuing, the foregoing covenants will cease to be in effect with the exception of covenants that contain limitations on liens and on, among other things, certain consolidations, mergers and transfer of assets for so long as each of the foregoing rating agencies maintains its investment grade rating.
These covenants are subject to a number of important qualifications and exceptions. See "Description of the New Notes—Certain Covenants."
Change of Control
If we experience a Change of Control, subject to certain conditions, we must give holders of the notes the opportunity to sell to us their notes at 101% of the principal amount, plus accrued and unpaid interest. The term "Change of Control" is defined under "Description of the New Notes—Certain Definitions."
Additional Amounts
All payments by us or the subsidiary guarantors in respect of the notes, whether of principal or interest, will be made without withholding or deduction for or on account of any Mexican taxes, unless required by law, in which case, subject to specified exceptions and limitations, we and the subsidiary guarantors will pay such additional amounts as may be required so that the net amount received by the holders of the notes in respect of principal, interest or other payments on the notes, after any such withholding or deduction will not be less than the amount that would have been received in the absence of any such withholding or deduction. See "Description of the New Notes—Additional Amounts."
Redemption for Changes in Mexican Withholding Taxes
In the event that, as a result of certain changes in Mexican tax laws applicable to payments under the notes, we become obligated to pay additional amounts in respect of interest (or amounts deemed interest) payable under the notes in excess of those attributable to a Mexican withholding tax rate of 10%, the notes will be redeemable, in whole but not in part, at our option at any time upon notice at 100% of their principal amount plus accrued and unpaid interest. See "Description of the New Notes—Additional Amounts."

Book Entry; Form and Denominations
The new notes will be issued in the form of one or more global notes without coupons, registered in the name of a nominee of The Depository Trust Company, or DTC, as depositary, for the accounts of its participants including Clearstream Banking, société anonyme ("Clearstream") and Euroclear Bank S.A./N.V. ("Euroclear"). The notes will be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. See "Description of the New Notes—Book-Entry, Delivery and Form."
Luxembourg Listing
Application has been made to the Commission de Surveilliance du Secteur Financier in its capacity as competent authority under the Prospectus Directive, for the notes to be admitted to trading and to be listed on the Euro MTF, the unregulated section of the Luxembourg Stock Exchange.

Directive 2004/109/EC of the European Parliament and Council, dated December 15, 2004, on the harmonization of transparency requirements for information about issuers whose securities are admitted to trading on an European Union regulated market amended Directive 2001/34/EC (the "Transparency Directive") and became effective on January 20, 2005. It requires member states, including Luxembourg, to take measures necessary to comply with the Transparency Directive by January 20, 2007. If, as a result of the Transparency Directive or any legislation implementing the Transparency Directive, we could be required to publish financial information either more regularly than we otherwise would be required to or according to accounting principles which are materially different from the accounting principles which we would otherwise use to prepare our published financial information, or if the Transparency Directive requires the publication of information which results in substantial additional burdens or costs, we may delist the notes from the Euro MTF in accordance with the rules of the Luxembourg Stock Exchange and seek an alternative admission to listing, trading and/or quotation for the notes on a different section of the Luxembourg Stock Exchange or by such other listing authority, stock exchange and/or quotation system inside or outside the European Union as we may reasonably decide.
Risk Factors	See "Risk Factors" and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.
Governing Law	The notes and the indenture are, and following the completion of the exchange offer will continue to be, governed by New York law.
Trustee, Registrar and Paying Agent	The Bank of New York
Luxembourg Paying Agent and Transfer Agent	The Bank of New York (Luxembourg) S.A.
Luxembourg Listing Agent	The Bank of New York Europe Limited.

        For more complete information regarding the new notes, see "Description of the New Notes."

Summary Consolidated Financial Information

        The following tables present our summary consolidated financial information as of and for the periods indicated. The information presented in these tables does not include our Beta subsidiary, which we acquired on July 1, 2005. Information as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004 are derived from and should be read together with our audited consolidated financial statements provided in this prospectus beginning on page F-1. The information as of June 30, 2005 and for each of the six-month periods ended June 30, 2004 and 2005 are derived from our unaudited condensed consolidated financial statements provided in this prospectus beginning on page F-51 and should be read together with both such unaudited consolidated financial statements and our audited consolidated financial statements. The information in the following tables should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See Notes 22 and 23 to our audited consolidated financial statements for information relating to the nature and effect of such differences and for a quantitative reconciliation of our majority net income and majority stockholders' equity according to Mexican GAAP to consolidated net income and consolidated stockholders' equity according to U.S. GAAP.

        Pursuant to Mexican GAAP, our consolidated financial statements and the summary consolidated financial data set forth below restate the components of stockholders' equity using NCPI factors and record gains and losses in purchasing power from holding monetary assets or liabilities. Under Mexican GAAP, non-monetary assets, with the exception of inventories and fixed assets of non-Mexican origin, are restated using the NCPI factors. Inventories are restated at current replacement costs while fixed assets of foreign origin are restated by the inflation rate of the country of origin prior to translation to pesos at the period-end exchange rate. Mexican GAAP also requires restatement of all financial statements to pesos of constant purchasing power as of the date of the most recent balance sheet presented, and accordingly all data in the consolidated financial statements and in the summary consolidated financial data set forth below have been restated in pesos of constant purchasing power as of June 30, 2005. The effects of inflation accounting under Mexican GAAP, other than for the use of a specific index for the restatement of fixed assets of foreign origin, have not been reversed in the reconciliation to U.S. GAAP. See Notes 22 and 23 to our consolidated financial statements.

        On May 15, 2004, one of our affiliates, Econoblock, S.A. de C.V., merged with one of our subsidiaries, Desarrolladora de Casas del Noroeste, S.A. de C.V., or DECANO, with DECANO assuming all the rights and obligations of the merged company. Because the companies were under common control, the merger was recorded by recognizing the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer, in a manner similar to a pooling of interests, based on the guidance provided by Statement of Financial Accounting Standards No. 141, "Business Combinations," issued by the Financial Accounting Standards Board, and in accordance with Bulletin A-8, "Supplemental Application of International Accounting Standards" issued by the Mexican Institute of Public Accountants. Therefore, the accompanying financial statements of the merged company are included as if the merger had taken place as of the beginning of the earliest period presented. See Note 2 to our consolidated financial statements.

        For unaudited selected consolidated financial information as of and for the nine month periods ended September 30, 2004 and 2005, and a discussion of our unaudited financial results for the nine month periods ended September 30, 2004 and 2005, which are presented in pesos of constant purchasing power as of September 30, 2005, see Exhibit I to this prospectus. Since the unaudited financial information set forth in Exhibit I is presented in pesos of constant purchasing power as of September 30, 2005, it is not directly comparable to the financial information presented elsewhere in this prospectus, which unless otherwise stated, is presented in pesos of constant purchasing power as of June 30, 2005. The financial information presented elsewhere in this prospectus stated in pesos of constant purchasing power as of June 30, 2005 would require the application of a restatement factor of 1.007 for such financial information to be comparable with the unaudited financial information presented in Exhibit I. The application of such factor does not represent a material change in the purchasing power of the Mexican peso during this period. The financial information in our 2004 Form 20-F, which is incorporated herein, is presented in pesos of constant purchasing power as of December 31, 2004.

        Except for ratios, percentages, per share, per ADS, and operating data, all amounts are presented in thousands of U.S. dollars or constant pesos. Unless otherwise indicated, we have translated U.S. dollar amounts at the exchange rate of Ps.10.7720 to US$1.00, which was the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar, on June 30, 2005. On January 4, 2006, the noon buying rate for pesos was Ps.10.587 to US$1.00.

        For additional information regarding financial information presented in this prospectus, see "Presentation of Financial and Other Information."

Homex Summary Consolidated Financial Information

	Six Months Ended June 30,			Year Ended December 31,
	2005(1)	2005(1)	2004(1)	2004	2004	2003	2002
	(US$)	(Ps.)	(Ps.)	(US$)	(Ps.)	(Ps.)	(Ps.)
	(in thousands, except per share/ADS data, percentages and ratios)
Statement of operations data:
Mexican GAAP:
Revenues(2)	265,812	2,863,328	1,990,806	498,462	5,369,428	2,942,067	1,372,113
Costs	183,145	1,972,835	1,363,267	347,077	3,738,718	2,104,408	961,584
Gross profit	82,667	890,493	627,539	151,385	1,630,710	837,659	410,529
Selling and administrative expenses	25,436	273,992	186,586	40,657	437,961	269,526	169,330
Income from operations	57,232	616,501	440,953	110,728	1,192,749	568,133	241,199
Other income (expense)	1,544	16,623	46,221	4,037	43,486	78,668	(1,785)
Net comprehensive financing cost(3)	6,363	68,545	57,366	14,972	161,286	128,907	150,880
Income before income tax and employee statutory profit-sharing expense	52,412	564,579	429,808	99,793	1,074,949	517,894	88,534
Income tax expense	16,133	173,782	133,192	31,859	343,157	185,269	54,185
Employee statutory profit-sharing expense	—	—	1,501	799	8,611	279	1,580
Consolidated net income	36,279	390,797	295,115	67,135	723,181	332,346	32,770
Net income of majority stockholders	36,655	394,849	295,875	66,285	714,022	326,987	31,390
Net income (loss) of minority stockholders	(376)	(4,052)	(760)	850	9,159	5,359	1,380
Weighted average shares outstanding	313,856	313,856	249,962	281,997	281,997	241,521	191,896
Basic and diluted earnings per share	0.12	1.26	1.18	0.23	2.53	1.35	0.16
Basic and diluted earnings per ADS(4)	0.72	7.56	7.08	1.38	15.18	8.10	0.96
U.S. GAAP:
Revenues(2)	225,457	2,428,624	1,314,253	370,140	3,987,147	2,752,825	1,230,640
Costs	169,534	1,826,220	993,008	279,017	3,005,574	2,111,305	973,826
Gross profit	55,923	602,404	321,245	91,123	981,573	641,520	256,814
Operating income(5)(6)	29,969	322,823	122,694	48,984	527,660	371,670	87,107
Net income	24,771	266,837	147,645	39,605	426,628	248,918	65,000
Weighted average shares outstanding	313,856	313,856	249,962	281,997	281,997	241,521	191,896
Basic and diluted earnings per share	0.08	0.85	0.59	0.14	1.51	1.03	0.34
Basic and diluted earnings per ADS(4)	0.47	5.10	3.54	0.84	9.08	6.18	2.03

	As of and for Six Months Ended June 30,			As of and for Year Ended December 31,
	2005	2005(1)	2004(1)	2004	2004	2003	2002
	(US$)	(Ps.)	(Ps.)	(US$)	(Ps.)	(Ps.)	(Ps.)
	(in thousands, except for percentages and ratios)
Balance sheet data:
Mexican GAAP:
Cash and temporary investments	37,649	405,555		47,948	516,500	222,458	69,349
Trade accounts receivable	351,139	3,782,471		297,415	3,203,752	1,864,249	1,283,045
Total current assets	620,467	6,683,669		552,674	5,953,400	3,142,448	1,724,579
Land held for future development	61,554	663,065		47,279	509,294	242,443	88,742
Property and equipment	24,250	261,219		23,586	254,072	57,863	27,385
Total assets	712,960	7,680,001		635,506	6,845,673	3,488,320	1,851,107
Notes payable to financial institutions	103,727	1,117,348		37,252	401,276	679,079	421,390
Total current liabilities	252,633	2,721,352		204,921	2,207,402	1,749,362	703,927
Long-term notes payable to financial institutions	4,379	47,167		15,020	161,800	—	—
Land purchases—long-term				1,885	20,300	—	—
Total long-term liabilities	69,772	751,577		76,309	821,996	359,176	200,719
Total liabilities	322,405	3,472,929		281,230	3,029,398	2,108,538	904,646
Common stock	20,367	219,398		20,367	219,398	175,096	169,150
Total stockholders' equity	390,555	4,207,072		354,276	3,816,275	1,379,782	946,460
U.S. GAAP:
Cash and cash equivalents	37,649	405,555		47,948	516,500	222,458	69,622
Restricted cash	—	—		10,921	20,692	—	—
Accounts receivable	83,708	901,702		67,471	726,793	587,595	188,953
Total current assets	540,030	5,817,205		520,298	5,604,654	2,875,696	1,549,906
Land held for future development	61,554	663,065		47,279	509,294	238,683	88,741
Property and equipment	24,250	261,219		23,586	254,072	57,910	27,385
Total assets	639,769	6,891,587		603,131	6,496,927	3,210,139	1,676,435
Total current liabilities	302,244	3,255,771		277,475	2,988,964	2,033,375	854,923
Total stockholders' equity	331,146	3,531,635		303,082	3,264,798	1,130,257	816,266
Other financial data:
Mexican GAAP:
Depreciation	2,402	25,877	5,058	2,274	24,498	11,182	6,843
Gross margin(7)	31.1%	31.1%	31.5%	30.4%	30.4%	29.9%	29.5%
Operating margin(8)	21.5%	21.5%	22.1%	22.2%	22.2%	19.3%	17.6%
Net margin(9)	13.8%	13.8%	14.9%	13.3%	13.3%	11.1%	2.3%
Other financial data computed from Mexican GAAP financial information:
EBITDA(10)	61,177	659,001	492,232	117,038	1,260,733	657,983	246,257
Net debt(11)	70,457	758,960		4,324	46,576	456,620	352,041
Ratio of notes payable to financial institutions to total stockholders' equity	27.7%	27.7%		15.3%	15.3%	49.2%	44.5%
Ratio of notes payable to financial institutions to total assets	15.2%	15.2%		8.5%	8.5%	19.5%	22.8%
Ratio of earnings to fixed charges(12)	5.9x	5.9x	7.0x	8.0x	8.0x	4.4x	0.7x
U.S. GAAP:
Gross margin(7)	24.8%	24.8%		24.6%	24.6%	23.3%	20.9%
Operating margin(8)	13.3%	13.3%		13.2%	13.2%	13.5%	7.1%
Net margin(9)	11.0%	11.0%		10.7%	10.7%	33.1%	5.3%
Other financial data derived from U.S. GAAP financial information:
EBITDA(10)	35,151	378,643	195,599	58,494	630,102	442,957	92,038

(1)
Financial information as of and for the six-month periods ended June 30, 2004 and 2005 is unaudited. The financial information as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements.

(2)
For U.S. GAAP purposes, sales are recognized when title passes to the home buyer, as opposed to the percentage-of-completion method of accounting used for Mexican GAAP purposes, under which we recognize income from homes we sell as we incur the cost of their construction.

(3)
Represents interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses.

(4)
Assumes all common shares are represented by ADSs. Each ADS represents six common shares. Any discrepancies between per share and per ADS amounts in the table are due to rounding.

(5)
Employee statutory profit-sharing expense is classified as an operating expense under U.S. GAAP.

(6)
Interest capitalized as part of the cost of inventories is included in operating expense under U.S. GAAP.

(7)
Represents gross profit divided by total revenues.

(8)
Represents operating income divided by total revenues.

(9)
Represents net income divided by total revenues.

(10)
EBITDA is not a financial measure computed under Mexican or U.S. GAAP. EBITDA derived from our Mexican GAAP financial information means Mexican GAAP net income (loss) excluding (i) depreciation, (ii) net comprehensive financing costs (which is composed of net interest expense, foreign exchange gain or loss and monetary position gain or loss), and (iii) income tax expense and employee statutory profit-sharing expense.

EBITDA derived from our U.S. GAAP financial information means U.S. GAAP net income excluding (i) depreciation, (ii) interest expense and monetary position gain or loss, and (iii) income tax expense.

We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies in our industry because it excludes the effect of (i) depreciation, which represents a non-cash charge to earnings, (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates, and inflation rates, which have little or no bearing on our operating performance, and (iii) income tax expense and, for EBITDA derived from our Mexican GAAP financial information, employee statutory profit-sharing expense.

EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure. You should review EBITDA, along with net income (loss) and cash flow from operating activities, investing activities and financing activities, when trying to understand our operating performance. While EBITDA may provide a useful basis for comparison, our computation of EBITDA is not necessarily comparable to EBITDA as reported by other companies, as each is calculated in its own way and must be read in conjunction with the explanations that accompany it. While EBITDA is a relevant and widely used measure of operating performance, it does not represent cash generated from operating activities in accordance with Mexican or U.S. GAAP and should not be considered as an alternative to net income (loss), determined in accordance with Mexican or U.S. GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with Mexican or U.S. GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Additionally, the definition of EBITDA is different from that used for purposes of our financial covenants described in "Description of the New Notes."

EBITDA has certain material limitations as follows: (i) it does not include interest expense, which, because we have borrowed money to finance some of our operations, is a necessary and ongoing part of our costs and assisted us in generating revenue; (ii) it does not include taxes, which are a necessary and ongoing part of our operations; and (iii) it does not include depreciation, which, because we must utilize property and equipment in order to generate revenues in our operations, is a necessary and ongoing part of our costs. Therefore, any measure that excludes any or all of interest expense, taxes and depreciation has material limitations. For further discussion of EBITDA, including a reconciliation to GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—EBITDA Reconciliation."

(11)
Net debt is not a financial measure computed under Mexican GAAP. We compute net debt as the sum of all notes payable to financial institutions less cash and temporary investments, each of which is computed in accordance with Mexican GAAP. Management uses net debt as a measure of our total amount of leverage, as it gives effect to cash accumulated on our balance sheets. Management believes net debt provides useful information to investors because it reflects our actual debt as well as our available cash and temporary investments that could be used to reduce this debt. Net debt has certain material limitations in that it assumes the use of our cash and temporary investments to repay debt that is actually still outstanding and not to fund operating activities or for investment. For a reconciliation to GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—EBITDA Reconciliation."

(12)
Represents earnings divided by fixed charges. Earnings are defined as earnings before income taxes, minority interest and cumulative effect of change in accounting principle, plus fixed charges and amortization of interest capitalized, less interest capitalized; fixed charges are defined as the sum of interest expensed and interest capitalized, plus amortized premiums, discounts and capitalized expenses related to indebtedness.

Homex Summary Operating Information

	Six Months Ended June 30,				Year Ended December 31,
	2005		2004		2004		2003		2002
	(in thousands, except for percentages and ratios)
Homes Sold
Affordable entry-level		9,284		7,645		19,141		12,933		7,206
Middle-income		1,252		443		1,912		463		—

Total		10,536		8,088		21,053		13,396		7,206
Affordable entry-level as percentage of homes sold		88.1%		94.5%		90.9%		96.5%		100.0%
Middle-income as percentage of homes sold		11.9%		5.5%		9.1%		3.5%		—

Total		100.0%		100.0%		100.0%		100.0%		100.0%
Average Price
Affordable entry-level	Ps.	234	Ps.	225	Ps.	219	Ps.	205	Ps.	190
Middle-income		551		695		613		639		—
Weighted average	Ps.	272	Ps.	246	Ps.	225	Ps.	255	Ps.	220

Revenues
Affordable entry-level	Ps.	2,173,900	Ps.	1,682,934	Ps.	4,197,926	Ps.	2,646,226	Ps.	1,372,113
Middle-income		689,428		307,872		1,171,502		295,841		—

Total	Ps.	2,863,328	Ps.	1,990,806	Ps.	5,369,428	Ps.	2,942,067	Ps.	1,372,113
Affordable entry-level as percentage of all revenues		75.9%		84.5%		78.2%		89.9%		100.0%
Middle-income homes as percentage of all revenues		24.1		15.5		21.8		10.1		—

Total		100.0%		100.0%		100.0%		100.0%		100.0%

RISK FACTORS

        An investment in the new notes involves risk. You should consider carefully the following factors, as well as all other information in this prospectus, before deciding to participate in the exchange offer.

Risk Factors Related to Our Business

Decreases in the Amount of Mortgage Financing Provided by Mexican Government-Sponsored Agencies on which We Depend, or Disbursement Delays, Could Result in a Decrease in Our Sales and Revenues

        The home building industry in Mexico has been and continues to be characterized by a significant shortage of mortgage financing. Historically, the limited availability of financing has restricted home building and contributed to the current shortage of affordable entry-level housing. Substantially all financing for affordable entry-level housing in Mexico is provided by government-sponsored housing funds such as:

  •
  the National Workers' Housing Fund Institute, or Infonavit (Instituto del Fondo Nacional para la Vivienda de los Trabajadores), which is financed primarily through mandatory contributions from the gross wages of private sector workers;

  •
  the Social Security and Services Institute Public Sector Workers' Housing Fund, or Fovissste (Fondo para la Vivienda y la Seguridad y Servicios Sociales para los Trabajadores del Estado), which is financed primarily through mandatory contributions from the gross wages of public sector workers; and

  •
  public mortgage providers such as the Federal Mortgage Society, or SHF (Sociedad Hipotecaria Federal, S.N.C., Institución de Banca de Desarrollo), which is financed through its own funds as well as funds provided by the World Bank and a trust managed by Banco de México.

See "Business—The Mexican Housing Market."

        The amount of funding available and the level of mortgage financing from these sources is limited and may vary from year to year.

        These government-sponsored entities have significant discretion in terms of the allocation and timing of disbursement of mortgage funds. We depend on the availability of mortgage financing provided by these government-sponsored entities for substantially all of our sales of affordable entry-level housing, which sales represented 78.2% of our revenues and 67.6% of our operating income for 2004 and 75.9% of our revenues and 53.8% of our operating income for the six-month period ended June 30, 2005.

        Accordingly, our financial results are affected by policies and administrative procedures of Infonavit, Fovissste, and SHF, as well as by the Mexican government's housing policy. The availability of mortgage financing granted by these government-sponsored entities has increased significantly during the past four years as compared to historical levels. From 2001 through 2004, the amount of mortgage financing granted in terms of number of homes by these government-sponsored entities increased by 56.4% according to Softec, S.C. ("Softec"). However, future Mexican government housing finance policy may limit or delay the availability of mortgage financing provided by these agencies or otherwise institute changes, including changes in the methods by which these agencies grant mortgages and, in the case of Infonavit, the geographic allocation of mortgage financing, that could result in a decrease in our sales and revenues.

        Additionally, in 2001 we experienced delays of up to three months in the disbursement of mortgage funds for homes that were financed by Infonavit. Due to the change in the presidential administration following the 2000 elections in Mexico and the resulting change in the administration of

Infonavit, the agency suspended processing mortgages pending the appointment of its new general director. Although we have not experienced delays of this magnitude since 2001, there is a possibility of delays at the end of 2006 and in early 2007 as a result of the upcoming 2006 presidential election. Disruptions in the operations of government-sponsored lenders, for any reason, may occur and result in a decrease in our sales and revenues.

        Decreases or delays in the amount of funds available from Infonavit, Fovissste, SHF or other sources, or substantially increased competition for these funds, could result in a decrease in our sales and revenues. These funds may not continue to be allocated at their current levels or in regions in which we have or can quickly establish a significant presence.

A Slowdown in the Mexican Economy Could Limit the Availability of Private-Sector Financing in Mexico, on which We Depend for Our Sales of Middle-Income Housing, which Could Result in a Decrease in Our Sales and Revenues

        One of our principal strategies is to expand our operations in the middle-income housing sector. Our expansion into this market depends on private sector lenders, such as commercial banks and Limited Purpose Financial Companies (Sociedades Financieras de Objeto Limitado, or "sofoles"), which provide a substantial majority of mortgage financing for the middle-income sector. The availability of private sector mortgage financing in Mexico has been severely constrained in the past as a result of volatile economic conditions in Mexico, the level of liquidity and stability of the Mexican banking system, and the resulting adoption of more stringent lending criteria and bank regulations. From 1995 through 2001, commercial bank mortgage lending was generally unavailable in Mexico. However, during the same period a number of sofoles were formed, serving the mostly middle-income market. Since 2002, private sector lenders have gradually increased their mortgage financing activities as a result of improved economic conditions and increasing consumer demand. However, it is possible that the amount of mortgage financing provided by private sector entities for the middle-income housing market will not increase or be maintained at current levels.

SHF Will Limit the Amount of Funding It Provides to Commercial Banks and Sofoles for Individual Mortgage Loans, which Could Result in a Decrease in Our Sales and Revenues

        SHF is a public mortgage provider that makes financing available to commercial banks and sofoles for the purpose of providing individual home mortgages for affordable entry-level and middle-income homes. Historically, SHF has financed mortgages for amounts up to approximately UDI 500,000 (approximately US$166,000 as of June 30, 2005). Since January 1, 2005, however, SHF replaced its financing of mortgages for homes with a purchase price greater than UDI 150,000 (approximately US$50,000 as of June 30, 2005) with credit enhancements and loan guarantees for commercial banks and sofoles to support their capital-raising efforts for the financing of such individual home mortgages. Commercial banks and sofoles may not be able to raise enough capital to provide additional loans and to compensate for the reduced SHF funding and this reduction in SHF's funding of mortgages could result in a decrease in our sales and revenues.

We Experience Significant Seasonality in Our Results of Operations

        The Mexican affordable entry-level housing industry experiences significant seasonality during the year, principally due to the operational and lending cycles of Infonavit and Fovissste. The programs, budgets, and changes in the authorized policies of these mortgage lenders are approved during the first quarter of the year. Payment by these lenders for home deliveries is slow at the beginning of the year and increases gradually through the second and third quarters with a rapid acceleration in the fourth quarter. We build and deliver affordable entry-level homes based on the seasonality of this cycle because we do not begin construction of these homes until a mortgage provider commits mortgage financing to a qualified home buyer in a particular development. Accordingly, we also tend to recognize significantly higher levels of revenue in the third and fourth quarters and our debt levels tend to be highest in the first and second quarters. We anticipate that our quarterly results of operations and our level of indebtedness will continue to experience variability from quarter to quarter in the future.

We May Experience Difficulty in Finding Desirable Land Tracts or Increases in the Price of Land May Increase Our Cost of Sales and Decrease Our Earnings

        Our continued growth depends in large part on our ability to continue to be able to acquire land and to do so at a reasonable cost. As more developers enter or expand their operations in the Mexican home building industry, land prices could rise significantly and suitable land could become scarce due to increased demand or decreased supply. A resulting rise in land prices may increase our cost of sales and decrease our earnings. We may not be able to continue to acquire suitable land at reasonable prices in the future.

Increases in the Price of Raw Materials May Increase Our Cost of Sales and Reduce Our Net Earnings

        The basic raw materials used in the construction of our homes include concrete, concrete block, steel, bricks, windows, doors, roof tiles and plumbing fixtures. Increases in the price of raw materials, including increases that may occur as a result of shortages, duties, restrictions, or fluctuations in exchange rates, could increase our cost of sales and reduce our net earnings to the extent we are unable to increase our sales prices. It is possible that the prices of our raw materials will increase in the future.

Because We Recognize Income From Sales of Homes Under the Percentage-of-Completion Method of Accounting Before Receiving Cash Revenue, Failed Closings Could Result in a Shortfall of Actual Cash Received and Require an Adjustment to Revenue Previously Recorded

        In accordance with Mexican GAAP, and consistent with industry practice in Mexico, we recognize income from the sale of homes based on the percentage-of-completion method of accounting, which in Mexico requires us to recognize income as we incur the cost of construction. See Note 3 to our consolidated financial statements for a discussion of the percentage-of-completion method. However, we do not receive the proceeds from these sales until the homes are delivered. As a result, there is a risk that revenue in respect of the income recognized for accounting purposes will not be received due to the failure of a sale to close. Historically, an immaterial amount of our home sales have failed to close.

Reduced Availability of Bridge Loans and SHF-Sponsored Funds, on which We Rely as a Secondary Source of Funding for Our Home Development Operations, Could Limit Our Ability to Achieve Anticipated Growth Levels

        In the Mexican housing industry, the majority of development and construction activities are financed primarily through bridge loans secured with mortgages over land and developments in progress. Additionally, SHF, through commercial banks and sofoles, was an important source of bridge financing for housing development. Since September 1, 2004, however, SHF provides funding for bridge loans only for homes with a purchase price of up to UDI 166,667 (approximately US$55,000 as of June 30, 2005). In lieu of funding bridge loans for homes with a higher purchase price (up to UDI 500,000 (approximately US$166,000 as of June 30, 2005)), SHF now provides guarantees to support efforts by commercial banks and sofoles to raise capital for the financing of bridge loans to build such homes. As a result, SHF-sponsored construction financing has decreased significantly.

        Although we currently finance our development and construction activities primarily out of our working capital and commercial paper programs (certificados bursátiles de corto plazo), we have used and may use secured bridge loans in the future as a back-up source of financing. If the availability of bridge loans were to be reduced significantly, our ability to plan new developments and continue our construction operations could be limited and our business operations could be disrupted.

        We may use these bridge loans as a source of financing to plan and construct new developments and achieve anticipated levels of growth. This kind of financing may not continue to be available or it may not be available on reasonable terms.

Loss of Services of Our Key Management Personnel Could Result in Disruptions to Our Business Operations

        Our management and operations are dependent in large part upon the contributions of a small number of key senior management personnel, including Eustaquio Tomás de Nicolás Gutiérrez, our chairman, and Gerardo de Nicolás Gutiérrez, our CEO. We do not have employment or non-compete agreements with or maintain key-man life insurance in respect of either of these individuals. Because of their knowledge of the industry and our operations and their experience with Homex, we believe that our future results will depend upon their efforts, and the loss of the services of any of these individuals for any reason could result in disruptions to our business operations.

Competition from Other Home Builders Could Result in a Decrease in Our Sales and Revenues

        The home building industry in Mexico is highly competitive. Our principal competitors include Corporacion GEO, S.A. de C.V., Consorcio ARA, S.A. de C.V., URBI Desarrollos Urbanos, S.A. de C.V., SARE, S.A. de C.V. and Grupo SADASI. Our ability to maintain existing levels of home sales depends to some extent on competitive conditions, including price competition, competition for available mortgage financing, and competition for available land. Competition is likely to continue or intensify. Competitive conditions may prevent us from achieving our goal of increasing our volumes of sales, or increased competition may result in a decrease in our sales and revenues.

Changes in Building and Zoning Regulations to which We Are Subject Could Cause Delays in Construction and Result in Increased Costs

        The Mexican housing industry is subject to extensive building and zoning regulation by various federal, state, and municipal authorities. These authorities oversee land acquisition, development and construction activities, and certain dealings with customers. The costs associated with obtaining building and zoning permits, paying purchase or development fees and taxes, securing utility service rights and titling new homes are substantially higher in Mexico than in other countries and vary significantly from region to region in Mexico. We are required to obtain the approval of numerous federal, state, and local governmental authorities for our development activities. Changes in local circumstances or applicable law or regulations of such entities may require modifying or applying for additional approvals or changing our processes and procedures to comply with them. It is possible that these factors could cause delays in construction and result in increased costs.

Changes to Environmental Laws and Regulations to which We Are Subject Could Cause Delays in Construction and Result in Increased Costs

        Our operations are subject to Mexican federal, state, and municipal environmental laws and regulations. Changes to environmental laws and regulations, or stricter interpretation or enforcement of existing laws or regulations, could cause delays in construction and result in increased costs.

Our Uninsured Housing Developments under Construction Could Suffer Unforeseen Casualties, which Could Result in Significant Losses to Us

        We do not generally obtain liability insurance to cover housing developments under construction unless it is required by providers of construction financing. In the event that our uninsured housing developments suffer unforeseen casualties, we may experience significant losses.

Reduction in distributions from our operating subsidiaries could limit our ability to pay dividends and service our debt obligations.

        We are a holding company with no substantial operations and no significant assets other than the shares of our majority-owned subsidiaries. We depend on receiving sufficient funds from our subsidiaries for virtually all our internal cash flow, including cash flow to pay dividends and service our debt obligations. As a result, our cash flow will be affected if we do not receive dividends and other income from our subsidiaries. The ability of our subsidiaries to pay dividends and make other transfers to us is limited by requirements that need to be satisfied under Mexican law. This ability may also be limited by credit agreements entered into by our subsidiaries.

Risk Factors Related to the Acquisition of Beta

We May Fail to Realize the Anticipated Benefits of Our Merger with Beta, and the Integration of Beta with Our Operations Will Present Significant Challenges

        On July 1, 2005 we acquired Controladora Casas Beta, S.A. de C.V. which has now been merged into our Company. The success of the merger will depend, in part, on our ability to realize the anticipated growth opportunities and cost savings from combining our business with Beta's business. We will face significant challenges in consolidating functions, integrating organization, procedures and operations in a timely and efficient manner and retaining our and Beta's key personnel. The integration of Beta may be more, complex and time-consuming than we expect and the respective management teams will have to devote substantial effort to it. The integration process and other disruptions from the transaction could also be more costly than we expect or result in the loss of key employees, the reduction of profitability, the disruption of our ongoing businesses or inconsistencies in standards, controls, forms to compile and present information, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, employees and others who have business dealings or to achieve the anticipated benefits of the merger or to manage the merged business with levels of profitability equivalent to those existing prior to the merger.

        Some accounting, financing and commercial practices used by Beta to develop its projects are different from the practices used by Homex, and it will be necessary to apply the practices Homex has been using historically in the operation of Beta. The lack of a successful integration of Beta's operations with those of Homex could curtail the growth of the combined entity and adversely affect the operations and results of the merged entities.

        Additionally, we will have to integrate most of Beta's employees in Homex. As a result of such integration process and as a result of the differences in the hiring terms and in the employees' compensation schemes of Homex and Beta, certain labor, tax and social security contingencies may arise, which could have an adverse effect on the anticipated results of the acquisition.

The Increase in Our Leverage as a Result of Our Acquisition of Beta Could Significantly Affect Our Growth and Operating Results

        We incurred debt of approximately Ps.1,081.0 million to finance the acquisition of Beta shares and assumed approximately Ps.570.3 million of net debt (Ps.612.2 million of debt less Ps.41.8 million of cash and temporary investments) of Beta as a part of our acquisition of Beta and the merger of Beta into our Company. After giving effect to the acquisition of Beta and the application of the net proceeds of the offering of the old notes to prepay (i) all of Beta's outstanding debt, which we assumed on July 1, 2005, (ii) approximately Ps.540.5 million of the Ps.1,081.0 million financing used to acquire Beta and (iii) amounts outstanding under our debt facilities, other than approximately Ps. 780.8 million, our short-term debt was Ps. 780.8 million and our long-term debt was Ps. 3,279.5 million as of September 30, 2005. Accordingly, our level of debt is significantly larger compared to historical levels. The increase in the debt's service costs could reduce the amount of cash, which would otherwise be available to invest in land acquisition for new developments or to meet other obligations. The high level of leverage could reduce Homex's access to new financing sources on favorable terms and with it, significantly affect our growth and operating results.

The Loss of Beta's Main Executives Could Affect Our Operations

        The integration of Beta's administration and operations in Homex is highly dependent on the participation of a reduced number of Beta's principal executives, including Mr. Alfredo Sefami Mizraje, Corporate Manager, Mr. Naftoli Mishkin Antokolsky, Commercial Director and Mr. Alberto Romano Guakil, Promotion Director. Because these persons know Beta's administration and operation and have extensive experience in the housing industry in the areas where Beta has currently some of its developments, we believe that the projected results of the transaction will depend on the efforts of these individuals and, therefore, the loss of the services of any of them in the short term, for any cause, could have an adverse effect on Homex's operations and results.

Risk Factors Related to Mexico

Adverse Economic Conditions in Mexico May Result in a Decrease in Our Sales and Revenues

        We are a Mexican company with substantially all of our assets located in Mexico and all of our revenues derived from operations in Mexico. As such, our business may be significantly affected by the general conditions of the Mexican economy.

        Mexico experienced a period of slow growth from 2001 through 2003 primarily as a result of the downturn in the U.S. economy. In 2001, Mexico's gross domestic product, or GDP, declined by 0.3%, while inflation reached 4.4%. In 2002, GDP grew by 0.9% and inflation reached 5.7%. In 2003, GDP grew by 1.2% and inflation declined to 4.0%. In 2004, GDP grew by 4.2% and inflation increased to 5.2%. During the six-month period ended June 30, 2005, GDP grew by 2.8% and inflation decreased to 4.5% on an annualized basis.

        Mexico also has, and is expected to continue to have, high real and nominal interest rates. The interest rates on 28-day Mexican government treasury securities (certificados de la Tesorería de la Federación) averaged approximately 15.2%, 11.3%, 7.1%, 6.2%, 6.8% and 9.5% for 2000, 2001, 2002, 2003, 2004 and the six-month period ended June 30, 2005, respectively. Accordingly, to the extent that we incur peso-denominated debt in the future, it could be at high interest rates.

        If the Mexican economy falls into a recession or if inflation and interest rates increase significantly, consumer purchasing power will be decreased and demand for housing may decrease. In addition, a recession could affect our operations to the extent that we are unable to reduce our costs and expenses in response to falling demand. These factors could result in a decrease in our sales and revenues.

Fluctuations of the Peso Relative to the U.S. Dollar Could Result in an Increase in Our Cost of Financing and Limit Our Ability to Make Timely Payments on Foreign Currency Denominated Debt

        Because substantially all of our revenues are and will continue to be denominated in pesos, if the value of the peso decreases against the U.S. dollar, our cost of financing will increase. Severe depreciation of the peso may also result in disruption of the international foreign exchange markets.

This may limit our ability to transfer or convert pesos into U.S. dollars and other currencies for the purpose of making timely payments of interest and principal on the notes and any U.S. dollar- denominated debt that we may incur in the future. While the Mexican government has not restricted the right or ability of Mexican or foreign individuals to convert pesos into U.S. dollars or to transfer other currencies out of Mexico since 1982, the Mexican government could institute restrictive exchange rate policies in the future.

Political Events in Mexico May Result in Disruptions to Our Business Operations and Decreases in Our Sales and Revenues

        The Mexican government exercises significant influence over many aspects of the Mexican economy. In addition, we depend on Mexican government housing finance policy, especially with regard to the funding and operation of government-sponsored mortgage providers, for a large portion of our business. As a result, the actions of the Mexican government concerning the economy, regulating certain industries, and setting housing finance policy could have a significant effect on Mexican private sector entities, including Homex, and on market conditions, prices, and returns on Mexican securities.

        The Mexican national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party (Partido Revolucionario Institucional) with the election of President Vicente Fox Quesada, a member of the National Action Party (Partido Acción Nacional), and resulted in the increased representation of opposition parties in the Mexican national congress and in municipal and gubernatorial positions. As a result of these elections and legislative elections held on July 6, 2003, no political party has a majority in the Mexican national congress. This shift in political power has transformed Mexico from a one-party state to a multi-party democracy.

        Although there have not yet been any material adverse repercussions resulting from this political change, multi-party rule is still relatively new in Mexico and could result in economic or political conditions that could cause disruptions to our business operations. The lack of a majority party in the legislature and the lack of alignment between the legislature and the executive branch could result in gridlock and prevent the timely implementation of economic reforms or other necessary actions, which in turn could have a material adverse effect on the Mexican economy and cause disruptions to our business operations and decreases in our sales and revenues.

        In 2006 the Mexican presidential and congressional elections will be held. We cannot assure you that the next administration will continue to support the current housing policies, and any change in such policies could have a significant effect on Mexican homebuilders, including Homex, as well as on housing finance, demand for housing, market conditions, and the prices of and returns on Mexican securities or that results of the 2006 presidential elections and presidential succession will not adversely affect the Mexican economy, including the stability of its currency, which in turn could have a material adverse effect on our business, financial condition and results of operations, as well as market conditions and prices for our securities. These and other future developments in the Mexican political or social environment may cause disruptions to our business operations and decreases in our sales and revenues. In the past, presidential and congressional elections have resulted in significant disruptions in the business community.

Developments in Other Countries May Result in Decreases in the Price of Our Notes

        As is the case with respect to securities of issuers from other emerging markets, the market value of securities of Mexican companies is, to varying degrees, affected by economic and market conditions in other emerging market countries. Although economic conditions in these countries may differ significantly from economic conditions in Mexico, investors' reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Mexican issuers. In recent years, for example, prices of both Mexican debt securities and Mexican equity securities dropped substantially as a result of developments in Russia, Asia, and Brazil.

        In addition, the direct correlation between economic conditions in Mexico and the United States has sharpened in recent years as a result of the North American Free Trade Agreement and increased economic activity between the two countries. As a result, economic downturns in the United States could have a significant adverse effect on the Mexican economy, which, in turn, could affect our financial condition and results of operations.

We Are Subject to Different Corporate Disclosure and Accounting Standards than U.S. Companies

        A principal objective of the securities laws of the United States, Mexico, and other countries is to promote full and fair disclosure of all material corporate information. However, there may be less or different publicly available information about foreign issuers of securities than is regularly published by or about U.S. issuers of listed securities.

Risk Factors Related to the Notes and the Exchange Offer

Our Substantial Level of Debt Could Impair Our Financial Condition

        We currently have a substantial amount of debt. After giving effect to the acquisition of Beta and the application of the net proceeds of the offering of the old notes to prepay (i) all of Beta's outstanding debt, which we assumed on July 1, 2005, (ii) approximately Ps.540.5 million of the Ps.1,081.0 million financing used to acquire Beta and (iii) amounts outstanding under our debt facilities, other than approximately Ps.780.8 million, our short-term debt was Ps.780.8 million and our long-term debt was Ps.3,279.5 million as of September 30, 2005. Our significant level of debt could have important consequences for you, including:

  •
  requiring a substantial portion of our cash flows from operations to be used for the payment of interest on our debt, therefore reducing the funds available to us for operations or other capital needs;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate because our available cash flow after paying principal and interest on our debt may not be sufficient to make the capital and other expenditures necessary to address these changes;

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  increasing our vulnerability to general adverse economic and industry conditions because, during periods in which we experience lower earnings and cash flow, we will be required to devote a proportionally greater amount of our cash flow to paying principal and interest on our debt;

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  limiting our ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions and general corporate requirements;

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  making it difficult for us to refinance our indebtedness or to refinance such indebtedness on competitive terms;

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  restricting our ability to take advantage of opportunities that would permit us to acquire other businesses;

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  placing us at a competitive disadvantage to other relatively less leveraged competitors that have more cash flow available to fund working capital, capital expenditures and general corporate requirements; and

  •
  any borrowings we make at variable interest rates, including our revolving credit facility, leave us vulnerable to increases in interest rates generally.

Our Ability to Repay the Notes and Our Other Debt Depends on Cash Flow from Our Subsidiaries

        Homex is a holding company whose only material assets will be its ownership interests in its subsidiaries. Consequently, we depend on distributions or other inter-company transfers of funds from our subsidiaries to meet our debt service and other obligations, including with respect to the notes. Our non-guarantor subsidiaries are not obligated to make funds available to us for payments on the notes. We cannot assure you that the operating results of our subsidiaries will be sufficient to enable us to make payments on the notes. Furthermore, under Mexican law, our subsidiaries may only pay dividends out of retained earnings and after all losses from prior fiscal years have been satisfied.

The Indenture and the Terms of Our Other Indebtedness Impose Significant Operating and Financial Restrictions, which May Prevent Us from Capitalizing on Business Opportunities

        The indenture and the other instruments governing our consolidated indebtedness impose significant operating and financial restrictions on us and our restricted subsidiaries. These restrictions will limit our ability, among other things, to:

  •
  incur additional indebtedness;

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  make investments;

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  sell assets;

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  create liens;

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  enter into agreements restricting our subsidiaries' ability to pay dividends;

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  enter into transactions with affiliates; and

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  consolidate, merge or sell substantially all of our assets.

        These restrictions could limit our ability to seize attractive growth opportunities for our businesses that are currently unforeseeable, particularly if we are unable to incur financing or make investments to take advantage of these opportunities.

We May Not Have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer Required by the Indenture

        If we undergo a Change of Control (as defined in the Indenture), we may need to refinance large amounts of our debt, including the notes. Under the indenture, if a Change of Control occurs, we must offer to buy back the notes for a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest. We may not have sufficient funds available to us to make any required repurchases of the notes upon a Change of Control. If we fail to repurchase the notes in those circumstances, we will be in default under the Indenture, which may, in turn, trigger cross-default provisions in our other debt instruments.

If We Default on Our Obligations to Pay Our Indebtedness, We May Not be Able to Make Payments on the New Notes.

        The Indenture governing the New Notes, as well as the terms and conditions of our unsecured credit facility and our other indebtedness, impose restrictions on our operations and activities and require us to comply with financial covenants. If we fail to comply with any of these restrictions or covenants, the trustees or the banks, as appropriate, could cause our debt to become due and payable before maturity. In addition, the Indenture governing the New Notes, as well as the terms and conditions of our unsecured credit facility and our other indebtedness, contain cross default provisions which, in general, have the effect that a default under any one of these instruments will constitute a default under substantially all of our debt instruments. In the event of such a default, and the acceleration of the indebtedness under the Company's debt instruments, it is unlikely that we would be able to repay all of our outstanding indebtedness simultaneously. This default and acceleration could force us into bankruptcy or liquidation.

        Accordingly, if we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our unsecured credit facility and the Indenture), a violation of the cross-default provisions of those agreements could ultimately result in our bankruptcy.

        In addition, if our operating performance declines, we may in the future need to obtain waivers from the lender under our unsecured credit facility to avoid being in default. If we breach our covenants under our unsecured credit facility and seek a waiver, we may not be able to obtain a waiver from the lender thereunder. If such waivers are not obtained, we could be in default under our unsecured credit facility and such default could result in acceleration of amounts due under our unsecured credit facility and in cross-default under our Indenture and our other indebtedness. If this occurs, as described above, we could ultimately be forced into bankruptcy.

There May Not Be a Liquid Trading Market for the New Notes, Which Could Limit Your Ability to Sell Your New Notes in the Future

        The new notes are being offered to the holders of the old notes. The new notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no public market, and the new notes may not be widely distributed. Accordingly, an active trading market for the new notes may not develop. If a market for any of the new notes does develop, the price of such new notes may fluctuate and liquidity may be limited. Application has been made to have the new notes listed on the Euro MTF, the alternative market of the Luxembourg Stock Exchange and, even if the notes become listed on this exchange, we may delist the notes if, as a result of the European Union Transparency Directive or any legislation implementing the Transparency Directive, we could be required to publish financial information either more regularly than we otherwise would be required to or according to accounting principles which are materially different from the accounting principles which we would otherwise use to prepare our published financial information, or if the Transparency Directive requires the publication of information which results in substantial additional burdens or costs. If a market for any of the new notes does not develop, purchasers may be unable to resell such new notes for an extended period of time, if at all.

Your Failure to Tender Old Notes in the Exchange Offer May Affect Their Marketability

        If old notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted old notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your old notes in the future. We issued the old notes in a private placement exempt from the registration requirements of the Securities Act.

        Accordingly, you may not offer, sell or otherwise transfer your old notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your old notes for new notes in the exchange offer, or if you do not properly tender your old notes in the exchange offer, your old notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the old notes under the Securities Act.

If We or the Subsidiary Guarantors Were to Be Declared Bankrupt, Holders of Notes May Find it Difficult to Collect Payment on the Notes

        Under Mexico's Ley de Concursos Mercantiles, if we or the subsidiary guarantors are declared bankrupt (en quiebra) or become subject to concurso mercantil proceedings, our obligations and the obligations of the subsidiary guarantors under the notes respectively, (i) would be converted into pesos at the exchange rate prevailing at the time of the declaration of concurso mercantil and then from pesos into UDIs (unidades de inversión), which is a Mexican inflation unit adjusted by inflation and would not be adjusted to take into account any devaluation of the peso relative to the U.S. dollar occurring after such conversion, (ii) would be subject to the outcome of, and priorities recognized in, the relevant proceedings, (iii) would be satisfied at the time claims of all our creditors are satisfied and (iv) would cease to accrue interest from the date the concurso mercantil is declared.

Payments of Judgments Against Us on the Notes Would Be in Pesos

        In the event that proceedings are brought against us or the subsidiary guarantors in Mexico, either to enforce a judgment or as a result of an original action brought in Mexico, we and the subsidiary guarantors would not be required to discharge those obligations in a currency other than Mexican currency. Under the Monetary Law of the United Mexican States (Ley Monetaria de los Estados Unidos Mexicanos), an obligation, whether resulting from a judgment, the enforcement of a foreign judgment, or by agreement, denominated in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Mexican currency at the rate of exchange in effect on the date on which payments are made. Such rate is currently determined by Banco de México and published every banking day in the Diario Oficial de la Federación. As a result, you may suffer a United States dollar shortfall if you obtain a payment arising from the enforcement of a judgment or a payment is made in Mexico. You should be aware that no separate action exists or is enforceable in Mexico for compensation for any shortfall.

The Notes and the Guarantees Will be Effectively Subordinated to Our Secured Debt and to Certain Claims Preferred by Statute

        Our obligations under the notes, and the obligations of the subsidiary guarantors under the guarantees, are unsecured. As a result, the notes will be effectively subordinated to all of our and the subsidiary guarantors' secured debt to the extent of the value of the collateral securing such debt. As of June 30, 2005, after giving pro forma effect to our acquisition of Beta, the issuance of the notes and the application of the net proceeds thereof, we and the subsidiary guarantors would have had approximately Ps. 41.4 million (US$3.9 million) of secured debt outstanding. In the event that we or our subsidiaries are not able to repay amounts due under such secured debt obligations, creditors could proceed against the collateral securing such indebtedness. In that event, any proceeds upon a realization of the collateral would be applied first to amounts due under the secured debt obligations before any proceeds would be available to make payments on the notes. If there is a default, the value of this collateral may not be sufficient to repay both our secured creditors and the holders of the notes. Additionally, the claims of holders of the notes will rank effectively junior to certain obligations that are preferred by statute, including certain claims relating to taxes and labor.

Certain of Our Subsidiaries Are Not Guarantors and Our Obligations with Respect to the Notes Will Be Effectively Subordinated to All Liabilities of These Non-Guarantor Subsidiaries

        The guarantors of the notes do not include all of our subsidiaries. However, our financial information (including our financial statements included herein) is presented on a consolidated basis.

For the year ended December 31, 2004 our non-guarantor subsidiaries did not make a material contribution to our net revenue or EBITDA. As of June 30, 2005, after giving pro forma effect to the issuance of the notes and the application of the proceeds thereof, our non-guarantor subsidiaries would have had no indebtedness (including trade payables). Any right that we or the guarantors have to receive assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt of that subsidiary. In addition, payments to us by our subsidiaries may be subject to local restrictions on repatriation of earnings or currency exchange.

The Guarantees May Not Be Enforceable

        The guarantees provide a basis for a direct claim against the subsidiary guarantors; however, it is possible that the guarantees may not be enforceable under Mexican law. While Mexican law does not prohibit the giving of guarantees and, as a result, does not prevent the guarantees of the notes from being valid, binding and enforceable against the subsidiary guarantors, in the event that a subsidiary guarantor becomes subject to a reorganization proceeding (concurso mercantil) or to bankruptcy (quiebra), the relevant guarantee may be deemed to have been a fraudulent transfer and declared void, based upon the subsidiary guarantors being deemed not to have received fair consideration in exchange for such guarantee.

It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons

        We are organized under the laws of Mexico. A majority of our directors, executives officers and controlling persons reside outside the U.S., all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside the U.S., and certain of the experts named in this prospectus also reside outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities law and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See "Limitation of Liability."

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We issued and sold the old notes in a private placement on September 28, 2005. In connection with the issuance and sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. In the registration rights agreement we agreed, among other things, to:

  •
  use our reasonable best efforts to file with the SEC a registration statement within 180 days after the issue date of the old notes, relating to an offer to exchange the old notes for the new notes;

  •
  use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 240 days after the issue date of the old notes; and

  •
  use our reasonable best efforts to consummate the exchange offer within 270 days after the issue date of the old notes;

        or

  •
  if we could not effect an exchange offer within the time periods listed above and in certain other circumstances, file as promptly as practicable with the SEC a shelf registration statement for the resale of the notes and use our reasonable best efforts to cause the shelf registration statement to be declared effective within the later of (i) 270 days after the issue date of the old notes or (ii) 90 days after the obligation to file the shelf registration statement arises.

        These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if (i) the exchange registration statement is not declared effective or ceases to be effective within 240 days after the issue date of the old notes, (ii) the registered exchange offer is not consummated within 270 days after the issue date of the old notes or (iii) if we are obligated to file a shelf registration statement pursuant to the immediately preceding paragraph, such shelf registration statement is not declared effective on or prior to the later of (a) 270 days after the issue date of the old notes, or (b) 90 days after the obligation to file such shelf registration statement arises (each such event referred to in the preceding clauses (i) through (iii), a "Registration Default"), then we shall pay liquidated damages in respect of the notes from and including the first date on which any such Registration Default arises, as applicable, to but excluding the date on which all Registration Defaults have been cured. Liquidated damages will accrue with respect to Registration Defaults at a rate of 0.25% per annum until the first anniversary of the settlement date and 0.50% per annum thereafter. Upon

  •
  the effectiveness of the exchange offer registration statement after the 240th calendar day following the original issue date of the applicable old notes;

  •
  the consummation of the exchange offer;

  •
  the effectiveness of the shelf registration statement after the 270th calendar day following the original issue date of the applicable old notes; or

  •
  the date on which all new notes are saleable pursuant to Rule 144(k) under the Securities Act or any successor provision,

the interest rate on the notes will be reduced to the original interest rate set forth on the cover page of this prospectus if Homex is otherwise in compliance with this paragraph. If after any such reduction in interest rate, a different event specified above occurs, the interest rate will again be increased pursuant to the foregoing provisions.

        Application has been made to list the new notes on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange will be informed and notice will be published in a daily newspaper of general circulation in Luxembourg prior to commencing the exchange offer. You may obtain documents relating to the exchange offer and complete the exchange of your old notes for new notes at the office of The Bank of New York (Luxembourg) S.A., our paying agent and transfer agent in Luxembourg, at Aerogolf Center, 1A, Hoehnhof, L-1736 Senningerberg, Luxembourg. The results of the exchange offer, including any increase in the rate, will be provided to the Luxembourg Stock Exchange and published in a daily newspaper of general circulation in Luxembourg.

        We have also agreed to keep the registration statement for the exchange offer effective for not less than 20 business days after the notice of the exchange offer is mailed to holders (or longer, if required by applicable law).

        Once the exchange offer is complete, we will have no further obligation to register any of the old notes not tendered to us in the exchange offer. See "Risk Factors—Risk Factors Related to the Notes and the Exchange Offer—Your Failure to Tender Old Notes in the Exchange Offer May Affect Their Marketability."

Effect of the Exchange Offer

        Based on interpretations by the SEC staff set forth in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Shearman & Sterling (available July 2, 1993) and other no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the new notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act, provided:

  •
  you are acquiring the new notes in the ordinary course of your business;

  •
  you are not engaging in and do not intend to engage in a distribution of the new notes;

  •
  you have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

  •
  you are not our "affiliate," within the meaning of Rule 405 under the Securities Act.

        If you are not able to make these representations, you are a "restricted holder." As a restricted holder, you will not be able to participate in the exchange offer, you may not rely on the interpretations of the SEC staff set forth in the no-action letters referred to above and you may only sell your old notes in compliance with the registration and prospectus delivery requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act or in a transaction not subject to the Securities Act.

        In addition, each broker-dealer that is not a restricted holder that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such new notes. This prospectus may be used by those broker-dealers to resell new notes they receive pursuant to the exchange offer. We have agreed that, for a period of 90 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. By acceptance of this exchange offer, each broker-dealer that receives new notes under the exchange offer agrees to notify us prior to using this prospectus in a sale or transfer of new notes. See "Plan of Distribution."

        Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

        To the extent old notes are tendered and accepted in the exchange offer, the principal amount of old notes that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the old notes. Old notes that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue US$1,000 principal amount of new notes in exchange for each US$1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in a minimum principal amount of US$2,000 and in integral multiples of US$1,000 in excess thereof.

        The new notes will be substantially identical to the old notes, except that:

  •
  the offering of the new notes has been registered under the Securities Act;

  •
  the new notes will not be subject to transfer restrictions; and

  •
  the new notes will be issued free of any covenants regarding registration rights and free of any provision for additional interest.

        The new notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same indenture under which the old notes were issued. The old notes and the new notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the new notes, see "Description of the New Notes."

        The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. As of the date of this prospectus, an aggregate of US$250,000,000 principal amount of old notes is outstanding. This prospectus is being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Holders of old notes do not have any appraisal or dissenters' rights under law or under the indenture in connection with the exchange offer. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes.

        We will be deemed to have accepted for exchange validly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering the new notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "—Conditions." All old notes accepted for exchange will be exchanged for new notes promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any old notes for exchange, we will extend the expiration date for the same period.

        If we do not accept for exchange any tendered old notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted old notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, promptly after the expiration date.

        We are not making, nor is our Board of Directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your old notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

        The term "expiration date" means 5:00 p.m., New York City time, on                        , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any old notes or to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted (and promptly return any old notes tendered) if any of the conditions set forth below under "—Conditions" have not been satisfied by the expiration date; or

  •
  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the old notes of the amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

        During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or earlier termination of the exchange offer.

Interest on the New Notes and the Old Notes

        Any old notes not tendered or accepted for exchange will continue to accrue interest at the rate of 7.50% per annum in accordance with their terms. The new notes will accrue interest at the rate of 7.50% per annum from the date of the last periodic payment of interest on the old notes or, if no interest has been paid, from the original issue date of the old notes. Interest on the new notes and any old notes not tendered or accepted for exchange will be payable semi-annually in arrears on March 28 and September 28 of each year, commencing on March 28, 2006.

Procedures for Tendering

        Only a registered holder of old notes may tender those notes in the exchange offer. To tender in the exchange offer, a holder must properly complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "—Exchange Agent," before 5:00 p.m., New York City time, on the expiration date. In addition, either:

  •
  the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered old notes into the exchange agent's account at The Depository Trust Company, or DTC, or the depositary, according to the procedure for book-entry transfer described below; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        A tender of old notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of letters of transmittal and all other required documents to the exchange agent, including delivery through DTC, is at the holder's election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner's behalf.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes, and our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes on or before the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular old notes on or before the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of old notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any old notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such old notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any old notes that remain outstanding after the expiration date, (b) as set forth below under "—Conditions," to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of old notes (other than certain specified holders) will represent to us that:

  •
  it is acquiring the new notes in the exchange offer in the ordinary course of its business;

  •
  it is not engaging in and does not intend to engage in a distribution of the new notes;

  •
  it is not participating, does not intend to participate, and has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

  •
  it is not our "affiliate," within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        If the tendering holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an "underwriter" within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale or transfer of these new notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Book-Entry Transfer

        The exchange agent will establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer these old notes into the exchange agent's account in accordance with DTC's procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of this book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering old notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of old notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

        Although delivery of old notes must be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, properly completely and validly executed, with any required signature guarantees, or an agent's message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under "—Exchange Agent," before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.

        Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        All references in this prospectus to deposit or delivery of old notes shall be deemed to also refer to DTC's book-entry delivery method.

Guaranteed Delivery Procedures

        Holders who wish to tender their old notes and (1) who cannot deliver a confirmation of book-entry transfer of old notes into the exchange agent's account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (2) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  •
  the tender is made through an eligible institution;

  •
  before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange, Inc. trading days after the expiration date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

  •
  the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered old notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under "—Exchange Agent." Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of such old notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered and include any required signature guarantees; and

  •
  specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

        Any old notes that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer.

Conditions

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

  •
  the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the SEC staff;

  •
  the old notes are not tendered in accordance with the exchange offer;

  •
  you do not represent that you are acquiring the new notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the new notes, and that you have no arrangement or understanding with any person to participate in a distribution of the new notes and you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the new notes under the Securities Act;

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

  •
  any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

        We will return any old notes tendered to the tendering holders promptly after expiration or earlier termination of the exchange offer.

        These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time on or before the expiration date in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

  •
  refuse to accept and return to the tendering holder any old notes or credit any tendered old notes to the account maintained within DTC by the participant in DTC which delivered the old notes; or

  •
  extend the exchange offer and retain all old notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of old notes (see "—Withdrawal of Tenders" above); or

  •
  waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered old notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under "—Expiration Date; Extensions; Amendments." If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

        In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any of the old notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your old notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Hand Delivery:	By Registered Mail or Overnight Carrier:
The Bank of New York Corporate Trust Operations Reorganization Section 101 Barclay Street, 7 East New York, New York 10286 Attention: Kin Lau	The Bank of New York Corporate Trust Operations Reorganization Section 101 Barclay Street, 7 East New York, New York 10286 Attention: Kin Lau
Facsimile Transmission:(212) 298-1915 Confirm by Telephone: (212) 815-3750 For information with respect to the exchange offer, call: Kin Lau of the Exchange Agent at (212) 815-3750

        Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

        We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

        We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding old notes for new notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        We will record the new notes in our accounting records at the same carrying values as the old notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. Under Mexican GAAP, the expenses of the exchange offer and the unamortized expenses relating to the issuance of the old notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

        Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend printed thereon as a consequence of the issuance of the old notes pursuant to an exemption from the Securities Act and applicable state securities laws. Old notes not exchanged pursuant to the exchange offer will continue to accrue interest at 7.50% per annum, and the old notes will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters' rights under Mexican law in connection with the exchange offer.

        In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of old notes will not be entitled to any rights to have the resale of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after completion of the exchange offer.

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes. In consideration for issuing the new notes, we will receive old notes in an aggregate principal amount equal to the value of the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

        We received approximately US$243.8 million in net proceeds from the sale of $250.0 million in aggregate principal amount of the old notes on September 28, 2005 after deducting the discounts and commissions to the initial purchasers and the estimated offering expenses. We used those net proceeds to repay indebtedness of approximately Ps.1,808 million (US$167.5 million), comprising (i) bank debt of Ps.613.5 million (US$56.9 million), consisting of loans with maturities ranging from September 2005 to July 2006, bearing interest rates from TIIE plus 1.6% to TIIE plus 2.75%, (ii) a repayment of Ps.539.3 million (US$50.0 million) of the Ps.1,081.0 million (US$100.3) of financing, maturing September 14, 2010 bearing interest of TIIE plus 1%, used to acquire Beta, (iii) bridge loans of Ps.386.5 million (US$35.8 million) with maturities ranging from September 2005 to June 2007, bearing interest rates from TIIE plus 2.75% to TIIE plus 3.37%, and (iv) structured bonds, all due on July 8, 2009 and bearing an interest rate of TIIE plus 2.75%, issued in the Mexican market in the amount of Ps.268.7 million (US$24.9 million), thus refinancing most of our current indebtedness with the exception of approximately Ps.780.8 million (US$72.4 million). We expect to use the remaining US$72.4 million of net proceeds from the offering for repayment of outstanding indebtedness, working capital and general corporate purposes. As of September 30, 2005, after giving effect to the acquisition of Beta and the application of the net proceeds of the offering of the old notes as described above, our short-term debt was Ps.780.8 million (US$72.4 million) and our long-term debt was Ps.3,279.5 million (US$303.9 million). For a description of our outstanding indebtedness, see "Capitalization," Exhibit I and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Outstanding."

EXCHANGE RATE INFORMATION

        The following table sets forth, for the periods indicated, the period-end, average, high and low exchange rate between the peso and U.S. dollar. The average annual rates presented in the following table were calculated by using the average of the exchange rates on the last day of each month during the relevant period. The data provided in this table is based on noon buying rates published by the Federal Reserve Bank of New York for cable transfers in Mexican pesos. All amounts are stated in pesos, and we have not restated the rates in constant currency units. We make no representation that the Mexican peso amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

	Noon Buying Rate (Ps. Per US$)
Year Ended December 31,	Low(1)	High(1)	Average(2)	Period End
2001	8.95	9.97	9.34	9.16
2002	9.00	10.43	9.66	10.43
2003	10.11	11.41	10.80	11.24
2004	10.81	11.64	11.29	11.15
2005	10.41	11.42	10.89	10.63
Month Ended
July 31, 2005	10.59	10.80	10.67	10.60
August 31, 2005	10.58	10.90	10.69	10.79
September 30, 2005	10.68	10.89	10.79	10.79
October 31, 2005	10.69	10.94	10.84	10.79
November 30, 2005	10.54	10.82	10.69	10.61
December 31, 2005	10.41	10.77	10.63	10.63

(1)
Rates shown are the actual low and high, on a day-by-day basis for each period.

(2)
Average of month-end rates.

        On January 4, 2006, the noon buying rate for pesos was Ps.10.587 to US$1.00. On January 4, 2006, the Banco de México UDI conversion rate was Ps.3.641 to UDI 1.00.

        Except during a liquidity crisis lasting from September through December 1982, Banco de México has consistently made foreign currency available to Mexican private sector entities (such as us) to meet their foreign currency obligations. Nevertheless, in the event of renewed shortages of foreign currency, it is possible that foreign currency will not continue to be available to private sector companies or that foreign currency that we may need to service foreign currency obligations or to import goods will not be available for purchase in the open market without substantial additional cost.

CAPITALIZATION

        The following table sets forth certain financial information under Mexican GAAP as of September 30, 2005, including our cash and cash equivalents, short-term and long-term indebtedness and capitalization.

        The table below reflects our acquisition of Beta on July 1, 2005, including the payment of a portion of the PS.612.2 million of Beta's indebtedness which we assumed, as well as our September 2005 note offering, approximately Ps.540.5 million of the proceeds were used to repay a portion of the Ps.1,081.0 million financing that we used to acquire Beta.

        This table should be read together with our year-end financial statements and our unaudited selected consolidated financial information included elsewhere in this prospectus. Since the financial information in the following table is presented in constant pesos in purchasing power as of September 30, 2005, it is not directly comparable to the financial information included elsewhere in this prospectus, which, unless otherwise indicated, is presented in constant pesos in purchasing power as of June 30, 2005.

	As of September 30, 2005
	Actual		Actual(1)
	(thousands of pesos)		(thousands of U.S. Dollars)
Cash and cash equivalents	Ps.	1,706,866	US$	158,189
Short-term debt		780,835		72,366
Long-term debt		3,279,513		303,940
Total debt		4,060,348		376,306

Majority stockholders' equity		5,423,628		502,653
Minority interest		116,973		10,840

Total stockholders' equity		5,540,601		513,494

Total capitalization	Ps.	9,600,949	US$	889,801

(1)
Solely for purposes of preparing calculations for this table, the translation from peso amounts to U.S. dollar amounts has been performed at an exchange rate of Ps.10.79 to U.S.$1.00, the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar, on September 30, 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following tables present unaudited pro forma condensed combined pro forma financial information reflecting the combined accounts of Homex and Beta on a pro forma basis as of and for the periods indicated. Such unaudited pro forma information gives effect to the consummation of our acquisition of Beta as of the earliest period presented in the case of the unaudited pro forma statement of earnings and as of June 30, 2005 in the case of the unaudited pro forma balance sheet, and are based on the estimates and assumptions set forth in the notes to these statements and our preliminary estimates of the allocation of the purchase price.

        Also included in this prospectus, beginning on Page B-1, are unaudited combined consolidated pro forma financial statements reflecting the combined accounts of Homex and Beta on a pro forma basis for the year ended December 31, 2004 and as of and for the six-month period ended June 30, 2005.

        All pro forma financial information included in this prospectus is unaudited and may not be indicative of the results of operations that actually would have been achieved had we acquired Beta at the beginning of the periods presented and do not purport to be indicative of future results. The information in the following tables should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The unaudited pro forma condensed combined financial information is prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP.

        Except for ratios, percentages, per share, per ADS, and operating data, all amounts are presented in thousands of U.S. dollars or constant pesos. Unless otherwise indicated, we have translated U.S. dollar amounts at the exchange rate of Ps.10.7720 to US$1.00, which was the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar, on June 30, 2005. On January 4, 2006, the noon buying rate for pesos was Ps.10.587 to US$1.00.

        For additional information regarding financial information presented in this prospectus, see "Presentation of Financial and Other Information."

	Year Ended December 31, 2004
	Homex December 31, 2004	BETA December 31, 2004	Purchase Accounting Adjustments	Adjustments to Conform Accounting Policies	Pro Forma	Pro Forma
	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(US$)
	(in thousands)
Revenues	5,369,428	2,497,700	—	(146,916)	7,720,212	716,693
Costs	3,738,718	1,867,125	—	(137,089)	5,468,754	507,682

Gross profit	1,630,710	630,575	—	(9,827)	2,251,458	209,010
Selling and administrative expenses	437,961	132,165	—	61,322	631,448	58,619

Income from operations	1,192,749	498,410	—	(71,149)	1,620,010	150,391
Other income (expense)—net	43,486	1,417	—	—	44,903	4,168
Net comprehensive financing cost:
Interest income	(47,275)	(11,228)	—	—	(58,503)	(5,431)
Interest expense	133,601	1,810	126,766	93,717	355,894	33,039
Exchange (gain) loss net	(7,191)	281	—	—	(6,910)	(641)
Monetary position loss	82,151	23,083	—	—	105,234	9,769

	161,286	13,946	126,766	93,717	395,715	36,735

Income before income tax expense, employees statutory profit-sharing and equity in loss of equity method investees	1,074,949	485,881	(126,766)	(164,866)	1,269,198	117,821
Income tax expense	343,157	148,945	(38,000)	(56,309)	397,793	36,928
Employees statutory profit-sharing expense	8,611	3,340	—	—	11,951	1,109
Equity in loss of equity method investees	—	2,587	—	—	2,587	240

Consolidated net income	723,181	331,009	(88,766)	(108,557)	856,867	79,546

Net income of majority stockholders	714,022	307,084			848,567	78,775
Net income of minority stockholders	9,159	23,925			8,300	770

Consolidated net income	723,181	331,009			856,867	79,546

	As of June 30, 2005(1)
	Homex June 30, 2005	BETA June 30, 2005	Purchase Accounting Adjustments	Adjustments to Conform Accounting Policies	Pro forma	Pro forma
	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(US$)
	(in thousands)
Assets
Current assets:
Cash and temporary investments	405,555	41,816	17,101	—	464,472	43,118
Trade accounts receivable, net	3,782,471	1,596,216	—	(175,634)	5,203,053	483,016
Inventories	2,390,466	365,610	14,083	(67,207)	2,702,952	250,924
Other current assets	105,177	2,671	—	—	107,848	10,012

Total current assets	6,683,669	2,006,313	31,184	(242,841)	8,478,325	787,071
Land held for future development	663,065	190,216	70,564	—	923,845	85,763
Restricted investments	299	—	—	—	299	28
Property, plant and equipment—net	261,219	110,441	—	—	371,660	34,502
Investment in equity method investees	—	326	—	—	326	30
Goodwill	—	12,087	1,237,141	—	1,249,228	115,970
Other assets	71,749	8,531	—	—	80,280	7,453

Total	7,680,001	2,327,914	1,338,889	(242,841)	11,103,963	1,030,817

Liabilities and Stockholders' equity
Current liabilities:
Notes payable to financial institutions	1,117,348	337,982	—	—	1,455,330	135,103
Trade accounts payable	1,367,208	307,748	—	—	1,674,956	155,492
Advances from customers	109,152	—	—	—	109,152	10,133
Accrued expenses and taxes, other than income taxes	24,004	32,825	—	—	56,829	5,276
Income tax payable	102,442	—	—	—	102,442	9,510
Employee statutory profit-sharing	1,198	1,559	—	—	2,757	256

Total current liabilities	2,721,352	680,114	—	—	3,401,646	315,769
Long-term debt	—	271,221	—	—	271,221	25,178
Long-term notes payable to financial institutions	47,167	2,971	1,081,000	—	1,131,138	105,007
Deferred income tax and employee statutory profit-sharing	704,410	385,898	25,394	(67,548)	1,048,154	97,304

Total liabilities	3,472,929	1,340,204	1,106,394	(67,548)	5,851,979	543,258
Stockholders' equity:
Common stock	219,398	283,072	(24,264)	—	478,206	44,393
Additional paid-in-capital	2,252,018	—	718,792	—	2,970,810	275,790
Retained earnings	1,518,340	623,647	(462,033)	(161,614)	1,518,340	140,952
Excess in restated stockholders' equity	313,948	—	—	—	313,948	29,145
Cumulative initial effect of deferred income taxes	(142,940)	—	—	—	(142,940)	(13,270)

Majority stockholders' equity	4,160,764	906,719	232,495	(161,614)	5,138,364	477,011
Minority interest in consolidated subsidiaries	46,308	80,991	—	(13,679)	113,620	10,548

Total stockholders' equity	4,207,072	987,710	232,495	(175,293)	5,251,984	487,559

Total	7,680,001	2,327,914	1,338,889	(242,841)	11,103,963	1,030,817

	Six Months Ended June 30, 2005(1)
	Homex June 30, 2005	BETA June 30, 2005	Purchase Accounting Adjustments	Adjustments to Conform Accounting Policies	Pro forma	Pro forma
	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(US$)
	(in thousands)
Revenues	2,863,328	1,240,082	—	(24,222)	4,079,188	378,684
Costs	1,972,835	947,663	—	(58,425)	2,862,073	265,696

Gross profit	890,493	292,419	—	34,203	1,217,115	112,989
Selling and administrative expenses	273,992	95,335	—	34,154	403,481	37,456

Income from operations	616,501	197,084	—	49	813,634	75,532
Other income (expense)—net	16,623	(42)	—	—	16,581	1,539
Net comprehensive financing (income) cost:
Interest expense	95,818	2,955	63,383	43,906	206,062	19,129
Interest income	(22,806)	(3,120)	—	—	(25,926)	(2,407)
Exchange gain—net	(5,864)	(32)	—	—	(5,896)	(547)
Monetary position loss (gain)	1,397	(4,931)	—	—	(3,534)	(328)

	68,545	(5,128)	63,383	43,906	170,706	15,847

Income before income tax expense	564,579	202,170	(63,383)	(43,857)	659,509	61,224
Income tax expense	173,782	49,452	(19,000)	—	204,234	18,960

Consolidated net income	390,797	152,718	(44,383)	(43,857)	455,275	42,265

Net income of majority stockholders	394,849	135,376			443,165	41,140
Net income of minority stockholders	(4,052)	17,342			12,110	1,124

Consolidated net income	390,797	152,718			455,275	42,265

(1)
The information in this table is unaudited and is derived from the Unaudited Pro Forma Condensed Combined Financial Statements that begin on page B-1 of this prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables present our selected consolidated financial information as of and for the periods indicated. The information presented in these tables does not include our Beta subsidiary which we acquired on July 1, 2005. Information as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004 are derived from and should be read together with our audited consolidated financial statements provided in this prospectus beginning on page F-1. The information as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005 are derived from our unaudited condensed consolidated financial statements provided in this prospectus beginning on page F-51 and should be read together with both such unaudited consolidated financial statements and our audited consolidated financial statements. Our consolidated financial statements and other financial information included in this prospectus, unless otherwise specified, are restated in constant pesos as of June 30, 2005.

        The information in the following tables should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Notes 22 and 23 to our audited consolidated financial statements provide information relating to the nature and effect of such differences as they relate to us and provide a reconciliation to U.S. GAAP of consolidated net income and consolidated stockholders' equity.

        Pursuant to Mexican GAAP, our consolidated financial statements and the selected consolidated financial data set forth below restate the components of stockholders' equity using NCPI factors and record gains and losses in purchasing power from holding monetary assets or liabilities. Under Mexican GAAP, non-monetary assets, with the exception of inventories and fixed assets of non-Mexican origin, are restated using the NCPI factors. Inventories are restated at current replacement costs while fixed assets of foreign origin are restated by the inflation rate of the country of origin prior to translation to pesos at the period-end exchange rate. Mexican GAAP also requires restatement of all financial statements to pesos of constant purchasing power as of the date of the most recent balance sheet presented, and accordingly all data in the consolidated financial statements and in the selected consolidated financial data set forth below have been restated in pesos of constant purchasing power as of June 30, 2005. The effects of inflation accounting under Mexican GAAP, other than for the use of a specific index for the restatement of fixed assets of foreign origin, have not been reversed in the reconciliation to U.S. GAAP. See Notes 22 and 23 to our consolidated financial statements.

        On May 15, 2004, one of our affiliates, Econoblock, S.A. de C.V., merged with one of our subsidiaries, Desarrolladora de Casas del Noroeste, S.A. de C.V., or DECANO, with DECANO assuming all the rights and obligations of the merged company. Because the companies were under common control, the merger was recorded by recognizing the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer, in a manner similar to a pooling of interests, based on the guidance provided by Statement of Financial Accounting Standards No. 141, "Business Combinations," issued by the Financial Accounting Standards Board, and in accordance with Bulletin A-8, "Supplemental Application of International Accounting Standards" issued by the Mexican Institute of Public Accountants. Therefore, the accompanying financial statements of the merged company are included as if the merger had taken place as of the beginning of the earliest period presented. See Note 2 to our consolidated financial statements.

        Except for ratios, percentages, per share, per ADS, and operating data, all amounts are presented in thousands of U.S. dollars or constant pesos. Unless otherwise indicated, we have translated U.S. dollar amounts at the exchange rate of Ps.10.7720 to US$1.00, which was the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per

U.S. dollar, on June 30, 2005. On January 4, 2006, the noon buying rate for pesos was Ps.10.587 to US$1.00.

        For additional information regarding financial information presented in this prospectus, see "Presentation of Financial and Other Information."

Homex Selected Consolidated Financial Information

	Six Months Ended June 30,			Year Ended December 31,
	2005(1) (US$)	2005(1) (Ps.)	2004(1) (Ps.)	2004 (US$)	2004 (Ps.)	2003 (Ps.)	2002 (Ps.)	2001 (Ps.)	2000 (Ps.)
	(in thousands, except per share data/ADS, percentages and ratios)
Statement of operations data:
Mexican GAAP:
Revenues(2)	265,812	2,863,328	1,990,806	498,462	5,369,428	2,942,067	1,372,113	820,818	1,157,791
Costs	183,145	1,972,835	1,363,267	347,077	3,738,718	2,104,408	961,584	575,792	787,544
Gross profit	82,667	890,493	627,539	151,385	1,630,710	837,659	410,529	242,028	370,247
Selling and administrative expenses	25,436	273,992	186,586	40,657	437,961	269,526	169,330	124,993	154,654
Income from operations	57,232	616,501	440,953	110,728	1,192,749	568,133	241,199	120,035	215,593
Other income (expense)	1,544	16,623	46,221	4,037	43,486	78,668	(1,785)	10,669	3,294
Net comprehensive financing cost(3)	6,363	68,545	57,366	14,972	161,286	128,907	150,880	131,905	127,980
Income before income tax and employee statutory profit-sharing expense	52,412	564,579	429,808	99,793	1,074,949	517,894	88,534	(1,201)	90,907
Income tax expense	16,133	173,782	133,192	31,859	343,157	185,269	54,185	17,011	54,940
Employee statutory profit-sharing expense	—	—	1,501	799	8,611	279	1,580	194	2,702
Consolidated net income	36,279	390,797	295,115	67,135	723,181	332,346	32,770	(18,406)	33,265
Net income (loss) of majority stockholders	36,655	394,849	295,875	66,285	714,022	326,987	31,390	(18,406)	33,265
Net income (loss) of minority stockholders	(376)	(4,052)	(760)	850	9,159	5,359	1,380	—	—
Weighted average shares outstanding	313,856	313,856	249,962	281,997	281,997	241,521	191,896	147,637	147,559
Basic and diluted earnings (loss) per share	0.12	1.26	1.18	0.23	2.53	1.35	0.16	(0.12)	0.23
Basic and diluted earnings (loss) per ADS(4)	0.72	7.56	7.08	1.38	15.18	8.10	0.96	(0.72)	1.38
U.S. GAAP:
Revenues(2)	225,457	2,428,624	1,314,253	370,140	3,987,147	2,752,825	1,230,640
Costs	169,534	1,826,220	993,008	279,017	3,005,574	2,111,305	973,826
Gross profit	55,923	602,404	321,245	91,123	981,573	641,520	256,814
Operating income(5)(6)	29,969	322,823	122,694	48,984	527,660	371,670	87,107
Net income	24,771	266,837	147,645	39,605	426,628	248,918	65,000
Weighted average shares outstanding	313,856	313,856	249,962	281,997	281,997	241,521	191,896
Basic and diluted earnings per share	0.08	0.85	0.59	0.14	1.51	1.03	0.34
Basic and diluted earnings per ADS(4)	0.47	5.10	3.54	0.84	9.08	6.18	2.03

As of and for Six Months Ended June 30,	As of and for Year Ended December 31,
2005(1) (US$)	2005(1) (Ps.)	2004(1) (Ps.)	2004 (US$)	2004 (Ps.)	2003 (Ps.)	2002 (Ps.)	2001 (Ps.)	2000 (Ps.)
(in thousands, except for percentages and ratios)
Balance sheet data:
Mexican GAAP:
Cash and temporary investments	37,649	405,555	47,948	516,500	222,458	69,349	47,921	20,773
Trade accounts receivable	351,139	3,782,471	297,415	3,203,752	1,864,249	1,283,045	1,103,818	1,019,995
Total current assets	620,467	6,683,669	552,674	5,953,400	3,142,448	1,724,579	1,262,590	1,221,067
Land held for future development	61,554	663,065	47,279	509,294	242,443	88,742	141,779	142,997
Property and equipment	24,250	261,219	23,586	254,072	57,863	27,385	18,586	22,373
Total assets	712,960	7,680,001	635,506	6,845,673	3,488,320	1,851,107	1,434,571	1,390,772
Notes payable to financial institutions	103,727	1,117,348	37,252	401,276	679,079	421,390	489,488	506,571
Total current liabilities	252,633	2,721,352	204,921	2,207,402	1,749,362	703,927	674,616	694,278
Long-term notes payable to financial institutions	4,379	47,167	15,020	161,800	—	—	—	—
Land purchases—long-term	1,885	20,300	—	—	—	—
Total long-term liabilities	69,772	751,577	76,309	821,996	359,176	200,719	172,331	171,326
Total liabilities	322,405	3,472,929	281,230	3,029,398	2,108,538	904,646	846,948	865,604
Common stock	20,367	219,398	20,367	219,398	175,096	169,150	134,035	117,330
Total stockholders' equity	390,555	4,207,072	354,276	3,816,275	1,379,782	946,460	587,624	525,168
U.S. GAAP:
Cash and cash equivalents	37,649	405,555	47,948	516,500	222,458	69,622
Restricted cash	—	—	10,921	20,692	—	—
Accounts receivable	83,708	901,702	67,471	726,793	587,595	188,953
Total current assets	540,030	5,817,205	520,298	5,604,654	2,875,696	1,549,906
Land held for future development	61,554	663,065	47,279	509,294	238,683	88,741
Property and equipment	24,250	261,219	23,586	254,072	57,910	27,385
Total assets	639,769	6,891,587	603,131	6,496,927	3,210,139	1,676,435
Total current liabilities	302,244	3,255,771	277,475	2,988,964	2,033,375	854,923
Total stockholders' equity	331,146	3,531,635	303,082	3,264,798	1,130,257	816,266
Other financial data:
Mexican GAAP:
Depreciation	2,402	25,877	5,058	2,274	24,498	11,182	6,843	7,403	7,729
Gross margin(7)	31.1%	31.1%	31.5%	30.4%	28.5%	29.9%	29.5%	30%	32%
Operating margin(8)	21.5%	21.5%	22.1%	22.2%	22.2%	19.3%	17.6%	15%	19%
Net margin(9)	13.8%	13.8%	14.9%	13.3%	13.3%	11.1%	2.3%	-2.2%	2.9%
Other financial data computed from Mexican GAAP financial information:
EBITDA(10)	61,177	659,001	492,232	117,038	1,260,733	657,983	246,257	138,108	226,491
Net debt(11)	70,457	758,960	4,324	46,184	456,620	352,041	441,567	485,797
Ratio of notes payable to financial institutions to total stockholders' equity	27.7%	27.7%	15.3%	15.3%	49.2%	44.5%	83.3%	96.5%
Ratio of notes payable to financial institutions to total assets	15.2%	15.2%	8.5%	8.5%	19.5%	22.8%	34.1%	36.4%
Ratio of earnings to fixed charges(12)	5.9	x	5.9	x	7.0	x	8.0	x	8.0	x	4.4	x	0.7	x
U.S. GAAP:
Gross margin(7)	24.8%	24.8%	24.6%	24.6%	23.3%	20.9%
Operating margin(8)	13.3%	13.3%	13.2%	13.2%	13.5%	7.1%
Net margin(9)	11.0%	11.0%	10.7%	10.7%	33.1%	5.3%
Other financial data derived from U.S. GAAP financial information:
EBITDA(10)	35,151	378,643	195,599	58,494	630,102	442,957	92,038

(1)
Financial information as of and for the six-month periods ended June 30, 2004 and 2005 is unaudited. The financial information as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements.

(2)
For U.S. GAAP purposes, sales are recognized when title passes to the home buyer, as opposed to the percentage-of-completion method of accounting used for Mexican GAAP purposes, under which we recognize income from homes we sell as we incur the cost of their construction.

(3)
Represents interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses.

(4)
Assumes all common shares are represented by ADSs. Each ADS represents six common shares. Any discrepancies between per share and per ADS amounts in the table are due to rounding.

(5)
Employee statutory profit-sharing expense is classified as an operating expense under U.S. GAAP.

(6)
Interest capitalized as part of the cost of inventories is included in operating expense under U.S. GAAP.

(7)
Represents gross profit divided by total revenues.

(8)
Represents operating income divided by total revenues.

(9)
Represents net income divided by total revenues.

(10)
EBITDA is not a financial measure computed under Mexican or U.S. GAAP. EBITDA derived from our Mexican GAAP financial information means Mexican GAAP net income (loss) excluding (i) depreciation, (ii) net comprehensive financing costs (which is composed of net interest expense, foreign exchange gain or loss and monetary position gain or loss), and (iii) income tax expense and employee statutory profit-sharing expense.

EBITDA derived from our U.S. GAAP financial information means U.S. GAAP net income excluding (i) depreciation, (ii) interest expense and monetary position gain or loss, and (iii) income tax expense.

We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies in our industry because it excludes the effect of (i) depreciation, which represents a non-cash charge to earnings, (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates, and inflation rates, which have little or no bearing on our operating performance, and (iii) income tax expense and, for EBITDA derived from our Mexican GAAP financial information, employee statutory profit-sharing expense.

EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure. You should review EBITDA, along with net income (loss) and cash flow from operating activities, investing activities and financing activities, when trying to understand our operating performance. While EBITDA may provide a useful basis for comparison, our computation of EBITDA is not necessarily comparable to EBITDA as reported by other companies, as each is calculated in its own way and must be read in conjunction with the explanations that accompany it. While EBITDA is a relevant and widely used measure of operating performance, it does not represent cash generated from operating activities in accordance with Mexican or U.S. GAAP and should not be considered as an alternative to net income (loss), determined in accordance with Mexican or U.S. GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with Mexican or U.S. GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Additionally, the definition of EBITDA is different from that used for purposes of our financial covenants described in "Description of the New Notes."

EBITDA has certain material limitations as follows: (i) it does not include interest expense, which, because we have borrowed money to finance some of our operations, is a necessary and ongoing part of our costs and assisted us in generating revenue; (ii) it does not include taxes, which are a necessary and ongoing part of our operations; and (iii) it does not include depreciation, which, because we must utilize property and equipment in order to generate revenues in our operations, is a necessary and ongoing part of our costs. Therefore, any measure that excludes any or all of interest expense, taxes and depreciation has material limitations. For a further discussion of EBITDA, including a reconciliation to GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—EBITDA Reconciliation."

(11)
Net debt is not a financial measure computed under Mexican GAAP. We compute net debt as the sum of all notes payable to financial institutions less cash and temporary investments, each of which is computed in accordance with Mexican GAAP. Management uses net debt as a measure of our total amount of leverage, as it gives effect to cash accumulated on our balance sheets. Management believes net debt provides useful information to investors because it reflects our actual debt as well as our available cash and temporary investments that could be used to reduce this debt. Net debt has certain material limitations in that it assumes the use of our cash and temporary investments to repay debt that is actually still outstanding and not to fund operating activities or for investment. For a reconciliation to GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—EBITDA Reconciliation."

(12)
Represents earnings divided by fixed charges. Earnings are defined as earnings before income taxes, minority interest and cumulative effect of change in accounting principle, plus fixed charges and amortization of interest capitalized, less interest capitalized; fixed charges are defined as the sum of interest expensed and interest capitalized, plus amortized premiums, discounts and capitalized expenses related to indebtedness.

Homex Selected Operating Information

	Six Months Ended June 30,				Year Ended December 31,
	2005		2004		2004		2003		2002
	(in thousands, except for percentages and ratios)
Homes Sold
Affordable entry-level		9,284		7,645		19,141		12,933		7,206
Middle-income		1,252		443		1,912		463		—

Total		10,536		8,088		21,053		13,396		7,206
Affordable entry-level as percentage of homes sold		88.1%		94.5%		90.9%		96.5%		100.0%
Middle-income as percentage of homes sold		11.9%		5.5%		9.1%		3.5%		—

Total		100.0%		100.0%		100.0%		100.0%		100.0%
Average Price
Affordable entry-level	Ps.	234	Ps.	225	Ps.	219	Ps.	205	Ps.	190
Middle-income		551		695		613		639		—

Weighted average	Ps.	272	Ps.	246	Ps.	225	Ps.	255	Ps.	220
Revenues
Affordable entry-level	Ps.	2,173,900	Ps.	1,682,934	Ps.	4,197,926	Ps.	2,646,226	Ps.	1,372,113
Middle-income		689,428		307,872		1,171,502		295,841		—

Total	Ps.	2,863,328	Ps.	1,990,806	Ps.	5,369,428	Ps.	2,942,067	Ps.	1,372,113
Affordable entry-level as percentage of all revenues		75.9%		84.5%		78.2%		89.9%		100.0%
Middle-income homes as percentage of all revenues		24.1%		15.5		21.8		10.1		—

Total		100.0%		100.0%		100.0%		100.0%		100.0%

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our audited consolidated financial statements and their accompanying notes and our unaudited consolidated interim financial statements included elsewhere herein. Our consolidated financial statements and other financial information included in this prospectus, unless otherwise specified, are restated in constant pesos as of June 30, 2005. Our consolidated financial statements have been prepared in accordance with Mexican GAAP which differs in certain respects from U.S. GAAP as described in Notes 22 and 23 to our audited consolidated financial statements.

        This prospectus contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

        Unaudited pro forma condensed combined financial statements reflecting the combined accounts of Homex and Beta on a pro forma basis for the year ended December 31, 2004 and as of and for the six-month period ended June 30, 2005 are also included in this prospectus, beginning on page B-1.

Overview

        We are a vertically integrated home development company specializing in affordable entry-level and middle-income housing in Mexico. During 2004 we sold 21,053 homes, an increase of 57.2% over 2003, and during the six-month period ended June 30, 2005 we sold 10,536 homes, an increase of 30.3% over the same period in 2004. As of June 30, 2005 we had 52 developments under construction in 25 cities located in 17 Mexican states. We had total land reserves under title of approximately 10.4 million square meters as of June 30, 2005 on which we estimate we could build approximately 45,000 affordable entry-level homes and approximately 6,800 middle-income homes. As of June 30, 2005 we also had approximately 2.7 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 1,200 middle-income homes on this land.

        Even before taking into account our July 1, 2005 acquisition of Beta described below, we believe that we have grown faster than the three other largest publicly traded Mexican home development companies over the past three calendar years. In addition, we believe our geographic diversity is one of the strongest among home builders in Mexico, reflected by our operations as of June 30, 2005 in 25 cities located in 17 Mexican states. We also compare positively with our competitors in terms of sales concentration, with only one city (Guadalajara) in which we operate providing approximately 23% of our revenues and no other city providing more than 10% of our revenues in the six-month period ended June 30, 2005.

        Our strategy includes targeting high margin opportunities such as middle-income home sales. For the six-month period ended June 30, 2005, 24.1% of our revenue came from middle-income home sales as compared to 15.5% for the same period in the prior year. We have developed an operating model that we believe allows us to enter underserved markets quickly and efficiently in order to take advantage of attractive opportunities offered by increased availability of public and private sector mortgage financing.

        On July 1, 2005, we acquired Controladora Casas Beta S.A. de C.V., or Beta, which, prior to its acquisition by us was the sixth-largest homebuilder in Mexico as measured by units sold in 2004. After giving effect to the acquisition, we believe we are now the largest homebuilder in Mexico in terms of operating income on a pro forma basis for 2004.

        The purchase price for Beta was approximately Ps.2,041.5 million (US$188.9 million). The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of our common shares valued at Ps.977.6 million (US$90.5 million). Following the acquisition, Beta was merged with and into Homex, with Homex being the surviving entity. As a result of the Beta acquisition, former Beta shareholders currently own approximately 6.6% of Homex's capital stock.

        Beta was a housing development company located in the Mexico City area and focused on affordable entry-level and middle-income housing. During 2004, Beta sold 11,055 homes (affordable entry-level and residential combined), an increase of 79.5% over 2003 and during the six-month period ended June 30, 2005, Beta sold 5,846 homes (affordable entry-level), an increase of 16.4% over the same period in 2004.

        For the year ended December 31, 2004, Beta had revenues of Ps.2,497.7 million (US$231.9 million), an increase of 51.4% over the previous year. Its revenues for the six-month period ended June 30, 2005 were Ps.1,240.1 million (US$115.1 million), an increase of 19.3% over the same period in 2004.

        After giving effect to the acquisition of Beta and the application of the net proceeds of the offering of the old notes to prepay (i) all of Beta's outstanding debt, which we assumed on July 1, 2005, (ii) approximately Ps.540.5 million of the Ps.1,081.0 million financing used to acquire Beta and (iii) amounts outstanding under our debt facilities, other than approximately Ps.780.8 million, our short-term debt was Ps.780.8 million and our long-term debt was Ps.3,279.5 million as of September 30, 2005.

Critical Accounting Estimates

  Revenue and Cost Recognition

        We use the percentage-of-completion method of accounting to account for revenues and costs, measuring progress towards completion in terms of actual costs incurred versus budgeted expenditures for each stage of a development. Under the percentage-of-completion method of accounting, revenues for work completed are recognized prior to receipt of actual cash proceeds. We receive cash proceeds from the sale of a home at closing when title to the home is transferred to the buyer. We include revenues in excess of billings as accounts receivable on our balance sheet, and any cash proceeds we receive as advance payments prior to completion of the actual work related to the payments, including customer down payments, are included in current liabilities as advances from customers. Please see Note 3 to the consolidated financial statements.

        The percentage-of-completion method of accounting requires us to determine on a monthly basis the percentage of completion of each stage of a development based on actual expenditures incurred to date versus budgeted expenditures. To the extent that the estimated costs of a development stage differ from the actual costs incurred, our recognized revenues could change. In addition, to the extent that estimated revenues derived from home sales per development stage differ from revenues derived from home deliveries per development stage, our recognized revenues could change.

        We apply the percentage-of-completion method to recognize revenues from our housing development subject to the following conditions:

  •
  we establish that the home buyer will obtain the required financing from the mortgage lender;

  •
  the home buyer has submitted all required documents in order to obtain financing from the mortgage lender;

  •
  the home buyer has signed a purchase agreement; and

  •
  the home buyer has made a down payment, where down payments are required.

Beta, which we acquired on July 1, 2005, uses a similar percentage-of-completion method.

  Income Taxes

        We recognize deferred tax assets and liabilities based on the differences between the financial statements carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and, if necessary, establish a valuation allowance based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. If these estimates and related assumptions change in the future, we may be required to record a valuation allowance against deferred tax assets resulting in additional income tax expense. Please see Notes 3 and 16 to our consolidated financial statements.

Results of Operations

Overview

        We operated in 25 cities and 17 states across Mexico as of June 30, 2005. Sales volumes for the six-month period ended June 30, 2005 totaled 10,536 homes, a 30.3% increase from the same period during the previous year. This was primarily driven by a 21.4% increase in affordable entry-level homes sold from 7,645 in the six-month period ended June 30, 2004 to 9,284 in the six-month period ended June 30, 2005. The middle-income home segment contributed 1,252 homes in the six-month period, representing a 182.6% increase over the 443 homes sold in the same period of the prior year. We also describe home sales volumes of Beta, which we acquired on July 1, 2005, in "Prospectus Summary—Recent Developments."

Results of Operations for the Six Months Ended June 30, 2005 Compared to the Six Months Ended June 30, 2004

  Revenues

        Total revenues increased 43.8% to Ps.2,863.3 million in the six months ended June 30, 2005 from Ps.1,990.8 million in the six months ended June 30, 2004 primarily due to a 30.3% increase in the number of homes sold, an increase of 6.3% in the average price of our affordable entry-level homes, and additional revenue recognized in connection with increased sales of middle-income housing, where the revenue per home sold is greater than in the affordable entry-level housing market.

  Costs and Gross Profit

        Costs increased 44.7% to Ps.1,972.8 million in the six months ended June 30, 2005 from Ps.1,363.3 million in the six months ended June 30, 2004 primarily due to increased sales, driven by an increase in our participation in the middle-income home segment which results in higher costs than the affordable entry-level home segment. Gross profit increased 41.9% to Ps.890.5 million in the six months ended June 30, 2005 from Ps.627.6 million for the six months ended June 30, 2004 primarily due to an increase in sales for that period. Our gross profit margin decreased to 31.1% in the six months ended June 30, 2005 from 31.5% for the six months ended June 30, 2004.

  Selling and Administrative Expenses

        Selling and administrative expenses increased 46.8% to Ps.274.0 million for the six months ended June 30, 2005 from Ps.186.6 million for the six months ended June 30, 2004 primarily due to additional marketing and fixed expenses relating to the opening of seven new branches during the twelve-month period ended June 30, 2005, for which we have incurred start-up costs, have not reached full revenue generation capacity and also due to seasonality.

  Income from Operations

        Income from operations increased 39.8% from Ps.441.0 million in the six months ended June 30, 2004 to Ps.616.5 million in the six months ended June 30, 2005 due principally to the reasons described above.

  Net Comprehensive Financing Cost

        Net comprehensive financing cost (comprised of interest income, interest expense, monetary position gains and losses), and foreign exchange gains and losses increased 19.5% to Ps.68.5 million for the six months ended June 30, 2005 from Ps.57.4 million for the six months ended June 30, 2004. Net comprehensive financing cost as a percentage of sales decreased 16.9% for the six months ended June 30, 2005 from 2.9% for the six months ended June 30, 2004. Net interest expense increased 41.4% to Ps.73.0 million for the six months ended June 30, 2005 from Ps.51.6 million for the six months ended June 30, 2004. Interest expense increased 54.9% to Ps.95.8 million for the six months ended June 30, 2005 from Ps.61.8 million for the six months ended June 30, 2004 primarily due to an increase in our indebtedness, principally as a result of our commercial paper issued in the first quarter of 2005.

  Income Tax Expense

        Income tax expense increased 30.5% to Ps.173.8 million in the six months ended June 30, 2005 from Ps.133.2 million in the six months ended June 30, 2004 due principally to increased revenues and income before taxes. The effective income tax rate decreased by 3.9% from a rate of 32.0% in the six months ended June 30, 2004 to a rate of 30.8% in the six months ended June 30, 2005. Such decrease was primarily a result of an amendment to Mexican corporate tax law effective in the first quarter of 2005 that reduced our Mexican corporate tax rate from 33% to 30% and an increase in tax loss carry forwards to Ps.1,555.4 million in the six months ended June 30, 2005 from Ps.771.3 million for the same period in 2004. The tax loss carry forwards were obtained from the purchase of new land that helped offset income tax payable.

  Net Income

        Net income increased 32.4% to Ps.390.8 million in the six months ended June 30, 2005 from Ps.295.1 million in the six months ended June 30, 2004, as a result of the factors described above.

Results of Operations for the Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

  Revenues

        Total revenues increased 82.5% to Ps.5,369.4 million in 2004 from Ps.2,942.1 million in 2003 primarily due to a 57.2% increase in the number of homes sold, an increase of 6.8% in the average price of our affordable entry-level homes, and additional revenue recognized in connection with increased sales of middle-income homes, for which the revenue per home sold is substantially greater than for affordable entry-level homes. We sold 1,912 middle-income homes in 2004, compared to 463 middle-income homes sold in 2003, and sold 19,141 affordable entry-level homes in 2004, as compared to 12,933 affordable entry-level homes in 2003.

  Costs and Gross Profit

        Costs increased 77.7% to Ps.3,738.7 million in 2004 from Ps.2,104.4 million in 2003, almost exclusively as a result of increased volume, as described above. Gross profit increased by 94.7% to Ps.1,630.7 million in 2004 from Ps.837.7 million in 2003. Our gross profit margin improved to 30.4% in 2004 from 28.5% in 2003.

  Selling and Administrative Expenses

        Selling and administrative expenses increased 62.5% to Ps.438.0 million in 2004 from Ps.269.5 million in 2003. This increase was due principally to increases in aggregate sales commissions resulting from the increase in the number of homes sold, the increase in the number of administrative personnel required to support our expanding operations. As a percentage of sales, selling and administrative expenses improved by decreasing from 9.2% in 2003 to 8.2% in 2004. The decrease in selling and administrative expenses as a percentage of sales was attributable to restrained growth in the number of our fixed salary personnel in relation to our significantly increased sales.

  Net Comprehensive Financing Cost

        Net comprehensive financing cost (comprised of interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses) increased by 25.0% from Ps.128.9 million in 2003 to Ps.161.3 million in 2004. Net comprehensive financing cost as a percentage of sales decreased from 4.4% in 2003 to 3.0% in 2004. Net interest expense decreased by 23.2% from Ps.112.4 million in 2003 to Ps.86.3 million in 2004. This decrease was primarily due to a decline in average interest rates on our outstanding indebtedness, a reduction in amounts outstanding under our credit facilities and the prepayment of outstanding debt with increased cash due in part to proceeds of the initial public offering. Interest income increased by 618.2% to Ps.47.3 million in 2004 from Ps.6.6 million in 2003 due to higher cash balances throughout the year. We had a foreign exchange gain of Ps.7.2 million in 2004 as a result of a peso appreciation of approximately 0.8% against the U.S. dollar during 2004, compared to a foreign exchange gain of Ps.1.3 million in 2003 as a result of the dollar balance that we held following capital contributions by our principal shareholders and a peso depreciation of approximately 7.0% against the U.S. dollar during the first two months of 2003. Monetary position loss increased from Ps.17.8 million in 2003 to Ps.82.1 million in 2004 as a result of an increase in our net monetary asset position and an increase in inflation.

  Income Tax Expense and Employee Statutory Profit-Sharing Expense

        Income tax expense increased 85.2% from Ps.185.3 million in 2003 to Ps.343.2 million in 2004 due principally to increased revenues and income before taxes. The effective income tax rate decreased by 12.5% from a rate of 36.0% in 2003 to 32.0% in 2004. Such decrease was primarily a result of inflation, reduction in the statutory income tax rate on deferred income taxes and an increase in tax loss carry forwards from Ps.542.6 million in the year ended December 31, 2003 to Ps.1,942.7 million in the year ended December 31, 2004. The tax loss carry forwards were obtained from the purchase of new land that helped offset payable tax income. Employee statutory profit-sharing expense increased from Ps.0.2 million in 2003 to Ps.8.6 million in 2004 as a result of the increase in revenue and income before taxes.

  Net Income

        Net income increased by 117.6% to Ps.723.2 million in 2004 from Ps.332.3 million in 2003 as a result of the factors described above.

Results of Operations for the Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

  Revenues

        Total revenues increased by 114.4% to Ps.2,942.1 million in 2003 from Ps.1,372.1 million in 2002 primarily due to an 85.9% increase in the number of homes sold, an increase of 7.9% in the average price of our affordable entry-level homes, and additional revenue recognized in connection with sales of middle-income housing, where the revenue per home sold is substantially greater than in the affordable entry-level housing market. We sold 13,396 homes in 2003, as compared to 7,206 homes sold in 2002.

  Costs and Gross Profit

        Costs increased by 118.8% to Ps.2,104.4 million in 2003 from Ps.961.6 million in 2002, almost exclusively as a result of increased volume, as described above. Gross profit increased by 104.0% to Ps.837.7 million in 2003 from Ps.410.5 million in 2002. Our gross profit margin was 28.5% in 2003 compared to 29.9% in 2002. Our gross profit margin decreased slightly in 2003 as a result of Ps.16.7 million of expenses that we incurred during the year for repairs on houses in Chiapas to repair damages caused by unauthorized home modifications by homeowners. Our gross profit margin also decreased as a result of expenses related to the completion and closing of operations in two cities.

  Selling and Administrative Expenses

        Selling and administrative expenses increased by 59.1% to Ps.269.5 million in 2003 from Ps.169.3 million in 2002. This increase was due principally to the increase in the number of administrative personnel required to support our expanding operations, the opening of new offices in the cities of Tapachula and Tijuana, pre-opening expenses in Estado de México and the cities of Acapulco and Monterrey, and a rise in the aggregate amount of sales commissions due to the growth in the number of homes sold. As a percentage of sales, selling and administrative expenses decreased from 12.3% in 2002 to 9.2% in 2003. The decrease in selling and administrative expenses as a percentage of sales was attributable to restrained growth in the number of our fixed salary personnel in relation to our significantly increased sales.

  Net Comprehensive Financing Cost

        Net comprehensive financing cost (comprised of interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses) decreased 14.6% from Ps.150.9 million in 2002 to Ps.128.9 million in 2003. Net comprehensive financing cost as a percentage of sales decreased from 11.0% in 2002 to 4.4% in 2003. Interest expense decreased by 10.7% from Ps.133.2 million in 2002 to Ps.119.0 million in 2003. This decrease was due to a reduction of approximately Ps.58.5 million in average debt during 2003 resulting from an increase in cash flow due to a greater number of home deliveries beginning during the last quarter of 2002 and continuing during 2003, as well as a reduction in interest rates and lending commissions due to the issuance of commercial paper used to retire more expensive bridge loans. Average outstanding debt in the amount of Ps.434.2 million during 2003 was lower than average debt outstanding during 2002, notwithstanding a substantial increase in debt at the end of 2003 incurred to fund additional land purchases. Interest income increased by 254.7% to Ps.6.6 million in 2003 from Ps.1.9 million in 2002 due to higher cash balances. We had a foreign exchange gain of Ps.1.3 million in 2003, compared to a foreign exchange loss of Ps.0.1 million in 2002, as a result of the dollar balance that we held following capital contributions by our principal shareholders and a peso depreciation of approximately 7.0% against the U.S. dollar during the first two months of 2003. Monetary position loss decreased from Ps.19.4 million in 2002 to Ps.17.8 million in 2003.

  Income Tax Expense and Employee Statutory Profit-Sharing Expense

        Income tax expense increased from Ps.54.2 million in 2002 to Ps.185.3 million in 2003 due to increased revenues. However, the effective income tax rate decreased from 61.2% in 2002 to 36.0% in 2003 as a result of a smaller difference between the book and tax effects of inflation due to lower inflation in 2003. Substantially all of the income tax expense is derived from the non-cash deferred tax provision resulting from an increase in taxable temporary differences primarily associated with unbilled revenues on developments in progress and the cost of inventories deducted for tax purposes. See

Note 18 to our consolidated financial statements. Employee statutory profit-sharing expense decreased from Ps.1.6 million in 2002 to Ps.0.3 million in 2003 as a result of reduced earnings for employee statutory profit-sharing purposes at the employee services subsidiaries level.

  Net Income

        Net income increased by 914.2% to Ps.332.3 million in 2003 from Ps.32.8 million in 2002 as a result of the factors described above.

Government Policy and Available Financing

        The size of the developer-built market depends on the availability of mortgage financing. Due to liquidity and general economic crises occurring in the last twenty years, Mexico has experienced fluctuations in the availability of mortgage financing, particularly from private sector sources. As a result, the supply of affordable entry-level and middle-income housing has also remained low during this period.

        During the 1980s, Mexican government policy focused on encouraging investment by the private sector, reducing development costs, and stimulating construction. Government-sponsored funds provided mortgage loan guarantees and direct payment and savings procedures. In 1994, Mexico experienced an economic crisis that led to the devaluation of the Mexican peso and a steep rise in interest rates. Smaller housing development companies went out of business, and the industry experienced a sharp fall in home sales between 1995 and 1996 due to diminished commercial bank lending.

        Following the 1994 economic crisis, government policy sought to counterbalance the shortage of available financing and the increases in interest rates that resulted by focusing primarily on providing mortgages and construction financing via government-sponsored funds in the affordable entry-level sector. Government funds no longer provided development or sales activities and functioned instead as true savings-and-loan programs. Legislative reforms with regard to community-owned agricultural territories (ejidos), which made it possible to sell these formerly restricted properties, also increased the potential supply of land available for development. During this period, the government authorized sofoles that underwrite mortgages with funds and guarantees provided by government agencies, private investment, national, foreign or development bank loans, or through the Mexican capital markets. Furthermore, the government encouraged industry growth and private sector lending by supporting consolidation in the housing development industry.

        Between 1997 and 1998, home sales stabilized, growing slightly in 1997 due to improving economic conditions. During 1999 and 2000, mortgage financing increased due to stabilizing economic conditions. The level of available financing has continued to grow as a result of Mexican government policies implemented following the crisis and the current Mexican presidential administration's goal to provide 750,000 new mortgages per year by 2006 pursuant to its national housing plan. The administration set forth four objectives to achieve this growth:

  •
  make more adequate land available, including infrastructure such as sewage and utilities;

  •
  increase deregulation of the home building industry;

  •
  encourage consolidation within the industry; and

  •
  increase financing opportunities available to qualified home buyers.

        In conjunction with these efforts, the Mexican legislature amended existing tax regulations in order to allow individuals to deduct a portion of their mortgage loan interest payments from their personal income taxes beginning in 2003, which the administration expects will lead to increased mortgage financing activity.

        In the last four years, the developer-built market has continued to expand due to higher levels of available mortgage financing, especially through government-sponsored funds such as Infonavit, SHF and Fovissste. Between 1998 and 2000 according to the Housing Development Agency (Comisión Nacional de Fomento a la Vivienda), or Conafovi, the housing stock in Mexico increased by 2.4 million homes, 37% of which (900,000 homes) were built by developers, with the remainder being self-built. Between 2001 and 2003, Conapo estimates that the housing stock increased by another 2.5 million homes, 46% of which (1.1 million homes) were built by developers, with the remainder being self-built.

        Changes in the availability of mortgage financing from government agencies could adversely affect us. See "Risk Factors—Risk Factors Related to our Business—Decreases in the Amount of Mortgage Financing Provided by Mexican Government-Sponsored Agencies on which We Depend, or Disbursement Delays, Could Result in a Decrease in Our Sales and Revenues."

New Accounting Pronouncements

  Mexican GAAP

        In May 2004, the Mexican Institute of Public Accountants, or IMCP (Instituto Mexicano de Contadores Públicos) issued Bulletin B-7, "Business Acquisitions," whose application is mandatory for fiscal years beginning on or after January 1, 2005. Bulletin B-7 provides updated rules for the accounting treatment of business acquisitions and investments in associated entities. Bulletin B-7 establishes that the purchase method shall be applied in accounting method for business combinations; eliminates the amortization of goodwill, which is currently subject to the impairment rules; establishes rules for the accounting treatment of asset transfers or share exchanges among entities under common control as well as for the acquisition of minority interests based on the provisions of Bulletin B-8, "Consolidated and combined financial statements and valuation of permanent investments in shares." Management believes that the adoption of Bulletin B-7 has not had and will not have significant effects on our financial position or results of operations.

        In April 2004, the IMCP issued Bulletin C-10, "Derivative instruments and hedging activities," whose application is mandatory for fiscal years beginning on or after January 1, 2005. Bulletin C-10 establishes that any variances in the fair value, both of the derivative and the underlying, for fair value hedges must be reflected in current earnings when such variances occur; for cash flow hedges, the effective portion of fair value variances must be recognized in other comprehensive income in stockholders' equity, while the ineffective portion must affect current earnings.

        Bulletin C-10 establishes the conditions that must be met for an instrument to be considered as a derivative financial instrument. Bulletin C-10 also provides for regulation of hedging activities, including, among others, the formal documentation at the inception of each hedge and a measurement of its effectiveness during its term. In addition, Bulletin C-10 classifies hedges into three categories: (a) fair value hedges, (b) cash flow hedges and (c) foreign currency hedges, and provides for specific regulation with respect to valuation, recognition, presentation and disclosure for each category of hedge. Management believes that the adoption of Bulletin C-10 has not had and will not have significant effects on our financial position or results of operations.

        In April 2004, the IMCP issued Amendment to Bulletin C-2, "Financial instruments," whose application is mandatory for fiscal years beginning on or after January 1, 2005, although early adoption is encouraged. Amendment to Bulletin C-2 establishes that any variance in the fair value of financial instruments classified as available for sale must be recognized in other comprehensive income and reclassified to current earnings upon sale of such instruments. In addition, Amendment to Bulletin C-2 provides for the reclassification of certain financial instruments by category, provided that conditions and rules for their accounting recognition are met, and that impairment rules are applicable to financial instruments available for sale, establishing rules for their recognition. Management believes that the adoption of Amendment to Bulletin C-2 has not had and will not have significant effects on our financial position or results of operations.

        In January 2004, the IMCP issued revised Bulletin D-3, "Labor obligations," which replaces the concept of unforeseen severance payments that are recognized as earnings in the period in which the payment decision is made, with that of "severance payments at the end of the work relationship," defined as payments granted to employees upon termination of the labor relationship prior to retirement age, for which the valuation and disclosure rules applicable to pension and seniority premium payments must be followed.

        Bulletin D-3 is mandatory as of January 1, 2005, but provides that earnings from a transition asset or liability may be immediately recognized or amortized over the average remaining labor life of employees. Management believes that the adoption of this Bulletin D-3 has not had and will not have significant effects on our financial position or results of operations.

  U.S. GAAP

        In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), Share Based Payments, or SFAS No. 123R. SFAS No. 123R eliminates the optional application of intrinsic value measurement provisions pursuant to Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Such cost will be recognized over the period during which an employee is required to provide services in exchange for the award, or the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123R is effective for our fiscal year beginning on January 1, 2006. Management believes that the future adoption of SFAS No. 123R will not have significant effects on our financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, which amends APB Opinion No. 29, Accounting for Non-monetary Transactions to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal years beginning on or after January 1, 2006. Management believes that the future adoption of SFAS No. 153 will not have significant effects on our financial position, results of operations or cash flows.

        In January 2003, FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, FIN 46. In December 2003, FIN 46 was replaced by FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46(R). FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. We have applied FIN 46 and FIN 46(R) as of January 1, 2004 to analyze investments in potential variable interest entities formed after January 31, 2003 and potential variable interests in variable interest entities previously defined as Special Purpose Entities, or SPEs, created before February 1, 2003. We have also applied FIN 46 and FIN 46(R) to determine whether we hold potential interests in variable interest entities not previously defined as SPEs for the period ending December 31, 2004. The adoption of FIN 46(R) did not have a material impact on our financial position, results of operations or cash flows.

        On January 1, 2004, we adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with both liability and equity characteristics and requires that certain financial instruments be classified as liabilities that were previously considered equity. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003. For pre-existing instruments, we adopted SFAS No. 150 on January 1, 2004. The adoption of SFAS No. 150 did not have a material impact on our financial position, results of operations or cash flows.

Liquidity and Capital Resources

        The financial information presented in this section is presented in pesos of constant purchasing power as of September 30, 2005 and is therefore not directly comparable to the financial information included elsewhere in this prospectus, which, unless otherwise indicated, is presented in pesos of constant purchasing power as of June 30, 2005.

        We have experienced, and expect to continue to experience, substantial liquidity and capital resource requirements, principally to finance development and construction of homes and for land inventory purchases.

        As of September 30, 2005, we had Ps.1,706.8 million of cash and temporary investments and Ps.4,060.3 million of outstanding indebtedness for money borrowed (none of which was construction financing provided by sofoles for developments under construction). After giving effect to the acquisition of Beta and the use of the net proceeds of our September 2005 note offering to prepay (i) nearly all of Beta's outstanding debt, which we assumed on July 1, 2005, (ii) approximately Ps.540.5 million of the Ps.1,081.0 million financing used to acquire Beta and (iii) amounts outstanding under our debt facilities, other than approximately Ps.780.8 million, our short-term debt was Ps.780.8 million and our long-term debt was Ps.3,279.5 million as of September 30, 2005.

        As of December 31, 2004, we had Ps.520.3 million of cash and temporary investments and Ps.567.2 million of outstanding indebtedness for money borrowed (none of which was construction financing provided by sofoles for developments under construction), as compared to Ps.224 million and Ps.70.3 million of cash and temporary investments and Ps.684 million and Ps.424.4 million of outstanding indebtedness (of which Ps.146.8 million and Ps.288.1 million were construction financing provided by sofoles for developments under construction) as of December 31, 2003 and 2002, respectively.

        Although we do not commence construction of any development until the availability of mortgage financing for qualified homebuyers is assured, we do acquire land and perform licensing, permitting, and certain infrastructure development activities prior to receiving confirmation of the availability of mortgage financing. Historically, we have financed our development and construction activities through internally generated funds, commercial paper programs, and bridge loans.

        Our primary sources of liquidity are:

  •
  cash flow from operations;

  •
  our domestic commercial paper programs;

  •
  financing from sellers of land and, to a lesser extent, suppliers of materials;

  •
  commercial banks, sofoles, and other financial institutions; and

  •
  down payments from home buyers.

        The table below sets forth information regarding our outstanding debt as of September 30, 2005.

Debt Outstanding

Homex Debt	Aggregate Lender Principal Amount	Interest Rate(1)	Maturity
	(in thousands of pesos)
Mutlivalores Casa de Bolsa S.A. de C.V. commercial paper	250,000	TIIE+2.25	Nov. 18, 2006
Multivalores Casa de Bolsa, S.A. de C.V. commercial paper	500,000	TIIE+1.50	Mar. 10, 2006
Paccar Arrendadora Financiera, S.A de C.V.	1,504	0.00%	May 22, 2006
Caterpillar Credito, S.A. de C.V.	749	TIIE+3.60%	Jun. 1, 2006
Arrendadora Financiera Navistar, S.A. de C.V.	11,183	0.00%	Jun. 10, 2006
Outinord Universal, S.A.	7,412	6.00%	Aug. 3, 2006
Capita Servicios, S.A de C.V.	9,987	10.50%	Dec. 3, 2007
Short Term	780,835
GE Capital.	24,013	7.40%	Jul. 29, 2010
HSBC Mexico, S.A.	540,500	TIIE+1.00	Sept. 14, 2010
Senior Guaranteed Notes (2)	2,715,000	10.42%	Sept. 28, 2015
Long Term	3,279,513
Total Debt	4,060,348

(1)
TIIE refers to the 28-day Mexican interbank rate (Tasa de Interés Interbancaria de Equilibrio), which was 9.48% as of September 30, 2005.

(2)
Issued in an aggregate principal amount of US$250 million with a coupon rate of 7.50%. We entered into a foreign exchange swap to hedge the foreign exchange risk associated with the principal amount of this debt at a rate of Ps.10.86 per U.S. dollar and at an average cost of 2.92%.

        Our total indebtedness increased to Ps.4,060.3 million as of September 30, 2005 from Ps.554.5 million as of September 30, 2004 mainly as a result of the incurrence of debt in connection with the Beta acquisition facility arranged on September 14, 2005 and the issuance of the our Senior Guaranteed Notes due 2015 on September 28, 2005.

        As of September 30, 2005, our short-term debt was Ps.780.8 million and was comprised of two commercial paper issues in the aggregate principal amount of Ps.750 million and an equipment lease obligation of Ps.30.8 million. Our long-term debt was Ps.3,279.5 million, including an equipment lease obligation in the amount of Ps.24 million, the remaining balance of the Beta acquisition facility of Ps.540.5 million and our Senior Guaranteed Notes in the aggregate principal amount of Ps.2,715 million. In connection with the Beta acquisition, we entered into an unsecured credit facility with HSBC in the amount of Ps.1,081.0 million. We repaid approximately 50% of the outstanding amount under the HSBC unsecured credit facility in September 29, 2005 reducing the remaining outstanding balance to Ps.540.5 million.

        On September 28, 2005, we issued US$250 million of Senior Guaranteed Notes due 2015 with a coupon rate of 7.50%.

        We have not paid dividends since the inception of the Company in 1998 and we do not currently expect to pay dividends in the foreseeable future.

Capital Expenditures

        Our operations do not require substantial capital expenditures, as we lease, on a short-term basis, most of the construction equipment we use and subcontract a substantial portion of the services necessary to build the infrastructure of our developments. In 2004, we spent Ps.220.7 million on capital expenditures, primarily to purchase construction equipment. In the six-month period ended June 30, 2005 we spent Ps.33.0 million on capital expenditures, primarily to purchase construction equipment to support our growth. Our purchases of land are treated as additions to inventory and not as capital expenditures.

Contractual Obligations

        The following table sets forth information regarding our contractual obligations as of December 31, 2004:

	Payment Due by Period
Contractual Obligations	Total		Less than 1 year		1-3 Years		3-5 Years		More than 5 Years
	(thousands of pesos)
Short-term debt obligations	Ps.	368,791	Ps.	368,791	Ps.	—	Ps.	—	Ps.	—
Long-term debt obligations		142,601		—		142,601		—		—
Estimated interest		45,719		13,234		32,485		—		—
Capital (finance) lease		51,684		32,485		19,199		—		—
Operating lease		10,010		10,010		—		—		—
Purchase obligations		758,509		738,209		20,300		—		—
Other long-term liabilities reflected on our balance sheet under Mexican GAAP		—		—		—		—		—

Total	Ps.	1,377,314	Ps.	1,162,729	Ps.	214,584	Ps.	—	Ps.	—

        Contractual obligations increased by 62.19% from Ps.1,377,314 as of December 31, 2004 to Ps.2,233,912 as of June 30, 2005. This change was principally due to a 196.5% increase in short term debt obligations, offset in part by a 66.9% decrease in long term debt obligations.

Market Risk Disclosures

  Interest Rate Risk

        In connection with our business activities, we have issued and hold financial instruments that currently expose us to market risks related to changes in interest rates. Interest rate risk exists principally with respect to our indebtedness that bears interest at floating rates. At June 30, 2005, we had outstanding indebtedness of Ps.1,164.5 million, the majority of which bore interest at variable interest rates. The interest rate on our variable rate debt is determined primarily by reference to TIIE. TIIE increases would, consequently, increase our interest payments.

        A hypothetical, instantaneous and unfavorable change of 1.5% (150 basis points) in the average interest rate applicable to floating-rate liabilities held at December 31, 2004 would have increased our interest expense in 2004 by approximately Ps.15.9 million, or 26.5%, over a twelve-month period.

        We manage our exposure to changes in interest rates by efficiently timing construction and delivery of our homes and payments to our suppliers, thereby allowing us to reduce our borrowing needs. We have also reduced our interest expense and lending commissions through the issuance of commercial paper with more favorable interest rates.

  Exchange Rate Risk

        Upon issuance of the 7.50% Senior Guaranteed Notes, we were exposed to losses resulting from exchange rate fluctuations. We entered into a foreign exchange swap to hedge the foreign exchange rate risk associated with the principal amount of this debt at a rate of Ps.10.86 per U.S. dollar and at an average cost of 2.92%. We further discuss foreign currency denominated assets and liabilities in Note 13 to our consolidated financial statements.

Recent Developments

        On July 1, 2005, we acquired Beta, which, prior to its acquisition, was the sixth-largest homebuilder in Mexico as measured by units sold. For the year ended December 31, 2004, Beta had revenues of Ps.2,497.7 million (US$231.9 million), an increase of 51.4% over the previous year. Its revenues for the six-month period ended June 30, 2005 were Ps.1,240.1 million (US$115.1 million), an increase of 19.3% over the same period in 2004.

        For a further information regarding Beta and our acquisition of this Mexican homebuilder, see "Business—Recent Developments—Acquisition of Controladora Casas Beta, S.A. de C.V."

        On October 27, 2005, we announced our unaudited financial results and operations for the nine months ended September 30, 2005. For a description of these unaudited results, see Exhibit I.

EBITDA Reconciliation

        We provide a reconciliation of net income to EBITDA computed from our U.S. GAAP financial information in the table below.

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(thousands of pesos)
Net income	266,837	147,645	426,628	248,918	65,000
Depreciation	25,877	5,058	24,498	11,182	6,843
Interest expense	(26,408)	(17,104)	(28,619)	23,599	(17,758)
Income tax expense	112,337	60,000	207,595	159,258	37,953

EBITDA	378,643	195,599	630,102	442,957	92,038

        We provide a reconciliation of notes payable to financial institutions to net debt derived from our Mexican GAAP financial information in the table below.

		As of December 31,
	As of June 30, 2005(1)
		2004	2003	2002	2001	2000
	(thousands of pesos)
Short-term notes payable to financial institutions	1,117,348	401,276	679,078	421,390	489,488	506,571
Long-term notes payable to financial institutions	47,167	161,800	—	—	—	—

Total notes payable to financial institutions	1,164,515	563,076	679,078	421,390	489,488	506,570
Cash and temporary investments	405,555	516,500	222,458	69,349	47,921	20,733

Net debt	758,960	46,576	456,620	352,041	441,567	485,797

(1)
Financial information as of the six-month period ended June 30, 2005 is unaudited. The financial information as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements.

        We provide a reconciliation of net income (loss) to EBITDA computed from our Mexican GAAP financial information in the table below.

	Six Months Ended June 30,		Year Ended December 31,
	2005(1)	2004(1)	2004	2003	2002	2001	2000
	(thousands of pesos)
Net income (loss)	390,797	295,115	723,181	332,346	32,770	(18,406)	33,265
Depreciation, net	25,877	5,058	24,498	11,182	6,843	7,403	7,728
Comprehensive financing cost	68,545	57,366	161,286	128,907	150,880	131,905	127,979
Income tax expense and employee statutory profit-sharing expense	173,782	134,693	351,768	185,548	55,764	17,206	57,519

EBITDA	659,001	492,232	1,260,733	657,983	246,257	138,108	226,491

(1)
Financial information as of the six-month period ended June 30, 2004 and 2005 is unaudited. The financial information as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements.

BUSINESS

Our Company

        We are a vertically-integrated home development company specializing in affordable entry-level and middle-income housing in Mexico. During 2004 we sold 21,053 homes, an increase of 57.2% over 2003, and during the six-month period ended June 30, 2005 we sold 10,536 homes, an increase of 30.3% over the same period in 2004. As of June 30, 2005 we had 52 developments under construction in 25 cities located in 17 Mexican states. We had total land reserves under title of approximately 10.4 million square meters as of June 30, 2005 on which we estimate we could build approximately 45,000 affordable entry-level homes and approximately 6,800 middle-income homes. As of June 30, 2005 we also had approximately 2.7 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 1,200 middle-income homes on this land.

        Even before taking into account our recent acquisition of Beta described below, we believe that we have grown faster than the three other largest publicly traded Mexican home development companies over the past three-year period ended December 31, 2004, based on:

  •
  number of homes sold, reflected by our compounded annual growth rate of 70.9% versus a 6.0% average compounded annual growth rate for these other three companies;

  •
  revenues, reflected by our compounded annual growth rate of 97.8% versus a 10.3% average compounded annual growth rate for these other three companies; and

  •
  net income, reflected by our average compounded annual growth rate of 369.8% versus a 23.5% average compounded annual growth rate for these other three companies.

        In addition, we believe our geographic diversity is one of the strongest among home builders in Mexico, reflected by our operations as of June 30, 2005 in 25 cities located in 17 Mexican states. In addition, our sales are not concentrated in a limited number of areas, compared to our competitors, with only one city (Guadalajara) in which we operate providing approximately 23% of our revenues and no other city providing more than 10% of our revenues for the six-month period ended June 30, 2005.

        From time to time, we evaluate investments in real estate projects and companies outside Mexico with a view toward replicating our business model in other jurisdictions. To this end, we may also enter into real estate development joint ventures and strategic alliances with the assistances of knowledgeable local partners. Such investments, if any, are not expected to be material in terms of cost or management time.

        We are currently contemplating forming a joint venture with one of Brazil's largest home builders on an exclusive basis for the development, construction and sale of entry-level and middle income housing in Brazil. This contemplated joint venture is anticipated to involve an initial investment of up to $10 million and the initial allocation of one project manager to Brazil.

Our Products

        Mexico's developer-built housing industry is divided into three tiers according to cost: affordable entry-level, middle-income, and residential. We consider affordable entry-level homes to range in price between Ps.165,000 and Ps.400,000 (US$15,300 and US$37,100), middle-income homes to range in price between Ps.400,000 and Ps.1,300,000 (US$37,100 and US$120,600) and residential homes to have a price above Ps.1,300,000 (US$120,600). We currently focus on providing affordable entry-level and middle-income housing for our clients.

        Our affordable entry-level developments range in size from 500 to 20,000 homes and are developed in stages typically comprising 300 homes each. During 2004 and the six-month period ended June 30, 2005, our affordable entry-level homes had an average sales price of approximately Ps.234,000 (US$21,727). A typical affordable entry-level home consists of a kitchen, living dining area, one to three bedrooms, and one bathroom. We are able to deliver a completed affordable entry-level home in approximately seven to ten weeks from the time a buyer obtains a mortgage approval. Currently, our largest affordable entry-level housing developments are located in the cities of Guadalajara, Monterrey, Culiacán, and Nuevo Laredo.

        Our middle-income developments range in size from 400 to 2,000 homes and are developed in stages typically comprising 200 homes each. During the six-month period ended June 30, 2005, our middle-income homes had an average sales price of approximately Ps.551,000 (US$51,160). A typical middle-income home consists of a kitchen, dining room, living room, two or three bedrooms, and two bathrooms. We are able to deliver a completed middle-income home in approximately twelve to fourteen weeks from the time a buyer obtains a mortgage approval. In response to the increase in demand for middle-income housing in Mexico and the higher margins generally obtainable from middle-income housing developments, we launched ten middle-income developments in 2004 in the cities of Atizapán, Culiacán, La Paz, Metepec, Guadalajara, Puerto Vallarta, Tijuana, and Tuxtla Gutiérrez. In 2004, 21.8% of our revenue was attributable to sales of middle-income housing compared to 9.8% in 2003 and during the six-month period ended June 30, 2005, 24.1% of our revenue was attributable to sales of middle-income housing compared to 15.5% in the same period in 2004.

Land Reserve

        We have developed specific procedures to identify land that is suitable for our needs and perform ongoing market research to determine regional demand for housing. Suitable land must be located near areas with sufficient demand, generally in areas where at least 500 homes can be built, and must be topographically amenable to housing development. We also consider the feasibility of obtaining required governmental licenses, permits, authorizations, and adding necessary improvements and infrastructure, include sewage, roads and electricity in balance with a purchase price that will maximize margins within the limits of available mortgage financing. We conduct engineering and environmental assessments, and in some cases urbanization and land composition studies, of land we consider for purchase in order to determine that it is suitable for construction. We budget the majority of our land purchases for the second half of the year to coincide with peak cash flow. As a result, our total land reserves fluctuate between our targeted 18 to 24 months of future home deliveries depending upon the time of year.

        As of June 30, 2005, we had total land reserves under title of approximately 10.4 million square meters on which we estimate we could build approximately 45,000 affordable entry-level homes and 6,800 middle-income homes. We also had approximately 2.7 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 1,200 middle-income homes on this land.

Our Relationship with Equity International Properties, Ltd.

        Beginning in 1999, private investors, including in 2002, Equity International Properties, Ltd., or EIP, a privately held investment company specializing in real estate investments outside the United States and particularly in Mexico, made a number of equity investments in Homex in an aggregate amount of US$32.0 million. EIP is affiliated with Equity Group Investments, L.L.C., or EGI, a privately held investment company founded by Samuel Zell, chairman of EIP. EGI, together with its affiliates, is one of the largest real estate investment companies in the United States. EIP participates on our board of directors.

Business Strengths

  Standardized Business Processes

        Over several years, we have developed and refined scalable and standardized business processes that allow us to enter new markets rapidly and efficiently. We have designed proprietary information technology systems that integrate and monitor every aspect of our operations, including land acquisition, construction, payroll, purchasing, sales, quality control, financing, delivery, and maintenance. Our systems connect every one of our branch locations and help us monitor and control the home building process, to administer our client relations, and to oversee the financing process for our clients. This standardized model drives our growth, geographic diversification, and profitability, and is an integral component of our culture.

  Efficient Working Capital Management

        Our standardized processes allow us to time the construction and delivery of our homes and payment to our suppliers efficiently, which has allowed us to reduce our borrowing needs and minimize working capital requirements. We do not commence construction on a development stage until prospective buyers representing at least 10% of the planned number of homes in that stage have qualified to receive mortgage financing. We seek to maintain a short construction period of less than ten weeks for affordable entry-level housing and less than fourteen weeks for middle-income housing by using our systems to maximize the efficiency of our standardized methods. This speed allows us to maximize our working capital by minimizing overhead and coordinating payables with receivables, which greatly reduces our borrowing needs, and to minimize our costs.

  Geographic Diversification

        We believe that we are one of the most geographically diversified home development companies in Mexico. As of June 30, 2005, our operations included 52 developments in 25 cities located in 17 Mexican states, which states represent 68% of Mexico's population, according to the Mexican Institute of Statistics, Geography and Computer Sciences, or Inegi (Instituto Nacional de Estadística, Geografía e Informática). Many of our developments are located in markets where no major competitors currently operate. In addition, our sales are not concentrated in limited areas, compared to our competitors. For instance, only one city (Guadalajara) in which we operate accounted for approximately 23% of our revenues and no other city accounted for more than 10% of our revenues for the six-month period ended June 30, 2005. We believe that this geographic diversification reduces our risk profile as compared to our less-diversified competitors.

  Experienced and Committed Management Team

        Eustaquio Tomás de Nicolás Gutiérrez, our chairman, co-founded Homex's predecessor in 1989, and Gerardo de Nicolás Gutiérrez, our CEO, joined us in 1993. Our senior management team is comprised of executives with an average of 15 years' experience in their respective areas of responsibility. Senior management owns an aggregate of 16.37% of our common shares. Consistent with our standardized business processes and geographic diversification, we delegate significant managerial responsibility to our seasoned team of branch managers. Upon completion of a development, we typically relocate our branch managers to another development in order to capitalize on their significant experience.

Business Strategies

  Maintain a Conservative Financial Position

        We operate our business with the goal of reducing our exposure to interest rate and financing risk. We begin construction only when an approved buyer has qualified for a mortgage and, if applicable, made a down payment, thereby reducing our working capital needs. We believe the resulting financial flexibility enhances our ability to respond quickly to market opportunities and minimizes any negative effects that might result from a downturn in the economy.

  Focus on Growth Consolidation and High-Margin Opportunities

        Our strategy is to consolidate our growth and to identify and target high margin opportunities such as middle-income home sales. For the six-month period ended June 30, 2005, 24.1% of our revenue came from middle-income home sales as compared to 15.5% in the same period in the prior year. We have developed an operating model that we believe allows us to enter underserved markets quickly and efficiently in order to take advantage of attractive opportunities offered by increased availability of public and private sector mortgage financing. In response to these opportunities, during the last three calendar years and the six-month period ended June 30, 2005 we launched 32 new affordable entry-level developments in 16 cities. Increased availability of private sector financing has also allowed us to expand our presence in the middle-income sector, which provides higher margins than affordable entry-level homes. We launched eight new middle-income developments in 2004 and three new middle-income developments in three cities in the first six months of 2005. We expect to continue to expand our operations in the higher margin middle-income sector.

  Maintain Appropriate and Balanced Land Reserves

        Our ability to identify, acquire, and improve land is critical to our success. Because the success of our operations depends, among other things, on managing our reserves efficiently, we continually review our portfolio and seek new development opportunities. We balance our need for additional land for growth with our desire to minimize leverage and avoid excessive land inventory. Our current goal is to maintain sufficient land reserves for a minimum of 18 to 24 months of future home deliveries. This time period allows us to undertake the lengthy processes necessary to prepare land for development, including identifying suitable parcels, locating adequate water supplies, obtaining required governmental permits and authorizations, and incorporating parcels into existing urban zones. We generally purchase large parcels of land in order to amortize our acquisition and infrastructure costs over a large number of homes, minimize competition, and take advantage of economies of scale. As of June 30, 2005, we had total land reserves of approximately 10.4 million square meters, which had an estimated aggregate capacity of approximately 45,000 affordable entry-level homes and approximately 6,800 middle-income homes. As of June 30, 2005, we also had approximately 2.7 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 1,200 middle-income homes on this land.

  Continue to Build and Contribute to Successful Communities

        We seek to foster brand loyalty by enhancing the quality and value of our communities through building and donating schools, day care facilities, parks and churches, and by providing other social services to residents of the housing we develop. We are committed to fulfilling our clients' needs by responding to and meeting their demands. Through market studies, for example, we determine that home buyers prefer larger home sizes over higher priced finishing details. We allow our clients to improve these details at their own expense in order to offer more square footage per house than similarly priced homes offered by our competitors. At the same time, we seek to become the best employer to our employees through training and educational opportunities. We seek to hire and keep talented employees and invest in training our workforce at all levels by offering programs such as middle-school equivalency courses for our construction laborers. We are committed to becoming the best customer to our suppliers by offering various payment alternatives and opportunities for cooperative growth, and through our factoring structure and other initiatives, including electronic ordering and payment systems. We believe that these factors make us a preferred home builder, employer, and customer and ultimately enhance our overall business.

Our Markets

        We operate in geographically diverse markets throughout Mexico, from Tijuana in the north to Tapachula in the south, which represent 17 states as of June 30, 2005. Since December 31, 2004, we began work on two middle-income developments in the city of León in the State of Guanajuato and in the city of Guadalajara in the State of Jalisco and one affordable entry-level development in the border city of Nuevo Laredo in the State of Tamaulipas. Only one city (Guadalajara) in which we operate accounted for approximately 23% of our revenues and no other city accounted for more than 10% of our revenues for the six-month period ended June 30, 2005. In the year ended December 31, 2004, our developments in Guadalajara represented 27% of our revenues. We anticipate that in the future, revenues attributable to our developments in Guadalajara will represent an even smaller portion of our total revenues. We expanded into Guadalajara, the capital of the state of Jalisco and Mexico's second largest city, because the financing available from government-sponsored lenders such as Infonavit during 2003 significantly exceeded the construction capacity of existing developers in the area. We seek to continue operations in markets where we have a strong presence and to expand into underserved markets where demand for housing is high.

Total Homes Sold

        The following table sets forth information on our historical sales by state. During 2002, all of the homes we sold were affordable entry-level homes. No middle-income homes were sold in 2002. During 2003, 96.5% of the homes we sold were affordable entry-level homes and 3.5% of the homes we sold were middle-income homes. During 2004, 91% of the homes we sold were affordable entry-level homes and 9% of the homes we sold were middle-income homes. During the six-month period ended June 30, 2005, 72.4% of the homes we sold were affordable entry-level homes and 24.1% of the homes we sold were middle-income homes.

			Year Ended December 31,
	Six Months Ended June 30, 2005
			2004		2003		2002
State	Affordable entry-level	Middle- income	Affordable entry-level	Middle- income	Affordable entry-level	Middle- income	Affordable entry-level
Baja California	68	109	220	389	—	—	—
Baja California Sur	332	1	1,180	—	584	84	865
Chiapas	828	9	1,317	18	391	6	174
Chihuahua	221	—	1,171	—	980	—	824
Guanajuato	438	—	783	—	356	—	308
Estado de México	48	350	30	262	—	115	—
Guerrero	264	—	867	—	—	—	—
Hidalgo	21	125	—	31	—	—	—
Jalisco	3,026	475	5,264	501	6,341	121	1,406
Michoacán	501	—	686	—	388	—	313
Nayarit	—	—	367	—	444	—	204
Nuevo León	695	39	1,691	—	—	—	—
Oaxaca	203	—	246	—	—	—	—
Sinaloa	1,304	46	2,092	464	1,412	108	2,017
Sonora	318	—	751	247	603	29	477
Tamaulipas	942	24	2,471	—	1,434	—	589
Veracruz	75	74	5	—	—	—	—
Yucatán	—	—	—	—	—	—	29

Total	9,284	1,252	19,141	1,912	12,933	463	7,206

The Mexican Housing Market

        We have obtained the following information from public sources, including publications and materials from the Mexican Ministry of Social Development, or Sedesol (Secretaría de Desarrollo Social), the Mexican Population Council, or Conapo (Consejo Nacional de Población), Inegi, Infonavit, SHF, the Mexican Home Building and Development Industry Chamber of Commerce, or Canadevi (Cámara Nacional de la Industria de Desarrollo y Promoción de la Vivienda), and Conafovi. We have not independently verified any of the information provided in this section.

General

        The housing market in Mexico is influenced by several social, economic, industry, and political factors, including demographics, housing supply, market segmentation, government policy, and available financing.

Demographics

        National demographic trends drive demand for housing in Mexico. These trends include:

  •
  sustained growth of a relatively young population;

  •
  a high rate of new household formation;

  •
  a high urban area growth rate; and

  •
  a decrease in number of occupants per home.

        According to Inegi, Mexico had a population of approximately 97.5 million in 2000, or approximately 22.3 million households. Conapo estimates that there will be 27.5 million households by the end of 2004.

        Mexico experienced a period of particularly high population growth during the 1970s and 1980s. The children born during this boom are contributing to the current increased demand for housing. The target consumer group for our homes is typically between 25 and 49 years old. In 2000, the 25-49 year old age group represented approximately 31 million people or 32% of Mexico's total population. Conapo estimates that by 2020, this age group will represent 46 million or 38% of Mexico's total population. The growth of this group is expected to contribute to increased housing demand in Mexico.

Housing Supply

        In 2001, Conafovi housing statistics indicated there was a shortage of 4.3 million homes in Mexico. This figure included the need for:

  •
  1.8 million new homes to accommodate multiple households currently living in a single home and households living in homes that must be replaced; and

  •
  2.5 million substandard homes in need of extensive repair and possible replacement. In addition, there are expected to be approximately 27.5 million households in Mexico by the end of 2004 and 32.9 million households by 2010.

        These estimates suggest that Mexico will have to increase its housing stock by 5.3 million units between 2004 and 2010. Conafovi estimates that the growth of the Mexican population will generate a sustained demand for new homes of at least 766,000 units per year into the near future. To address the immediate shortage of 4.3 million homes as well as the anticipated new demand, the Mexican government has committed to financing and/or building at least 750,000 units a year by 2006.

Market Sectors

        In general, Mexico's developer-built (as opposed to self-built) housing market is divided into three sectors according to cost: affordable entry-level, middle-income and residential. The developer-built housing market includes homes built by contractors and developers, which are generally financed by mortgage providers. These homes are built with official permits, have municipal services, and are located on land that is registered and titled by the buyer. Developers must obtain proper zoning permits, install infrastructure, obtain any necessary financing commitments from lenders, and clear title to the land.

        We categorize Mexico's developer-built housing market in the table below:

Housing Market Sectors

Sector	Cost	Size	Characteristics
Affordable entry-level	between Ps.165,000 and Ps.400,000 (US$15,300-US$37,100)	45m2-76m2 (484 ft2-818 ft2)	Kitchen; living-dining area; 1-3 bedrooms; 1 bath; parking; titled; all utilities available
Middle-income	between Ps.400,000 and Ps.1,300,000 (US$37,100-US$120,600)	76m2-172m2 (818 ft2-1,851 ft2)	Kitchen; family room; living-dining room; 2-4 bedrooms; 2-4 baths; 1-4 parking; service quarters; titled; all utilities available
Residential	more than Ps.1,300,000 (US$120,600)	more than 172 m2 (1,851 ft2)	Kitchen; family room; living room; dining room; 3-4 bedrooms; 3-5 baths; 3-6 parking; service quarters; titled; all utilities available

Government Policy and Available Financing

        The size of the developer-built market depends on the availability of mortgage financing. Due to liquidity crises occurring in the last twenty years, Mexico has experienced fluctuations in the availability of mortgage financing, particularly from private sector sources. As a result, the supply of affordable entry-level and middle-income housing has also remained low during this period.

        During the 1980s, Mexican government policy focused on encouraging investment by the private sector, reducing development costs, and stimulating construction. Government-sponsored funds provided mortgage loan guarantees and direct payment and savings procedures. In 1994, Mexico experienced an economic crisis that led to the devaluation of the Mexican peso and a steep rise in interest rates. Smaller housing development companies went out of business, and the industry experienced a sharp fall in home sales between 1995 and 1996 due to diminished commercial bank lending.

        Following the 1994 economic crisis, government policy sought to counterbalance the shortage of available financing and the increases in interest rates that resulted by focusing primarily on providing mortgages and construction financing via government-sponsored funds in the affordable entry-level sector. Government funds no longer provided development or sales activities and functioned instead as true savings-and-loan programs. Legislative reforms with regard to community-owned agricultural territories (ejidos), which made it possible to sell these formerly restricted properties, also increased the potential supply of land available for development. During this period, the government authorized sofoles that underwrite mortgages with funds and guarantees provided by government agencies, private investment, national, foreign or development bank loans, or through the Mexican capital markets. Furthermore, the government encouraged industry growth and private sector lending by supporting consolidation in the housing development industry.

        Between 1997 and 1998, home sales stabilized, growing slightly in 1997 due to improving economic conditions. During 1999 and 2000, mortgage financing increased due to stabilizing economic conditions. The level of available financing has continued to grow as a result of Mexican government policies implemented following the crisis and the current Mexican presidential administration's goal to provide 750,000 new mortgages per year by 2006 pursuant to its national housing plan. The administration set forth four objectives to achieve this growth:

  •
  make more adequate land available, including infrastructure such as sewage and utilities;

  •
  increase deregulation of the home building industry;

  •
  encourage consolidation within the industry; and

  •
  increase financing opportunities available to qualified home buyers.

In conjunction with these efforts, the Mexican legislature amended existing tax regulations in order to allow individuals to deduct a portion of their mortgage loan interest payments from their personal income taxes beginning in 2003, which the administration expects will lead to increased mortgage financing activity.

        In the last four years, the developer-built market has continued to expand due to higher levels of available mortgage financing, especially through government-sponsored funds such as Infonavit, SHF, and Fovissste. Between 1998 and 2000, the housing stock in Mexico increased by 2.4 million homes, 37% of which (900,000 homes) were built by developers, with the remainder being self-built. Between 2001 and 2003, Conapo estimates that the housing stock increased by another 2.5 million homes, 46% of which (1.1 million homes) were built by developers, with the remainder being self-built.

Sources of Mortgage Financing

        Four principal sources provide mortgage financing for Mexico's housing market:

  •
  Mortgage providers financed by mandatory employer or member contributions to public funds, including:

  •
  Infonavit, serving private sector employees,

  •
  Fovissste, serving public sector employees, and

  •
  the Mexican Armed Forces Social Security Institute, or Issfam (Instituto de Seguridad Social para las Fuerzas Armadas Mexicanas), serving military personnel;

  •
  SHF, which provides financing to credit-qualified homebuyers through financial intermediaries such as commercial banks or sofoles through funds from the World Bank, the Mexican government, and its own portfolio;

  •
  Commercial banks and sofoles using their own funds; and

  •
  Direct subsidies from public housing agencies and state housing trusts, including the Mexican Fund for Popular Housing, or Fonhapo (Fideicomiso Fondo Nacional de Habitaciones Populares).

        According to Conafovi, these mortgage providers originated 536,404 home mortgages in 2004, as follows:

  Infonavit

        Infonavit was established by the Mexican government, labor unions, and private sector employees in 1972 as a mutual fund for the benefit of private sector employees. Infonavit functions as a savings and loan that provides financing primarily for affordable entry-level housing to credit-qualified home buyers. Infonavit makes loans for home construction, acquisition, or improvement to workers whose individual monthly earnings are generally less than five times the minimum monthly wage. It is funded through payroll contributions by private sector employers on behalf of their employees equal to 5% of their employees' gross wages.

        Home buyers qualify for Infonavit loans according to a point system whereby points are awarded based on income, age, amount of monthly contributions, and number of dependents, among others. Infonavit is phasing in a requirement that mortgage loan applicants make a down payment of between 5% to 10% of a home's total value, depending on price. The total loan amount may equal 100% of the cost of a home up to a maximum of between 300 and 350 times the monthly minimum wages, depending on geographical region. Repayment is calculated based on the borrower's wages, for a term of up to thirty years, and is made by direct wage deductions by employers. Infonavit generally grants loans at variable annual interest rates, which are indexed to inflation and based on a borrower's income. Infonavit allows for a one-year grace period with no interest or principal payments in the event of job loss and seeks direct repayment from the borrower after this period.

        Infonavit has a program called Apoyo Infonavit that is directed at assisting higher-income borrowers obtain mortgage financing. Apoyo Infonavit customers can use the amounts contributed via payroll deductions to their Infonavit accounts as collateral for mortgage loans held by private sector lenders. In addition, these clients can apply their monthly Infonavit contributions toward the monthly mortgage payments owed to private sector lenders.

        Infonavit recently inaugurated a new program called Cofinanciamiento, or Cofinavit, which is meant to assist high-income borrowers in a manner similar to the Apoyo Infonavit program. This new program enables Cofinavit customers to obtain a mortgage loan granted by Infonavit in conjunction with a commercial bank or a sofol. In addition, the customers can use their individual contributions in their Infonavit accounts as part of the financing or as collateral for the mortgage loan.

        In addition, during late 2004 and early 2005, Infonavit initiated a new mortgage financing system, enabling Infonavit to expedite the issuance of mortgages in response to public demand by reducing documentation necessary for initial processing, permitting Infonavit to achieve its year-end goals. In addition, this new system enhances transparency and quality of service in connection with mortgage services. Mortgage financing is expected to increase 25% to approximately 375,000 mortgages granted in 2005 from approximately 305,000 mortgages granted in 2004 partially as a result of the implementation of the new mortgage financing system.

        Infonavit has made a commitment to provide 375,000 new mortgages in 2005 and 435,000 new mortgages in 2006. In addition, this agency has agreed to guarantee mortgage loans granted to employees by commercial banks and sofoles in the case of job loss. Infonavit expects to continue to modernize its operations and increase available financing by focusing on reducing payment defaults, participating more closely with the private sector, and implementing a voluntary savings program. Infonavit has also recently begun securitizing its loan portfolio in order to contribute to the growth of the secondary mortgage market in Mexico and expand its available sources of funds.

        Infonavit provided approximately 56.6% of all mortgage financing in Mexico during the year ended December 31, 2004.

  Fovissste

        The Mexican government established Fovissste in 1972 as a pension fund on behalf of public sector employees to provide financing for affordable housing. Fovissste obtains funds from Mexican government contributions equal to 5% of public sector employee wages. The Mexican government administers Fovissste similarly to Infonavit and permits Fovissste to co-finance mortgage loans with private sector lenders in order to maximize available funds.

        Fovissste mortgage financing is typically available for housing ranging from the affordable entry-level sector through the lower end of the middle-income sector. Eligible applicants can obtain Fovissste mortgage loans to purchase new or used homes, remodel or repair existing homes, finance construction of self-built homes, and make down payments on homes not financed through Fovissste. Fovissste loans are granted based on seniority within the public sector and allocated on a first-come first-served basis that also takes into account wages, number of dependents, and geographic location. Once the program establishes a number of approved applicants, it allocates mortgage loans by state based on historical demand.

        Fovissste generally grants loans at variable interest rates, indexed to inflation, for a maximum amount of approximately US$40,000. Repayment is calculated based on the borrower's wages, for a term of up to thirty years, and is made by direct wage deductions.

        Fovissste has publicly announced that it is seeking to increase the total number of mortgage loans it grants to 50,000 in 2005 and 62,000 in 2006.

        Fovissste provided approximately 11.3% of all mortgage financing in Mexico during the year ended December 31, 2004.

  SHF

        SHF was created in 2002 as a public sector development bank. SHF obtains funds from the World Bank, the Mexican government, and SHF's own portfolio and provides financing through intermediaries such as commercial banks and sofoles. In turn, financial intermediaries administer SHF-sponsored mortgage loans, including disbursement and servicing.

        Traditionally, SHF has been an important source of construction financing for housing developers by providing loans to commercial banks and sofoles (which in turn make direct bridge loans to developers). As of September 1, 2004, however, SHF provided funding for bridge loans only for homes with a purchase price of up to UDI 166,667 (approximately US$53,000 as of June 30, 2005). In lieu of funding bridge loans for homes with a higher purchase price (up to UDI 500,000 (approximately US$160,000 as of June 30, 2005)), SHF will provide guarantees to support efforts by commercial banks and sofoles to raise capital for the financing of bridge loans to build such homes.

        In addition, SHF makes financing available to commercial banks and sofoles for the purpose of providing individual home mortgages for affordable entry-level and middle-income homes. Historically, SHF has only financed a total amount equal to 80% to 90% of a home's value, generally for a maximum of approximately UDI 500,000 (approximately US$160,000 as of June 30, 2005). Beginning in 2005, however, in order to maximize the availability of affordable entry-level mortgages, SHF has replaced its financing of mortgages for homes with a purchase price greater than UDI 150,000 (approximately US$50,000 as of June 30, 2005) with credit enhancements and loan guarantees for commercial banks and sofoles to support their capital-raising efforts for the financing of such individual mortgage loans.

        In terms of total homes financed, SHF (through commercial banks and sofoles) provided approximately 19% of all mortgage financing in Mexico during the year ended December 31, 2004.

  Commercial Banks and Sofoles

        Commercial banks generally target the middle-income and residential markets while sofoles generally target the affordable entry-level housing market and a portion of the middle-income housing market using SHF financing, and the balance of the middle-income housing market as well as the residential housing market using other sources of funding. Sofoles provide mortgage loans to borrowers using funds from securities offerings on the Mexican stock market, loans from Mexican and foreign lenders, their own portfolios, and public agencies such as SHF. They are not allowed to accept deposits from the public.

        Although commercial banks and sofoles provide mortgage financing directly to home buyers, the financing is commonly coordinated through the home builder. In order to obtain funding for construction, a home builder must submit proposals, including evidence of title to the land to be developed, architectural plans, necessary licenses and permits, and market studies demonstrating demand for the proposed housing. On approval, lenders provide construction financing and disburse funds as each stage of the housing development advances.

        Commercial bank and sofol mortgage loans are typically available for housing ranging from the upper tier of the affordable sector through the residential sector. Home buyers qualifying for these private sector mortgages are generally assumed to be those purchasing homes with a value in excess of US$35,000. Private sector lenders require down payments of approximately 20% of a home's total value and make loans at fixed or variable annual interest rates based on consumer indices and inflation. Commercial bank and sofol mortgage loans generally mature in ten to thirty years, and payments are sometimes adjusted for increases in the monthly minimum wage and rates of inflation.

        Commercial banks and sofoles (not including SHF financing) provided approximately 6.7% of all mortgage financing in Mexico during the year ended December 31, 2004.

  Other Public Housing Agencies

        Other public housing agencies such as Fonhapo and the Mexican Housing and Social and Urban Development Trust Fund, or Fividesu (Fideicomiso para Promover y Realizar Programas de Vivienda y Desarrollo Social y Urbano), operate at the federal and local levels and target mainly non-salaried workers earning less than 25 times the minimum annual wage, often through direct subsidies. These agencies lend directly to organizations such as state and municipal housing authorities, housing cooperatives, and credit unions representing low-income beneficiaries, as well as to individual borrowers. Financing is made available to both the self-built and developer-built markets. The total amount of available funds depends on the Mexican government budget.

        Other public housing agencies provided approximately 6.4% of all mortgage financing in Mexico during the year ended December 31, 2004.

Competition

        The Mexican home development and construction industry is highly fragmented and includes a large number of regional participants and a few companies with a more national market presence, including Corporación GEO, S.A. de C.V., Consorcio ARA, S.A. de C.V., URBI Desarrollos Urbanos, S.A. de C.V., and Grupo SADASI. We estimate that approximately 1,200 different companies operate approximately 3,000 new home developments in Mexico at any one time. The following table sets forth approximate operating information on the largest home builders in Mexico with which we compete based on public information and our estimates:

Competitor	2004 Home Sales	2004 Sales		Location in Mexico	Sector
		(millions of US$)
GEO	33,228	US$	695	National	AEL(1)
URBI	21,793		582	North and border	AEL(1), M,(2) R(3)
ARA	17,104		511	National	AEL(1), M,(2) R(3)
SADASI	15,000		345	Center-Southeast	AEL(1)
SARE	7,783		243	Mexico City region	AEL(1), M,(2) R(3)
Pulte-Mexico*	7,332		189	North and Center	AEL(1), M,(2)
Metta	6,000		180	Mexico City region and Northwest	AEL(1), M,(2) R(3)
Ruba	5,000		152	North	AEL(1)
Hogar	3,799		87	West-Northwest	AEL(1)

        Source: Mexican Housing Overview 2005

*
Pulte-Mexico is a subsidiary of Pulte Homes.

(1)
AEL refers to affordable entry-level housing.

(2)
M refers to middle-income housing.

(3)
R refers to residential housing.

        We believe that we are well positioned to capture future growth opportunities in the affordable entry-level and middle-income housing sectors because of our principal business strengths and strategies, as described above.

Seasonality

        The Mexican affordable entry-level housing industry experiences significant seasonality during the year, principally due to the operational and lending cycles of Infonavit and Fovissste. The programs, budgets, and changes in the authorized policies of these mortgage lenders are approved during the first quarter of the year. Payment by these lenders for home deliveries is slow at the beginning of the year and increases gradually through the second and third quarters with a rapid acceleration in the fourth quarter. We build and deliver affordable entry-level homes based on the seasonality of this cycle because we do not begin construction of these homes until a mortgage provider commits mortgage financing to a qualified home buyer in a particular development. Accordingly, we also tend to recognize significantly higher levels of revenue in the third and fourth quarters and our debt levels tend to be highest in the first and second quarters. We budget the majority of our land purchases for the second half of the year to coincide with peak cash flows. As a result, our total land reserves fluctuate between our targeted 18 to 24 months of future home deliveries depending upon the time of year. We anticipate that our quarterly results of operations and our level of indebtedness will continue to experience variability from quarter to quarter in the future. Mortgage commitments from commercial banks and sofoles for middle-income housing are generally not subject to significant seasonality. We expect that as the percentage of our sales from middle-income housing increases, the overall seasonality of our results of operations should diminish.

        We acquire land and plan the development of the homes we build through Proyectos Inmobiliarios de Culiacán, S.A. de C.V. or PICSA. Desarrolladora de Casas del Noroeste S.A. de C.V. or DECANO builds the developments that PICSA plans and promotes. We also receive executive and administrative services from Administradora PICSA, S.A. de C.V. and Altos Mandos de Negocios, S.A. de C.V. Homex Atizapán, S.A. de C.V., which we operate and control as a joint venture with strategic partners in the region, owns one of our middle-income developments in the Mexico City area. AeroHomex, S.A. de C.V. provides transportation services to us. Through AAA Homex Trust, a Mexican trust, we establish factoring facilities for the settlement of trade payables to many of our suppliers. See "—Materials and Suppliers."

Marketing

        We develop customer awareness through our marketing and promotion efforts and referrals from satisfied customers. Through surveys we conduct through our marketing department and with sales agents, we gather demographic and market information to help us gauge the feasibility of new developments. We use these surveys to target groups of customers who share common characteristics or have common needs and offer packages of services, including housing models and financing sources, tailored to these groups.

        We conduct advertising and promotional campaigns principally through print media, including billboards, fliers, and brochures designed specifically for the target market, as well as local radio and television. Moreover, we complement these campaigns with additional advertising efforts, including booths at shopping centers and other high traffic areas, to promote open houses and other events. In some locations, we work with local employers and other groups to offer our homes to their employees or members and rely on positive word-of-mouth from satisfied customers for a large percentage of our sales. We also employ specially-trained salespeople to market our middle-income housing developments.

Sales

        In general, we make sales either at sales offices or model homes. Using data we gather through our marketing efforts, we open sales offices in areas where we identify demand. As of December 31, 2004, we operated 25 sales offices, one in each of the cities where we have established a housing development. Similarly, once we have purchased land and planned a development in regions we have identified as underserved, we build and furnish model homes to display to prospective customers. We have sales offices in each of our branches where trained corporate sales representatives are available to provide customers with relevant information about our products, including financing, technical development characteristics, and information about our competitors and their products. We provide the same information through trained corporate sales representatives at model homes. We recently changed our method of compensating our sales agents to an exclusively performance-based commission method, typically 1.4% of the total home price.

        We provide our customers with assistance through our sales departments from the moment they contact us, during the process of obtaining financing, and through the steps of establishing title on their new home. We have specialized sales areas in each of our offices that advise customers on financing options, collecting necessary documentation, and applying for a loan. We also help to design down payment plans tailored to each customer's economic situation. Once houses are sold and delivered, our specialized teams are available to respond to technical questions or problems during the twelve-month warranty period following the delivery.

Customer Financing

        We assist qualified homebuyers in obtaining mortgage financing by participating in all the stages of applying for and securing mortgage loans from government-sponsored mortgage lenders, commercial banks, and sofoles.

        For sales of affordable entry-level homes, the process of obtaining customer financing generally occurs as follows:

  •
  a potential home buyer enters into a purchase agreement and furnishes the necessary documentation to us;

  •
  we review the documentation to determine whether all the requirements of the relevant mortgage provider have been met;

  •
  we create an electronic credit file for each home buyer and submit it to the relevant mortgage provider for approval;

  •
  we supervise and administer each client file via our database through all the phases of its processing and arrange for signing the required documentation once approval has been obtained;

  •
  the home buyer makes any required down payment;

  •
  once the home has been completed, the buyer signs the deed of transfer of title and the mortgage agreement; and

  •
  we deliver the home to the buyer and register the title.

        For sales of middle-income housing, the process of obtaining customer financing occurs as above, except that we collect a down payment of between 10% to 25% of a home's total sales price immediately following the execution of the purchase agreement, and the buyer signs the deed of transfer of title and the mortgage agreement when the home is 90% complete.

        In all cases, the procedures and requirements for obtaining mortgage financing are determined by the mortgage provider. We grant no direct financing to home buyers for the purchase of our homes.

        In general, the purchase agreement we enter into with a potential buyer binds the buyer to purchase the relevant home at the time that the home is completed. We collect an origination fee at the time that a buyer enters into a purchase agreement, which is returned (less a processing fee) if the sale does not close as a result of a buyer's breach or if a lender declines a mortgage financing application. We have not experienced and do not expect to experience losses resulting from breaches of buyer purchase agreements because we generally have been able to locate other buyers immediately in these cases.

        The purchase price of the homes we sell is denominated in pesos and is either fixed in the purchase agreement or is subject to an upward adjustment for the effects of inflation. In cases where the price of a home is subject to adjustment and increases due to inflation, any difference is payable by the buyer.

Design

        We internally develop all the construction designs that we use. Our architects and engineers are trained to design structures to maximize efficiency and minimize production costs. Our standardized modular designs, which focus on quality and size of construction, allow us to build our homes quickly and efficiently. By allowing our clients to upgrade finishing details on a custom basis after homes are delivered, we experience savings that allow us to build larger homes than our competitors.

        We use advanced computer-assisted design systems and combine market research data in order to plan potential developments. We believe that our comprehensive design and planning systems, which are intended to reduce costs, maintain competitive prices, and increase sales, constitute a significant competitive advantage in the affordable entry-level housing market. In order to further enhance the residential nature of our communities, we often design our developments as gated communities, install infrastructure for security surveillance, and arrange street layouts to foster road safety. We continue to invest in the development of design and planning construction systems to further reduce costs and continue to meet client needs.

Construction

        We manage the construction of each development directly, coordinate the activities of our laborers and suppliers, oversee quality and cost controls, and assure compliance with zoning and building codes. We have developed efficient, durable, and low-cost construction techniques, based on standardized tasks, which we are able to replicate at all of our developments. We pay each laborer according to the number of tasks completed. We generally subcontract preliminary site work and infrastructure development such as roads, sewage, and utilities. Currently, we also subcontract the construction of a limited number of multi-unit middle-income apartment buildings in the Mexico City area.

        Our designs are based on modular forms with defined parameters at each stage of construction, which are closely controlled by our central information technology systems. Our methods result in low construction costs and high quality products. We use substantially similar materials to build our middle-income homes, with higher quality components for certain finishing details and fixtures.

Materials and Suppliers

        We maintain strict control over our building materials through use of a sophisticated electronic barcode identification system that tracks deliveries and monitors all uses of supplies. In general, we reduce costs by negotiating supply arrangements at the corporate level for the basic materials used in the construction of our homes, including concrete, concrete block, steel, bricks, windows, doors, roof tiles, and plumbing fixtures. We take advantage of economies of scale in contracting for materials and services in every situation and seek to establish excellent working relationships with our suppliers. In order to better manage our working capital, we also arrange lines of credit for many of our suppliers through a factoring program sponsored by Nacional Financiera, S.N.C., or NAFIN, a Mexican government-owned development bank, as well as certain additional financial institutions. We guarantee a portion of the financing provided to some of our suppliers for materials we buy from them during construction and repay these lenders directly with funds received when homes are delivered, which allows us to ensure suppliers are paid on time while minimizing our need to secure construction financing.

        Our main suppliers include Cemex, S.A de C.V., Capeco, S.A. de C.V., Electroferretera Orvi, S.A. de C.V., Mercon de Nuevo Laredo, S.A. de C.V, Kuroda, S.A. de C.V., Prefabricados y Sistemas, S.A. de C.V., Cemex Concretos, S.A. de C.V., Lámina y Placa Comercial S.A. de C.V., Sanitarios Lamosa S.A. de C.V. and Grupo Porcelanite, S.A. de C.V.

        Substantially all of the materials that we use are manufactured in Mexico and are delivered to our sites from suppliers' local facilities on a time-efficient basis devised to keep low levels of inventory on hand. Our principal materials and supplies are readily available from multiple sources and we have not experienced any shortages or supply interruptions.

Labor

        As of June 30, 2005, we had a total of approximately 8,559 employees including 6,963 unionized and 1,596 non-unionized full- and part-time employees. All of these employees were employed in Mexico. Total employees for 2004, 2003 and 2002 were 7,911, 1,286 and 856, respectively. Approximately 3,520 of our employees as of June 30, 2005 were administrative and managerial personnel.

        We hire local labor forces for specific housing developments in each region that we operate in addition to experienced in-house personnel for supervisory and highly skilled work. We have an efficient information technology system that controls payroll costs. Our systems, using barcoded identification cards, track the number of tasks completed by each employee according to the parameters of our modular construction designs, assign salaries according to tasks and homes completed, and award incentives for each stage of the development based on team performance. We also streamline governmental and social security costs for our workforce using a strict attendance control system that captures information fed via our system through laborers' identification cards.

        We have implemented programs throughout Homex to assist our employees in obtaining elementary and middle-school equivalency degrees. We believe that these programs enhance our ability to attract and retain high quality employees. In 2004 and 2003 we were named as one of the top 50 "Great Places to Work" in Mexico by the Great Place to Work Institute, which is based in the United States.

        As of June 30, 2005, approximately 81% of our employees were members of a national labor union of construction workers. The economic terms of our collective bargaining agreements are negotiated on an annual basis. All other terms and conditions of these agreements are negotiated every other year. We believe that we have an excellent working relationship with our workforce. We have not experienced a labor strike or any significant labor-related delay to date.

        As of June 30, 2005, Beta had a total of 2,558 employees, including 808 administrative and managerial personnel and 1,750 construction personnel, all of which are non-unionized full- and part-time employees. All of these employees were employed in Mexico.

Customer Services and Warranties

        Our quality control department oversees strict pre-delivery quality control inspections and responds to post-delivery customer needs. We respond to client requests during the construction phase and coordinate every legal aspect that our clients must fulfill when purchasing our products, including signing deeds, obtaining permits, and securing funding. We provide a twelve-month warranty following delivery of the home. Historically, we have spent immaterial amounts in warranty claims. In the past three years, we have spent an aggregate of less than 0.4% of our total revenues in warranty claims.

Community Services

        We seek to foster brand loyalty after construction is complete by strengthening community relations in the developments we build. As part of agreements with potential clients and governmental authorities, we donate land and build community infrastructures such as schools, day-care centers, churches, and green areas, often amounting to 10% to 15% of the total land area of the developments we construct. For a period of eighteen months, we also provide for community development specialists to assist in promoting community relations in certain developments by organizing neighborhood events such as competitions for beautiful homes and gardens.

Regulation

  General

        Our operations are subject to Mexican federal, state, and local regulation as any other corporation doing business in Mexico. Some of the most relevant statutes, regulations, and agencies that govern our operations include the following:

  •
  The Mexican General Human Settlements Act (Ley General de Asentamientos Humanos) regulates urban development, planning, and zoning and delegates to the Mexico City and state governments the authority to promulgate urban development laws and regulations within their jurisdiction, including the Urban Development Act (Ley de Desarrollo Urbano) of each state where we operate, which regulates state urban development.

  •
  The Mexican Federal Housing Act (Ley Federal de Vivienda) coordinates the activities of states, municipalities, and the private sector within the context of the housing industry. As in effect, the Federal Housing Act seeks to encourage and promote the construction of affordable entry-level housing.

  •
  Local Building Regulations (Reglamentos de Construcción) and urban development plans promulgated by the states, Mexico City, and local municipalities control building construction, establish the required licenses and permits, and define local zoning and land-use requirements.

  •
  The Mexican Infonavit Act (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores) requires that construction financing provided by Infonavit be granted only to registered developers that participate in public Infonavit bidding processes.

  •
  The Federal Mortgage Society Organizational Act (Ley Orgánica de la Sociedad Hipotecaria Federal) encourages the development of the primary and secondary home mortgage markets by authorizing SHF to grant home mortgage loans pursuant to the Federal Mortgage Society General Financing Conditions (Condiciones Generales de Financiamiento de Sociedad Hipotecaria Federal), which regulate the general terms and conditions on which these loans may be granted.

  •
  The Mexican Federal Consumer Protection Act (Ley Federal de Protección al Consumidor) promotes and protects consumer rights and seeks to establish equality and legal certainty in relationships between consumers and commercial suppliers.

  Environmental

        Our operations are subject to the Mexican General Environmental Protection Act (Ley General del Equilibrio Ecológico y la Protección al Ambiente), the Mexican General Waste Prevention and Management Act (Ley General para la Prevención y Gestión Integral de los Residuos), and the related regulations. The Mexican Ministry of the Environment and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales) and the Mexican Federal Environmental Protection Agency (Procuraduria Federal de Protección al Ambiente) are the federal governing authorities responsible for enforcing environmental regulations in Mexico, including environmental impact studies, which are required for obtaining land-use permits, investigations, and audits, as well as to provide guidelines and procedures regarding the generation, handling, disposal, and treatment of hazardous and non-hazardous waste.

        We are committed to conducting our business operations in a manner that minimizes environmental impact. Our business processes include procedures that are intended to ensure compliance with the Mexican General Environmental Protection Act, the Mexican General Waste Prevention and Management Act, and the related regulations. In accordance with these laws, we build our homes with metal instead of wooden beams and treat waste water for use in irrigating common areas in our developments. We plant trees on the land of homes we sell and provide plantings on land that we donate to our communities. Our internal teams conduct environmental studies for each project and produce environmental reports that are intended to identify environmental issues and assist in project planning in order to minimize adverse environmental effects, such as limiting the felling of trees during the process of urbanizing rural land for use in our developments. Our costs include the cost of complying with applicable environmental regulations. To date, the cost of complying and monitoring compliance with environmental regulations applicable to us has been immaterial.

Legal Proceedings

        As of the date of this prospectus, we, including the Beta entities and operations we acquired on July 1, 2005, are involved in certain legal proceedings incidental to the normal operation of our business. We do not believe that liabilities resulting from these proceedings are likely to have a material adverse effect on our financial condition, cash flows or results of operations.

Significant Subsidiaries

        We are a holding company and conduct our operations through subsidiaries. The table below sets forth our principal subsidiaries as of June 30, 2005.

Name of Company	Jurisdiction of Incorporation	Percentage Owned		Products/Services
Proyectos Inmobiliarios de Culiacán, S.A. de C.V.	Mexico	100.00%		Development of housing complexes
Desarrolladora de Casas del Noroeste, S.A. de C.V.	Mexico	95.86	%(1)	Construction of housing complexes
Administradora Picsa, S.A. de C.V.	Mexico	100.00%		Rendering of administrative services to and professional services for affiliated companies
Altos Mandos de Negocios, S.A. de C.V.	Mexico	100.00%		Rendering of administrative services to affiliated companies
Homex Atizapán, S.A. de C.V.	Mexico	67.00	%(2)	Development of housing complexes
AeroHomex, S.A. de C.V.	Mexico	100.00%		Rendering of transportation services to Homex
AAA Homex Trust, Nacional Financiera, S.N.C., as trustee(3)	Mexico	100.00%		Purchase of receivables

(1)
The balance of the shares of Desarrolladora de Casa de Noroeste, which we refer to as DECANO, are held by the former owners of Econoblock, which merged into DECANO in 2004. On September 1, 2005, the Company acquired an additional 4.14% ownership interest in Desarrolladora de Casas del Noroeste, S.A. de C.V. ("DECANO"), which resulted in DECANO becoming a wholly-owned subsidiary of the Company.

(2)
The balance of the shares of Homex Atizapán is held by the individual who owns the land being developed by Homex Atizapán.

(3)
Under the trust agreement, we hold beneficiary rights for residual interests and NAFIN, as Creditor, has first priority rights. Through this trust, we establish factoring facilities for the settlement of trade payables to many of our suppliers.

        In addition, the table below sets forth Beta's major subsidiaries as of June 30, 2005.

Name of Company	Jurisdiction of Incorporation	Percentage Owned	Products/Services
Casas Beta del Centro, S.A. de C.V.	Mexico	89.90%	Development of housing complexes
Casas Beta del Noroeste, S.A. de C.V.	Mexico	99.90%	Development of housing complexes
Casas Beta del Norte, S.A. de C.V.	Mexico	99.90%	Development of housing complexes
Edificaciones Beta, S.A. de C.V.	Mexico	99.80%	Construction of housing complexes
Edificaciones Beta del Noroeste, S.A. de C.V.	Mexico	99.00%	Construction of housing complexes
Edificaciones Beta del Norte, S.A. de C.V.	Mexico	99.90%	Construction of housing complexes

Recent Developments

  Acquisition of Controladora Casas Beta, S.A. de C.V.

        On July 1, 2005, we acquired Controladora Casas Beta, S.A. de C.V., or Beta, which, prior to its acquisition by us, was the sixth largest homebuilder in Mexico measured by units sold in 2004. After giving effect to the acquisition, we believe we are now the largest homebuilder in Mexico in terms of operating income on a pro forma basis for 2004.

        We believe that our acquisition of Beta will provide significant economies of scale and further expand our geographic reach. Together with Beta, we have approximately a 7.8% share of the Mexican housing market in terms of units sold in 2004. Our Beta acquisition also strengthens our presence in the top four Mexican home-building markets: Estado de México, Guadalajara, Monterrey and Tijuana.

        As of June 30, 2005, Beta had 12 developments under construction in Estado de México, Nuevo León, Baja California and Mexico City, areas that together represent approximately 28.7% of the population of Mexico. Additionally, as of such date, Beta had land reserves under title of approximately 4.6 million square meters, with an estimated capacity to build approximately 23,300 affordable entry-level houses and 6,200 middle-income homes. As of June 30, 2005, Beta was in the process of acquiring additional land of approximately 870,000 square meters, with an estimated capacity to build approximately 6,200 affordable entry-level homes.

        The purchase price for Beta was approximately Ps.2,041.5 million (US$188.9 million). The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of our common shares valued at Ps.977.6 million (US$90.5 million). On the date of the acquisition we incurred financing of Ps.1,081.0 million (US$100.4 million). Following the acquisition, Beta was merged with and into Homex, with Homex being the surviving entity. As a result of the Beta acquisition, former Beta shareholders own approximately 6.6% of Homex's capital stock. After giving effect to the acquisition of Beta and the application of the net proceeds of the offering of the old notes to prepay (i) all of Beta's outstanding debt, which we assumed on July 1, 2005, (ii) approximately Ps.540.5 million of the Ps.1,081.0 million financing used to acquire Beta and (iii) amounts outstanding under our debt facilities, other than approximately Ps. 780.8 million, our short-term debt was Ps. 780.8 million and our long-term debt was Ps. 3,279.5 million as of September 30, 2005.

        Beta was a housing development company located in the Mexico City area that focused on affordable entry-level and middle-income housing. During 2004, Beta sold 11,055 homes, an increase of 79.5% over 2003 and during the six-month period ended June 30, 2005, Beta sold 5,846 homes, an increase of 16.4% over the same period in 2004.

        For the year ended December 31, 2004, Beta had revenues of Ps.2,497.7 million (US$231.9 million), an increase of 51.4% from the previous year. Its revenues for the six-month period ended June 30, 2005 were Ps.1,240.1 million (US$115.1 million), an increase of 19.3% over the same period in 2004. For 2004, 97.0% of Beta's revenue was attributable to affordable entry-level home sales, with 3.0% of revenue attributable to sales of residential homes. For the six-month period ended June 30, 2005, 100% of Beta's revenue was attributable to affordable entry-level home sales.

        For the year ended December 31, 2004, Beta had operating income of Ps.498.4 million (US$46.3 million), an increase of 132.4% from the previous year. Its operating income for the six-month period ended June 30, 2005 was Ps.197.1 million (US$18.3 million), an increase of 27.5% over the same period in 2004.

        For the year ended December 31, 2004, Beta had net income of Ps.331.0 million (US$30.7 million), an increase of 185.5% from the previous year. Its net income for the six-month period ended June 30, 2005 was Ps.152.7 million (US$14.2 million), an increase of 57.4% over the same period in 2004.

        For the year ended December 31, 2004, Beta had total indebtedness of Ps.478.3 million (US$44.5 million), an increase of 68.1% from the previous year. Its total indebtedness for the six-month period ended June 30, 2005 was Ps.612.2 million (US$56.8 million), an increase of 28.0% over June 30, 2004.

        Beta's consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004, and as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005 are included in this prospectus beginning on page A-1. Unaudited pro forma condensed combined financial statements reflecting the combined accounts of Homex and Beta on a pro forma basis for the year ended December 31, 2004 and as of and for the six-month period ended June 30, 2005 are also included in this prospectus, beginning on page B-1. Certain selected unaudited pro forma condensed combined financial information reflecting the combined accounts of Homex and Beta are also included in this prospectus in "Unaudited Pro Forma Consolidated Combined Financial Information."

Third Quarter Results

        On October 27, 2005, we announced our unaudited financial results and operations for the nine months ended September 30, 2005. For a description of these unaudited results, see Exhibit I. Since the unaudited financial information set forth in Exhibit I is presented in pesos of constant purchasing power as of September 30, 2005, it is not directly comparable to the financial information presented elsewhere in this prospectus, which unless otherwise stated, is presented in pesos of constant purchasing power as of June 30, 2005. The financial information presented elsewhere in this prospectus stated in pesos of constant purchasing power as of June 30, 2005 would require the application of a restatement factor of 1.007 for such financial information to be comparable with the unaudited financial information presented in Exhibit I. The application of such factor does not represent a material change in the purchasing power of the Mexican peso during this period.

MANAGEMENT

Directors and Executive Officers

        Our board of directors currently consists of ten members and is responsible for managing our business. Each director is elected for a term of one year or until a successor has been appointed. Our board of directors meets quarterly. Pursuant to Mexican law, at least 25% of the members of the board of directors must be independent, as the term independent is defined by the Mexican Securities Market Law. As required by New York Stock Exchange regulations, a majority of the members of our board of directors are independent.

        As of the date of this prospectus, the members of our board of directors are as follows:

Name	Born	Position	Alternate
Eustaquio Tomás de Nicolás Gutiérrez	1961	Chairman	Ana Luz de Nicolás Gutiérrez
Gerardo de Nicolás Gutiérrez	1968	Chief Executive Officer	Juan Carlos Torres Cisneros
José Ignacio de Nicolás Gutiérrez	1964	Director	Julián de Nicolás Gutiérrez
Luis Alberto Harvey McKissack	1960	Director	Arturo J. Saval Pérez
Gary R. Garrabrant	1957	Vice Chairman	Thomas J. McDonald
Matthew M. Zell	1966	Director	Jeffrey D. Klein
Z. Jamie Behar	1957	Director	Ira Chaplik
Wilfrido Castillo Sánchez-Mejorada	1941	Director	Samuel Campos Velarde
Edward Lowenthal	1944	Director	Christopher J. Fiegen
Carlos Romano y Micha	1948	Director	Roberto Langenauer Neuman

        Eustaquio Tomás de Nicolás Gutiérrez is chairman of our board of directors. Before co-founding our predecessor in 1989, Mr. de Nicolás founded and managed DENIVE, a clothing manufacturing company. He has served as regional chairman and regional vice chairman of the Mexican Federation of Industrial Housing Promoters, or Provivac (Federación Nacional de Promotores Industriales de la Vivienda), and as a member of the regional advisory board of financial institutions such as BBVA Bancomer and HSBC (formerly BITAL). Currently, Mr. de Nicolás oversees our main operations, focusing on land acquisition and developing new geographical markets.

        Gerardo de Nicolás Gutiérrez has served as CEO since 1997. Prior to becoming CEO, Mr. de Nicolás served as regional manager, systems manager, and construction manager supervisor. Currently, Mr. de Nicolás participates in overseeing our main operations, focusing on sales and construction.

        Jose Ignacio de Nicolás Gutiérrez is founder and chairman of the board of directors of Hipotecaria Crédito y Casa, S.A. de C.V., a sofol that has become the third largest mortgage bank in Mexico. Mr. de Nicolás also co-founded our company and served as our CEO from 1989 to 1997. Mr. de Nicolás is a regional director of Fianzas Monterrey and a state director of NAFIN.

        Luis Alberto Harvey McKissack is co-founder and managing principal of ZN Mexico Capital Management, L.L.C. and managing principal of ZN Mexico Capital Management II, L.L.C., which both sponsor private equity funds. He is also the managing director of Nexxus Capital, S.C., an investment banking boutique based in Mexico City. Mr. Harvey is a member of the board of directors of Industrias Innopack, S.A. de C.V., Aerobal, S.A. de C.V., Distribuidora Ybarra, S.A. de C.V., Grupo Mantenimiento de Giros Comerciales Internacional, S.A. de C.V. (Grupo Mágico), Crédito Inmobiliario, S.A. de C.V., and Nexxus Capital, S.C.

        Gary R. Garrabrant is vice chairman of our board of directors and CEO of EIP, which invests in real estate-related companies outside of the United States. He has been associated with EIP since inception in 1999 and oversees all of the company's activities and investment portfolio. Mr. Garrabrant is also executive vice president of EGI, the privately-held investment company founded and led by Samuel Zell. Mr. Garrabrant joined EGI in 1996. He is a member of the board of directors of Fondo de Valores Inmobiliarios S.A.C.A., a Latin American real estate company, EIP and various portfolio companies. Mr. Garrabrant is also a member of the Real Estate Advisory Board at Cambridge University.

        Matthew M. Zell is managing director of EGI. Previously, he served as president of Prometheus Technologies, Inc., an information technology consulting firm. Mr. Zell is a member of the board of directors of Anixter Inc., a global distributor of wire, cable and communications connectivity products as well as of GP Strategies, a global performance improvement company providing corporate education strategies, training, engineering, consulting, and technical services to leading organizations in the automotive, steel, power, chemical, energy, pharmaceutical and food and beverage industries, as well as the government sector. Mr. Zell is the son of Samuel Zell.

        Z. Jamie Behar is a portfolio manager with General Motors Investment Management Corporation, or GMIMCo. She manages GMIMCo clients' real estate investment portfolios, including both privately-negotiated and publicly-traded security investments, as well as their alternative investment portfolios. Ms. Behar is a member of the board of directors of Sunstone Hotel Investors, Inc., a publicly listed hotel company operating in the United States, Hospitality Europe B.V., a private European hotel company, and FountainGlen Properties, L.L.C., a private senior housing company. She also serves on the advisory committees of several domestic and international private real estate investment entities.

        Wilfrido Castillo Sánchez-Mejorada is CFO of Qualitas Cía. de Seguros, S.A. de C.V., or Qualitas, a Mexican insurance company. Previously he served as CEO of Castillo Miranda, Contadores Públicos, a public accounting firm, and he has held senior positions in several brokerage firms. Mr. Castillo is a member of the board of directors of Qualitas, Actinver, S.A. de C.V., Sociedad Operadora de Sociedades de Inversión, Ficsac, Unión de Esfuerzo para el Campo, Fundación Mexicana de Psicoanálisis, I. A. P., and Industrias Innopack, S.A. de C.V., where he also serves as chairman of the audit committee.

        Edward Lowenthal is president of Ackerman Management L.L.C., an investment management and advisory company with particular focus on real estate and other asset-based investments. Previously, Mr. Lowenthal founded and was president of Wellsford Real Properties, Inc., or WRP, a publicly-owned real estate merchant banking company. He also founded and was trustee and president of Wellsford Residential Property Trust, a publicly-owned multi-family real estate investment trust that was merged into Equity Residential Properties Trust. Mr. Lowenthal is a member of the board of directors of several companies, including WRP, Reis, Inc., a real estate market information and analytics provider, Omega Healthcare Investors, Inc., a healthcare real estate investment trust, American Campus Communities, a publicly traded Real Estate Investment Trust which focuses solely on student housing in the United States, and Ark Restaurants Corp., a company that engages in the ownership and operation of restaurants, fast food concepts, catering operations, and wholesale and retail bakeries.

        Carlos Romano y Micha joined the Homex board of directors in July 2005, becoming its most recent member. Mr. Romano is a founding partner of Casas Beta and served as its Chairman of the Board until Beta's merger with Homex. Since 1970, he has also been a founding partner in the firm Carlos Romano y Asociados. He holds a master's degree in Public Administration from Florida International University and an undergraduate degree in Law from the Universidad Nacional Autónoma de México.

        Eustaquio Tomás de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, and José Ignacio de Nicolás Gutiérrez are brothers.

Secretary

        As of June 30, 2005, the secretary of the board of directors is Jaime Cortés Rocha and Gerardo Gaxiola Díaz is an alternate secretary of the board of directors. Neither Mr. Cortes nor Mr. Gaxiola are members of the board of directors.

Senior Management

        As of the date of this prospectus, our senior management is as follows:

Name	Born	Position
Eustaquio Tomás de Nicolás Gutiérrez	1961	Chairman
Gerardo de Nicolás Gutiérrez	1968	Chief Executive Officer
Roberto Carrillo Herrera	1965	Chief Financial Officer
Rubén Izábal González	1968	Vice President—Construction
Alberto Menchaca Valenzuela	1969	Vice President—Operations
Josemaría Antón Vlasich de la Rosa	1978	Vice President—Sales, Marketing and Regional Offices
Paulo Cesar Piña Verdugo	1970	Corporate Director—Administration
Mónica Lafaire Cruz	1964	Vice President—Regional Offices
Javier Romero Castañeda	1980	In-house counsel

        Roberto Carrillo Herrera was appointed interim Chief Financial Officer in July 2005. Prior to his current position, he served as CFO at Beta from 2001 to July 2005. Mr. Carrillo's previous experience includes Senior Equity Analyst covering Cement and Construction at ING Barings in Mexico and the U.K. as well as Director of Investment Banking for Latin American Cement and Construction at Deutsche Bank in Mexico and the United States. Mr. Carrillo holds a master's degree in business administration from the London Business School in the United Kingdom and an undergraduate degree in business administration from Instituto Tecnológico y de Estudios Superiores de Monterrey in Mexico. As announced in our press release dated July 20, 2005, Roberto Carrillo was named interim Chief Financial Officer effective July 21, 2005. See "—Management Changes."

        Alberto Menchaca Valenzuela has served as Vice President—Operations since 2000. Prior to becoming COO, Mr. Menchaca served as finance manager. His prior experience includes work at Banco Mexicano, Invermexico, and Banca Confía. Currently, Mr. Menchaca oversees our main operations, with a focus on home deliveries. Mr. Menchaca earned an undergraduate degree in agricultural engineering from Universidad Autónoma Agraria Antonio Narro in Saltillo, Coahuila.

        Rubén Izábal González has served as Vice President—Construction since 1997. Prior to joining Homex, Mr. Izábal served at different construction companies including Gómez y Gonzales Constructores, Provisur, S.A. de C.V., Promotoría de Vivienda del Pacífico, S.A. de C.V., and Constructor Giza, S.A. de C.V. Currently, Mr. Izábal oversees our construction operation, with a focus on the home-building process. Mr. Izábal earned an undergraduate degree in Architecture from Instituto Tecnológico y de Estudios Superiores del Occidente in Guadalajara, Jalisco.

        Josemaría Antón Vlasich de la Rosa has served as Vice President—Sales and Marketing since March 2004. From 2002 to March 2004, he served as Vice President—Regional Offices. His prior experience includes work at Cemex, S.A. de C.V., Banco Nacional de México, S.A., American Express, and Universidad Panamericana. Currently, he coordinates our sales and marketing activities. He holds a master's degree in business administration and an undergraduate degree in marketing and management, both from Universidad Panamericana, Mexico City.

        Paulo Cesar Piña Verdugo has served as Corporate Director—Administration since May 2005. Prior to his current position, Mr. Piña joined Homex in 1998 and started as Finance Executive, later serving as Finance Director from 2000 to 2003 and as Finance and Corporate Finance Director from 2004 to 2005. His previous experience also includes serving as the General Director of Ahome Village S.A, a food processing company from 1995-1998. Currently he oversees the operations of the following Homex departments: Human Resources, Treasury, IT systems and General Services. Mr. Piña holds an undergraduate degree in marketing and management from Instituto Tecnológico y de Estudios Superiores de Monterrey.

        Mónica Lafaire Cruz has served as Vice President—Regional Offices since February 2005. Miss Lafaire joined Homex in 2001 and prior to her current position she served as Director of Strategic Planning and diverse management positions in the Finance division. Her prior experience includes work as full-time professor at Universidad Panamericana. Currently, she coordinates the activities of our branch offices and their directors. Miss Lafaire holds a master's degree in business administration from Universidad La Salle in Mexico City and an undergraduate degree in economics from Universidad de Monterrey.

        Javier Romero Castañeda was appointed in-house counsel in October 2005. Prior to his current position, he served as Legal Advisor to the Mexican Senate from 2003 to August of 2005. Mr. Romero holds a master's degree in International Legal Studies from Georgetown University in the United States and an undergraduate degree in Law from Instituto Tecnológico Autónomo de México (ITAM) in Mexico City.

Compensation of Directors and Senior Management

        Each member of the board of directors is paid a fee of US$12,500 for each board meeting that he or she attends, subject to an annual cap of US$45,000 per member of the board of directors.

        For 2004, the aggregate amount of compensation paid to all directors, alternate directors, executive officers and audit committee members was approximately US$127,859.

        We offer a bonus plan to our directors and senior management that is based on individual performance and on the results of our operations. This variable compensation can range from 30% to 50% of annual base compensation, depending upon the employee's level.

Share Ownership

        The following table sets forth the beneficial ownership of our capital stock by our directors and senior management as of July 1, 2005 following our acquisition of Beta on such date:

Name	Number of Common Shares Owned	Percentage of Common Shares Outstanding
Eustaquio Tomás de Nicolás Gutiérrez	34,348,250	10.2%
José Ignacio de Nicolás Gutiérrez	34,348,250	10.2%
Gerardo de Nicolás Gutiérrez	20,608,950	6.1%
Roberto Carrillo Herrera	*	*
Rubén Izábal González	*	*
Alberto Menchaca Valenzuela	*	*
Josemaria Antón Vlasich de la Rosa	*	*
Luis Alberto Harvey McKissack	*	*
Gary R. Garrabrant	*	*
Matthew M. Zell	*	*
Z. Jamie Behar	*	*
Wilfrido Castillo Sánchez-Mejorada	*	*
Edward Lowenthal	*	*
Monica Lafaire Cruz	*	*
Paulo Cesar Piña Verdugo	*	*

*
Beneficially owns less than one percent of the outstanding shares of our capital stock.

Audit Committee

        The members of the audit committee are Wilfrido Castillo Sánchez-Mejorada, Z. Jamie Behar and Edward Lowenthal. The members of the audit committee are independent in accordance with Sarbanes Oxley Act requirements.

Management Changes

        On December 29, 2005, our Compensation Committee announced the appointment of Mario Alberto Gonzalez Padilla as the Company's Chief Financial Officer effective January 30, 2006. Mr. Gonzalez replaces Roberto Carrillo Herrera who has continued to serve in an interim capacity while we searched for a new CFO. Mr. Carrillo was the CFO of Beta prior to our acquisition of Beta and has contributed to the integration of the operations of the two companies. Mr. Carrillo will remain employed by us until the end of January in order to help in the transition of the new CFO.

        Mr. Gonzalez is a financial executive with more than twenty years of senior-level financial experience. Since 2003, Mr. Gonzalez, 47, was Chief Financial Officer of Consultores de Integración de Sistemas (CIS), a Mexico City-based management consulting firm that advises Fortune 500 companies and others with operations in Latin America. From 2001 until 2003, he was Chief Financial Officer for Panamerican Beverages, Inc., a New York Stock Exchange listed company and the primary Latin American Coca Cola bottler and distributor. From 1995 until 2001, Mr. Gonzalez was employed in various senior-level financial positions with Grupo TMM, S.A. de C.V., a major Mexican transportation and logistics services company. At the time of his departure from Grupo TMM, he was Chief Financial Officer of Transportación Ferroviaria Mexicana (TFM), a SEC reporting company and a major Mexican railways company, and also served as Corporate Controller for Transportación Marítima Mexicana, S.A. de C.V. (TMM). Mr. Gonzalez has also held a variety of senior-level financial positions internationally at Dow Chemical Co.

        Mr. Gonzalez holds a master's degree in Business Administration and Engineering Administration from George Washington University and a bachelor's degree in Industrial Engineering from the Universidad Autónoma de Mexico.

THE PRINCIPAL SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Principal Shareholders

        As of July 1, 2005 following our acquisition of Beta, there were 335,869,550 common shares issued and outstanding, with shares held in the United States in the form of American Depositary Shares by six record holders. The remaining shares were held in Mexico. Because certain of the shares are held by nominees, the number of record holders may not be representative of the number of beneficial holders.

        The table below sets forth information concerning the percentage of our capital stock owned by any person known to us to be the owner of 5% or more of any class of our voting securities, our directors and officers as a group and our other shareholders as of July 1, 2005 following our acquisition of Beta. The company's major shareholders do not have different or preferential voting rights with respect to the shares they own.

	As of July 1, 2005(1)
Identity of Owner	Number of Shares	% of Share Capital
de Nicolás family(2)	137,393,001	40.9%
Equity International Properties, Ltd.(3)	68,142,301	20.3%
Eugenia Guakil Aben(4)	18,714,436	5.6%

Total(5)	335,869,550	100.0%

(1)
Following our acquisition of Beta. For a description of the terms of our acquisition of Beta, including the exchange of 22.0 million of our common shares, see "Business—Recent Developments."

(2)
Held by Ixe Banco, S.A. as trustee of Trust No. F/466, for the benefit of the de Nicolás family, including Eustaquio de Nicolás Vera, Eustaquio Tomás de Nicolás Gutiérrez, José Ignacio de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, and Julián de Nicolás Gutiérrez. Voting and dispositive control over these shares is directed by a Technical Committee comprised of Eustaquio de Nicolás Vera, Eustaquio Tomás de Nicolás Gutiérrez, José Ignacio de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, and Julián de Nicolás Gutiérrez.

(3)
Held by EIP Investment Holdings L.L.C., BVBA, an indirect subsidiary of EIP. Voting control over these shares is shared by EIP's senior management team, headed by Samuel Zell, chairman of EIP, and Gary R. Garrabrant, CEO of EIP and one of our directors. EIP is located at Two North Riverside Plaza, Chicago, IL 60606.

(4)
Includes 2,144,043 common shares held in a guarantee trust to secure the indemnification obligations of Carlos Romano y Micha, member of our board of directors and husband to Eugenia Guakil Aben, in connection with our acquisition of Beta.

(5)
Includes public shareholders and former Beta shareholders that in the aggregate hold 32.2% and 6.6% of our share capital, respectively.

Related Party Transactions

        We have engaged, and in the future may engage, in transactions with our shareholders and companies affiliated with our shareholders. We believe that the transactions in which we have engaged with these parties have been made on terms that are no less favorable to us than those that could be obtained from unrelated third parties. Recently, we began requiring that transactions with our shareholders and companies affiliated with our shareholders be approved by our board of directors after considering the recommendation of our audit committee and, in certain cases, after an independent fairness opinion, as required by the Mexican Securities Market Act.

  Hipotecaria Crédito y Casa, S.A. de C.V.

        Eustaquio Tomás de Nicolás Gutiérrez, our chairman, and José Ignacio de Nicolás Gutiérrez, brother of Eustaquio Tomás de Nicolás Gutiérrez and chairman of Hipotecaria Crédito y Casa, S.A. de C.V, or Crédito y Casa, collectively own a 29.4% ownership interest in this sofol, the principal business of which is providing mortgage financing and bridge loan financing. Eustaquio Tomás de Nicolás Gutiérrez and José Ignacio de Nicolás Gutiérrez are both members of the de Nicolás family, which collectively owns 43.8% of our share capital. Crédito y Casa has provided bridge loan financing to us and mortgages under SHF-sponsored programs to our clients. During 2002, 2003 and 2004, Crédito y Casa provided mortgages with respect to certain of the homes sold by us. We expect to continue to sell homes to buyers who obtain mortgages from Crédito y Casa.

        We estimate that in 2004 less than 19% of the mortgages obtained by our home buyers were provided by related parties. We estimate that during the six-month period ended June 30, 2005 less than 13% of the mortgages obtained by our home buyers were provided by related parties.

        During 2004, the largest aggregate outstanding balances owed to Crédito y Casa were Ps.61.8 million and UDI 5.1 million. There were no amounts outstanding as of December 31, 2004. These loans bore interest at varying rates and matured at various dates through 2005. During 2004, we made aggregate interest payments of Ps.2.7 million and UDI 322,122.

        During 2003, the largest aggregate outstanding balances owed to Crédito y Casa were Ps.132.2 million and UDI 55.1 million. The aggregate amounts outstanding as of December 31, 2003 were Ps.92.7 million and UDI 7.3 million. These loans bore interest at varying rates and matured at various dates through 2004. During 2003, we made aggregate interest payments of Ps.4.0 million and UDI 3.6 million.

        During 2002, the largest aggregate outstanding balances owed to Crédito y Casa were Ps.60.1 million and UDI 47.3 million. The aggregate amount outstanding as of December 31, 2002 was Ps.45.1 million and UDI 45.1 million. These loans bore interest at varying rates and matured at various dates through 2003. During 2002, we made aggregate interest payments of Ps.3.1 million and UDI 3.7 million.

        As of June 30, 2005 no amounts were outstanding to Crédito y Casa, but our buyers may receive additional financing from Crédito y Casa in the future.

  Crédito Inmobiliario, S.A. de C.V.

        EIP acquired a 24.64% interest in this non-bank bank on December 1, 2003. Also on December 1, 2003, Crédito Inmobiliario, S.A. de C.V., or Crédito Inmobiliario, acquired the entirety of the loan portfolio of Terras Hipotecaria, S.A. de C.V., or Terras Hipotecaria. Prior to this acquisition, Terras Hipotecaria provided construction financing to us via bridge loans and mortgage financing to our clients via SHF-sponsored programs.

        As of June 30, 2005, no amounts were outstanding under these lines of credit. On December 9, 2005, EIP sold its 24.64% interest in Crédito Inmobiliario to a private investor.

        We have no amounts outstanding to Crédito Inmobiliario, but may receive additional financing from Crédito Inmobiliario in the future. Crédito Inmobiliario provided mortgages with respect to certain of the homes sold by us and we expect to continue to sell homes to buyers who obtain mortgages from Crédito Inmobiliario.

  Econoblock, S.A. de C.V.

        Effective May 15, 2004, our DECANO subsidiary entered into an agreement with Gerardo de Nicolás Gutiérrez, our Chief Operating Officer, Josefina Gutiérrez Pando de Nicolás, his mother, and José Ignacio de Nicolás, his brother, to merge Econoblock, S.A. de C.V. with DECANO.

        Prior to June 1, 2004, we purchased cement block, concrete, and asphalt from Econoblock in the cities of Culiacán, Mazatlán, Guadalajara, Ciudad Juárez, and Laredo. Gerardo de Nicolás Gutiérrez, Josefina Gutiérrez Pando de Nicolás and José Ignacio de Nicolás collectively owned a 100% interest in Econoblock prior to June 1, 2004, when Econoblock merged with and into DECANO.

        Prior to June 1, 2004, we purchased materials from Econoblock in an aggregate amount of Ps.31.0 million in 2004, Ps.63.0 million in 2003 and Ps.27.7 million in 2002. These purchases represented 3.7% of our total purchases of construction materials and services during 2004, 7.1% during 2003 and 5.7% during 2002.

        Econoblock had revenues of Ps.40.0 million for the six-month period ended June 1, 2004, approximately three-fourths of which came from sales to us. As of June 1, 2004, Econoblock had a net loss of Ps.1 million. For the six months ended June 1, 2004, Econoblock had net assets of Ps.15.0 million. We believe that in the near future, our operations will utilize all of the products that Econoblock can supply.

        In consideration for their shares of Econoblock, the former shareholders of Econoblock received common shares of DECANO representing 4.1% of DECANO's outstanding share capital. We continue to own the remaining 95.9% of the shares of DECANO. We have an option to purchase the shares of DECANO owned by the former shareholders of Econoblock at book value. As of December 31, 2004, the book value of these remaining shares was Ps.6.7 million. We intend to exercise this purchase right, although we cannot assure you of the timing of this exercise.

        Concurrent with the DECANO merger and as additional consideration for their sale of the Econoblock shares to DECANO, certain members of the de Nicolás family were issued 8,481,673 of our common shares and made a capital contribution of Ps.4.3 million to our company. These common shares have a value of approximately US$393,443.

        These values were arrived at by negotiations between Homex, EIP and ZN Mexico Trust, on the one hand and the shareholders of Econoblock, on the other hand, and the transaction was approved in accordance with the bylaws of the Company.

        After giving effect to the transactions described above, we own all of the share capital of Econoblock, and the members of the de Nicolás family owns an additional 8,481,673 of our common shares.

  Land Purchases from Related Parties

        On November 5, 2004, Proyectos Inmobiliarios de Culiacán, S.A. de C.V., or PICSA, our wholly owned subsidiary, purchased from Anixter de México, S.A. de C.V., a wholly owned subsidiary of Anixter Internacional, whose main shareholder is Equity Investment Properties, parent company of EIP, 50,664.8 square meters of land located in Xalapa, Veracuz, for a purchase price of approximately Ps.4,904,690 (US$455,318).

        On June 15, 2005, PICSA sold to Mexico Retail Properties Fund I.S. de R.L. de C.V., a wholly owned subsidiary of MRP-EIP Retail Holding GP, which is a subsidiary of Equity Investment Properties, 7,928.88 square meters of commercial land located in Santa Fe, Culiacán Sinaloa, for the total amount of Ps.5,550,222.30 (US$515,245).

        These transactions were authorized or ratified by our audit committee and our board of directors.

  Service Companies

        We previously compensated certain of our senior management through payments to certain limited partnerships in which they owned partnership interests. We paid an aggregate amount of Ps.47.5 million during 2004, Ps.51.1 million during 2003 and Ps.32.0 million during 2002 to these partnerships. This arrangement was terminated effective March 31, 2004 in respect of compensation to our senior management.

  Registration Rights Agreement

        In connection with our initial public offering of stock, we and our existing shareholders entered into an equity registration rights agreement which provides our existing shareholders with registration rights relating to our common shares held by them immediately prior to the initial public offering and any common shares or ADSs they may acquire after the offering. Pursuant to this equity registration rights agreement, at any time beginning 180 days after the effective date of the registration statement relating to the share offering, subject to customary exceptions, these shareholders may request that we file a registration statement under the Securities Act covering their common shares or ADSs representing the common shares. These shareholders (with the de Nicolás family being treated as one shareholder for this purpose) may each request two demand registrations. In addition, at any time that we are eligible to use the SEC's short-form registration statement on Form F-3 (or any successor form), these shareholders may request that we register their common shares or ADSs for resale from time to time on a delayed or continuous basis. These shareholders also have certain "piggyback" registration rights with respect to their common shares and ADSs. Accordingly, if we propose to register any of our securities, either for our own account or for the account of other shareholders, with certain exceptions, we are required to notify these shareholders and to include in such registration all the common shares or ADSs requested to be included by these shareholders, subject to rejection of such shares under certain circumstances by an underwriter.

        The equity registration rights agreement sets forth customary registration procedures, including an agreement by us to make available our senior management for roadshow presentations. All registration expenses incurred in connection with any registration, other than underwriting commissions, will be paid by us. In addition, we are required to reimburse the selling shareholders for the fees and disbursements of one outside counsel retained in connection with any such registration. The equity registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of these shareholders and any underwriters, although these shareholders must indemnify us for any liabilities resulting from information provided by them.

        The shareholders' rights under the equity registration rights agreement remain in effect with respect to the common shares and ADSs covered by the agreement until:

  •
  those securities have been sold under an effective registration statement under the Securities Act;

  •
  those securities have been sold to the public under Rule 144 under the Securities Act; or

  •
  those securities have been transferred in a transaction where a subsequent public distribution of those securities would not require registration under the Securities Act.

DESCRIPTION OF THE NEW NOTES

        We issued the old notes and will issue the new notes under an Indenture, dated September 28, 2005, as amended or supplemented through the expiration date, which we collectively call the Indenture, by and among us, as issuer, the Subsidiary Guarantors and The Bank of New York, as Trustee, or the Trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, or the TIA. We summarize below certain provisions of the Indenture, but do not restate the Indenture in its entirety. We urge you to read the Indenture because it defines your rights. You can obtain a copy of the Indenture in the manner described under "Available Information," and, for so long as the Notes are listed on Euro MTF, the alternative market of the Luxembourg Stock Exchange, at the office of the paying agent in Luxembourg.

        You can find the definition of capitalized terms used in this section under "Certain Definitions." When we refer to:

  •
  the Company in this section, we mean Desarrolladora Homex, S.A. de C.V., and not any of its subsidiaries; and

  •
  Notes in this section, we mean the old notes originally issued on September 28, 2005, or the Issue Date, and the new notes, together with any Additional Notes.

General

        The Notes will:

  •
  be general unsecured obligations of the Company;

  •
  rank equal in right of payment with all other existing and future Senior Indebtedness of the Company;

  •
  rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company, if any;

  •
  be effectively subordinated to all existing and future secured Indebtedness of the Company;

  •
  be unconditionally guaranteed on a general unsecured senior basis by all of the Company's existing Restricted Subsidiaries that are Significant Subsidiaries and any future Restricted Subsidiaries that are (x) Wholly-Owned Subsidiaries and (y) Significant Subsidiaries; and

  •
  be structurally subordinate to all existing and future Indebtedness and trade payables of the Company's subsidiaries that do not guarantee the Notes.

        As of June 30, 2005, on a pro forma basis after giving effect to the acquisition of Beta, this offering and the related transactions as described under "Use of Proceeds":

  •
  the Company and its Subsidiaries would have had consolidated total indebtedness of US$304.0 million;

  •
  the Company and the Subsidiary Guarantors would have had consolidated total indebtedness of US$304.0 million, of which US$3.9 million would have been secured; and

  •
  the Company's Subsidiaries that are not Subsidiary Guarantors would have had no consolidated indebtedness.

Additional Notes

        Subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness," the Company and its Subsidiaries may incur additional Indebtedness. At the Company's option, this additional Indebtedness may consist of additional Notes ("Additional Notes")

issued by the Company in one or more transactions, which have identical terms (other than issue date and issue price) as the Notes. Holders of Additional Notes would have the right to vote together with Holders of the Notes as one class.

Principal, Maturity and Interest

        We will issue the new notes in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The new notes will mature on September 28, 2015. The new notes will not be entitled to the benefit of any mandatory sinking fund.

        Interest on the Notes will accrue at the rate of 7.50% per annum and will be payable semi-annually in arrears on each March 28 and September 28, commencing on March 28, 2006. Payments will be made to the persons who are registered Holders at the close of business on March 13 and September 13, respectively, immediately preceding the applicable interest payment date.

        Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The redemption of Notes with unpaid and accrued interest to the date of redemption will not affect the right of Holders of record on a record date to receive interest due on an interest payment date.

        Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Company may change the Paying Agent and Registrar without notice to Holders. If a Holder of US$1.0 million or more in aggregate principal amount of Notes has given wire transfer instructions to the Company at least 15 Business Days prior to the applicable payment date, the Company will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar in New York City unless the Company elects to make interest payments by check mailed to the registered Holders at their registered addresses. Application has been made to list the Notes on Euro MTF, the alternative market of the Luxembourg Stock Exchange. As long as the Notes are listed on this market and as long as the rules of this exchange require, the Company will also maintain a Paying Agent and a transfer agent in Luxembourg.

Additional Amounts

        We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes, and will pay additional amounts on those payments to the extent described in this subsection.

        The Company and the Subsidiary Guarantors will pay to holders of the Notes all additional amounts that may be necessary so that every net payment of interest (including any premium paid upon redemption of the Notes) or principal to the holder will not be less than the amount provided for in the Notes. By net payment, we mean the amount we or our paying agent pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority.

        Our obligation to pay additional amounts is subject to several important exceptions, however. The Company and the Subsidiary Guarantors will not pay additional amounts to any holder for or solely on account of any of the following:

  •
  any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder or beneficial holder of the Note and Mexico (or any political subdivision or territory or possession thereof), including such Holder or beneficial owner (i) being or having been a citizen or resident thereof, (ii) maintaining or having maintained an office, permanent establishment, or branch subject to taxation therein, or

    (iii) being or having been present or engaged in a trade or business therein (other than the mere receipt of a payment or the ownership or holding of a Note),

  •
  any estate, inheritance, gift, transfer or similar tax, assessment or other governmental charge imposed with respect to the Notes,

  •
  any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with Mexico (or any political subdivision or territory or possession thereof) of the holder or any beneficial owner of the Note, if compliance is required by statute, regulation, officially published administrative practice of the taxing jurisdiction or by an applicable income tax treaty, which is in effect to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 days' notice that holders will be required to provide such information and identification,

  •
  any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the Notes,

  •
  any taxes, duties, assessments or other governmental charges with respect to such Note presented for payment more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such Note would have been entitled to such additional amounts on presenting such Note for payment on any date during such 30-day period, and

  •
  any payment on the Note to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of the Note.

        The limitations on our obligations to pay additional amounts stated in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a Note, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States-Mexico income tax treaty), regulation (including proposed regulations) and administrative practice.

        Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional amounts stated in the third bullet point above also will not apply and will not entitle us to require the information therein specified unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point becomes expressly required by the applicable Mexican statutes, regulations and administrative practice and (b) we otherwise would meet the requirements for application of the reduced Mexican tax rate.

        In addition, such third bullet point does not require, and should not be construed as requiring, that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

        Upon request, the Company and the Subsidiary Guarantors will provide the trustee with documentation satisfactory to the trustee evidencing the payment of Mexican taxes in respect of which we have paid any additional amount. We will make copies of such documentation available to the holders of the Notes or the relevant paying agent upon request.

        Any reference in this prospectus, the Indenture, or the Notes to principal, premium, interest or any other amount payable in respect of the Notes by us will be deemed also to refer to any additional amount that may be payable with respect to that amount under the obligations referred to in this subsection.

        In the event that additional amounts actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such Notes, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

        In the event of any merger or other transaction described and permitted under "—Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets," then all references to Mexico, Mexican law or regulations, and Mexican taxing authorities under this section "Additional Amounts" (other than the fourth and fifth paragraphs above) and under "Optional Redemption—Optional Redemption for Changes in Withholding Taxes" shall be deemed to also include the United States and any political subdivision therein or thereof, United States law or regulations, and any taxing authority of the United States or any political subdivision therein or thereof, respectively.

Note Guarantees

        The Subsidiary Guarantors have fully and unconditionally guaranteed, on a joint and several basis, the performance of all obligations of the Company under the Indenture and the Notes. The Obligations of each Subsidiary Guarantor in respect of its Note Guarantee are limited to the maximum amount as will result in the Obligations not constituting a fraudulent conveyance, fraudulent transfer or similar illegal transfer under applicable law. See "Risk Factors—Risk Factors Related to the Notes and the Exchange Offer—The Guarantees May Not be Enforceable."

        Each Subsidiary Guarantor will be released and relieved of its obligations under its Note Guarantee in the event:

  (1)
  there is a Legal Defeasance or a Covenant Defeasance of the Notes as described under "—Legal Defeasance and Covenant Defeasance";

  (2)
  there is a sale or other disposition of Capital Stock of such Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a direct or indirect Subsidiary of the Company; or

  (3)
  such Subsidiary Guarantor is designated as an Unrestricted Subsidiary in accordance with "—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries";

provided, that the transaction is carried out pursuant to and in accordance with all other applicable provisions of the Indenture.

        If any Person that is a Wholly-Owned Restricted Subsidiary becomes a Significant Subsidiary (including upon a Revocation of the Designation of a Subsidiary as an Unrestricted Subsidiary), the Company will cause that Wholly-Owned Restricted Subsidiary (promptly following the determination in accordance with the terms of the Indenture that such Restricted Subsidiary is Wholly-Owned and a Significant Subsidiary) concurrently to become a Subsidiary Guarantor on a senior basis by executing a supplemental indenture and providing the Trustee with an Officers' Certificate and Opinion of Counsel.

        Proyectos Inmobiliarios de Culiacán, S.A. de C.V., or PICSA, and Desarrolladora de Casas del Noroeste, S.A. de C.V., or DECANO, are the Subsidiary Guarantors.

        Not all of our "Restricted Subsidiaries" have guaranteed the Notes and our Unrestricted Subsidiaries have not guaranteed the Notes. In the event of a bankruptcy, liquidation or reorganization of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. In addition, holders of minority equity interests in Subsidiaries may receive distributions prior to or pro rata with the Company depending on the terms of the equity interests. See "Risk Factors—Risk Factors Related to the Notes and the Exchange Offer—Certain of Our Subsidiaries are Not Guarantors and Our Obligations with Respect to the Notes Will Be Effectively Subordinated to All Liabilities of These Non-Guarantor Subsidiaries."

Optional Redemption

        Optional Redemption.    Except as stated below, the Company may not redeem the Notes prior to September 28, 2010. The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after September 28, 2010, at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on September 28 of any year set forth below:

Year	Percentage
2010	103.75%
2011	102.50%
2012	101.25%
2013 and thereafter	100.00%

        Prior to September 28, 2010, the Company will have the right, at its option, to redeem any of the Notes, in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days' but not more than 60 days' notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes and (2) the sum of the present value of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the "Make-Whole Amount"), plus in each case accrued interest on the principal amount of the Notes to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

        "Comparable Treasury Price" means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC or its affiliates which are primary United States government securities dealers and not less than two other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and ask price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

        Optional Redemption upon Equity Offerings.    At any time, or from time to time, on or prior to September 28, 2008 the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 107.50% of the principal amount thereof; provided, that:

  (1)
  after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding; and

  (2)
  the Company shall make such redemption not more than 90 days after the consummation of such Equity Offering.

        "Equity Offering" means (i) an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement (other than a registration statement filed on Form S-4 or S-8) filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act or in accordance with applicable Mexican laws, rules and regulations, (ii) a rights offering of Qualified Capital Stock of the Company made generally to the holders of such Qualified Capital Stock or (iii) any private placement of Qualified Capital Stock of the Company to any Person, in each case other than issuances upon exercise of options by employees of the Company or any of its Subsidiaries.

        Optional Redemption for Changes in Withholding Taxes.    If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority or other instrumentality thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date on which the Notes we are offering are issued (which, in the case of a merger, consolidation or other transaction permitted and described under "—Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets," shall be treated for this purpose as the date of such transaction), we have become obligated, or will become obligated, in each case after taking all reasonable measures to avoid this requirement, to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 10% with respect to payments under the Notes (see "—Additional Amounts" and "Taxation—Mexican Taxation"), then, at our option, all, but not less than all, of the Notes may be redeemed at any time on giving not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the Notes were then due and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect.

        Prior to the publication of any notice of redemption pursuant to this provision, we will deliver to the Trustee:

  •
  a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred, and

  •
  an opinion of Mexican legal counsel (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment.

        This notice, once delivered by us to the Trustee, will be irrevocable.

        We will give notice to DTC pursuant to the provisions described under "—Certain Covenants—Notices" of any redemption we propose to make at least 30 days (but not more than 60 days) before the redemption date.

        Optional Redemption Procedures.    In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate (subject to the procedures of DTC). If a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption will, subject to the preceding sentence, be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless the method is otherwise prohibited. No Notes of a principal amount of US$1,000 or less may be redeemed in part and Notes of a principal amount in excess of US$1,000 may be redeemed in part in multiples of US$1,000 only.

        Notice of any redemption will be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. For so long as the Notes are listed on Euro MTF, the alternative market of the Luxembourg Stock Exchange, the Company will cause notices of redemption also to be published as provided under "—Certain Covenants—Notices." A new Note in a principal amount equal to the unredeemed portion thereof (if any) will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

        The Company will pay the redemption price for any Note together with accrued and unpaid interest thereon through the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture. Upon redemption of any Notes by the Company, such redeemed Notes will be cancelled.

Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of US$1,000) of the Holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of purchase (the "Change of Control Payment").

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above (a "Change of Control Offer") and publish the Change of Control Offer in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort). The Change of Control Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the "Change of Control Payment Date").

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent funds in an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

        If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

        The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        In the event that Holders of not less than 95% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company or a third party purchases all of the Notes held by such Holders, the Company will have the right, on not less than 30 nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

        Other existing and future Indebtedness of the Company may contain prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes upon a Change of Control would cause a default under such Indebtedness even if the Change of Control itself does not.

        If a Change of Control Offer occurs, there can be no assurance that the Company will have available funds sufficient to make the Change of Control Payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations in respect of Senior Indebtedness. However, there can be no assurance that the Company would be able to obtain necessary financing.

        Holders will not be entitled to require the Company to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which does not result in a Change of Control.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by doing so.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

  Suspension of Covenants

        During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described under:

  •
  "—Change of Control";

  •
  "—Limitation on Incurrence of Additional Indebtedness";

  •
  "—Limitation on Guarantees";

  •
  "—Limitation on Restricted Payments";

  •
  "—Limitation on Asset Sales and Sales of Subsidiary Stock";

  •
  "—Limitation on Designation of Unrestricted Subsidiaries";

  •
  "—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

  •
  "—Limitation on Layered Indebtedness";

  •
  clause (b) of "—Limitation on Merger, Consolidation and Sale of Assets";

  •
  "—Limitation on Transactions with Affiliates"; and

  •
  "—Conduct of Business"

(collectively, the "Suspended Covenants").

        In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one of the Rating Agencies withdraws its Investment Grade Rating or downgrades its rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to as the "Suspension Period."

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of "—Limitation on Incurrence of Additional Indebtedness" below or one of the clauses set forth in the second paragraph of "—Limitation on Incurrence of Additional Indebtedness" below (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the first or second paragraph of "—Limitation on Incurrence of Additional Indebtedness," such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (d) of the second paragraph of "—Limitation on Incurrence of Additional Indebtedness." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period.

  Limitation on Incurrence of Additional Indebtedness

  (1)
  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, except that:

  (a)
  the Company and any Subsidiary Guarantor may Incur Indebtedness, including Acquired Indebtedness, and

  (b)
  any Restricted Subsidiary may Incur Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation,

        if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.25 to 1.0.

  (2)
  Notwithstanding clause (1) above, the Company and its Restricted Subsidiaries, as applicable, may Incur the following Indebtedness ("Permitted Indebtedness"):

  (a)
  Indebtedness in respect of the Notes excluding Additional Notes;

  (b)
  Guarantees by any Subsidiary Guarantor of Indebtedness of the Company or any other Subsidiary Guarantor permitted under the Indenture; provided, that if any such Guarantee is of Subordinated Indebtedness, then the Note Guarantee of such Subsidiary Guarantor shall be senior to such Subsidiary Guarantor's Guarantee of such Subordinated Indebtedness;

  (c)
  Indebtedness Incurred by the Company or any Subsidiary Guarantor under Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the greater of (x) US$100 million or (y) 10% of Consolidated Tangible Assets;

  (d)
  other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date, other than Indebtedness otherwise specified under any of the other clauses of this definition of Permitted Indebtedness;

  (e)
  Hedging Obligations entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and not for speculative purposes;

    (f)
    intercompany Indebtedness between the Company and any Restricted Subsidiary or between any Restricted Subsidiaries; provided that:

    (1)
    if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or any Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full of all obligations under the Notes and the Indenture, in the case of the Company, or such Subsidiary Guarantor's Note Guarantee, in the case of any such Subsidiary Guarantor, and

    (2)
    in the event that at any time any such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness shall be deemed to be Incurred and not permitted by this clause (f) at the time such event occurs;

    (g)
    Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five business days of Incurrence;

    (h)
    Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or any Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (i)
    Indebtedness of the Company or any Restricted Subsidiary represented by Capitalized Lease Obligations or Purchase Money Indebtedness, in each case Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Company or such Restricted Subsidiary in an aggregate amount at any time not to exceed the greater of (x) US$15 million or (y) 1.5% of Consolidated Tangible Assets;

    (j)
    Indebtedness in respect of bid, performance or surety bonds in the ordinary course of business for the account of the Company or any of its Restricted Subsidiaries, including Guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for the payment of borrowed money);

    (k)
    Refinancing Indebtedness in respect of:

    (1)
    Indebtedness (other than Indebtedness owed to the Company or any Subsidiary of the Company) Incurred pursuant to clause (1) above (it being understood that no Indebtedness outstanding on the Issue Date is Incurred pursuant to such clause (1) above), or

    (2)
    Indebtedness Incurred pursuant to clause (a), (d) (excluding Indebtedness outstanding on the Issue Date deemed to be incurred under clause (c) above or Indebtedness owed to the Company or a Subsidiary of the Company) or (l) of this covenant;

    (l)
    Permitted Acquisition Indebtedness in an aggregate principal amount not to exceed the greater of (x) US$175 million and (y) 17.5% of Consolidated Tangible Assets at any one time outstanding, and

    (m)
    Additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed US$15 million at any one time outstanding (which amount may, but need not, be Incurred, in whole or in part, under Credit Facilities).

  (3)
  For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this covenant, the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided that any such outstanding additional Indebtedness or Disqualified Capital Stock paid in respect of Indebtedness Incurred pursuant to any provision of clause (2) of this covenant will be counted as Indebtedness outstanding thereunder for purposes of any future Incurrence under such provision. For purposes of determining compliance with this "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (m) above, or is entitled to be incurred pursuant to paragraph (1) of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses, although the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later re-divide or reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result solely of fluctuations in exchange rates or currency values.

  Limitation on Guarantees

        The Company will not permit any Restricted Subsidiary of the Company that is not a Subsidiary Guarantor to Guarantee any Indebtedness of the Company or to secure any Indebtedness of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective, and in an amount equal to the amount of Indebtedness so Guaranteed or secured. Any Guarantee by any such Restricted Subsidiary of Subordinated Indebtedness of the Company will be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary.

  Limitation on Restricted Payments

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a "Restricted Payment"):

  (a)
  declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

  •
  dividends or distributions payable in Qualified Capital Stock of the Company,

  •
  dividends or distributions payable to the Company and/or a Restricted Subsidiary, or

    •
    dividends, distributions or returns of capital made on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand (or on a less than pro rata basis to any minority holder);

  (b)
  purchase, redeem or otherwise acquire or retire for value:

  •
  any Capital Stock of the Company, or

  •
  any Capital Stock of any Restricted Subsidiary held by an Affiliate of the Company (other than a Restricted Subsidiary) or any Preferred Stock of a Restricted Subsidiary, except for Capital Stock held by the Company or a Restricted Subsidiary or purchases, redemptions, acquisitions or retirements for value of Capital Stock on a pro rata basis from the Company and/or any Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand, according to their respective percentage ownership of the Capital Stock of such Restricted Subsidiary;

  (c)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness (excluding (x) any intercompany Indebtedness between or among the Company and/or any Restricted Subsidiaries or (y) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinate to the Notes or any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of such date of purchase, repurchase or acquisition); or

  (d)
  make any Investment (other than Permitted Investments);

    if at the time of the Restricted Payment and immediately after giving effect thereto:

    (1)
    a Default or an Event of Default shall have occurred and be continuing;

    (2)
    the Company is not able to Incur at least US$1.00 of additional Indebtedness pursuant to clause (1) of "—Limitation on Incurrence of Additional Indebtedness"; or

    (3)
    the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of the proposed Restricted Payment and all other Restricted Payments made subsequent to the Issue Date up to the date thereof, shall exceed the sum of:

    (A)
    50% of cumulative Consolidated Net Income of the Company or, if such cumulative Consolidated Net Income of the Company is a loss, minus 100% of the loss, accrued during the period, treated as one accounting period, beginning on the fiscal quarter beginning October 1, 2005 to the end of the most recent fiscal quarter for which consolidated financial information of the Company is available; plus

    (B)
    100% of the aggregate net cash proceeds received by the Company from any Person from any:

    •
    contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock or issuance and sale of Qualified Capital Stock of the Company, in each case, subsequent to the Issue Date, or

    •
    issuance and sale subsequent to the Issue Date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness of the Company or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Company, excluding, in each case, any net cash proceeds:

        (x)
        received from a Subsidiary of the Company;

        (y)
        used to redeem Notes under "—Optional Redemption—Optional Redemption Upon Equity Offerings"; or

        (z)
        applied in accordance with clause (2) or (3) of the second paragraph of this covenant below; plus

      (C)
      any Investment Return; plus

      (D)
      US$15 million.

    Notwithstanding the preceding paragraph, this covenant does not prohibit:

    (1)
    the payment of any dividend or the consummation of any irrevocable redemption of Subordinated Indebtedness within 60 days after the date of declaration of such dividend or giving of the redemption notice, as the case may be, if the dividend or redemption would have been permitted on the date of declaration or notice pursuant to the preceding paragraph; provided that such redemption shall be included (without duplication for the declaration) in the calculation of the amount of Restricted Payments;

    (2)
    the acquisition of any shares of Capital Stock of the Company,

    (x)
    in exchange for Qualified Capital Stock of the Company, or

    (y)
    through the application of the net proceeds received by the Company from a substantially concurrent sale of Qualified Capital Stock of the Company or a contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case not received from a Subsidiary of the Company;

    provided, that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such proceeds shall be excluded from clause (3)(B) of the first paragraph of this covenant (and were not included therein at any time);

    (3)
    the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net proceeds of a substantially concurrent sale, other than to a Subsidiary of the Company, of:

    (x)
    Qualified Capital Stock of the Company, or

    (y)
    Refinancing Indebtedness for such Subordinated Indebtedness;

    provided, that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net proceeds referred to above shall be excluded from clause (3)(B) of the first paragraph of this covenant (and were not included therein at any time);

    (4)
    if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company or options, warrants or other securities exercisable or convertible into Common Stock of the Company from any current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of such employees, officers or directors, or the termination of retention of any such consultants, in an amount not to exceed US$5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over into succeeding calendar years) plus the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries;

    (5)
    the repurchase of Capital Stock deemed to occur upon the exercise of stock options or warrants to the extent such Capital Stock represents a portion of the exercise price of those stock options or warrants;

    (6)
    the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary issued on or after the Issue Date in accordance with the test described pursuant to clause (1) of "—Limitation on Incurrence of Additional Indebtedness";

    (7)
    upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenant described under "Change of Control" above, any repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness of the Company or any Subsidiary Guarantor required pursuant to the terms thereof as a result of such Change of Control; provided that (A) the terms of such purchase or redemption are substantially similar in all material respects to the comparable provision included in the Indenture, and (B) at the time of such purchase or redemption no Default or Event of Default shall have occurred and be continuing (or would result therefrom); and

    (8)
    if no Default or Event of Default shall have occurred and be continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1) (without duplication for the declaration of the relevant dividend), (4) and (7) above shall be included in such calculation and amounts expended pursuant to clauses (2), (3), (5),(6), and (8) above shall not be included in such calculation.

  Limitation on Asset Sales and Sales of Subsidiary Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (a)
  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Stock sold or otherwise disposed of, and

  (b)
  at least 75% of the consideration received for the assets or Capital Stock sold by the Company or the Restricted Subsidiary, as the case may be, in the Asset Sale shall be in the form of cash or Cash Equivalents received at the time of such Asset Sale.

          For purposes of the immediately preceding clause (b), each of the following will be deemed to be cash:

    (1)
    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 120 days of the receipt thereof (subject to ordinary settlement periods), to the extent of the cash or Cash Equivalents received in that conversion; and

    (2)
    any Capital Stock of a Person engaged in a Permitted Business that will become, upon purchase, a Restricted Subsidiary or assets (other than current assets as determined in accordance with GAAP or Capital Stock) to be used by the Company or any Restricted Subsidiary in a Permitted Business;

    provided, that amounts received pursuant to clauses (1) and (2) shall not be deemed to constitute Net Cash Proceeds for purposes of making an Asset Sale Offer.

        The Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any such Asset Sale within 365 days thereof to:

  (a)
  repay any Senior Indebtedness of the Company or a Restricted Subsidiary or Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (including, in each case without limitation, Capital Lease Obligations), or

  (b)
  make capital expenditures in a Permitted Business, or

  (c)
  to purchase

  (1)
  assets (other than current assets as determined in accordance with GAAP or Capital Stock) to be used by the Company or any Restricted Subsidiary in a Permitted Business, or

  (2)
  all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary, or from a Person other than the Company and its Restricted Subsidiaries.

        In the case of clauses (1) and (2), the Company will have complied with its obligations if it enters into a binding commitment to acquire such assets or such Capital Stock within 365 days after receipt of such Net Cash Proceeds; provided that such binding commitment shall be subject only to customary conditions and that such acquisition is consummated within six months from the date of signing such binding commitment.

        To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within the 365 days of the Asset Sale as described in clause (a), (b) or (c) of the immediately preceding paragraph, the Company will make an offer to purchase Notes (the "Asset Sale Offer"), at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase (the "Asset Sale Offer Amount"). The Company will purchase pursuant to an Asset Sale Offer from all tendering Holders on a pro rata basis, and, at the Company's option, on a pro rata basis with the holders of any other Senior Indebtedness with similar provisions requiring the Company to offer to purchase the other Senior Indebtedness with the proceeds of Asset Sales, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of Notes and the other Senior Indebtedness to be purchased equal to such unapplied Net Cash Proceeds. The Company may satisfy its obligations under this covenant with respect to the Net Cash Proceeds of an Asset Sale by making an Asset Sale Offer prior to the expiration of the relevant 365-day period.

        The purchase of Notes pursuant to an Asset Sale Offer will occur not less than 20 business days following the date thereof, or any longer period as may be required by law, nor more than 45 days following the 365th day following the Asset Sale. The Company may, however, defer an Asset Sale Offer until there is an aggregate amount of unapplied Net Cash Proceeds from one or more Asset Sales equal to or in excess of US$15 million. At that time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of US$15 million, will be applied as required pursuant to this covenant. Pending application in accordance with this covenant, Net Cash Proceeds will be applied to temporarily reduce revolving credit borrowings that can be reborrowed or Invested in Cash Equivalents.

        Each notice of an Asset Sale Offer will be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following such 365th day, with a copy to the Trustee offering to purchase the Notes as described above. Each notice of an Asset Sale Offer will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the "Asset Sale Offer Payment Date"). Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of US$1,000 in exchange for cash.

        On the Asset Sale Offer Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

  (2)
  deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all Notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

        To the extent Holders of Notes and holders of other Senior Indebtedness, if any, which are the subject of an Asset Sale Offer properly tender and do not withdraw Notes or the other Senior Indebtedness in an aggregate amount exceeding the amount of unapplied Net Cash Proceeds, the Company will purchase the Notes and the other Senior Indebtedness on a pro rata basis (based on amounts tendered). If only a portion of a Note is purchased pursuant to an Asset Sale Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a global note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled and cannot be reissued.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company will comply with these laws and regulations and will not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by doing so.

        Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of Notes and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of unapplied Net Cash Proceeds, the Company and its Restricted Subsidiaries may use any remaining Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture.

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Limitation on Merger, Consolidation and Sale of Assets," the Surviving Entity will be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of this covenant with respect to the deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of properties and assets of the Company or its Restricted Subsidiaries so deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this covenant.

        If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this covenant within 365 days of conversion or disposition.

  Limitation on Designation of Unrestricted Subsidiaries

        The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (1)
  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation and any transactions between the Company or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with "—Limitation on Transactions with Affiliates";

  (2)
  at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness pursuant to clause (1) of "—Limitation on Incurrence of Additional Indebtedness";

  (3)
  the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted Payment pursuant to the first paragraph of "—Limitation on Restricted Payments" or as a Permitted Investment in an amount (the "Designation Amount") equal to the amount of the Company's Investment in such Subsidiary on such date; and

  (4)
  at the time of such Designation, neither the Company nor any Restricted Subsidiary will:

  (a)
  provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or Guarantee, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

  (b)
  be directly or indirectly liable for any Indebtedness of such Subsidiary; or

  (c)
  be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of such Subsidiary, except for any non-recourse Guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of such Subsidiary.

        The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

  (1)
  No Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

  (2)
  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

        The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the preceding provisions.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  (a)
  Except as provided in paragraph (b) below, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1)
    pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

    (2)
    make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary; or

    (3)
    transfer any of its property or assets to the Company or any other Restricted Subsidiary.

  (b)
  Paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  applicable law, rule, regulation or order;

  (2)
  the Indenture, the Notes and the Note Guarantees;

  (3)
  the terms of any Indebtedness outstanding on the Issue Date, and any amendment, modification, restatement, renewal, restructuring, replacement or refinancing thereof; provided, that any amendment, modification, restatement, renewal, restructuring, replacement or refinancing is not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in existence on the Issue Date;

  (4)
  customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien, in each case permitted to be Incurred under the Indenture;

  (5)
  any instrument governing Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

  (6)
  restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided, that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

  (7)
  customary restrictions imposed on the transfer of copyrighted or patented materials;

  (8)
  an agreement governing Indebtedness of the Company or any Restricted Subsidiaries permitted to be Incurred subsequent to the date of the Indenture in accordance with the covenant described above under the caption "—Limitation in Incurrence of Additional Indebtedness"; provided that the provisions relating to such encumbrance or restriction contained in such agreement are no more restrictive than those contained in the agreement referred to in clause (3) of this paragraph;

  (9)
  purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in paragraph (a)(3) of this covenant;

  (10)
  Liens permitted to be incurred under the provisions of the covenant described below under the caption "—Limitation on Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

    (11)
    provisions limiting the payment of dividends in the organizational documents, shareholders' agreements, joint venture agreements or similar documents of, or related to, Restricted Subsidiaries that are not Wholly Owned Subsidiaries and which have been entered into with the approval of the Company's Board of Directors;

    (12)
    restrictions on cash deposited with banks in the ordinary course of business consistent with past practice to secure trade payable obligations and guarantees of such trade payable obligations of the Company and its Restricted Subsidiaries under Supplier Factoring Facilities; or

    (13)
    restrictions customarily granted in connection with securitization, factoring or discounting involving receivables that are imposed in connection with a Receivables Transaction.

  Limitation on Layered Indebtedness

        The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, Incur any Indebtedness that is subordinate in right of payment to any other Senior Indebtedness, unless such Indebtedness is expressly subordinate in right of payment to the Notes or, in the case of a Subsidiary Guarantor, its Note Guarantee to the same extent and on the same terms as such Indebtedness is subordinate to such other Indebtedness.

  Limitation on Liens

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness or trade payables unless contemporaneously therewith effective provision is made:

  (1)
  in the case of the Company or any Restricted Subsidiary other than a Subsidiary Guarantor, to secure the Notes and all other amounts due under the Indenture; and

  (2)
  in the case of a Subsidiary Guarantor, to secure such Subsidiary Guarantor's Note Guarantee and all other amounts due under the Indenture;

in each case, equally and ratably with such Indebtedness or other obligation (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee, as the case may be, prior to such Indebtedness or other obligation) with a Lien on the same properties and assets securing such Indebtedness or other obligation for so long as such Indebtedness or other obligation is secured by such Lien.

  Limitation on Merger, Consolidation and Sale of Assets

        The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), to any Person unless:

  (a)
  either:

  (1)
  the Company shall be the surviving or continuing corporation, or

  (2)
  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease,

      conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

      (A)
      shall be a corporation, organized and validly existing under the laws of Mexico or the United States of America, any State thereof or the District of Columbia, and

      (B)
      shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance and observance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

  (b)
  immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(B) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be:

  (1)
  will be able to Incur at least US$1.00 of additional Indebtedness pursuant to clause (1) of "—Limitation on Incurrence of Additional Indebtedness," or

  (2)
  will have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction;

  (c)
  immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(B) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

  (d)
  each Subsidiary Guarantor (including Persons that become Subsidiary Guarantors as a result of the transaction) has confirmed by supplemental indenture that its Note Guarantee will apply for the Obligations of the Surviving Entity in respect of the Indenture and the Notes;

  (e)
  if the Company is organized under Mexican law and merges with a corporation, or the Surviving Entity is organized under the laws of the United States, any State thereof or the District of Columbia or the Company is organized under the laws of the United States, any State thereof or the District of Columbia and merges with a corporation, or the Surviving Entity is organized under the laws of Mexico, the Company or the Surviving Entity will have delivered to the Trustee an Opinion of Counsel from each of Mexico and the United States to the effect that, as applicable:

    (i)
    the holders of the Notes will not recognize income, gain or loss for U.S. or Mexican income tax purposes as a result of the transaction and will be taxed in the holder's home jurisdiction in the same manner and on the same amounts (assuming solely for this purpose that no Additional Amounts are regarded to be paid on the Notes) and at the same times as would have been the case if the transaction had not occurred,

    (ii)
    any payment of interest or principal under or relating to the Notes or any Note Guarantees will be paid in compliance with any requirements under the section "—Additional Amounts," and

    (iii)
    no other taxes on income, including capital gains, will be payable by holders of the Notes under the laws of Mexico or the United States relating to the acquisition, ownership or disposition of the Notes, including the receipt of interest or principal thereon; provided that the holder does not use or hold, and is not deemed to use or hold the Notes in carrying on a business in Mexico or the United States, and

  (f)
  the Company or the Surviving Entity has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction have been satisfied.

        For purposes of this covenant, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The provisions of clause (b) above will not apply to:

  (1)
  any transfer of the properties or assets of a Restricted Subsidiary to the Company or to a Subsidiary Guarantor;

  (2)
  any merger of a Restricted Subsidiary into the Company or a Subsidiary Guarantor; or

  (3)
  any merger of the Company into a Wholly Owned Subsidiary of the Company created for the purpose of holding the Capital Stock of the Company;

so long as, in each case, the Indebtedness of the Company and its Restricted Subsidiaries taken as a whole is not increased thereby.

        Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this covenant, in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such. For the avoidance of doubt, compliance with this covenant will not affect the obligations of the Company (including a Surviving Entity, if applicable) under "—Change of Control," if applicable.

        Each Subsidiary Guarantor will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Subsidiary Guarantor unless:

  (1)
  such Person (if such Person is the surviving entity) assumes all of the obligations of such Subsidiary Guarantor in respect of its Note Guarantee by executing a supplemental indenture and providing the Trustee with an Officers' Certificate and Opinion of Counsel, and such transaction is otherwise in compliance with the Indenture;

  (2)
  such Note Guarantee is to be released as provided under "Note Guarantees"; or

  (3)
  such sale or other disposition of substantially all of such Subsidiary Guarantor's assets is made in accordance with "—Limitation on Asset Sales and Sales of Subsidiary Stock."

  Limitation on Transactions with Affiliates

  (1)
  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction"), unless:

    (a)
    the terms of such Affiliate Transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company;

    (b)
    in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of US$5 million, the terms of such Affiliate Transaction will be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with the preceding provisions; and

    (c)
    in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of US$25 million, the Company will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction to the Company and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the Trustee.

  (2)
  Paragraph (1) above will not apply to:

  (a)
  Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

  (b)
  reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors;

  (c)
  Affiliate Transactions undertaken pursuant to any contractual obligations or rights in existence on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment, modification or replacement is not materially more disadvantageous to the Holders of the Notes, taken as a whole, than the original agreement as in effect on the Issue Date);

  (d)
  any Restricted Payments made in compliance with "—Limitation on Restricted Payments" or any Permitted Investments;

  (e)
  loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and not exceeding US$2.5 million outstanding at any one time; and

  (f)
  any issuance of Capital Stock (other than Disqualified Stock) of the Company to Affiliates of the Company or to any director, officer, employee or consultant of the Company, and the granting and performance of registration rights.

  Conduct of Business

        The Company and its Restricted Subsidiaries will not engage in any business other than a Permitted Business.

  Reports to Holders

        The Indenture provides that, notwithstanding that the Company may not be required to file with the Commission information, documents, or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, it will

  (i)
  file with the Commission (with a copy to the Trustee), to the extent permitted,

  (A)
  annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or such successor form) within the time period required under the rules of the Commission for the filing of Form 20-F (or any successor form) by foreign private issuers subject thereto, and

  (B)
  reports on Form 6-K (or any successor form) including, whether or not required, unaudited quarterly financial statements (which shall include at least a balance sheet, income statement and cash flow statement in each case prepared in accordance with Mexican GAAP) along with other financial information and a discussion of results in each case with a substantially similar level of information in all material respects as provided by the Company in its Form 6-K for the second quarter of 2005, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, and

  (ii)
  to the extent not filed with the Commission provide the Trustee and the holders with the information, documents and reports referred to in clause (1) above within the periods specified above.

        In addition, at any time when the Issuer is not subject to or is not current in its reporting obligations under clause (i) of the preceding paragraph, the Issuer will make available, upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

        So long as the Notes are listed on Euro MTF, the alternative market of the Luxembourg Stock Exchange, the Company will make available the information specified in the preceding paragraph at the specified office of the Luxembourg paying agent for the Notes.

  Listing

        In the event that the Notes are listed on Euro MTF, the alternative market of the Luxembourg Stock Exchange, the Company will use its reasonable best efforts to maintain such listing; provided that if, as a result of the European Union regulated market amended Directive 2001/34/EC (the "Transparency Directive") or any legislation implementing the Transparency Directive the Company could be required to publish financial information either more regularly than it otherwise would be required to or according to accounting principles which are materially different from the accounting principles which the Company would otherwise use to prepare its published financial information, or if the Transparency Directive requires the publication of information which results in substantial additional burdens or costs to the Company, the Company may delist the Notes from the Euro MTF in accordance with the rules of the Luxembourg Stock Exchange and seek an alternative admission to listing, trading and/or quotation for the Notes on a different section of the Luxembourg Stock Exchange or by such other listing authority, stock exchange and/or quotation system inside or outside the European Union as the Company may reasonably decide.

  Notices

        From and after the date the Notes are listed on the Euro MTF, the alternative market of the Luxembourg Stock Exchange and so long as it is required by the rules of the Euro MTF, the alternative market of the Luxembourg Stock Exchange, all notices to Holders of Notes will be published in English:

  (1)
  in a leading newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort); or

  (2)
  if such Luxembourg publication is not practicable, in one other leading English language newspaper being published on each day in morning editions, whether or not it shall be published in Saturday, Sunday or holiday editions.

        Notices shall be deemed to have been given on the date of publication as aforesaid or, if published on different dates, on the date of the first such publication. In addition, notices will be mailed to holders of Notes at their registered addresses.

Events of Default

        The following are "Events of Default":

  (1)
  default in the payment when due of the principal of or premium, if any, on any Notes, including the failure to make a required payment to purchase Notes tendered pursuant to an optional redemption, Change of Control Offer or an Asset Sale Offer;

  (2)
  default for 30 days or more in the payment when due of interest, Additional Amounts or liquidated damages, if any, on any Notes;

  (3)
  the failure to perform or comply with any of the provisions described under "—Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets";

  (4)
  the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained in the Indenture or in the Notes for 45 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

  (5)
  default by the Company or any Restricted Subsidiary under any Indebtedness which:

  (a)
  is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default; or

  (b)
  results in the acceleration of such Indebtedness prior to its stated maturity;

    and the principal or accreted amount of Indebtedness covered by (a) or (b) at the relevant time, aggregates US$15 million or more;

  (6)
  failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments against any of them, aggregating US$15 million or more, which judgment(s) are not paid, discharged or stayed for a period of 60 days or more;

  (7)
  certain events of bankruptcy affecting the Company or any of its Restricted Subsidiaries; or

  (8)
  except as permitted by the Indenture, any Note Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms such Subsidiary Guarantor's obligations under its Note Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration." If an Event of Default specified in clause (7) above occurs with respect to the Company, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses (including the fees and expenses of its counsel), disbursements and advances.

No rescission will affect any subsequent Default or impair any rights relating thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Notes.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        No Holder of any Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless:

  (1)
  such Holder gives to the Trustee written notice of a continuing Event of Default;

  (2)
  Holders of at least 25% in principal amount of the then outstanding Notes make a written request to pursue the remedy;

  (3)
  such Holders of the Notes provide to the Trustee satisfactory indemnity;

  (4)
  the Trustee does not comply within 60 days; and

  (5)
  during such 60-day period the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided, that a Holder of a Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

        Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee written notice of events which would constitute such Defaults or Events of Default, their status and what action the Company is taking or proposes to take in respect thereof. In addition, the Company is required to deliver to the Trustee, within 105 days after the end of each fiscal year, an Officers' Certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous fiscal year. The Indenture provides that if a Default or Event of Default occurs, is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations with respect to outstanding Notes and all obligations of the Subsidiary Guarantors under the Note Guarantees discharged ("Legal Defeasance"). Such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and Note Guarantees after the deposit specified in clause (1) of the second following paragraph, except for:

  (1)
  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

  (2)
  the Company's obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Company's and the Subsidiary Guarantor's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors released with respect to certain covenants (including, without limitation, obligations to make Change of Control Offers, Asset Sale Offers, the obligations described under "—Certain Covenants" and the cross-acceleration provisions and judgment default provisions described under "—Events of Default") that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes or the Note Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest (including Additional Amounts) on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from counsel in the United States reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) and independent of the Company to the effect that:

  (a)
  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

    in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  in the case of Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee:

  (a)
  an Opinion of Counsel from counsel in Mexico reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) and independent of the Company to the effect that, based upon Mexican law then in effect, Holders will not recognize income, gain or loss for Mexican tax purposes, including withholding tax except for withholding tax then payable on interest payments due, as a result of Legal Defeasance or Covenant Defeasance, as the case may be, and will be subject to Mexican taxes on the same amounts and in the same manner and at the same time as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred, or

  (b)
  a ruling directed to the Trustee received from the tax authorities of Mexico to the same effect as the Opinion of Counsel described in clause (a) above;

  (5)
  no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to clause (1) of this paragraph (except any Default or Event of Default resulting from the failure to comply with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" as a result of the borrowing of the funds required to effect such deposit);

  (6)
  the Trustee has received an Officers' Certificate stating that such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (7)
  the Company has delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

  (8)
  the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel from counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) and independent of the Company, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  (9)
  the Company has delivered to the Trustee an Opinion of Counsel from counsel reasonably acceptable to the Trustee and independent of the Company to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

  (1)
  either:

  (a)
  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or certain direct, non-callable obligations of, or guaranteed by, the United States sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment;

  (2)
  the Company has paid all other sums payable under the Indenture and the Notes by it; and

  (3)
  the Company has delivered to the Trustee an Officers' Certificate stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture, the Notes or the Note Guarantees for certain specified purposes, including curing ambiguities, defects or inconsistencies, to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Company's or a Subsidiary Guarantor's obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Subsidiary Guarantor's assets, as applicable, to the extent permitted under the Indenture; to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder; to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes; to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release Subsidiary Guarantors from the Note Guarantee in accordance with the terms of the Indenture; to comply with the requirements of any applicable securities depositary; to provide for a successor Trustee in accordance with the terms of the Indenture; to otherwise comply with any requirement of the Indenture; to issue Additional Notes; and make any other changes which do not adversely affect the rights of any of the Holders in any material respect. The Trustee will be entitled to rely on such evidence as it deems appropriate, including solely on an Opinion of Counsel and Officers' Certificate, and shall have no liability whatsoever in reliance upon the foregoing.

        Other modifications and amendments of the Indenture or the Notes may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may (with respect to any Notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

  (4)
  make any Notes payable in money other than that stated in the Notes;

  (5)
  make any change in provisions of the Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

  (6)
  amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated;

  (7)
  eliminate or modify in any manner a Subsidiary Guarantor's obligations with respect to its Note Guarantee which adversely affects Holders in any material respect, except as contemplated in the Indenture;

  (8)
  make any change in the provisions of the Indenture described under "Additional Amounts" that adversely affects the rights of any Holder or amend the terms of the Notes in a way that would result in a loss of exemption from Taxes; and

  (9)
  make any change to the provisions of the Indenture or the Notes that adversely affect the ranking of the Notes.

Governing Law; Jurisdiction

        The Indenture and the Notes will be governed by, and construed in accordance with, the law of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Company and the Subsidiary Guarantors consent to the jurisdiction of the Federal and State courts located in the City of New York, Borough of Manhattan and have appointed an agent for service of process with respect to any actions brought in these courts arising out of or based on the Indenture or the Notes.

The Trustee

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

No Personal Liability

        An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or of any Subsidiary Guarantor shall not have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes (including the Note Guarantees) or the Indenture or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability.

Currency Indemnity

        The Company and each Subsidiary Guarantor will pay all sums payable under the Indenture or the Notes solely in U.S. Dollars. Any amount that you receive or recover in a currency other than U.S. Dollars in respect of any sum expressed to be due to you from the Company or any Subsidiary Guarantor will only constitute a discharge to us to the extent of the U.S. Dollar amount which you are able to purchase with the amount received or recovered in that other currency on the date of the receipt or recovery or, if it is not practicable to make the purchase on that date, on the first date on which you are able to do so. If the U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to you under any Note, the Company and the Subsidiary Guarantors will jointly and severally indemnify you against any loss you sustain as a result. In any event, the Company and the Subsidiary Guarantors will jointly and severally indemnify you against the cost of making any purchase of U.S. Dollars. For the purposes of this paragraph, it will be sufficient for you to certify in a satisfactory manner that you would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount received in that other currency on the date of receipt or recovery or, if it was not practicable to make the purchase on that date, on the first date on which you were able to do so. In addition, you will also be required to certify in a satisfactory manner the need for a change of the purchase date.

        The indemnities described above:

  •
  constitute a separate and independent obligation from the other obligations of the Company and the Subsidiary Guarantors;

  •
  will give rise to a separate and independent cause of action;

  •
  will apply irrespective of any indulgence granted by any Holder; and

  •
  will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the

Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Such Indebtedness will be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

        "Additional Amounts" has the meaning set forth under "—Additional Amounts" above.

        "Additional Notes" has the meaning set forth under "—Additional Notes" above.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Acquisition" means:

  (1)
  an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into the Company or any Restricted Subsidiary;

  (2)
  the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

  (3)
  any Revocation with respect to an Unrestricted Subsidiary.

        "Asset Sale" means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a "disposition") by the Company or any Restricted Subsidiary of:

    (a)
    any Capital Stock of any Restricted Subsidiary (but not Capital Stock of the Company); or

    (b)
    any property or assets (other than cash or Cash Equivalents or Capital Stock of the Company) of the Company or any Restricted Subsidiary;

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

  (1)
  the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under "—Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets;"

  (2)
  sales of homes and land in the ordinary course of business;

  (3)
  land, infrastructure and other properties donated to communities in connection with construction and development of housing complexes by the Company or its Restricted Subsidiaries in the ordinary course of business consistent with past practice;

  (4)
  sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps of real estate, for the development of the Company's or any of its Restricted Subsidiaries' projects in the ordinary course of business;

  (5)
  sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Company's or its Restricted Subsidiaries' projects in the ordinary course of business;

  (6)
  for purposes of "—Certain Covenants—Limitation on Asset Sales and Sales of Subsidiary Stock" only, the making of a Restricted Payment permitted under "—Certain Covenants—Limitation on Restricted Payments" or any Permitted Investment;

  (7)
  a disposition to the Company or a Restricted Subsidiary, including a Person that is or will become a Restricted Subsidiary immediately after the disposition;

  (8)
  any single transaction or series of related transactions that involves assets or Capital Stock of a Restricted Subsidiary having a Fair Market Value of less than US$5 million;

  (9)
  a transfer of assets between or among the Company and any of its Restricted Subsidiaries;

  (10)
  an issuance or sale of Capital Stock by a Restricted Subsidiary of the Company to the Company or any of its Restricted Subsidiaries;

  (11)
  a disposition of accounts receivable in connection with a Receivables Transaction;

  (12)
  any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties in the ordinary course of business;

  (13)
  any sale of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien in the ordinary course of business;

  (14)
  the good faith surrender or waiver of contract rights, tort claims or statutory rights in connection with a settlement.

        "Asset Sale Offer" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales and Sales of Subsidiary Stock."

        "Asset Sale Transaction" means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock, (2) any Designation with respect to an Unrestricted Subsidiary and (3) any sale or other disposition of property or assets excluded from the definition of Asset Sale by clause (2) of that definition.

        "Board of Directors" means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capitalized Lease Obligations" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

  (2)
  with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

  (3)
  any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

        "Cash Equivalents" means:

  (1)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

  (2)
  Certificados de la Tesoreria de la Federación (Cetes) or Bonos de Desarrollo del Gobierno Federal (Bondes), in each case, issued by the government of Mexico and maturing not later than one year after the acquisition thereof;

  (3)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's") or any successor thereto;

  (4)
  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

  (5)
  demand deposits, certificates of deposit, time deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, (b) any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than US$500 million, or (c) in the case of Mexican peso deposits, any of the five top-rated banks (as evaluated by an internationally recognized rating agency) organized under the laws of Mexico;

  (6)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (5) above; and

  (7)
  investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (1) through (6) above.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any Person or Group other than the Permitted Holders is or becomes the beneficial owner (as defined below), directly or indirectly, in the aggregate of more than 50% of the total voting power of the Voting Stock of the Company (including a Surviving Entity, if applicable);

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

  (3)
  the Company consolidates with, or merges with or into, another Person, or the Company sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company, determined on a consolidated basis, to any Person, other than a transaction where the Person or Persons that, immediately prior to such transaction "beneficially owned" the outstanding Voting Stock of the Company are, by virtue of such prior ownership, or Permitted Holders are, the "beneficial owners" in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee person (or if such surviving or transferee Person is a direct or indirect wholly-owned subsidiary of another

    Person, such Person who is the ultimate parent entity), in each case whether or not such transaction is otherwise in compliance with the Indenture; or

  (4)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company, whether or not otherwise in compliance with the provisions of the Indenture.

        For purposes of this definition:

    (a)
    "beneficial owner" will have the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person or Group will be deemed to have "beneficial ownership" of all securities that such Person or Group has the right to acquire, whether such right is exercisable immediately, only after the passage of time or, except in the case of the Permitted Holders, upon the occurrence of a subsequent condition;

    (b)
    "Person" and "Group" will have the meanings for "person" and "group" as used in Sections 13(d) and 14(d) of the Exchange Act; and

    (c)
    the Permitted Holders or any other Person or Group will be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as the Permitted Holders or such other Person or Group, as the case may be, beneficially own, directly or indirectly, in the aggregate at least 50% of the voting power of the Voting Stock of the parent corporation and no other Person or Group beneficially owns an equal or greater amount of the Voting Stock of the parent corporation.

        "Change of Control Payment" has the meaning set forth under "—Change of Control."

        "Change of Control Payment Date" has the meaning set forth under "—Change of Control."

        "Commodity Agreement" means any commodity or raw material futures contract, commodity or raw materials option, or any other agreement designed to protect against or manage exposure to fluctuations in commodity or raw materials prices.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

        "Consolidated EBITDA" means, for any Person for any period, Consolidated Net Income for such Person for such period, plus the following, without duplication, to the extent deducted or added in calculating such Consolidated Net Income:

  (1)
  Consolidated Income Tax Expense for such Person for such period;

  (2)
  Consolidated Interest Expense for such Person for such period;

  (3)
  Consolidated Non-cash Charges for such Person for such period;

  (4)
  net after-tax losses from Asset Sale Transactions or abandonments or reserves relating thereto for such period;

  (5)
  any income or loss from discontinued operations;

less (x) all non-cash credits and gains increasing Consolidated Net Income for such Person for such period, other than any items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required under GAAP and (y) all cash payments made by such Person and its Subsidiaries (Restricted

Subsidiaries in the case of the Company) during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

        Notwithstanding the foregoing, the items specified in clauses (1) and (3) above for any Subsidiary (Restricted Subsidiary in the case of the Company) will be added to Consolidated Net Income in calculating Consolidated EBITDA for any period:

    (a)
    in proportion to the percentage of the total Capital Stock of such Subsidiary (Restricted Subsidiary in the case of the Company) held directly or indirectly by such Person at the date of determination, and

    (b)
    to the extent that a corresponding amount would be permitted at the date of determination to be distributed to such Person by such Subsidiary (Restricted Subsidiary in the case of the Company) pursuant to its charter and bylaws and each law, regulation, agreement or judgment applicable to such distribution.

        "Consolidated Fixed Charge Coverage Ratio" means, for any Person as of any date of determination, the ratio of the aggregate amount of Consolidated EBITDA of such Person for the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination (the "Four Quarter Period") to Consolidated Fixed Charges for such Person for such Four Quarter Period. For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933 for the period of such calculation to:

  (1)
  the Incurrence or repayment or redemption of any Indebtedness (including Acquired Indebtedness) of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and on or prior to such date of determination, to the extent, in the case of an Incurrence, such Indebtedness is outstanding on the date of determination, as if such Incurrence and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Four Quarter Period; and

  (2)
  any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Company), including any Asset Sale Transaction or Asset Acquisition giving rise to the need to make such determination occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of the Four Quarter Period.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

    (a)
    interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date of determination;

    (b)
    if interest on any Indebtedness actually Incurred on such date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date of determination will be deemed to have been in effect during the Four Quarter Period;

    (c)
    notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements;

    (d)
    interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; and

    (e)
    for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

        "Consolidated Fixed Charges" means, for any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense for such Person for such period, plus

  (2)
  the amount of all cash and non-cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock of such Person (other than dividends paid in Qualified Capital Stock) or any Subsidiary of such Person (Restricted Subsidiary in the case of the Company) paid, accrued or scheduled to be paid or accrued during such period, excluding dividend payments on Preferred Stock or Disqualified Capital Stock paid, accrued or scheduled to be paid to such Person or another Subsidiary (Restricted Subsidiary in the case of the Company).

        "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for U.S. federal, state, local and non-U.S. income taxes payable by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, for any Person for any period, the sum of, without duplication determined on a consolidated basis in accordance with GAAP:

  (1)
  the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period determined on a consolidated basis in accordance with GAAP, including, without limitation (whether or not interest expense in accordance with GAAP):

  (a)
  any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) in the form of additional Indebtedness,

  (b)
  any amortization of deferred financing costs,

  (c)
  the net costs under Hedging Obligations (but excluding amortization of fees),

  (d)
  all capitalized interest,

  (e)
  the interest portion of any deferred payment obligation,

  (f)
  commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers' acceptances, and

  (g)
  any interest expense paid in respect of Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company); and

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (after deducting (or adding) the portion of such net income (or loss) attributable to minority interests in Subsidiaries of such Person) for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom to the extent reflected in such aggregate net income (loss):

  (1)
  net after-tax gains or losses from Asset Sale Transactions or abandonments or reserves relating thereto;

  (2)
  net after-tax items classified as extraordinary gains or losses;

  (3)
  the net income (but not loss) of any Person, other than such Person and any Subsidiary of such Person (Restricted Subsidiary in the case of the Company); except that, solely for purposes of calculating Consolidated Net Income pursuant to clause (3) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments" only, Consolidated Net Income of the Company will include the Company's proportionate share of the net income of:

  (a)
  any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary; or

  (b)
  a Surviving Entity prior to assuming the Company's obligations under the Indenture and the Notes pursuant to "—Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets";

  (4)
  the net income (but not loss) of any Subsidiary of such Person (Restricted Subsidiary in the case of the Company) to the extent that (and only so long as) a corresponding amount could not be distributed to such Person at the date of determination as a result of any restriction pursuant to the constituent documents of such Subsidiary (Restricted Subsidiary in the case of the Company) or any law, regulation, agreement or judgment applicable to any such distribution;

  (5)
  any increase (but not decrease) in net income attributable to minority interests in any Subsidiary (Restricted Subsidiary in the case of the Company);

  (6)
  any gain (or loss) from foreign exchange translation or change in net monetary position;

  (7)
  any gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness and Hedging Obligations; and

  (8)
  the cumulative effect of changes in accounting principles.

        "Consolidated Net Worth" means, for any Person at any time, the consolidated stockholders' equity of such Person at such time, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

        "Consolidated Non-cash Charges" means, for any Person for any period, the aggregate depreciation, amortization and other non-cash expenses or losses of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).

        "Consolidated Tangible Assets" means, for any Person at any time, the total consolidated assets of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) as set forth on the balance sheet as of the most recent fiscal quarter of such Person, prepared in accordance with GAAP, less (i) Intangible Assets and (ii) any assets securing Non-Recourse Indebtedness.

        "Consolidated Tangible Net Worth" means, for any Person at any time, the Consolidated Net Worth of such Person at such time, less the amount of Intangible Assets reflected on the consolidated balance sheet of such Person at such time.

        "Covenant Defeasance" has the meaning set forth under "—Legal Defeasance and Covenant Defeasance."

        "Credit Facilities" means one or more debt facilities, commercial paper facilities or Debt Issuances, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or institutional investors providing for revolving credit loans, term loans, letters of credit or Debt Issuances, in each case, as amended, extended, renewed, restated, Refinanced (including, Refinancing with Debt Issuances), supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

        "Currency Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person.

        "Debt Issuances" means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designation" and "Designation Amount" have the meanings set forth under "—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries" above.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity of the Notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "—Certain Covenants—Limitation on Asset Sales and Sales of Subsidiary Stock" and "—Change of Control"; and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Capital Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "Equity Offering" has the meaning set forth under "—Optional Redemption."

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Fair Market Value" means, with respect to any asset, the price (after deducting any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Company acting in good faith, and will be evidenced by a Board Resolution.

        "Four Quarter Period" has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio above.

        "GAAP" means generally accepted accounting principles in Mexico that are in effect as of the Issue Date.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

  (1)
  to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part;

provided, that "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. "Guarantee" used as a verb has a corresponding meaning.

        "Hedging Obligations" means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" will have meanings correlative to the preceding).

        "Indebtedness" means with respect to any Person, without duplication:

  (1)
  the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

  (2)
  the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

  (5)
  all letters of credit, banker's acceptances or similar credit transactions, including reimbursement obligations in respect thereof;

  (6)
  Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) through (10) below;

  (7)
  all Indebtedness of any other Person of the type referred to in clauses (1) through (6) which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

  (8)
  all obligations under Hedging Obligations of such Person;

  (9)
  to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to any Receivables Transaction; and

  (10)
  all Disqualified Capital Stock issued by such Person.

        For the avoidance of doubt, the recognition and acknowledgement by the Company or any Restricted Subsidiary of its obligation to make payment of a trade payable arising in the ordinary course of business to a bank following the sale and assignment thereof pursuant to the terms of Supplier Factoring Facilities shall not be Indebtedness.

        "Independent Financial Advisor" means an accounting firm, appraisal firm, investment banking firm or consultant of internationally recognized standing that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

        "Intangible Assets" means with respect to any Person all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

        "Interest Rate Agreement" of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

        "Investment" means, with respect to any Person, any:

  (1)
  direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) to any other Person,

  (2)
  capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person, or

  (3)
  any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

        "Investment" will exclude accounts receivable or deposits arising in the ordinary course of business. "Invest," "Investing" and "Invested" will have corresponding meanings.

        For purposes of the "Limitation on Restricted Payments" covenant, the Company will be deemed to have made an "Investment" in an Unrestricted Subsidiary at the time of its Designation, which will be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary or owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

        "Investment Grade Rating" means a rating equal to or higher than (i) Baa3 (or the equivalent) by Moody's or (ii) BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other Rating Agency.

        "Investment Return" means, in respect of any Investment (other than a Permitted Investment) made after the Issue Date by the Company or any Restricted Subsidiary:

  (1)
  the proceeds in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary upon the sale, liquidation or repayment of such Investment or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Company and its Restricted Subsidiaries in full, less any payments previously made by the Company or any Restricted Subsidiary in respect of such Guarantee;

  (2)
  in the case of the Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

  (a)
  the Company's Investment in such Unrestricted Subsidiary at the time of such Revocation;

  (b)
  that portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of Revocation that is proportionate to the Company's equity interest in such Unrestricted Subsidiary at the time of Revocation; and

  (c)
  the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment; and

  (3)
  in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Person, in the case of each of (1), (2) and (3), up to the amount of such Investment that was treated as a Restricted Payment under "—Certain Covenants—Limitation on Restricted Payments" less the amount of any previous Investment Return in respect of such Investment.

        "Issue Date" means the first date of issuance of Notes under the Indenture.

        "Legal Defeasance" has the meaning set forth under "—Legal Defeasance and Covenant Defeasance."

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a

Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder.

        "Moody's" means Moody's Investors Service, Inc. and its successors and assigns.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

  (1)
  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

  (2)
  taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (3)
  repayment of Indebtedness secured by a Lien permitted under the Indenture that is required to be repaid in connection with such Asset Sale; and

  (4)
  appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, but excluding any reserves with respect to Indebtedness.

        "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 365 days after the acquisition or construction of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

        "Note Guarantee" means any guarantee of the Company's Obligations under the Notes and the Indenture provided by a Restricted Subsidiary pursuant to the Indenture.

        "Obligations" means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the Notes and the Note Guarantees, the Indenture.

        "Officer" means, when used in connection with any action to be taken by the Company, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Controller or the Secretary of the Company.

        "Officers' Certificate" means, when used in connection with any action to be taken by the Company, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel, who may be an employee of or counsel for the Company (except as otherwise provided in the Indenture) and which opinion shall be reasonably acceptable to the Trustee.

        "Permitted Acquisition Indebtedness" means Indebtedness of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness was Indebtedness of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that was merged or amalgamated into the Company or a Restricted Subsidiary, provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged and amalgamated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) the Company would be permitted to incur at least US$1.00 of additional Indebtedness pursuant to paragraph (1) under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness," or (b) the Consolidated Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would be greater than the Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction.

        "Permitted Business" means the business or businesses conducted by the Company and its Restricted Subsidiaries as of the Issue Date and any business ancillary or complementary thereto.

        "Permitted Holders" means (i) any member of the Board of Directors of the Company on the Issue Date, (ii) a parent, brother or sister of any of the individuals named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established principally for the benefit of any one or more of the individuals named in clauses (i) through (v), and (vii) any Person majority of the equity interests of which are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi).

        "Permitted Indebtedness" has the meaning set forth under clause (2) of "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

        "Permitted Investments" means:

  (1)
  Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary or constituting a merger or consolidation of such Person into the Company or with or into a Restricted Subsidiary, except for a Guarantee of Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor;

  (2)
  Investments by any Restricted Subsidiary in the Company;

  (3)
  Investments in cash and Cash Equivalents;

  (4)
  any extension, modification or renewal of any Investments existing as of the Issue Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);

  (5)
  Investments permitted pursuant to clause (2)(b) or (e) of "—Certain Covenants—Limitation on Transactions with Affiliates";

  (6)
  Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

  (7)
  Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales and Sales of Subsidiary Stock";

  (8)
  Investments in the form of Hedging Obligations permitted under clause 2(e) of "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness";

  (9)
  Investments in a Person engaged in a Permitted Business not to exceed 10% of Consolidated Tangible Assets of the Company and its Restricted Subsidiaries at any one time outstanding;

  (10)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

  (11)
  payroll, travel, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (12)
  loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

  (13)
  cash deposits with banks made in the ordinary course of business of the Company and its Restricted Subsidiaries, consistent with past practice, to secure payment of trade payables under Supplier Factoring Facilities;

  (14)
  Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

  (15)
  Investments in a Receivables Entity in connection with a Receivables Transaction; provided that such Investment in any such Person is in the form of any equity interest or interests in receivables and related assets generated by the Company or any Restricted Subsidiary and transferred to such Person in connection with a Receivables Transaction; and

  (16)
  any receivables or loans taken by the Company or its Restricted Subsidiaries in connection with the sale of homes, land, amenities and other improvements in the ordinary course of business consistent with past practice;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to, one or more of the above clauses (1) through (16) so that the entire Investment would be a Permitted Investment.

        "Permitted Liens" means any of the following:

  (1)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

  (2)
  Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (3)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (4)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (5)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

  (6)
  Liens securing Hedging Obligations that relate to Indebtedness that is Incurred in accordance with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and that are secured by the same assets as secure such Hedging Obligations;

  (7)
  Liens existing on the Issue Date and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness below which has been secured by a Lien permitted under the covenant described under "—Certain Covenants—Limitation on Liens" not incurred pursuant to clauses (9) or (10) of the definition of "Permitted Liens" and which Indebtedness has been Incurred in accordance with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness"; provided, that such new Liens:

  (a)
  are no less favorable to the Holders of Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced, and

  (b)
  do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

  (8)
  Liens securing Acquired Indebtedness Incurred in accordance with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided, that

  (a)
  such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and

  (b)
  such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

  (9)
  purchase money Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations Incurred to finance the acquisition or leasing of property of the Company or a Restricted Subsidiary used in a Permitted Business; provided, that:

  (a)
  the related Purchase Money Indebtedness does not exceed the cost of such property and shall not be secured by any property of the Company or any Restricted Subsidiary other than the property so acquired, and

  (b)
  the Lien securing such Indebtedness will be created within 365 days of such acquisition;

  (10)
  Liens securing an amount of Indebtedness under Credit Facilities outstanding at any one time not to exceed the greater of (x) US$100 million and (y) 10% of the Consolidated Tangible Assets of the Company at such time;

  (11)
  any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business;

  (12)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (13)
  Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and incurred in the ordinary course of business securing Indebtedness under Hedging Obligation and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company and its Restricted Subsidiaries from fluctuations in the price of commodities;

  (14)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (15)
  licenses of intellectual property in the ordinary course of business;

  (16)
  Liens to secure a defeasance trust;

  (17)
  easements, rights-of-way zoning and similar restrictions, reservations, restrictions or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Restricted Subsidiaries) or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

  (18)
  Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

  (19)
  judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

  (20)
  Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; or

  (21)
  Liens on accounts receivable or related assets incurred in connection with a Receivables Transaction.

        "Person" means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Post-Petition Interest" means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

        "Equity Offering" has the meaning set forth under "—Optional Redemption—Optional Redemption upon Equity Offerings."

        "Purchase Money Indebtedness" means Indebtedness Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of Refinancing.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

        "Rating Agencies" means S&P and Moody's.

        "Receivables Entity" means a Person in which the Company or any Restricted Subsidiary makes an Investment and:

  (1)
  to which the Company or any Restricted Subsidiary transfers receivables and related assets in connection with a Receivables Transaction;

  (2)
  which engages in no activities other than in connection with the Receivables Transaction;

  (3)
  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

  (a)
  is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

  (b)
  is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

  (c)
  subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (4)
  with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables; and

  (5)
  to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        "Receivables Transaction" means any securitization, factoring, discounting or similar financing transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business pursuant to which the Company or any of its Restricted

Subsidiaries may sell, convey or otherwise transfer to any Person (including a Receivables Entity), or may grant a security interest in, any receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization, factoring or discounting involving receivables.

        "Receivables Transaction Amount" means the amount of obligations outstanding under the legal documents entered into as part of a Receivables Transaction on any date of determination that would be characterized as principal if such Receivables Transaction were structured as a secured lending transaction rather than a purchase.

        "Refinance" means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part. "Refinanced" and "Refinancing" will have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary issued to Refinance any other Indebtedness of the Company or a Restricted Subsidiary so long as:

  (1)
  the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or initial accreted value, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Company in connection with such Refinancing);

  (2)
  such new Indebtedness has:

  (a)
  a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, and

  (b)
  a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced; and

  (3)
  if the Indebtedness being Refinanced is:

  (a)
  Indebtedness of the Company, then such Refinancing Indebtedness will be Indebtedness of the Company and/or a Subsidiary Guarantor,

  (b)
  Indebtedness of a Subsidiary Guarantor, then such Refinancing Indebtedness will be Indebtedness of the Company and/or such Subsidiary Guarantor, and

  (c)
  Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the Notes or the relevant Note Guarantee, if applicable, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

        "Restricted Payment" has the meaning set forth under "—Certain Covenants—Limitation on Restricted Payments."

        "Restricted Subsidiary" means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

        "Revocation" has the meaning set forth under "—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries."

        "S&P" means Standard & Poor's Ratings Services and its successors and assigns.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

        "Senior Indebtedness" means the Notes and the Note Guarantees and any other Indebtedness of the Company or any Subsidiary Guarantor that ranks equal in right of payment with the Notes or the relevant Note Guarantee, as the case may be.

        "Significant Subsidiary" means a Subsidiary of the Company constituting a "Significant Subsidiary" of the Company in accordance with Rule 1-02(w) of Regulation S-X under the Securities Act in effect on the date hereof.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in securitization of receivables transactions.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Indebtedness" means, with respect to the Company or any Subsidiary Guarantor, any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, which is expressly subordinated in right of payment to the Notes or the relevant Note Guarantee, as the case may be.

        "Subsidiary," means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person's outstanding Voting Stock.

        "Subsidiary Guarantor" means any Restricted Subsidiary which provides a Note Guarantee pursuant to the Indenture until such time as its Note Guarantee is released in accordance with the Indenture.

        "Supplier Factoring Facilities" means supplier factoring facilities established by Mexican banks pursuant to (i) the Convenio Denominado Cadenas Productivas Para el Desarollo de Proveedores Por Medios Electrónicos or (ii) the AAA Homex Trust, Nacional Financiera, S.N.C., as trustee, established on May 12, 2003, in each case as in effect on the Issue Date and as amended from time to time on terms similar to those in effect on the Issue Date, which provide for the sale and assignment from time to time by suppliers on a discounted basis of then-existing trade payables of the Company and its Restricted Subsidiaries, and any similar supplier factoring facilities supplementing or replacing such existing facilities; provided that any funds disbursed under such facilities shall be solely in consideration for the sale and assignment of then-existing trade payables of the Company and its Restricted Subsidiaries generated in the ordinary course of business.

        "Surviving Entity" has the meaning set forth under "—Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets."

        "Unrestricted Subsidiary" means any Subsidiary of the Company Designated as such pursuant to "—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company, subject to the provisions of such covenant.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

  (1)
  the then-outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

  (2)
  the sum of the products obtained by multiplying:

  (a)
  the amount of each then-remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

  (b)
  the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly-Owned Subsidiary" means, for any Person, any Subsidiary (Restricted Subsidiary in the case of the Company) of which all the outstanding Capital Stock (other than, in the case of a Subsidiary not organized in the United States, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any other Person that satisfies this definition in respect of such Person.

Book-Entry; Delivery and Form

General

        We have issued the Notes in fully registered global form (the "Global Notes") in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

        The Global Notes have been deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC including the Euroclear System ("Euroclear") or Clearstream Banking, S.A. ("Clearstream"), as described below under "—Depositary Procedures."

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below under "—Exchange of Book-Entry Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

        The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures or for the adherence by DTC, Euroclear and Clearstream to their respective operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

        DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC's records reflect only the identity of Participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        Pursuant to procedures established by DTC:

  •
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

  •
  ownership of such interests in the Global Notes will be maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are Participants or Indirect Participants in such system. Euroclear and Clearstream will hold interests in the Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the Notes in customers' securities accounts in the depositaries' names on the books of DTC.

        All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of beneficial owners of interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "—Exchange of Book-Entry Notes for Certificated Notes."

        Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

        Payments in respect of the principal of and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee (or the paying agent if other than the Trustee) to DTC in its capacity as the registered holder under the Indenture. The Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  •
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

        Subject to applicable transfer restrictions, transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to applicable transfer restrictions, cross-market transfers between Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

        The Global Notes are exchangeable for certificated Notes in definitive, fully registered form without interest coupons ("Certificated Notes") only in the following limited circumstances:

  •
  DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when DTC is required to be so registered in order to act as depositary, and in each case the Company fails to appoint a successor depositary within 90 days of such notice;

  •
  the Company notifies the Trustee in writing that the Global Note shall be so exchangeable; or

  •
  if there shall have occurred and be continuing an Event of Default with respect to the Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in accordance with the Indenture and in compliance with applicable law.

TAXATION

        The following is a general summary of the principal U.S. federal income tax and Mexican federal tax consequences of the purchase, ownership and disposition of the new notes and the exchange of old notes for new notes, but it does not purport to be a comprehensive description of all the U.S. and Mexican tax considerations that may be relevant to a decision to purchase, own and dispose of the new notes or exchange old notes for new notes. This summary does not describe any tax consequences arising under the laws of any state, locality, municipality or taxing jurisdiction other than those arising under the federal laws of the United States and Mexico.

        This summary is for general information only and is based on the tax laws of the United States and Mexico as in effect on the date of this prospectus, as well as regulations, rulings and decisions of the United States and rules and regulations of Mexico available on or before that date and now in effect. All of the foregoing are subject to change, possibly with retroactive effect, which could affect the continued validity of this general summary.

        Prospective purchasers of the new notes and beneficial owners of old notes considering an exchange of old notes for new notes should consult their own tax advisors as to the Mexican, U.S. or other tax consequences (including tax consequences under any state or municipal law of the United States or Mexico) of the purchase, ownership and disposition of the new notes and the exchange of the old notes for new notes, including the particular tax consequences to them in light of their particular investment circumstances and of the effect of any treaty for the avoidance of double taxation.

United States/Mexico Tax Treaty

        A convention for the Avoidance of Double Taxation and protocols to that convention (collectively referred to herein as the "U.S.-Mexico treaty") are in effect. As discussed below under "—Mexican Taxation," as of the date of this prospectus, the U.S.-Mexico treaty is not generally expected to have any material effect on the Mexican federal income tax consequences described below in this prospectus. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

        Mexico has also entered into, and is negotiating several other, tax treaties with various countries that also, as of the date of this prospectus, are not generally expected to have any material effect on the Mexican income tax consequences described in respect of the purchase, ownership and disposition of the new notes and the exchange of the old notes for the new notes in this prospectus but that may affect the continued validity of this summary in the future.

United States Federal Income Taxation

        This summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes and the exchange of old notes for new notes is limited to beneficial owners of the new notes and old notes that:

  •
  are U.S. holders (as defined below); and

  •
  hold the old notes and will hold the new notes as capital assets.

        As used in this prospectus, a "U.S. holder" means a beneficial owner of the old notes or new notes who or that is, for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

  •
  an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

  •
  a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more "United States persons" has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable treasury regulations to be treated as a "United States person."

        This summary does not discuss considerations or consequences relevant to persons subject to special provisions of U.S. federal income tax law, such as:

  •
  entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

  •
  pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

  •
  certain U.S. expatriates;

  •
  persons that are subject to the alternative minimum tax;

  •
  financial institutions, insurance companies, and dealers or traders in securities or currencies;

  •
  persons having a "functional currency" other than the U.S. Dollar; and

  •
  persons that hold the old notes or will hold the new notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.

        If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the old notes or the new notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and partnerships holding the old notes or the new notes should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the new notes and exchanging the old notes for the new notes. In addition, this summary does not address the tax consequences to U.S. holders that purchase the new notes or exchange the old notes for new notes other than in this offering or at a price other than the issue price of the new notes. Finally, this summary does not address the effect of any U.S. state or local tax law on a beneficial owner of the old notes or new notes. This discussion assumes that each beneficial owner of the notes will comply with the certification procedures described in "Description of the New Notes—Certain Covenants—Additional Amounts" as may be necessary to obtain a reduced rate of withholding tax under Mexican law. Each beneficial owner of an old note considering an exchange of the old note for a new note should consult a tax advisor as to the particular tax consequences to it of the exchange and the ownership and disposition of the new note, including the applicability and effect of any state, local or foreign tax laws.

        Circular 230 Disclosure.    TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        Exchange of Notes.    The exchange of the old notes for the new notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes a U.S. holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

        Interest and Additional Amounts.    Interest on the new notes and Additional Amounts, if any, paid in respect of Mexican withholding taxes imposed on interest payments on the new notes (as described in "Description of the New Notes—Additional Amounts") will be taxable to a U.S. holder as ordinary interest income at the time they are paid or accrued in accordance with the U.S. holder's usual method of accounting for U.S. federal income tax purposes. The amount of income taxable to a U.S. holder will include the amount of all Mexican taxes that we withhold (as described below under "—Mexican Taxation") from these payments made on the new notes. Thus, a U.S. holder will have to report income in an amount that is greater than the amount of cash it receives from these payments on its new note.

        However, a U.S. holder may, subject to certain limitations, be eligible to claim the Mexican taxes withheld as a credit or deduction for purposes of computing its U.S. federal income tax liability, even though the payment of these taxes will be remitted by us. Interest and Additional Amounts paid on the new notes will constitute income from sources without the United States for foreign tax credit purposes. For taxable years beginning on or before December 31, 2006, such income generally will constitute "high withholding tax interest" for foreign tax credit purposes, unless the Mexican withholding tax rate applicable to the U.S. holder is less than 5% (such as during any period in which the 4.9% Mexican withholding tax rate, as discussed in "—Mexican Taxation," applies), in which case such income generally will constitute "passive income" or, in the case of certain U.S. holders, "financial services income." For taxable years beginning after December 31, 2006, such income generally will constitute "passive category income" or, in the case of certain U.S. holders, "general category income," for foreign tax credit purposes. The rules relating to the calculation and timing of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend upon a U.S. holder's particular circumstances. In addition, foreign tax credits generally will not be allowed for Mexican taxes withheld from interest on certain short-term or hedged positions in the notes. U.S. holders should consult with their own tax advisors with regard to the availability of a credit or deduction in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations.

        Market Discount and Bond Premium.    If a U.S. holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the U.S. holder's purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. holder purchased the new note or old note, as the case may be.

        Under the market discount rules of the U.S. Internal Revenue Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a new note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income by the U.S. holder during the period the U.S. holder held the new note (and the old note for which the new note was exchanged, as the case may be). In addition, the U.S. holder may be required to defer, until the maturity of the new note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the new note (or the old note for which the new note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the new note (or old note for which the new note was exchanged, as the case may be) to the maturity date of the new note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder of a new note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

        If a U.S. holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the new note, the U.S. holder will be considered to have purchased the new note (or old note) with "bond premium" equal to the excess of the U.S. holder's purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). It may be possible for a U.S. holder of a new note to elect to amortize the premium using a constant yield method over the remaining term of the new note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the new note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder's prior interest inclusions on the new note, and finally as a carryforward allowable against the U.S. holder's future interest inclusions on the new note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. A U.S. holder that does not make this election will be required to include in gross income the full amount of interest on the new note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the new note for purposes of computing the amount of its gain or loss recognized on the taxable disposition of the new note. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the new notes.

        A U.S. holder may elect to include in gross income under a constant yield method all amounts that accrue on a new note that are treated as interest for tax purposes (i.e., stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium). U.S. holders should consult their tax advisors as to the desirability, mechanics and collateral consequences of making this election.

        Dispositions.    Except as discussed above, under "—Exchange of Notes" and unless a non-recognition provision of the U.S. federal income tax laws applies, upon the sale, exchange, redemption, retirement or other taxable disposition of a new note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued interest, which will be treated as described above) and the U.S. holder's tax basis in the new note. A U.S. holder's tax basis in a new note will generally be its cost for the new note (or, in the case of a new note exchanged for an old note in the exchange offer, the tax basis of the old note, as discussed above under "—Exchange of Notes," which in the case of a U.S. holder that purchased an old note issued in September 2005 in the offering of the old notes issued in September 2005 for a price equal to the issue price of those old notes), increased by the amount of any market discount previously included in the U.S. holder's gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on the new note. Gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a new note will generally be capital gain or loss, except with respect to accrued market discount not previously included in income, which will be taxable as ordinary income.

        The gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the new note has been held for more than one year at the time of the disposition (taking into account, for this purpose, in the case of a new note received in exchange for an old note in the exchange offer, the period of time that the old note was held). Long-term capital gains recognized by individual and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. holder generally will be U.S. source gain or loss. Therefore, if any such gain is subject to Mexican income tax, a U.S. holder may not be able to credit the Mexican income tax against its U.S. federal income tax liability. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the new notes.

        Information Reporting and Backup Withholding.    U.S. holders of notes may be subject to information reporting and, under certain circumstances, to backup withholding on payments of interest and gross proceeds from the sale or exchange (including a redemption or a repayment) of notes. Backup withholding applies only if the U.S. holder:

  •
  fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request for such information;

  •
  furnishes an incorrect TIN;

  •
  fails to report interest properly; or

  •
  fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder's U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        Non-U.S. Holders.    For purposes of the following discussion a "non-U.S. holder" means a beneficial owner of the new notes that is not, for U.S. federal income tax purposes, a U.S. holder or a partnership (or entity or arrangement classified as a partnership for such purposes). A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on:

  •
  interest and Additional Amounts received in respect of the new notes, unless those payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

  •
  gain realized on the sale, exchange, redemption or retirement of the new notes, unless that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Mexican Taxation

        The discussion below does not address all Mexican tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors or any tax consequences under the tax laws of any state or municipality of Mexico.

        The following is a general summary of the principal consequences, under Mexico's federal income tax law and rules thereunder as currently in effect, and under the U.S.-Mexico treaty, of the purchase, ownership and disposition of the new notes and exchange of old notes for new notes by a non-Mexican holder but not by a holder that is a resident of Mexico for tax purposes. As used in this prospectus, a "non-Mexican holder" means a beneficial owner of the old notes or new notes that:

  •
  is not a resident of Mexico for tax purposes;

  •
  does not hold the old notes or new notes or a beneficial interest in the old notes or new notes in connection with the conduct of a trade or business through a permanent establishment, for tax purposes, in Mexico; and

  •
  is not (a) a holder of more than 10% of our voting stock, directly or indirectly, jointly with persons related to us or individually, or (b) a corporation or other entity, more than 20% of whose stock is owned, directly or indirectly, jointly by persons related to us or individually, that in the case of either (a) or (b), is the effective beneficiary, directly or indirectly, jointly with persons related to us or individually, of more than 5% of the aggregate amount of any interest payment on the old notes or new notes.

        For these purposes, persons will be related if:

  •
  one person holds an interest in the business of the other person;

  •
  both persons have common interests; or

  •
  a third party has an interest in the business or assets of both persons.

        For purposes of Mexican taxation:

  •
  an individual is treated as a resident of Mexico if the individual has established his home in Mexico. When an individual, in addition to his home in Mexico, has a home in another country, the individual will be a resident of Mexico if his center of vital interests is located in Mexico. This will be deemed to occur if, among others, either (i) more than 50% of the total income obtained by the individual in the calendar year is Mexican source or (ii) when the individual's center of professional activities is located in Mexico. Unless otherwise proven, a Mexican national is considered a Mexican resident;

  •
  a legal entity is considered a resident of Mexico if it is incorporated under Mexican law or if it maintains the main administration of its business or the effective location of its management in Mexico; and

  •
  a permanent establishment of a non-Mexican person will be treated as a resident of Mexico, and that permanent establishment will be required to pay taxes in Mexico in accordance with applicable Mexican law, for income attributable to such permanent establishment.

        Each non-Mexican holder should consult a tax advisor as to the particular Mexican or other tax consequences to that non-Mexican holder of purchasing, owning and disposing of the new notes and exchanging the old notes for new notes, including the applicability and effect of any state or local Mexican or non-Mexican tax laws.

        Exchange of Notes.    There will be no tax consequences under Mexico's income tax law to a non-Mexican holder as a result of the exchange of an old note for a new note.

        Interest and Principal.    Payments of interest on the new notes (including payments of principal in excess of the issue price of the old notes, which under the Mexican tax law are deemed to be interest)

made by us or by any of the subsidiary guarantors to a non-Mexican holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if all of the following requirements are met:

  •
  the new notes, as expected, are placed outside of Mexico through banks or brokerage houses, in a country with which Mexico has entered into a treaty for the avoidance of double taxation and such treaty is in effect;

  •
  the new notes, as expected, are registered in the Special Section of the Mexican National Registry of Securities, and copies of the approval of that registration are provided to the Mexican Ministry of Finance and Public Credit;

  •
  we timely file with the Mexican Ministry of Finance and Public Credit, certain information relating to the issuance of the notes and this prospectus; and

  •
  we timely file with the Mexican Ministry of Finance and Public Credit, on a quarterly basis, information representing that no party related to us jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of each interest payment under the notes and we maintain records that evidence compliance with this requirement.

        We expect that all of the foregoing requirements will be met and, accordingly, we and the subsidiary guarantors expect to withhold Mexican tax from interest payments that we or any subsidiary guarantors make on the new notes to non-Mexican holders at the 4.9% rate in accordance with the Mexican income tax law. In the event that any of the foregoing requirements are not met, under the Mexican income tax law, payments of interest on the new notes made by us or any subsidiary guarantor to a non-Mexican holder will be subject to Mexican withholding tax assessed at a higher rate.

        As of the date of this prospectus, neither the U.S.-Mexico treaty nor any other tax treaty entered into by Mexico that is in effect is expected generally to have any material effect on the Mexican income tax consequences described in this prospectus, because, as discussed above, it is expected that the 4.9% rate will apply in connection with interest payments that we or any subsidiary guarantors make under the new notes.

        Non-Mexican holders residing in the United States should nonetheless be aware that Mexico presently has a treaty for the avoidance of double taxation with the United States. Under the U.S.-Mexico treaty, the Mexican withholding tax rate applicable to interest payments made to U.S. holders which are eligible for benefits under the U.S.-Mexico treaty will be limited to either:

  •
  15% generally; or

  •
  4.9% in the event that the new notes are considered to be "regularly and substantially traded on a recognized securities market."

        Non-Mexican holders that do not reside in the United States for tax purposes should consult their tax advisors regarding whether they reside in a country that has entered into a treaty for avoidance of double taxation with Mexico and this is in effect and, if so, the conditions and requirements for obtaining benefits under that treaty. The Mexican income tax law provides that for a non-Mexican holder to be entitled to the benefits under a double taxation treaty entered into by Mexico, it is necessary for the non-Mexican holder to qualify as a resident of the relevant jurisdiction for tax purposes and meet the procedural requirements established in the Mexican income tax law.

        Holders or beneficial owners of the new notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us or the subsidiary guarantors to apply the appropriate Mexican withholding tax rate on interest payments under the new notes made by us or the subsidiary guarantors to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not timely provided or not provided completely or at all, we or the subsidiary guarantors may withhold Mexican tax from that interest payment to that holder or beneficial owner at the maximum applicable rate, but our obligation to pay Additional Amounts relating to those withholding taxes will be limited as described under "Description of the New Notes—Additional Amounts."

        Under the Mexican income tax law, payments of interest made by us or the subsidiary guarantors with respect to the new notes to non-Mexican holders that are pension or retirement funds will be exempt from Mexican withholding taxes, provided that the fund is:

  •
  the effective beneficiary of each interest payment;

  •
  duly organized under the laws of its country of origin;

  •
  exempt from income tax in that country on such interest payment; and

  •
  registered with the Mexican Ministry of Finance and Public Credit for that purpose.

        We and the subsidiary guarantors have agreed, subject to specified exceptions and limitations, to pay Additional Amounts relating to the above-mentioned Mexican withholding taxes that apply to our and their payments of interest on the new notes to non-Mexican holders of the new notes. See "Description of the New Notes—Additional Amounts."

        Under the Mexican income tax law and applicable rules, a non-Mexican holder will not be subject to any Mexican withholding or similar taxes on payments of principal on the new notes made by us or the subsidiary guarantors and, thus, the withholding taxes described above for interest payments will not apply (except for payments of principal in excess of the issue price of the old notes, which under the Mexican tax law are deemed to be interest subject to the Mexican withholding taxes described above).

        Dispositions.    Under the Mexican income tax law and rules thereunder, capital gains resulting from the sale or disposition of the new notes by a non-Mexican holder to another non-Mexican holder are not taxable in Mexico. Gains resulting from the sale of the new notes by a non-Mexican holder to a Mexican resident for tax purposes or to a non-Mexican holder deemed to have a permanent establishment in Mexico for tax purposes will be subject to the Mexican taxes pursuant to the rules described above in respect of interest payments.

        Other Taxes.    Generally, a non-Mexican holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to its holding of the new notes, nor will it be liable for Mexican stamp, registration or similar taxes.

PLAN OF DISTRIBUTION

        The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

        Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. The resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer or participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on their resale of new notes and any commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The new notes will constitute a new issue of securities with no established trading market. We do not intend to list the new notes on any national securities exchange or to seek approval for quotation through any automated quotation system, except that application has been made to list the new notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange. We have been advised by the placement agents of the old notes that following completion of this exchange offer, these placement agents intend to make a market in the new notes. However, they are not obligated to do so and any market-making activities with respect to the new notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the new notes or as to the liquidity of or the trading market for the new notes. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, any such market may cease to continue at any time. In addition, if a market for the new notes develops, the market prices of the new notes may be volatile. Factors such as fluctuations in our earnings and cash flow, the difference between our actual results and results expected by investors and analysts and Mexican and U.S. currency and economic developments could cause the market prices of the new notes to fluctuate substantially.

        For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. In addition, we will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

GENERAL INFORMATION

Clearing Systems

        The new notes have been accepted for clearance through Euroclear and Clearstream Banking. In addition, the new notes have been accepted for trading in book-entry form by DTC. The ISIN number for the new notes is US25030WAB63 and the CUSIP number is 25030WAB6.

Listing

        Application has been made to the Commission de Surveillance du Secteur Financier in its capacity as competent authority under the Prospectus Directive, for the notes to be admitted to trading and to be listed on the Euro MTF, the alternative market of the Luxembourg Stock Exchange. In connection with the application to list the notes on the Euro MTF, a legal notice relating to the issuance of the notes and a copy of our bylaws (estatutos sociales) will be deposited prior to the listing with the Trade and Companies Register (Registre de Commerce et des Sociétés) in Luxembourg where you may examine and copy these documents. Copies of our bylaws, the indenture, as may be amended or supplemented from time to time, the registration rights agreement, our published annual audited consolidated financial statements and any published quarterly unaudited consolidated financial statements will be available at our principal executive offices, as well as at the offices of the trustee, registrar, paying agent and transfer agent, and at the offices of the Luxembourg listing agent, paying agent and transfer agent, as such addresses are set forth in this prospectus. We do not publish unconsolidated financial statements. We believe the auditor's reports included herein have been accurately reproduced. We will maintain a paying and transfer agent in Luxembourg for so long as any of the notes are listed on the Luxembourg stock exchange.

        Directive 2004/109/EC of the European Parliament and Council, dated December 15, 2004, on the harmonization of transparency requirements for information about issuers whose securities are admitted to trading on an European Union regulated market amended the Transparency Directive and became effective on January 20, 2005. It requires member states, including Luxembourg, to take measures necessary to comply with the Transparency Directive by January 20, 2007. If, as a result of the Transparency Directive or any legislation implementing the Transparency Directive, we could be required to publish financial information either more regularly than we otherwise would be required to or according to accounting principles which are materially different from the accounting principles which we would otherwise use to prepare our published financial information, or if the Transparency Directive requires the publication of information which results in substantial additional burdens or costs, we may delist the notes from the Euro MTF, the alternative market of the Luxembourg Stock Exchange, in accordance with the rules of such exchange and seek an alternative admission to listing, trading and/or quotation for the notes on a different section of the Luxembourg Stock Exchange or by such other listing authority, stock exchange and/or quotation system inside or outside the European Union as we may reasonably decide.

        The notes have been registered with the Special Section (Sección Especial) of the National Securities Registry (Registro Nacional de Valores), maintained by the CNBV, which is a requirement under the Mexican Securities Market Law (Ley del Mercado de Valores). Such registration does not constitute a certification as to the investment value of the new notes or of Homex's solvency. The notes have not been registered with the Securities Section (Sección de Valores) of the National Securities Registry (Registro Nacional de Valores) and, therefore, the notes may not be publicly offered or sold in Mexico.

Authorization

        We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the new notes.

No Material Adverse Change

        Except as disclosed in this prospectus (or in the documents incorporated herein by reference), there has been no material adverse change in the financial position or prospects of Homex and its subsidiaries taken as a whole since December 31, 2004.

Litigation

        We are not involved in any legal or arbitration proceedings (including any such proceedings which are pending or threatened) relating to claims or amounts which may have or have had during the 12 months prior to the date of this prospectus a material adverse effect on our financial position and our subsidiaries taken as a whole.

AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us. If you would like to request these documents from us, please do so by                         , 2005, to receive them before the expiration date.

        Homex is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Reports and other information filed by Homex with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Such information is also available in Luxembourg upon request, without charge, from the Luxembourg Listing Agent, The Bank of New York Europe Limited. Any filings we make electronically will be available to the public over the Internet at the SEC's website at www.sec.gov.

        We will make available to the holders of the notes, at the corporate trust office of The Bank of New York, the trustee under the indenture and supplemental indenture governing the notes, at no cost, copies of the indenture and the supplemental indenture as well as our annual report on Form 20-F in English, including a review of our operations, and annual audited consolidated financial statements prepared in conformity with Mexican GAAP, together with a reconciliation of operating income, net income and total shareholders' equity to U.S. GAAP. We will also make available at the office of the trustee our unaudited quarterly consolidated financial statements in English prepared in accordance with Mexican GAAP.

VALIDITY OF THE NOTES

        The validity of the new notes will be passed upon by Milbank, Tweed, Hadley & McCloy LLP, New York, New York and Mijares, Angoitia, Cortés y Fuentes, S.C., Mexico City, Mexico and our U.S. and Mexican counsel, respectively.

EXPERTS

        The consolidated financial statements of Desarrolladora Homex, S.A. de C.V and subsidiaries as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of a merger between an affiliated company and a subsidiary in 2004), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Controladora Casas Beta, S.A de C.V. and subsidiaries as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., a member firm of Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO HOMEX FINANCIAL STATEMENTS
Desarrolladora Homex, S.A. de C.V. and its Subsidiaries
(excluding Controladora Casas Beta, S.A. de C.V.)

Report of Independent Registered Public Accounting Firm
to the Board of Directors and Stockholders of
Desarrolladora Homex, S.A. de C.V.

        We have audited the accompanying consolidated balance sheets of Desarrolladora Homex, S.A. de C.V. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for each of the three years in the period ended December 31, 2004, all expressed in thousands of Mexican pesos of purchasing power of June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the auditing standards generally accepted in Mexico and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Desarrolladora Homex, S.A. de C.V. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations, changes in their stockholders' equity and changes in their financial position for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in Mexico.

        As described in Note 2, on May 16, 2004, Econoblock, S.A. de C.V. (affiliated company) merged with Desarrolladora de Casas del Noroeste, S.A. de C.V. (subsidiary company) with the latter assuming all the rights and obligations of the merged company. As the companies were under common control, the merger was recorded by recognizing the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer, based on the guidance incorporated in Statement of Financial Accounting Standards No. 141, "Business Combinations," issued by the Financial Accounting Standards Board, and in accordance with Bulletin A-8, "Supplemental Application of International Accounting Standards" issued by the Mexican Institute of Public Accountants. Therefore, the accompanying financial statements include those of the merged company as if the merger had taken place as of the beginning of the earliest period presented.

        Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income for each of the three years in the period ended December 31, 2004, and the determination of consolidated stockholders' equity at December 31, 2004 and 2003, and 2002 to the extent summarized in Note 23.

        Our audits also comprehended the translation of the Mexican peso amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. The translation of the financial statement amounts into U.S. dollars and the translation of the financial statements into English have been made solely for the convenience of readers in the United States of America.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu
/s/ Pedro Luis Castañeda Herrera

C.P.C. Pedro Luis Castañeda Herrera
Mexico City, México
April 6, 2005
(June 21, 2005 as to Notes 22, 23 and 24
and September 28, 2005 as to Notes 25 and 26
and as to the restatement to Mexican pesos
of purchasing power as of June 30, 2005
and the convenience translation)

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2004 and 2003

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2004 (Convenience translation; Note 2)	2004		2003 (Note 2.c)
Assets
Current assets:
Cash and temporary investments (Note 4)	$47,948	Ps.	516,500	Ps.	222,458
Restricted cash (Note 20)	1,921		20,692		—
Trade accounts receivable—net (Note 5)	297,415		3,203,752		1,864,249
Inventories (Notes 6 and 10)	195,613		2,107,139		1,025,308
Other current assets (Note 7)	9,777		105,317		30,433

Total current assets	552,674		5,953,400		3,142,448
Land held for future development (Note 6)	47,279		509,294		242,443
Restricted investments (Note 19)	4,028		43,389		35,501
Property and equipment—net (Notes 8 and 10)	23,586		254,072		57,863
Other assets (Note 9)	7,939		85,518		10,065

Total	$635,506	Ps.	6,845,673	Ps.	3,488,320

Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions (Note 10):
Due to related parties	$—	Ps.	—	Ps.	145,787
Other	37,252		401,276		533,291
Trade accounts payable (Note 11)	155,619		1,676,330		1,014,819
Advances from customers	5,610		60,432		13,650
Accrued expenses and taxes, other than income taxes	6,221		67,011		36,273
Income tax payable	33		351		4,606
Employee statutory profit-sharing	186		2,002		936

Total current liabilities	204,921		2,207,402		1,749,362
Long-term notes payable to financial institutions (Notes 10 and 11)	16,905		182,100		—
Deferred income taxes and employee statutory profit-sharing (Note 18)	59,404		639,896		359,176

Total liabilities	281,230		3,029,398		2,108,538

Commitments and contingencies (Notes 19 and 20)
Stockholders' equity (Note 12):
Common stock	20,367		219,398		175,096
Additional paid-in capital	209,062		2,252,018		588,407
Retained earnings	104,297		1,123,491		398,764
Excess in restated stockholders' equity	29,145		313,948		313,948
Cumulative initial effect of deferred income taxes	(13,270)		(142,940)		(142,940)

Majority stockholder's equity	349,601		3,765,915		1,333,275
Minority interest in consolidated subsidiaries	4,675		50,360		46,507

Total stockholders' equity	354,276		3,816,275		1,379,782

Total	$635,506	Ps.	6,845,673	Ps.	3,488,320

See accompanying notes to consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Consolidated Statements of Income

For the years ended December 31, 2004, 2003 and 2002

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005, except share and per share data)

	2004 (Convenience translation; Note 2)	2004		2003 (Note 2.c)		2002 (Note 2.c)
Revenues	$498,462	Ps.	5,369,428	Ps.	2,942,067	Ps.	1,372,113
Costs	347,077		3,738,718		2,104,408		961,584

Gross profit	151,385		1,630,710		837,659		410,529
Selling and administrative expenses (Note 14 and 15)	40,657		437,961		269,526		169,330

Income from operations	110,728		1,192,749		568,133		241,199

Other income (expense)—net (Note 16)	4,037		43,486		78,668		(1,785)

Net comprehensive financing cost:
Interest expense (Note 14 and 17)	12,403		133,601		118,977		133,243
Interest income	(4,389)		(47,275)		(6,582)		(1,857)
Exchange (gain) loss—net	(668)		(7,191)		(1,319)		94
Monetary position loss	7,626		82,151		17,831		19,400

	14,972		161,286		128,907		150,880

Income before income taxes and employee statutory profit-sharing	99,793		1,074,949		517,894		88,534
Income tax expense (Note 18)	31,859		343,157		185,269		54,184
Employee statutory profit-sharing expense (Note 18)	799		8,611		279		1,580

Consolidated net income	$67,135	Ps.	723,181	Ps.	332,346	Ps.	32,770

Net income of majority stockholders	$66,285	Ps.	714,022	Ps.	326,987	Ps.	31,390
Net income of minority stockholders	850		9,159		5,359		1,380

Consolidated net income	$67,135	Ps.	723,181	Ps.	332,346	Ps.	32,770

Weighted average shares outstanding (in thousands)	281,997		281,997		241,521		191,896

Earnings per share (basic and diluted)	$0.23	Ps.	2.53	Ps.	1.35	Ps.	0.16

See accompanying notes to consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the years ended December 31, 2004, 2003 and 2002

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	Common stock		Additional paid in capital		Retained Earnings		Excess in restated stockholders' equity		Cumulative initial effect of deferred income taxes		Minority interest in consolidated subsidiaries		Total stockholders' equity (Note 12)
Balances as of January 1, 2002 (Note 2.c)	Ps.	134,035	Ps.	242,192	Ps.	40,387	Ps.	313,948	Ps.	(142,940)	Ps.	3,879	Ps.	591,501
Issuance of common stock		35,115		287,088		—		—		—		18		322,221
Comprehensive income		—		—		31,390		—		—		1,380		32,770

Balances as of December 31, 2002 (Note 2.c)		169,150		529,280		71,777		313,948		(142,940)		5,277		946,492
Issuance of common stock (Note 12.g)		5,946		59,127		—		—		—		35,871		100,944
Comprehensive income		—		—		326,987		—		—		5,359		332,346

Balances as of December 31, 2003 (Note 2.c)		175,096		588,407		398,764		313,948		(142,940)		46,507		1,379,782
Issuance of common stock (Note 12.c and f)		44,302		1,663,611		—		—		—		5,399		1,713,312
Comprehensive income		—		—		724,727		—		—		(1,546)		723,181

Balances as of December 31, 2004	Ps.	219,398	Ps.	2,252,018	Ps.	1,123,491	Ps.	313,948	Ps.	(142,940)	Ps.	50,360	Ps.	3,816,275

Balances as of December 31, 2003 (Convenience translation; Note 2)		$16,255		$54,624		$37,019		$29,145		$(13,270)		$4,317		$128,090
Issuance of common stock (Note 12.c and f)		4,112		154,438		—		—		—		502		159,052
Comprehensive income		—		—		67,278		—		—		(144)		67,134

Balances as of December 31, 2004		$20,367		$209,062		$104,297		$29,145		$(13,270)		$4,675		$354,276

See accompanying notes to consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Financial Position

For the years ended December 31, 2004, 2003 and 2002

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2004 (Convenience translation; Note 2)	2004		2003 (Note 2.c)		2002 (Note 2.c)
Operating activities:
Net income	$67,135	Ps.	723,181	Ps.	332,346	Ps.	32,770
Items that did not require resources:
Depreciation	2,274		24,498		11,182		6,843
Loss on sale of subsidiary	107		1,154		—		—
Deferred income taxes and employee statutory profit-sharing	26,060		280,720		158,546		28,682

	95,576		1,029,553		502,074		68,295
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable	(124,350)		(1,339,502)		(581,204)		(176,965)
Inventories	(129,862)		(1,398,878)		(844,170)		(195,666)
Other current assets	(6,952)		(74,884)		(550)		(6,524)
Increase (decrease) in:
Trade accounts payable	63,334		682,239		790,865		66,007
Due to related parties	—		—		2,952		2,991
Other, net	(104)		(1,121)		(22,332)		17,292

Net resources used in operating activities	(102,358)		(1,102,593)		(152,365)		(224,570)

Financing activities:
Notes payable to financial institutions:
Proceeds from new borrowings	37,944		408,729		513,268		436,290
Payments of notes payable to financial institutions	(35,179)		(378,945)		(222,847)		(573,839)
Loans from related parties	2,815		30,320		412,592		410,229
Payments of related party loans	(16,349)		(176,107)		(421,587)		(339,406)
Proceeds from issuance of common stock	159,052		1,713,312		100,944		322,221

Net resources generated by financing activities	148,283		1,597,309		382,370		255,495

Investing activities:
Restricted investments	(732)		(7,888)		(35,501)		—
Proceeds from sale of machinery and equipment	4,513		48,613		—		—
Acquisition of property and equipment	(20,489)		(220,707)		(41,668)		(9,225)

Net resources used in investing activities	(16,708)		(179,982)		(77,169)		(9,225)

Cash, temporary investments and restricted cash:
Net increase	29,217		314,734		152,836		21,700
Balance at beginning of year	20,652		222,458		69,622		47,922

Balance at end of year	$49,869	Ps.	537,192	Ps.	222,458	Ps.	69,622

See accompanying notes to consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2004, 2003 and 2002

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

1. Nature of business

        Desarrolladora Homex, S.A. de C.V. (the "Company") is a vertically integrated company engaged in the development, construction and sale of affordable entry level and middle income housing in Mexico. The Company engages in land acquisition, constructing, marketing and selling homes, obtaining individual financing for its clients and developing communities to satisfy housing needs in Mexico.

        The Company was incorporated on March 30, 1998 as a Mexican variable capital corporation (S.A. de C.V.). During 1999 ZN Mexico Trust, a private equity fund specializing in investing in private companies in Mexico, became a shareholder of the Company. In 2002 Equity International Properties, Ltd., a Samuel Zell affiliated company with significant experience in the real estate sector, became a shareholder of the Company.

        The Company participates in housing supply offers from the main housing funds in Mexico, such as the national Workers' Housing Fund, or INFONAVIT (Instituto Nacional del Fondo de Ahorro para la Vivienda de los Trabajadores), the Social Security and Services Institute Public-Sector Workers' Housing Fund, or FOVISSSTE (Fondo de la Vivienda del Instituto de Seguridad y Servicios Sociales de los Trabajadores del Estado) and the public mortgage providers such as the Federal Mortgage Society, or SHF (Sociedad Hipotecaria Federal). Additionally, the Company participates in the middle- income housing market, where mortgage financing is provided by commercial banks and sofoles, special purpose financing entities that provide a substantial majority of mortgage financing for the middle-income sector.

2. Basis of presentation

  a.
  Explanation for translation into English and convenience translation—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico (Mexican GAAP). Certain accounting practices applied by the Company vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP), as explained in Notes 22 and 23. See Note 22 for a discussion of such differences and Note 23 for a reconciliation of the Company's financial statements between Mexican GAAP and U.S. GAAP.

    The financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican peso amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of Ps.10.772 per one U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2005. Such translation should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at this or any other exchange rate.

  b.
  Consolidation of financial statements—The consolidated financial statements include those of Desarrolladora Homex, S.A. de C.V. ("Homex") and its consolidated subsidiaries (collectively the "Company"). A description of Homex's consolidated subsidiaries and its direct and indirect ownership interest in each is set forth below. Intercompany balances and transactions have been eliminated in these consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

Company	Ownership percentage	Activity
Proyectos Inmobiliarios de Culiacán, S.A. de C.V.	100.00%	Construction and development of housing complexes
AAA Homex Trust, Nacional Financiera, S.N.C., as Trustee	100.00%	Rendering of financial services
Administradora Picsa, S.A. de C.V.	100.00%	Rendering of administrative services and professional services for affiliated companies
Altos Mandos de Negocios, S.A. de C.V.	100.00%	Rendering of administrative services to affiliated companies
Aerohomex, S.A. de C.V.	100.00%	Rendering of transportation services
Desarrolladora de Casas del Noroeste, S.A. de C.V.	95.86%	Construction and development of housing complexes
Homex Atizapán, S.A. de C.V.	67.00%	Construction and development of houses
  c.
  Merge—On May 15, 2004, Econoblock, S.A. de C.V. (affiliated company) merged with Desarrolladora de Casas del Noroeste, S.A. de C.V. (subsidiary company) with the latter assuming all the rights and obligations of the merged company. As the companies were under common control, the merger was recorded by recognizing the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer, based on the guidance incorporated in Statement of Financial Accounting Standards No. 141, "Business Combinations", issued by the Financial Accounting Standards Board, and in accordance with Bulletin A-8, "Supplemental Application of International Accounting Standards" issued by the Mexican Institute of Public Accountants. Therefore, the accompanying financial statements include those of the merged company as if the merger had taken place as of the beginning of the earliest period presented. This transaction resulted in a gain of Ps.10,706, which was accounted for as an increase in retained earnings. Condensed financial information of Econoblock, S.A. de C.V. at May 15, 2004, and for the period from January 1, 2004 to May 16, 2004, and at December 31, 2003 and 2002, and for the years then ended, all expressed in Mexican pesos of purchasing power of June 30, 2005, is summarized below:

			December 31,
	May 16, 2004
			2003		2002
Condensed balance sheets:
Current assets	Ps.	14,237	Ps.	17,082	Ps.	10,195
Property and equipment		37,159		30,443		9,170
Deferred taxes		373		(227)		(83)
Current liabilities		(36,799)		(36,358)		(14,056)

Stockholders? equity	Ps.	14,970	Ps.	10,940	Ps.	5,226

			For the years ended December 31,
	For the period January 1 to May 31, 2004
			2003		2002
Condensed statements of operations:
Revenues	Ps.	40,232	Ps.	69,522	Ps.	30,310
Cost and expenses		(39,160)		(61,760)		(27,601)
Other income and net comprehensive financing cost		292		(1,222)		(477)
Income tax expense		2,555		826		852

Net (loss) income	Ps.	(1,191)	Ps.	5,714	Ps.	1,380

  d.
  Sale of subsidiary—On May 13, 2004, Homex Cuatitlán, S. A. de C. V., a subsidiary, was sold. Condensed financial information of this subsidiary at May 13, 2004, and for the period from

    January 1, 2004 to May 13, 2004, and at December 31, 2003, and for the year then ended, all expressed in Mexican pesos of purchasing power of June 30, 2005, is summarized below:

	May 13, 2004		December 31, 2003
Condensed balance sheets:
Current assets	Ps.	50,182	Ps.	39,907
Deferred taxes		13		13
Current liabilities		(428)		(558)

Stockholders? equito	Ps.	49,767	Ps.	39,362

	For the period January 1 to May 13, 2004		For the year Ended December 31, 2003
Condensed statements of operations:
Cost and expenses	Ps.	(404)	Ps.	(420)
Income tax expense		—		13

Net loss	Ps.	(404)	Ps.	(407)

  e.
  Comprehensive income—Represents changes in stockholders' equity during the year, for concepts other than distributions and activity in contributed common stock, and is comprised of the net income of the year, plus other comprehensive income (loss) items of the same period, which are presented directly in stockholders' equity without affecting the consolidated statements of income. In 2004, other comprehensive income consists of the gain resulting from the merger mentioned in Note 2.c. In 2003 and 2002, there were no other comprehensive income (loss) items.

3. Summary of significant accounting policies

        The accounting policies followed by the Company are in conformity with Mexican GAAP, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management's best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

  a.
  Recognition of the effects of inflation—The Company restates its consolidated financial statements to Mexican peso purchasing power as of the most recent balance sheet date presented. Accordingly, the consolidated financial statements of the prior years have been restated to Mexican pesos of purchasing power as of June 30, 2005 and, therefore, differ from those originally reported in the prior year.

  b.
  Temporary investments—Temporary investments representing cash equivalents are stated at the lower of acquisition cost plus accrued yields, or estimated net realizable value.

  c.
  Inventories and costs of sales—Finished construction, construction-in-process and land for development are recorded at acquisition cost and restated using the National Consumer Price Index (NCPI). Cost of sales is also restated by applying such index.

  d.
  Property and equipment—Property and equipment are initially recorded at acquisition cost and restated using the NCPI. Depreciation is calculated using the straight-line method based on the remaining useful lives of the related assets, as follows:

Years
Buildings	20
Machinery and equipment	4 to 10
Transportation equipment	4
Computers	4
Office furniture and equipment	10
Communication equipment	4
Air transportation equipment	10
  e.
  Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows using appropriate discount rate, or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the amounts mentioned above. The impairment indicators considered for these purposes are, among others, the operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, reduction in the demand for the products manufactured, competition and other legal and economic factors.

  f.
  Employee retirement obligations—Statutory seniority premiums are recognized as costs over employee years of service and are calculated by independent actuaries using the projected unit credit method at net discount rates. Severance cost is charged to results when the liability is determined to be payable. Due to the low level of seniority for the majority of the Company's employees, the liability for employee retirement obligations is not significant at December 31, 2004 or 2003.

  g.
  Provisions—Provisions are recognized for obligations that result from a past event, that are probable to result in the use of economic resources and that can be reasonably estimated.

  h.
  Warranties—The Company provides product warranties against manufacturing defects for periods ranging from two to four years. Provisions for estimated expenses related to such product warranties are recorded at the time the product is sold, based primarily on the warranty costs incurred during the last three years. (The amount is recorded at its present value when the effect of the discount is significant).

  i.
  Income tax, tax on assets and employee statutory profit-sharing—Income tax (ISR) and employee statutory profit-sharing (PTU) are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ISR assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred PTU is derived from temporary differences between the accounting result and income for PTU purposes and is recognized only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

    The tax on assets paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented in the balance sheet decreasing the deferred ISR liability.

  j.
  Foreign currency balances and transactions—Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing cost (income) in the consolidated statements of income.

  k.
  Excess in restated stockholders' equity—Excess in restated stockholders' equity represents the accumulated monetary position result through the initial restatement of the consolidated financial statements and the increase in the restated value of certain nonmonetary assets above inflation.

  l.
  Revenue and cost recognition—Revenues from the Company's activities as a developer are recorded pursuant to the percentage-of-completion method, measured by the percentage of actual costs incurred to total estimated costs for each development and each project. Under this method, the estimated revenue for each development and project is multiplied by such percentage to determine the amount of revenue to be recognized. The Company begins applying the percentage-of-completion method when the following conditions have been met:

  •
  The Company establishes that the homebuyer will obtain the required financing from the mortgage lender;

  •
  The homebuyer has submitted all required documents in order to obtain the financing from the mortgage lender;

  •
  The homebuyer has signed a purchase agreement; and

  •
  The homebuyer has made a down payment, where down payments are required.

  m.
  Monetary position loss—Monetary position result, which represents the erosion of purchasing power of monetary items caused by inflation, is calculated by applying NCPI factors to monthly net monetary position. Losses result from maintaining a net monetary asset position.

  n.
  Earnings per share—Earnings per share is calculated by dividing net income of majority interest by the weighted average number of shares outstanding during the year. The Company does not have any dilutive securities; therefore, basic and diluted earnings per share is the same.

4. Cash and temporary investments

        Cash and temporary investments consist of the following at December 31:

	2004		2003
Cash	Ps.	292,604	Ps.	2,283
Temporary investments		223,896		220,175

	Ps.	516,500	Ps.	222,458

5. Trade accounts receivable—net

        Trade accounts receivable consist of the following at December 31:

	2004		2003
Due from customers	Ps.	615,415	Ps.	491,983
Unbilled revenues on developments in progress		2,476,957		1,253,835
Services		27,863		17,910

		3,120,235		1,763,728
Allowance for doubtful accounts		(11,862)		(6,487)

		3,108,373		1,757,241
Other debtors		33,058		50,516
Recoverable value-added taxes		82,090		56,492

		3,223,521		1,864,249
Trade accounts receivable long-term (Note 9)		(19,769)		—

	Ps.	3,203,752	Ps.	1,864,249

        Unbilled revenues on developments in progress represent revenues recognized on costs incurred, in accordance with the percentage-of-completion method, which have not yet been billed.

        The changes in the allowance for doubtful accounts were as follows:

Allowance for doubtful accounts	Beginning Balance Accrual		Additions Charged to Income		Cash Reductions		Ending Balance Accrual
2004	Ps.	6,487	Ps.	5,375	Ps.	—	Ps.	11,862
2003		5,147		1,340	Ps.	—		6,487
2002		3,286		2,412		574		5,147

6. Inventories

        Inventories consist of the following at December 31:

	2004		2003
Land held for future developments	Ps.	1,653,451	Ps.	904,299
Construction-in-process		657,520		257,408
Finished construction		3,192		2,189
Construction materials		61,076		32,252
Merchandise-in-transit		1,754		11,300
Advances to suppliers		239,440		60,303

		2,616,433		1,267,751
Land held for future developments—noncurrent		(509,294)		(242,443)

	Ps.	2,107,139	Ps.	1,025,308

        At December 31, 2004 and 2003, construction in process and land held for future development for Ps.175,183 and Ps.67,044, respectively, have been pledged as collateral for the Company's notes payable (see Note 10).

        The Company's policy is to locate and acquire land each year, classifying land currently being developed and land planned for development within one year as a part of current assets, and classifying all remaining land as noncurrent assets.

7. Other current assets

        Other current assets consist of the following at December 31:

	2004		2003
Sales commissions	Ps.	61,026	Ps.	14,211
Prepaid expenses		18,366		13,164
Insurance and bond contracts		19,518		239
Prepaid interest		4,190		2,819
Other		2,217		—

	Ps.	105,317	Ps.	30,433

8. Property and equipment—net

        Property and equipment consist of the following at December 31:

	2004		2003
Buildings	Ps.	15,795	Ps.	10,299
Machinery and equipment		150,590		32,378
Transportation equipment		37,555		23,496
Air transportation equipment		34,261		—
Office furniture and equipment		15,112		6,409
Computers		23,767		15,338
Communication equipment		7,031		2,051
Construction-in-process		910		—

		285,021		89,971
Accumulated depreciation		(58,567)		(37,157)

		226,454		52,814
Land		27,618		5,049

	Ps.	254,072	Ps.	57,863

9. Other assets

        Other assets consist of the following at December 31:

	2004		2003
Accounts receivable due from Proyectos y Servicios Alce Blanco, S. A. de C. V.	Ps.	46,971	Ps.	—
Long-term trade accounts receivable (Note 5)		19,769		—
Other accounts receivable		18,778		10,065

	Ps.	85,518	Ps.	10,065

10. Notes payable to financial institutions

        Notes payable to financial institutions consist of the following at December 31:

	2004		2003
Notes payable to related party financial institutions are as follow:
UDI Denominated Notes Payable
Hipotecaria Crédito y Casa, S.A. de C.V.
Note payable bearing interest at 11.2%	Ps.	—	Ps.	26,075
Mexican Peso Denominated Notes Payable
Hipotecaria Crédito y Casa, S.A. de C.V.
Notes payable bearing interest ranging from the Mexican Government Treasury Securities Rate (Cetes) plus 6% to the Mexican Interbank Rate (TIIE) plus 5.5%, prepaid in July 2004.		—		95,158
Crédito Inmobiliario, S.A. de C.V.
Note payable bearing interest at TIIE plus 5.7%, prepaid in July 2004.		—		24,554

Total	Ps.	—	Ps.	145,787

Notes payable to other financial institutions are as follows:
Mexican Peso Denominated Notes Payable
GMAC Hipotecaria, S.A. de C.V.
Term loan secured by land for development, payable on June 15, 2006, bearing interest at TIIE plus 2.5%.	Ps.	40,848	Ps.	—
Term loan secured by land for development, payable on April 15, 2006, bearing interest at TIIE plus 2.5%.		73,245		—
Term loan secured by land for development, payable on June 25, 2006, bearing interest at TIIE plus 2.5%.		28,508		—
BBVA Bancomer, S.A.
Notes payable in 2004, bearing interest at TIIE plus 3.0%.		—		26,244
HSBC México, S.A.
Notes payable in 2004, bearing interest at TIIE plus 4.75%.		—		13,826
IXE Banco, S.A.
Notes payable in 2004, bearing interest at TIIE plus 3.5%.		—		35,895

Commercial paper placed through:
IXE Casa de Bolsa, S.A. de C.V.
One year note issued on May 28, 2003, bearing interest at TIIE plus 3.25%		—		127,626
Note renewable annually issued on November 14, 2004, bearing interest at TIIE plus 3.25%.		116,125		138,260
Multivalores Casa de Bolsa, S.A. de C.V.
Note renewable annually issued on December 19, 2004, bearing interest at TIIE plus 2.7%.		252,666		191,440
Capital lease obligations:
Paccar Arrendadora Financiera, S.A. de C.V.
Capital lease obligations for equipment with a net book value of Ps.11,591, payable on July 1, 2006.		10,778		—
Arrendadora Financiera Navistar, S.A. de C.V.
Capital lease obligations for equipment with a net book value of Ps.23,603, payable on July 10, 2006.		24,708		—
Capital lease obligations for equipment with a net book value of Ps.15,473, payable on July 10, 2006.		16,198		—

		563,076		533,291
Less current portion		(401,276)		(533,291)

		161,800
Land purchases—long term (See Note 11)		20,300		—

	Ps.	182,100	Ps.	—

        As of December 31, 2004 and 2003 the Cetes interest rate was 8.75% and 6.04%, respectively, and the TIIE interest rate was 8.95%, 6.25%, respectively.

        As of December 31, 2004, 2003 the UDI exchange value was Ps.3.534716 and Ps.3.352003, respectively.

11. Trade accounts payable

        Trade accounts payable consist of the following at December 31:

	2004		2003
Suppliers	Ps.	929,927	Ps.	447,750
Land purchases		758,509		546,853
Other		8,194		20,216

		1,696,630		1,014,819
Less current portion		(1,676,330)		(1,014,819)

Land purchases—long term (See Note 10)	Ps.	20,300	Ps.	—

12. Stockholders' equity

	Number of shares
	2004	2003	2004		2003
Fixed capital:
Series B	—	100,000	Ps.	—	Ps.	50
Single series	313,856,490	—		166,636		—
Variable capital:
Series B	—	248,184,817		—		124,092

Total	313,856,490	248,284,817	Ps.	166,636	Ps.	124,142

	Par Value		Restatement Effect		Total
Common stock	Ps.	166,636	Ps.	52,762	Ps.	219,398
Additional paid-in capital		2,088,284		163,734		2,252,018
Retained earnings		1,093,314		30,177		1,123,491
Excess in restated stockholders' equity		—		313,948		313,948
Cumulative initial effect of deferred income taxes		(116,956)		(25,984)		(142,940)

	Ps.	3,231,278	Ps.	534,637	Ps.	3,765,915

  a.
  At a stockholders' ordinary general meeting held on June 1, 2004, among others, resolutions were approved to convert the 256,666,490 shares of series "B," sub series B1, B2 and B3, representing the Company's variable capital, currently outstanding, for the same number of ordinary, nominative shares, at no par value, representing the Company's fixed capital without right of withdrawal, all of which belong to the same series; increase fixed capital without right of withdrawal by issuing 64,220,000 ordinary, nominative shares at no par value, which may be freely subscribed, and will be made available in a placement through a primary offering of shares and ADR'S issued based on common stock shares;

    At the same time, a resolution was approved whereby the Company's Board of Directors will be empowered to determine the amount of the Company's common stock as a result of the offering, and then make the respective amendments to the corporate bylaws and the resulting cancellation of any shares issued, which were not placed among public investors.

  b.
  A meeting of the Board of Directors of Desarrolladora Homex, S.A. de C. V. approved a resolution, among others, to increase common stock by Ps.39,887 (Ps.38,258 historical pesos) to the amount of Ps.166,636, which is represented by 313,856,490 shares. Consequently, the board approved the cancellation of 7,130,000 shares, which were issued by the stockholders' ordinary and extraordinary meeting held on June 1, 2004, which were not available for subscription in the public offering. Furthermore, it was agreed to modify the first paragraph of article six of the corporate bylaws to reflect the following:

    "Article Six. Common stock is variable. Fixed capital without right of withdrawal is Ps.166,636 and will be represented by 313,856,490 ordinary, nominative shares, at no par value, fully subscribed and paid in, of a single series (?single series?). The variable portion of common stock is unlimited and will be represented by ordinary, nominative shares at no par value, of the single series. Except for the right of withdrawal to which the holders of shares representing the variable part of common stock are entitled, all common stock shares confer the same rights and obligations."

  c.
  At a meeting of the Board of Directors held on July 22, 2004, it was agreed that the total number of the Company's outstanding common stock shares after the public offering is 313,856,490 shares, and a resolution was approved to increase common stock by the amount resulting from decreasing the total proceeds from the placement by the expenses incurred in relation to the public offering, and the amount applicable to additional paid in capital.

  d.
  Pursuant to a resolution of the general ordinary stockholders' meeting on May 26, 2004, variable common stock was increased by 8,481,673 no-par value Series B, Sub Series B1 shares for Ps.4,416 (Ps.4,236 historical pesos) through cash contributions. Shares were paid at Ps.0.49942646 each.

  e.
  Pursuant to a resolution of the general ordinary stockholders' meeting on August 15, 2003, variable common stock was increased by 10,924,532 no-par value Series B, sub series B1 shares for Ps.5,946, (Ps.5,462 historical pesos) through cash contributions. Shares were paid at U.S.$ 0.503454 each, of which Ps.0.50 per share was applied to common stock and Ps.59,127 (Ps.54,319 historical pesos) was applied to additional paid in capital.

  f.
  Retained earnings includes the statutory legal reserve. The General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At December 31, 2004 and 2003, the legal reserve, in historical pesos, was Ps.19,719 and Ps.3,603, respectively.

  g.
  Stockholders' equity, except restated paid-in capital and tax retained earnings, will be subject to income tax at the rate in effect when the dividend is distributed. In 2004, the ISR rate was 33%; it will decrease to 30% in 2005, and subsequently one percentage point each year, until reaching 28% in 2007. Any tax paid on such distribution, may be credited against the income tax payable of the year, in which the tax on the dividend is paid and the two fiscal years following such payment.

  h.
  The balances of the stockholders' equity tax accounts as of December 31 are:

	2004		2003
Contributed capital account	Ps.	2,545,496	Ps.	784,031

13. Foreign currency balances and transactions

  a.
  At December 31, the foreign currency monetary position is as follows:

	2004	2003
Thousands of U.S. dollars:
Monetary assets	$1,474	$94
Monetary liabilities	(10,736)	(6,883)

Monetary liability position, net	$(9,262)	$(6,789)

Equivalent in Mexican pesos	$(103,280)	$(76,308)

  b.
  Nonmonetary assets of foreign origin at December 31, 2004 are as follows:

	Currency	Foreign (Thousands)	Mexican Equivalent
Air transportation equipment	U.S. dollars	3,040	33,899
  c.
  The exchange rate in effect at the dates of the balance sheets and the issuance of these financial statements, were as follows:

	December 31,
			April 6, 2005
	2004	2003
Dollar	11.15	11.24	11.25

14. Transactions with related parties

        Transactions with related parties (as a result of common shareholders), carried out in the ordinary course of business, were as follows:

	2004		2003		2002
Interest expense	Ps.	6,074	Ps.	17,174	Ps.	16,030
Services paid(1)		47,551		51,158		32,024

(1)
The Company is a party to an administrative service agreement with two entities whose principal owners are officers of the Company.

15. Selling and administrative expenses

        Selling and administrative expenses are comprised of the following for the years ended December 31:

	2004		2003		2002
Selling	Ps.	236,071	Ps.	182,291	Ps.	102,099
Administrative		201,890		87,235		67,231

	Ps.	437,961	Ps.	269,526	Ps.	169,330

16. Other income (expense)—net

        Other income (expense) is comprised of the following for the years ended December 31:

	2004		2003		2002
Recovery of taxes	Ps.	34,980	Ps.	74,068	Ps.	2,476
Other income		8,506		4,600		(4,261)

	Ps.	43,486	Ps.	78,668	Ps.	(1,785)

17. Interest expense

        Interest expense is comprised of the following for the years ended December 31:

	2004		2003		2002
Interest expense	Ps.	102,263	Ps.	71,465	Ps.	82,545
Commissions and financing costs		31,338		47,512		50,698

	Ps.	133,601	Ps.	118,977	Ps.	133,243

18. Income taxes, tax on assets and employee statutory profit-sharing

        In accordance with Mexican tax law, the Company is subject to income tax (ISR) and tax on assets (IMPAC), which take into consideration the taxable and deductible effects of inflation. The ISR rate was 33% in 2004 and 34% in 2003. IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period; any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the following ten years.

        On December 1, 2004, certain amendments to the ISR and IMPAC Laws were enacted and are effective as of 2005. The most significant amendments were as follows: (a) the ISR rate was reduced to 30% in 2005, 29% in 2006, and 28% as of 2007 and thereafter; (b) for ISR purposes, cost of sales will be deducted instead of inventory purchases in the period; (c) companies may elect in 2005 to ratably increase taxable income over a period from four to 12 years by the tax value of inventories on hand as of December 31, 2004 determined in conformity with the respective tax rules, which include deducting any previous tax basis of inventories and any unamortized tax loss carryforwards, and the tax basis of such inventories may be deducted as sold; (d) as of 2006, paid employee statutory profit-sharing will be fully deductible for ISR purposes; and (e) bank liabilities and liabilities with foreign entities are now included in the determination of the IMPAC taxable base.

  a.
  ISR and PTU consist of the following for the years ended December 31:

	2004		2003		2002
ISR:
Current	Ps.	2,358	Ps.	226	Ps.	3,371
Deferred		397,466		184,499		50,576
Effect of change in statutory rate on deferred ISR		(56,667)		—		—
Change in valuation allowance for recoverable tax on assets paid		—		544		237

	Ps.	343,157	Ps.	185,269	Ps.	54,184

PTU:
Current	Ps.	1,568	Ps.	279	Ps.	1,439
Deferred		7,043		—		141

	Ps.	8,611	Ps.	279	Ps.	1,580

        To determine deferred ISR at December 31, 2004, the Company applied the different tax rates that will be in effect beginning in 2005 to temporary differences according to their estimated dates of reversal. The result derived from applying the different tax rates is shown in the table below under the effect of change in statutory rate on deferred ISR.

  b.
  The reconciliation of the statutory and effective ISR rates expressed as a percentage of income before ISR and PTU for the years ended December 31, 2004, 2003 and 2002 is:

	2004	2003	2002
	%	%	%
Statutory rate	33	34	35
Add (less) effect of permanent differences mainly:
Nondeductible expenses	1	1	3
Difference between book and tax inflation effects	4	1	25
Effect of change in statutory rate on deferred ISR	(6)	—	—

Effective rate	32	36	63

  c.
  At December 31, the main items comprising the asset (liability) balance of deferred ISR and PTU are:

	2004		2003
Deferred ISR asset:
Effect of tax loss carryforwards	Ps.	588,273	Ps.	187,488
Deferred PTU liability		2,192		—
Accrued liabilities		31,989		37,481
Other, net		4,310		2,032

Deferred ISR asset		626,764		227,001
Deferred ISR liability:
Trade accounts receivable		(743,087)		(413,765)
Inventories		(510,234)		(172,315)
Prepaid expenses		(25,617)		(10,396)

Deferred ISR liability		(1,278,938)		(596,476)
Recoverable tax on assets paid		19,587		10,578

Net long-term deferred ISR liability		(632,587)		(358,897)
Deferred PTU asset (liability)
Inventory purchases		(7,309)		2,139
Other, net		—		(2,418)

Net long-term deferred ISR liability		(7,309)		(279)

Total liability	Ps.	(639,896)	Ps.	(359,176)

  d.
  Tax loss carryforwards and recoverable IMPAC for which the deferred ISR asset and prepaid ISR, respectively, have been recognized can be recovered subject to certain conditions. Restated amounts as of December 31, 2004 and expiration dates are:

Year of Expiration	Tax Loss Carry forwards		Recoverable IMPAC
2005			Ps.	512
2007				226
2008				517
2009	Ps.	228,874		341
2010		102,083		116
2011		36,433		—
2012		1,780		3,254
2013		117,009		3,986
2014		1,477,213		10,635

	Ps.	1,963,392	Ps.	19,587

19. Commitments

  a.
  The Company has assisted in obtaining financing from various financial institutions, mainly through a factoring arrangement sponsored by Nacional Financiera, S.N.C. ("Nafinsa"). In connection with this arrangement, the Company established AAA-Homex Trust, a non-bank financial intermediary, pursuant to which Nafinsa has granted a line of credit of Ps.260,000 to the AAA-Homex Trust. Pursuant to this agreement the AAA-Homex Trust, through the use of the line of credit granted by Nafinsa, finances accounts payable of the Company (accounts receivable of the Company's suppliers and distributors). In accordance with the agreement the Company is required to deposit in a trust guaranty fund an amount equal to 20% of the total amount of receivables to be financed by Nafinsa. The amount deposited in the trust guaranty fund as of December 31, 2004 and 2003 was Ps.35,195 and Ps.27,774, respectively. The Company is also committed to make contributions to the trust fund for an amount equal to the amounts drawn from the lines of credit by the trust. Such contributions would be used to pay Nafinsa in the event that the amounts due and payable by the trust under the line of credit are not covered by the trust's assets. The AAA-Homex Trust is a consolidated subsidiary of the Company.

    In addition to the AAA-Homex Trust, the Company established a supplier factoring agreement with IXE Banco. S.A., pursuant to which the Company was committed to make contributions to a depository fund to guarantee the fulfillment of the obligations of payment derived from the supplier factoring agreement. The amount deposited in the depository fund as of December 31, 2004 and 2003 was Ps.43,389 and Ps.35,511, respectively.

  b.
  The company leases office space under one year cancelable operating leases, which are renewed on an annual basis. Rent expense was Ps.7,969, Ps.5,015 and Ps.11,057 for the years ended December 31, 2004, 2003 and 2002, respectively.

20. Contingencies

  a.
  The Mexican Social Security Institute, in official letter 572/2004 addressed to National Banking and Securities Commission, ordered the identification and total seizure of all the bank accounts of Desarrolladora de Casas del Noroeste, S.A. de C.V. (subsidiary company), which only affects the Company's bank account with IXE Bank, which contains a balance of Ps.20,692. Such action was taken to guarantee the liabilities assessed during their review which includes the years 1997 to 2000. The Company believes that it has meritorious defenses to the assertion of the claim. On April 5, 2005 the Company obtained an order to release its bank accounts.

  b.
  Two subsidiaries of the Company have filed for a ruling with the Mexican tax authorities to confirm that they are exempt from value-added taxes payable in connection with work provided in order to construct infrastructure projects (such as roads and utility services) for various of the Company's housing projects, as well as value-added taxes derived from the acquisition of developed land. In addition, the Company applied for a refund in respect of such value-added taxes paid for years 1997 through 2003. As of the date of the financial statements, the Company has obtained a refund in respect of such taxes paid for the years 1997 through 2003 in the amount of approximately Ps.101,066 and is currently in the process of obtaining the ruling mentioned in this paragraph.

21. New accounting principles

        In May 2004, the IMCP issued Bulletin B-7, "Business Acquisitions" ("B-7"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. B-7 provides updated rules for the accounting treatment of business acquisitions and investments in associated entities. It establishes, among others; the adoption of the purchase method as the only accounting method for business combinations; it eliminates the amortization of goodwill, which is now subject to the impairment rules; it establishes rules for the accounting treatment of asset transfers or share exchange among entities under common control as well as for the acquisition of minority interest based on the provisions of Bulletin B-8, "Consolidated and combined financial statements and valuation of permanent investments in shares." Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's financial position or results of operations.

        In April 2004, the IMCP issued Bulletin C-10, "Derivative instruments and hedging activities" ("C-10"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. In general, C-10 establishes that for fair value hedges, any variances in the fair value, both of the derivative and the underlying, must be reflected in current earnings when such variances occur; for cash flow hedges, the effective portion of fair value variances must be recognized in other comprehensive income in stockholders' equity, while the ineffective portion must affect current earnings.

        With respect to derivative financial instruments, C-10 establishes the conditions that must be met for an instrument to be considered as such, and revises and adds definitions. It also includes rules regarding the elements involved in hedging activities, including the formal documentation at the inception of each hedge and measurement of its effectiveness during its term, among others; C-10 classifies hedges into three categories: a) fair value hedges, b) cash flow hedges and c) foreign currency hedges, and provides specific rules by type of hedge, for their valuation, recognition, presentation and disclosure. Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's financial position or results of operations.

        In April 2004, the IMCP issued Amendments to Bulletin C-2, "Financial instruments" ("C-2"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. Revised C-2 basically establishes that any variances in the fair value of financial instruments classified as available for sale must be recognized in other comprehensive income and reclassified to current earnings upon sale of such instruments; revised C-2 includes the possibility of making transfers among some of the categories under which financial instruments are classified, provided that conditions and rules for their accounting recognition are met. It also extends the applicability of impairment rules to financial instruments available for sale and provides more precise rules for their recognition. Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's financial position or results of operations.

        In January 2004, the IMCP issued revised Bulletin D-3, "Labor obligations" ("D-3"), which replaces the concept of unforeseen severance payments that are recognized in earnings of the period in which the payment decision is made, with that of "Severance payments at the end of the work relationship," defined as payments granted to employees when they conclude their labor relationship before reaching retirement age, for which the valuation and disclosure rules applicable to pension and seniority premium payments must be followed.

        Revised D-3 is mandatory as of January 1, 2005, but grants the option to immediately recognize in earnings the resulting transition asset or liability, or to amortize it over the average remaining labor life of employees. Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's financial position or results of operations.

22. Summary of differences between Mexican GAAP and U.S. GAAP

        The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which vary in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders' equity and majority comprehensive income to U.S. GAAP is presented in Note 23. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements for the effects of inflation as required by

Bulletin B-10, "Recognition of the Effects of Inflation in Financial Information," of Mexican GAAP. The application of this Bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for purposes of both Mexican and U.S. GAAP.

        The differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described as follows:

  a.
  Revenue and Cost Recognition

    Under Mexican GAAP, the Company uses the percentage-of-completion method of accounting to account for housing project revenues and costs related to housing construction, progress towards completion is measured in terms of comparing the actual costs incurred to the estimated total cost of a project.

    In accordance with U.S.GAAP home building sales are recognized when all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured. All such conditions are met at the time title passes to the buyer.

    Accordingly, a reconciling item for the additional revenues and additional costs recognized under the percentage-of-completion of accounting under Mexican GAAP is included in the U.S. GAAP reconciliation of net income and stockholders' equity.

  b.
  Recovery of Value-Added Taxes Paid

    Under Mexican GAAP the Company recognized other income in 2003 for the recovery of value-added taxes paid and expensed by the Company in 2002 in the amount of Ps.19.1 million, since in the opinion of management and its tax advisors, the future recovery of these amounts was probable.

    In accordance with U.S. GAAP the recovery of such taxes was considered a contingent gain due to the prolonged challenge faced by the Company in settling the related tax dispute and was not recorded as income until the cash was received, which occurred during the first quarter of 2004.

  c.
  Capitalization of Net Comprehensive Financing Cost

    Under Mexican GAAP, the capitalization of net comprehensive financing costs (interest, foreign exchange gains and losses and monetary position gains and losses) incurred to finance investment projects is optional. The Company does not capitalize the integral cost of financing for Mexican GAAP reporting.

    In accordance with U.S. GAAP, if interest is incurred during the construction of qualifying assets, capitalization is required as part of the cost of such assets. The Company applies the weighted-average interest rate on all outstanding debt to the balance of construction-in-progress and such amount is reduced by the gain on monetary position associated with the debt to determine the amount of interest to be capitalized in accordance with U.S. GAAP.

    Accordingly, a reconciling item for the capitalization of interest is included in the U.S. GAAP reconciliation of net income and stockholders' equity, and the effect of interest capitalized to the cost of inventories is included within operating income for U.S. GAAP purposes.

  d.
  Deferred Income Taxes and Employee Statutory Profit-Sharing

    The Company follows SFAS No. 109, "Accounting for Income Taxes," for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

    •
    Under Mexican GAAP the effects of inflation on the deferred income tax balance generated by monetary items are recognized in the line item monetary position loss (gain). Under U.S. GAAP all deferred income tax amounts are considered to be a nonmonetary item. As a result, the consolidated statement of operations differs with respect to the presentation of the monetary position loss (gain) and deferred income tax provision.

    •
    Under Mexican GAAP deferred employee statutory profit-sharing is calculated considering only those temporary differences that arise during the year and which are expected to reverse within a defined period and the effect is recorded as a component of income tax expense. For purposes of applying U.S. GAAP the liability is determined using a methodology similar to the liability method used in the calculation of deferred income taxes. Also, for U.S. GAAP purposes, employee statutory profit-sharing is classified as an operating expense.

    As a result of the differences related to the recognition of revenue, costs and interest capitalization as described above, the deferred income tax amounts presented under Mexican GAAP from the amounts calculated in accordance with U.S. GAAP.

    Reconciliation of Deferred Income Taxes

	2004		2003
Deferred income tax liability according to Mexican GAAP, net	Ps.	632,587	Ps.	358,897
Effect of U.S. GAAP adjustments:
Accounts receivable		(743,087)		(413,713)
Inventories		535,812		324,407
Employee profit-sharing		(2,902)		—

Deferred income tax liability according to U.S. GAAP, net	Ps.	422,410	Ps.	269,591

    Deferred income tax balance sheet classification:

	2004				2003
	Current		Noncurrent		Current		Noncurrent
Deferred tax assets	Ps.	—	Ps.	342,174	Ps.	—	Ps.	—
Deferred tax liability		(764,584)		—		(269,591)		—

Net deferred tax (liability) asset	Ps.	(764,584)	Ps.	342,174	Ps.	(269,591)	Ps.	—

    The changes in the balance of the deferred income tax liability for the year are as follows:

	2004		2003		2002
Balance at the beginning of the year	Ps.	269,591	Ps.	141,246	Ps.	104,471
Provision for the year		152,819		128,345		36,775

Balance at the end of the year	Ps.	422,410	Ps.	269,591	Ps.	141,246

    Reconciliation of Deferred Employee Profit-Sharing

	2004		2003
Deferred employee profit-sharing liability according to Mexican GAAP	Ps.	7,309	Ps.	279
Effect of U.S. GAAP adjustments:
Accounts receivable		14,250		7,977
Inventories		—		4,199
Property and equipment		—		32
Prepaid expenses		4,109		1,306
Accounts payable		(8,688)		(11,063)
Other		—		(279)

Deferred employee profit-sharing liability according to U.S. GAAP	Ps.	16,980	Ps.	2,451

    The changes in the balance of the deferred employee profit-sharing liability for the year are as follows:

	2004		2003		2002
Balance at the beginning of the year	Ps.	2,451	Ps.	2,270	Ps.	2,857
Provision (benefit) for the year		14,529		181		(587)

Balance at the end of the year	Ps.	16,980	Ps.	2,451	Ps.	2,270

  e.
  Statement of Cash Flows

    Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, "Statement of Changes in Financial Position" (B-12), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

    In accordance with U.S. GAAP the Company follows the requirements of SFAS No. 95, "Statement of Cash Flows," excluding the effects of inflation (see Note 23.g).

  f.
  Classification Differences

    Under Mexican GAAP advances for the purchase of land and construction materials are recorded as part of the cost of real estate inventories. Under U.S. GAAP such advances are classified as prepaid expenses.

    Under Mexican GAAP, deferred taxes are classified as non-current; U.S. GAAP requires a current, non-current classification based on the classification of the related asset or liability.

    Under Mexican GAAP, amounts due under the Company's factoring agreements are included in trade accounts payable; U.S. GAAP requires that such amounts be recorded as a borrowing from the financial intermediary.

23. Reconciliation of Mexican GAAP net income and equity to U.S. GAAP net income and equity and the presentation of condensed financial statements in accordance with U.S. GAAP

  a.
  Reconciliation of Majority Net Income for the Year

	2004		2003		2002
Majority net income according to Mexican GAAP	Ps.	714,022	Ps.	326,987	Ps.	31,390
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 22.a)		(1,382,283)		(189,241)		(141,473)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 22.a)		804,067		97,265		98,377
Value-added tax recovery (Note 22.b)		19,144		(19,144)		—
Capitalization of interest (Note 22.c)		32,688		(37,145)		(6,457)
Deferred employee statutory profit-sharing (Note 22.d)		(7,340)		(182)		587

	2004		2003		2002
Effects of inflation on U.S. GAAP adjustments		110,770		44,230		65,729

Total U.S. GAAP adjustments before tax effects		(422,954)		(104,217)		16,763

Tax effects on U.S. GAAP adjustments		135,560		26,148		16,847

Total U.S. GAAP adjustments		(287,394)		(78,069)		33,610

Net income according to U.S. GAAP	Ps.	426,628	Ps.	248,918	Ps.	65,000

Weighted average shares outstanding (in thousands)		281,997		241,521		191,896

Basic and diluted earnings per share according to U.S. GAAP	Ps.	1.51	Ps.	1.03	Ps.	0.34

  b.
  Reconciliation of Majority Stockholders' Equity

	2004		2003		2002
Majority stockholders' equity according to Mexican GAAP	Ps.	3,765,915	Ps.	1,333,275	Ps.	941,215
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 22.a)		(2,476,956)		(1,253,835)		(1,120,381)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 22.a)		1,689,665		916,088		774,299
Reversal of value-added tax recovery (Note 22.b)				(19,144)
Capitalization of interest (Note 22.c)		96,372		67,017		104,162
Deferred employee statutory profit-sharing (Note 22d)		(9,671)		(2,451)		(2,270)
Other		(10,706)				32,210

Total U.S. GAAP adjustments before tax effects		(711,296)		(292,325)		(211,980)

Tax effects on U.S. GAAP adjustments		210,179		89,307		87,031

Total U.S. GAAP adjustments		(501,117)		(203,018)		(124,949)

Stockholders' equity according to U.S. GAAP	Ps.	3,264,798	Ps.	1,130,257	Ps.	816,266

  c.
  Reconciliation of Majority Comprehensive Income

	2004		2003		2002
Majority comprehensive income according to Mexican GAAP	Ps.	714,022	Ps.	326,987	Ps.	31,390
Net U.S. GAAP adjustments:
Net income		(287,394)		(78,069)		33,610

Comprehensive income according to U.S. GAAP	Ps.	426,628	Ps.	248,918	Ps.	65,000

  d.
  Condensed consolidated balance sheets according to U.S. GAAP

	2004		2003
Assets
Current assets	Ps.	5,604,654	Ps.	2,875,696
Land for development		509,294		238,683
Property and equipment		254,072		57,910
Other assets		128,907		37,850

Total assets	Ps.	6,496,927	Ps.	3,210,139

	2004		2003
Liabilities and stockholders' equity
Current liabilities		2,988,964		2,033,375
Long-term debt		182,100
Minority interest		61,065		46,507
Majority stockholders' equity		3,264,798		1,130,257

Total liabilities and stockholders' equity	Ps.	6,496,927	Ps.	3,210,139

  e.
  Condensed consolidated statements of operations according to U.S. GAAP

	2004		2003		2002
Revenues	Ps.	3,987,147	Ps.	2,752,825	Ps.	1,230,640
Costs		3,005,574		2,111,305		973,826

Gross profit		981,573		641,520		256,814
Operating income		527,660		371,670		87,107
Income before income taxes		643,383		413,535		104,333
Income taxes		207,595		159,258		37,953
Minority interest		9,160		5,359		1,380

Net income according to U.S. GAAP	Ps.	426,628	Ps.	248,918	Ps.	65,000

Weighted average shares outstanding (in thousands)		281,997		241,521		191,896

Earnings per share according to U.S. GAAP (basic and diluted)	Ps.	1.51	Ps.	1.03	Ps.	0.34

  f.
  Reconciliation of changes in stockholders' equity according to U.S. GAAP

	2004		2003		2002
Stockholders' equity at beginning of year	Ps.	1,130,257	Ps.	816,266	Ps.	429,064
Net income according to U.S. GAAP		426,628		248,918		65,000
Issuance of common stock		1,707,913		65,073		322,202

Stockholders' equity at end of year	Ps.	3,264,798	Ps.	1,130,257	Ps.	816,266

  g.
  Condensed consolidated statements of cash flows on a historical cost basis according to U.S. GAAP

	2004		2003		2002
Operating activities:
Consolidated net income	Ps.	446,443	Ps.	274,421	Ps.	38,041
Non-cash items:
Depreciation		22,141		8,228		6,286
Allowance for doubtful accounts		5,244		1,439		1,669
Deferred income tax and statutory profit-sharing		153,384		127,171		22,785
Working capital investment		(2,137,670)		(830,949)		(350,955)
Recoverable taxes, net		28,306		36,780		12,559
Interest payable		1,244		(799)		391

Net cash flows used in operating activities		(1,480,908)		(383,709)		(269,224)

	2004		2003		2002
Investing activities:
Investments in:
Property and equipment		(211,125)		(33,477)		(11,086)
Other assets		(16,807)		(26,124)		—

Net cash flows used in investing activities		(227,932)		(59,601)		(11,086)

Financing activities:
Supplier factoring agreement		461,842		251,688		51,013
Notes payable to financial institutions
Proceeds from new borrowings		404,416		460,278		394,795
Payments of notes payable to financial institutions		(348,708)		(182,990)		(502,975)
Related parties:
Loans from related parties		30,000		387,939		371,212
Payments of related party loans		(167,076)		(415,292)		(294,911)
Proceeds from issuance of common stock		1,643,469		95,109		283,141

Net cash flows from financing activities		2,023,943		596,732		302,275

Net increase in cash and cash equivalents		315,103		153,422		21,965
Cash and cash equivalents at the beginning of the year		216,421		62,999		41,034

Cash and cash equivalents at the end of the year	Ps.	531,524	Ps.	216,421	Ps.	62,999

Supplemental cash flow information:
Interest paid	Ps.	59,535	Ps.	53,181	Ps.	68,407

Income tax and tax on assets paid	Ps.	3,268	Ps.	4,155	Ps.	4,342

24. Additional U.S. GAAP disclosure information

  Recently Issued Accounting Standards.

  U.S. GAAP

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payments or SFAS No. 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123R will be effective for our fiscal year ending December 31, 2006. The

Company does not believe the effect of the future adoption of SFAS No. 123R will have a material impact on its financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets—an amendment of APB Opinion No. 29 or SFAS No. 153, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring after January 1, 2006. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In December 2003, FIN 46 was replaced by FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)). FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. For the purpose of analyzing investments in potential variable interest entities formed after January 31, 2003, the Company has applied the provision of FIN 46 and FIN 46(R) as of January 1, 2004. For the purpose of analyzing potential variable interests in variable interest entities previously defined as Special Purpose Entities (SPE's) created before February 1, 2003, the Company has applied the provision of FIN 46 and FIN 46(R) for the period beginning January 1, 2004. The Company has also applied the provisions of FIN 46 and FIN 46(R) in determining whether the Company holds potential interests in variable interest entities not previously defined as SPE's for the period ending December 31, 2004. The adoption of FIN 46(R) did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        On January 1, 2004, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain financial instruments be classified as liabilities that were previously considered equity. The provisions of SFAS No. 150 were effective for financial instruments entered into or modified after May 31, 2003. For pre-existing instruments, the Company adopted SFAS No. 150 on January 1, 2004. The adoption of SFAS No. 150 did not have a material impact on the Company's financial position, results of operations or cash flows.

25. Subsequent event

        On July 1, 2005 the Company acquired Controladora Casas Beta, S.A. de C.V. ("Beta"). The purchase price for Beta was approximately Ps.2,041.5 million (US$188.9 million). The acquisition of

Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of the Company's common shares valued at Ps.977.6 million (US$90.5 million). Following the acquisition, Beta was merged into the Company. Former Beta shareholders own approximately 6.6% of the Company's capital stock.

        On September 1, 2005, the Company acquired an additional 4.14% ownership interest in Desarrolladora de Casas del Noroeste, S.A. de C. V. ("DECANO"), which resulted in DECANO becoming a wholly-owned subsidiary of the Company.

        On September 28, 2005 the Company issued US$250 million of 7.50% Senior Guaranteed Notes due in 2015. The Senior Guaranteed Notes are fully and unconditionally guaranteed, on an unsecured senior, joint and several basis by each of the wholly-owned subsidiaries acquired in the Beta acquisition discussed above.

26. Supplemental guarantor information

        The Senior Guaranteed Notes are fully and unconditionally guaranteed, on an unsecured senior, joint and several basis, by each of the Company's significant subsidiaries. Each of the Guarantor subsidiaries (Proyectos Inmobiliarios de Culiacán, S.A. de C.V. and Desarrolladora de Casas del Noroeste, S.A. de C.V.) is a wholly-owned subsidiary. The following condensed consolidating financial information includes the Guarantor Subsidiaries, Non-Guarantor Subsidiaries and the Parent Company.

        Investments in subsidiaries are accounted for by the parent company under the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are therefore reflected in the parent company's investment account and earnings. The principal elimination entries eliminate the parent company's investment in subsidiaries and intercompany balances and transactions.

* * * * * *

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Balance Sheets as of December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Assets
Current assets:
Cash and temporary investments	Ps.	21,323	Ps.	442,901	Ps.	—	Ps.	464,224	Ps.	52,276	Ps.	—	Ps.	516,500
Restricted cash		—		20,692		—		20,692		—		—		20,692
Trade accounts receivable—net		1,005		3,051,851		—		3,052,856		408,474		(257,578)		3,203,752
Accounts receivable from affiliates		335,036		829,283		(1,033,451)		130,868		7,480		(138,348)		—
Inventories		—		2,002,425		(23,384)		1,979,041		128,098		—		2,107,139
Other current assets		3,973		37,538		—		41,511		63,803		3		105,317

Total current assets		361,337		6,384,690		(1,056,835)		5,689,192		660,131		(395,923)		5,953,400
Land held for future development		—		509,294		—		509,294		—		—		509,294
Restricted investments		43,389		—		—		43,389		—		—		43,389
Property and equipment—net		—		170,655		(1,794)		168,861		85,211		—		254,072
Investment in shares		3,632,827		178		(3,407,176)		255,829		1		(225,830)		—
Other assets		46,972		38,546		—		85,518		—		—		85,518

Total	Ps.	4,084,525	Ps.	7,103,363	Ps.	(4,465,805)	Ps.	6,722,083	Ps.	745,343	Ps.	(621,753)	Ps.	6,845,673

Desarrolladora Homex, S.A. de C.V.

Supplemental Condensed Combining Financial Information

Balance Sheet as of December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions	Ps.	368,792	Ps.	32,484	Ps.	—	Ps.	401,276	Ps.	—	Ps.	—	Ps.	401,276
Trade accounts payable		1,178		1,677,299		(799)		1,677,679		256,231		(257,579)		1,676,330
Advances from customers		—		—		—		—		60,432		—		60,432
Accrued expenses and taxes, other than income taxes		8,703		50,642		—		59,345		7,666		—		67,011
Due to related parties		—		1,032,652		(1,032,652)		—		138,348		(138,348)		—
Income tax payable		—		298		—		298		53		—		351
Employee statutory profit-sharing		—		1,935		—		1,935		67		—		2,002

Total current liabilities		378,673		2,795,310		(1,033,451)		2,140,533		462,797		(395,927)		2,207,402
Long-term notes payable to financial institutions		—		182,100		—		182,100		—		—		182,100
Deferred income taxes and employee statutory profit-sharing		(60,063)		686,375		—		626,312		13,584		—		639,896

Total liabilities		318,610		3,663,785		(1,033,451)		2,948,945		476,381		(395,927)		3,029,398

Commitments and contingencies
Stockholders' equity:
Capital stock		219,398		2,137,037		(2,137,037)		219,398		203,062		(203,062)		219,398
Additional paid-in capital		2,252,018		—		—		2,252,018		—		—		2,252,018
Contributions for future common stock increases		—		—		—		—		20,281		(20,281)		—
Retained earnings		1,123,491		1,317,963		(1,317,963)		1,123,491		45,643		(45,643)		1,123,491
Excess in restated stockholders' equity		313,948		128,916		(128,916)		313,948		78		(78)		313,948
Cumulative initial effect of deferred income taxes		(142,940)		(144,338)		144,338		(142,940)		(102)		102		(142,940)

Majority stockholder's equity		3,765,915		3,439,578		(3,439,578)		3,765,915		268,962		(268,962)		3,765,915
Minority interest in consolidated subsidiaries		—		—		7,224		7,224		—		43,136		50,360

Total stockholders' equity		3,765,915		3,439,578		(3,432,354)		3,773,139		268,962		(225,826)		3,816,275

Total	Ps.	4,084,525	Ps.	7,103,363	Ps.	(4,465,805)	Ps.	6,722,083	Ps.	745,343	Ps.	(621,753)	Ps.	6,845,673

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Balance Sheet as of December 31, 2003

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Assets
Current assets:
Cash and temporary investments	Ps.	96,277	Ps.	93,508	Ps.	—	Ps.	189,785	Ps.	32,673	Ps.	—	Ps.	222,458
Trade accounts receivable—net		122		1,831,691		6,974		1,838,787		157,219		(131,757)		1,864,249
Accounts receivable from affiliates		421,559		437,624		(859,183)		—		7,290		(7,290)		—
Inventories		10,635		881,319		—		891,954		133,354		—		1,025,308
Other current assets		3,716		13,114		—		16,830		13,603		—		30,433

Total current assets		532,309		3,257,256		(852,209)		2,937,356		344,139		(139,047)		3,142,448
Land held for future development		—		242,443		—		242,443		—		—		242,443
Restricted investments		35,501		—		—		35,501		—		—		35,501
Property and equipment—net		—		42,092		(1,883)		40,209		17,654		—		57,863
Investment in shares		1,271,825		182		(1,108,655)		163,352		375		(163,727)		—
Other assets		—		10,065		—		10,065		—		—		10,065

Total	Ps.	1,839,635	Ps.	3,552,038	Ps.	(1,962,747)	Ps.	3,428,926	Ps.	362,168	Ps.	(302,774)	Ps.	3,488,320

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Balance Sheet as of December 31, 2003

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions:
Due to related parties	Ps.	—	Ps.	145,787	Ps.	—	Ps.	145,787	Ps.	—	Ps.	—	Ps.	145,787
Other		493,220		40,071		—		533,291		—		—		533,291
Trade accounts payable		17,050		981,219		9,769		1,008,038		138,568		(131,787)		1,014,819
Advances from customers		—		—		—		—		13,650		—		13,650
Accrued expenses and taxes, other than income taxes		14		29,984		—		29,998		6,275		—		36,273
Due to related parties		141		862,342		(861,978)		505		6,785		(7,290)		—
Income tax payable		4,246		—		—		4,246		360		—		4,606
Employee statutory profit-sharing		—		705		—		705		231		—		936

Total current liabilities		514,671		2,060,108		(852,209)		1,722,570		165,869		(139,077)		1,749,362
Deferred income taxes and employee statutory profit-sharing		(8,311)		367,464		—		359,153		23		—		359,176

Total liabilities		506,360		2,427,572		(852,209)		2,081,723		165,892		(139,077)		2,108,538
Commitments and contingencies
Stockholders' equity:
Capital stock		175,096		542,054		(542,054)		175,096		68,011		(68,011)		175,096
Contributions for future common stock increases		—		26		(26)		—		130,881		(130,881)		—
Additional paid-in capital		588,407		—		—		588,407		—		—		588,407
Retained earnings		398,764		597,858		(597,858)		398,764		(2,592)		2,592		398,764
Excess in restated stockholders' equity		313,948		128,915		(128,915)		313,948		78		(78)		313,948
Cumulative initial effect of deferred income taxes		(142,940)		(144,387)		144,387		(142,940)		(102)		102		(142,940)
Majority stockholder's equity		1,333,275		1,124,466		(1,124,466)		1,333,275		196,276		(196,276)		1,333,275
Minority interest in consolidated subsidiaries		—		—		13,928		13,928		—		32,579		46,507

Total stockholders' equity		1,333,275		1,124,466		(1,110,538)		1,347,203		196,276		(163,697)		1,379,782

Total	Ps.	1,839,635	Ps.	3,552,038	Ps.	(1,962,747)	Ps.	3,428,926	Ps.	362,168	Ps.	(302,774)	Ps.	3,488,320

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Income for the year ended December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Revenues	Ps.	—	Ps.	8,750,646	Ps.	(3,502,071)	Ps.	5,248,575	Ps.	430,422	Ps.	(309,569)	Ps.	5,369,428
Costs		—		7,140,113		(3,478,687)		3,661,426		77,292		—		3,738,718

Gross profit		—		1,610,533		(23,384)		1,587,149		353,130		(309,569)		1,630,710
Selling and administrative expenses		6,857		437,416		—		444,273		303,257		(309,569)		437,961
Income (loss) from operations		(6,857)		1,173,117		(23,384)		1,142,876		49,873		—		1,192,749

Other income (expense)—net		(879)		44,193		—		43,314		172		—		43,486
Net comprehensive financing cost:
Interest expense		55,408		95,363		(32,164)		118,607		14,994		—		133,601
Interest income		(42,608)		(6,841)		32,164		(17,285)		(29,990)		—		(47,275)
Exchange (gain) loss—net		(1,762)		(5,430)		—		7,192		1		—		(7,191)
Monetary position loss		8,217		73,742		—		81,959		192		—		82,151

		19,255		156,834		—		176,089		(14,803)		—		161,286

Income (loss) before income taxes and employee statutory profit-sharing		(26,991)		1,060,476		(23,384)		1,010,101		64,848		—		1,074,949
Income tax expense (benefit)		(5,549)		331,810		—		326,261		16,896		—		343,157
Employee statutory profit-sharing expense		—		8,545		—		8,545		66		—		8,611
Equity in income (loss) of associated companies		735,464		(22)		(693,826)		41,616		—		(41,616)		—

Consolidated net income	Ps.	714,022	Ps.	720,099	Ps.	(717,210)	Ps.	716,911	Ps.	47,886	Ps.	(41,616)	Ps.	723,181

Net income of majority stockholders	Ps.	714,022	Ps.	720,099	Ps.	(720,099)	Ps.	714,022	Ps.	47,886	Ps.	(47,886)	Ps.	714,022
Net income of minority stockholders		—		—		2,889		2,889		—		6,270		9,159

Consolidated net income	Ps.	714,022	Ps.	720,099	Ps.	(717,210)	Ps.	716,911	Ps.	47,886	Ps.	(41,616)	Ps.	723,181

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Income for the year ended December 31, 2003

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Revenues	Ps.	—	Ps.	4,613,136	Ps.	(1,685,705)	Ps.	2,927,431	Ps.	195,093	Ps.	(180,457)	Ps.	2,942,067
Costs		—		3,775,841		(1,685,705)		2,090,136		14,272		—		2,104,408

Gross profit		—		837,295		—		837,295		180,821		(180,457)		837,659
Selling and administrative expenses		71		274,575		1,348		273,298		176,685		(180,457)		269,526

Income (loss) from operations		(71)		562,720		1,348		563,997		4,136		—		568,133
Other income—net		—		76,914				76,914		1,754		—		78,668
Net comprehensive financing cost:
Interest expense		23,482		117,398		(23,854)		117,026		1,951		—		118,977
Interest income		(28,096)		(629)		23,854		(4,871)		(1,711)		—		(6,582)
Exchange (gain) net		(1,319)		—		—		(1,319)		—		—		(1,319)
Monetary position loss		5,892		10,795		—		16,687		1,144		—		17,831

		(41)		127,564		—		127,523		1,384		—		128,907

Income (loss) before income taxes and employee statutory profit-sharing		(30)		512,070		1,348		513,388		4,506		—		517,894
Income tax expense		1,217		183,048		—		184,265		1,004		—		185,269
Employee statutory profit-sharing expense		—		279		—		279		—		—		279
Equity in income of associated companies		328,234		18		(324,396)		3,856		1		(3,857)	Ps.	—

Consolidated net income	Ps.	326,987	Ps.	328,761	Ps.	(323,048)	Ps.	332,700	Ps.	3,503	Ps.	(3,857)	Ps.	332,346

Net income of majority stockholders	Ps.	326,987	Ps.	328,761	Ps.	(328,761)	Ps.	326,987	Ps.	3,503	Ps.	(3,503)	Ps.	326,987
Net income of minority stockholders		—		—		5,713		5,713		—		(354)		5,359

Consolidated net income	Ps.	326,987	Ps.	328,761	Ps.	(323,048)	Ps.	332,700	Ps.	3,503	Ps.	(3,857)	Ps.	332,346

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Income for the year ended December 31, 2002

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Revenues	Ps.	—	Ps.	2,186,652	Ps.	(814,563)	Ps.	1,372,089	Ps.	111,014	Ps.	(110,990)	Ps.	1,372,113
Costs		—		1,776,147		(814,563)		961,584		—		—		961,584

Gross profit		—		410,505		—		410,505		111,014		(110,990)		410,529
Selling and administrative expenses		104		173,198		(1,626)		171,676		108,644		(110,990)		169,330

Income (loss) from operations		(104)		237,307		1,626		238,829		2,370		—		241,199
Other income (expense)—net		—		(1,882)		22		(1,860)		75		—		(1,785)
Net comprehensive financing cost:
Interest expense		25,920		130,414		(25,951)		130,383		2,860		—		133,243
Interest income		(27,161)		(647)		25,951		(1,857)		—		—		(1,857)
Exchange (gain) loss—net		166		1,355		—		1,521		(1,427)		—		94
Monetary position loss		5,280		13,371		—		18,651		749		—		19,400

		4,205		144,493		—		148,698		2,182		—		150,880

Income (loss) before income taxes and employee statutory profit-sharing		(4,309)		90,932		1,648		88,271		263		—		88,534
Income tax expense		238		53,590		—		53,828		356		—		54,184
Employee statutory profit-sharing expense		—		1,432		—		1,432		148		—		1,580
Equity in income of associated companies		35,937		—		(37,558)		(1,621)		—		1,621		—

Consolidated net income	Ps.	31,390	Ps.	35,910	Ps.	(35,910)	Ps.	31,390	Ps.	(241)	Ps.	1,621	Ps.	32,770

Net income of majority stockholders	Ps.	31,390	Ps.	35,910	Ps.	(35,910)	Ps.	31,390	Ps.	(241)	Ps.	241	Ps.	31,390
Net income of minority stockholders		—		—		—		—		—		1,380		1,380

Consolidated net income	Ps.	31,390	Ps.	35,910	Ps.	(35,910)	Ps.	31,390	Ps.	(241)	Ps.	1,621	Ps.	32,770

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Changes in Financial Position for the year ended December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Operating activities:
Net income	Ps.	714,022	Ps.	720,099	Ps.	(717,210)	Ps.	716,911	Ps.	47,886	Ps.	(41,616)	Ps.	723,181
Items that did not require resources:
Depreciation		—		16,206		—		16,206		8,292		—		24,498
Equity in income subsidiaries		(735,464)		22		693,826		(41,616)		—		41,616		—
Loss on sale of subsidiary		—		—		—		—		1,154		—		1,154
Deferred income taxes and employee statutory profit- sharing		(52,249)		318,981		—		266,732		13,732		—		280,720

		(73,691)		1,055,308		(23,384)		958,233		71,320		—		1,029,553
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable		(47,852)		(1,223,701)		—		(1,271,553)		(232,669)		164,720		(1,339,502)
Accounts receivable from affiliates		—		(386,071)		261,032		(125,039)		(7,095)		132,134		—
Inventories		10,635		(1,387,956)		23,384		(1,353,937)		(44,940)		(1)		(1,398,878)
Other current assets		—		(17,203)		—		(17,203)		(57,681)		—		(74,884)
Increase (decrease) in:
Trade accounts payable		(16,013)		711,215		(1,269)		693,933		114,045		(125,739)		682,239
Due to related parties		86,523		173,240		(259,763)		—		132,134		(132,134)		—
Other, net		4,679		(13,296)		—		(8,617)		7,496		—		(1,121)

Net resources used in operating Activities		(35,719)		(1,088,464)		—		(1,124,183)		(17,390)		38,980		(1,102,593)

Financing activities:
Notes payable to financial institution:		(124,429)		154,213		—		29,784		—		—		29,784
Related parties		—		(145,787)		—		(145,787)		—		—		(145,787)
Proceeds from issuance of common stock		1,707,915		1,594,982		(1,589,585)		1,713,312		64,228		(64,228)		1,713,312
Net resources generated by financing activities		1,583,486		1,063,408		(1,589,585)		1,597,309		64,228		(64,228)		1,597,309

Investing activities:
Restricted investment		(7,888)		—		—		(7,888)		—		—		(7,888)
Proceeds from sale of machinery and equipment		—		—		—		—		48,613		—		48,613
Acquisition of property and equipment, net		—		(144,859)		—		(144,859)		75,848		—		(220,707)
Investment in shares		(1,614,833)		—		1,589,585		(25,248)		—		25,248		—

Net resources used in investing activities		(1,622,721)		(144,859)		1,589,585		(177,995)		(27,235)		25,248		(179,982)

Cash, temporary investments and restricted cash:
Net increase		(74,954)		370,085		—		295,131		19,603		—		314,734
Balance at beginning of year		96,277		93,508		—		189,785		32,673		—		222,458

Balance at end or year	Ps.	21,323	Ps.	463,593	Ps.	—	Ps.	484,916	Ps.	52,276	Ps.	—	Ps.	537,192

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Changes in Financial Position for the year ended December 31, 2003

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Operating activities:
Net income	Ps.	326,987	Ps.	328,761	Ps.	(323,048)	Ps.	332,700	Ps.	3,503	Ps.	(3,857)	Ps.	332,346
Items that did not require resources:
Depreciation		—		8,671		(1,348)		7,323		3,859		—		11,182
Equity in income subsidiaries		(328,234)		(18)		324,396		(3,856)		(1)		3,857		—
Loss on sale of subsidiary
Deferred income taxes and employee statutory profit- sharing		(6,620)		165,627		—		159,007		461		—		158,546

		(7,867)		503,041		—		495,174		6,900		—		502,074
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable		130		(560,135)		—		(560,005)		(152,986)		131,787		(581,204)
Accounts receivable from affiliates		—		(227,389)		197,870		(29,519)		23,602		5,917		—
Inventories		19,651		(742,650)		—		(722,999)		(121,171)		—		(844,170)
Other current assets		—		(40)		—		(40)		(510)		—		(550)
Increase (decrease) in:
Trade accounts payable		17,035		778,404		(18,557)		776,882		148,722		(134,739)		790,865
Due to related parties		(251,600)		430,913		(179,313)		—		5,917		(2,965)		2,952
Other, net		1,567		10,880		—		12,447		(34,779)		—		(22,332)

Net resources used in operating activities		(221,084)		193,024		—		(28,060)		(124,305)		—		(152,365)

Financing activities:
Notes payable to financial institutions:		360,608		(70,187)		—		290,421		—		—		290,421
Related parties		—		(8,995)		—		(8,995)		—		—		(8,995)
Proceeds from issuance of common stock		65,071		—		(127,745)		(62,674)		163,618		—		100,944

Net resources generated by financing activities		425,679		(79,182)		(127,745)		218,752		163,618		—		382,370

Investing activities:
Restricted investments		(35,501)		—		—		(35,501)		—		—		(35,501)
Acquisition of property and equipment, net		—		(32,653)		—		(32,653)		(9,015)		—		(41,668)
Investment in shares		(127,745)		—		127,745		—		—		—		—

Net resources used in investing activities		(163,246)		(32,653)		127,745		(68,154)		9,015		—		(77,169)

Cash, temporary investments and restricted cash:
Net increase		41,349		81,189		—		122,538		30,298		—		152,836
Balance at beginning of year		54,928		12,319		—		67,247		2,375		—		69,622

Balance at end of year	Ps.	96,277	Ps.	93,508	Ps.	—	Ps.	189,785	Ps.	32,673	Ps.	—	Ps.	222,458

Desarrolladora Homex, SA. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Changes in Financial Position for the year ended December 31, 2002

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Operating activities:
Net income	Ps.	31,390	Ps.	35,910	Ps.	(35,910)	Ps.	31,390	Ps.	(241)	Ps.	1,621	Ps.	32,770
Items that did not require resources:
Depreciation		—		4,592		(1,648)		2,944		3,899		—		6,843
Equity in income subsidiaries		—		—		—		—		—		—		—
Loss on sale of subsidiary		(35,937)		—		37,558		1,621		—		(1,621)		—
Deferred income taxes and employee statutory profit-sharing		238		28,804		—		29,042		(360)		—		28,682

		(4,309)		69,306		—		64,997		3,298		—		68,295
Changes in operating assets and liabilities
(Increase) decrease in:
Trade accounts receivable		256		(181,853)		—		(181,597)		4,632		—		(176,965)
Accounts receivable from affiliates		—		(1,492)		—		(1,492)		(23,946)		25,438		—
Inventories		(30,286)		(151,642)		—		(181,928)		(1,475)		(12,263)		(195,666)
Other current assets		—		—		—		—		(6,524)		—		(6,524)
Increase (decrease) in:
Trade accounts payable		(166)		69,158		(337)		68,655		343		(2,991)		66,007
Due to related parties		1,580		19,169		337		21,086		4,352		(22,447)		2,991
Other, net		(143)		16,708		—		16,565		727		—		17,292

Net resources used in operating activities		(33,068)		(160,646)		—		(193,714)		(18,593)		(12,263)		(224,570)

Financing activities:
Notes payable to financial institutions:
Proceeds from new borrowings		—		—		—		—		—		—		—
Payments of notes payable to financial Institutions		(29,427)		(108,122)		—		(137,549)		—		—		(137,549)
Related parties:
Loans from related parties		—		70,823		—		70,823		—		—		70,823
Payments of related party loans		—		—		—		—		—		—		—
Proceeds from issuance of common stock		322,201		198,010		(198,010)		322,201		22,478		(22,458)		322,221

Net resources generated by financing activities		292,774		160,711		(198,010)		255,475		22,478		(22,458)		255,495

Investing activities:
Acquisition of property and equipment		—		(6,838)		—		(6,838)		(2,387)		—		(9,225)
Investment in shares		(232,474)		(257)		198,010		(34,721)		—		34,721		—

Net resources used in investing activities		(232,474)		(7,095)		198,010		(41,559)		(2,387)		34,721		(9,225)

Cash, temporary investments and restricted cash:
Net increase		27,232		(7,030)		—		20,202		1,498		—		21,700
Balance at beginning of year		27,696		19,349		—		47,045		877		—		47,922

Balance at end of year	Ps.	54,928	Ps.	12,319	Ps.	—	Ps.	67,247	Ps.	2,375	Ps.	—	Ps.	69,622

Desarrolladora Homex, SA. de C.V. and Subsidiaries

Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity

As of and for the year ended December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Majority net income according to Mexican GAAP	Ps.	714,022	Ps.	720,099	Ps.	(720,099)	Ps.	714,022	Ps.	47,886	Ps.	(47,886)	Ps.	714,022
U.S. GAAP adjustments:
Reversal or revenue recognized under percentage-of completion method of accounting		—		(1,265,473)		—		(1,265,473)		(116,810)		—		(1,382,283)
Reversal of cost recognized under percentage-of completion method of accounting		—		725,497		—		725,497		78,570		—		804,067
Reversal of value-added tax accounting		—		19,144		—		19,144		—		—		19,144
Capitalization of interest		13,557		15,463		—		29,020		3,668		—		32,688
Deferred employee statutory profit-sharing		—		(4,419)		—		(4,419)		(2,921)		—		(7,340)
Effects of inflation on U.S. GAAP adjustments		—		105,167		—		105,167		5,603		—		110,770
Tax effects on U.S. GAAP adjustments		(4,067)		129,953		—		125,886		9,674		—		135,560

Total adjustments		9,490		(274,668)		—		(265,178)		(22,216)		—		(287,394)

Net income according to U.S. GAAP	Ps.	723,512	Ps.	445,431	Ps.	(720,099)	Ps.	448,844	Ps.	25,670	Ps.	(47,886)	Ps.	426,628

Majority stockholders' equity according to Mexican GAAP	Ps.	3,765,915	Ps.	3,439,578	Ps.	(3,439,578)	Ps.	3,765,915	Ps.	268,962	Ps.	(268,962)	Ps.	3,765,915
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting		—		(2,351,651)		—		(2,351,651)		(125,305)		—		(2,476,956)
Reversal of cost recognized under percentage of completion method of accounting		—		1,605,381		—		1,605,381		84,284		—		1,689,665
Capitalization of interest		39,969		45,589		—		85,558		10,814		—		96,372
Deferred employee statutory profit-sharing		—		(5,822)		—		(5,822)		(3,849)		—		(9,671)
Other		—		(10,706)		—		(10,706)		—		—		(10,706)

Total U.S. GAAP adjustments before tax effects		39,969		(717,209)		—		(677,240)		(34,056)		—		(711,296)
Tax effects on U.S. GAAP adjustments		(11,990)		211,953		—		199,963		10,216		—		210,179

Total adjustments		27,979		(505,256)		—		(477,277)		(23,840)		—		(501,117)

Stockholders' equity according to U.S. GAAP	Ps.	3,793,894	Ps.	2,934,322	Ps.	(3,439,578)	Ps.	3,288,638	Ps.	245,122	Ps.	(268,962)	Ps.	3,264,798

Desarrolladora Homex, SA. de C.V. and Subsidiaries

Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net income and Equity

As of and for the year ended December 31, 2003

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Majority net income according to Mexican GAAP	Ps.	326,987	Ps.	328,761	Ps.	(328,761)	Ps.	326,987	Ps.	3,503	Ps.	(3,503)	Ps.	326,987
U.S. GAAP adjustments:
Reversal or revenue recognized under percentage-of completion method of accounting		—		(174,539)		—		(174,539)		(14,702)		—		(189,241)
Reversal of cost recognized under percentage-of completion method of accounting		—		87,376		—		87,376		9,889		—		97,265
Reversal of value-added tax accounting		—		(19,144)		—		(19,144)		—		—		(19,144)
Capitalization of interest		(7,331)		(29,205)		—		(36,536)		(609)		—		(37,145)
Deferred employee statutory profit-sharing		—		(182)		—		(182)		—		—		(182)
Effects of inflation on U.S. GAAP adjustments		—		43,729		—		43,729		501		—		44,230
Tax effects on U.S. GAAP adjustments		2,625		21,881		—		(24,506)		1,641		—		26,148

Total adjustments		(4,706)		(70,084)		—		(74,791)		(3,280)		—		(78,069)

Net income according to U.S. GAAP	Ps.	322,281	Ps.	258,677	Ps.	(328,761)	Ps.	252,196	Ps.	223	Ps.	(3,503)	Ps.	248,918

Majority stockholders' equity according to Mexican GAAP	Ps.	1,333,275	Ps.	1,124,466	Ps.	(1,124,466)	Ps.	1,333,275	Ps.	196,276	Ps.	(196,276)	Ps.	1,333,275
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting		—		(1,239,634)		—		(1,239,634)		(14,201)		—		(1,253,835)
Reversal of cost recognized under percentage of completion method of accounting		—		906,536		—		906,536		9,552		—		916,088
Reversal of value-added tax recovery		—		(19,144)		—		(19,144)		—		—		(19,144)
Capitalization of interest		13,227		52,691		—		65,918		1,099		—		67,017
Deferred employee statutory profit-sharing		—		(2,451)		—		(2,451)		—		—		(2,451)
Other		—		—		—		—		—		—		—

Total U.S. GAAP adjustments before tax effects		13,227		(302,002)		—		288,775		(3,550)		—		(292,325)
Tax effects on U.S. GAAP adjustments		(4,365)		92,500		—		88,135		1,171		—		89,307

Total adjustments		8,862		(209,502)		—		200,640		(2,378)		—		(203,018)

Stockholders' equity according to U.S. GAAP	Ps.	1,342,137	Ps.	914,964	Ps.	(1,124,466)	Ps.	1,132,635	Ps.	193,898	Ps.	(196,276)	Ps.	1,130,257

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity

As of and for the year ended December 31, 2002

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Majority net income according to Mexican GAAP	Ps.	31,390	Ps.	35,910	Ps.	(35,910)	Ps.	31,390	Ps.	(241)	Ps.	241	Ps.	31,390
U.S. GAAP adjustments:
Reversal or revenue recognized accounting percentage of completion method of accounting		—		(141,473)		—		(141,473)		—		—		(141,473)
Reversal of cost recognized under percentage of completion method of accounting		—		98,377		—		98,377		—		—		98,377
Capitalization of interest		(1,256)		(5,201)		—		(6,457)		—		—		(6,457)
Deferred employee statutory profit-sharing		—		587		—		587		—		—		587
Effects of inflation on U.S. GAAP adjustments		—		65,729		—		65,729		—		—		65,729
Tax effects on U.S. GAAP adjustments		427		16,420		—		16,847		—		—		16,847

Total adjustments		(829)		34,439		—		33,610		—		—		33,610

Net income according to U.S. GAAP	Ps.	30,561	Ps.	70,349	Ps.	(35,910)	Ps.	65,000	Ps.	(241)	Ps.	(241)	Ps.	65,000

Majority stockholders' equity according to Mexican GAAP	Ps.	941,215	Ps.	795,763	Ps.	(795,763)	Ps.	941,215	Ps.	28,741	Ps.	(28,741)	Ps.	941,215
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting		—		(1,120,381)		—		(1,120,381)		—		—		(1,120,381)
Reversal of cost recognized under percentage of completion method of accounting		—		774,299		—		774,299		—		—		774,299
Capitalization of interest		20,263		83,899		—		104,162		—		—		104,162
Deferred employee statutory profit- sharing		—		(2,270)		—		(2,270)		—		—		(2,270)
Other		—		32,210		—		32,210		—		—		32,210

Total U.S. GAAP adjustments before tax effects		20,263		(232,243)		—		(211,980)		—		—		(211,980)
Tax effects on U.S. GAAP adjustments		(6,890)		93,921		—		87,031		—		—		87,031

Total adjustments		13,373		(138,322)		—		(124,949)		—		—		(124,949)

Stockholders' equity according to U.S. GAAP	Ps.	954,588	Ps.	657,441	Ps.	(795,763)	Ps.	816,266	Ps.	28,741	Ps.	(28,741)	Ps.	816,266

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2005 and December 31, 2004

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	June 30, 2005 (Unaudited) (Convenience Translation; Note 1)	June 30, 2005 (Unaudited)		December 31, 2004
Assets
Current assets:
Cash and temporary investments	$37,649	Ps.	405,555	Ps.	516,500
Restricted cash	—		—		20,692
Trade accounts receivable—net	351,139		3,782,471		3,203,752
Inventories (Note 2)	221,915		2,390,466		2,107,139
Other current assets	9,764		105,177		105,317

Total current assets	620,467		6,683,669		5,953,400
Land held for future development (Note 2)	61,554		663,065		509,294
Restricted investments	28		299		43,389
Property and equipment—net	24,250		261,219		254,072
Other assets	6,661		71,749		85,518

Total	$712,960	Ps.	7,680,001	Ps.	6,845,673

Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions (Note 3)	$103,727	Ps.	1,117,348	Ps.	401,276
Trade accounts payable	126,923		1,367,208		1,676,330
Advances from customers	10,133		109,152		60,432
Accrued expenses and taxes, other than income taxes	2,229		24,004		67,011
Income tax payable	9,510		102,442		351
Employee statutory profit-sharing	111		1,198		2,002

Total current liabilities	252,633		2,721,352		2,207,402
Long-term notes payable to financial institutions (Note 3)	4,379		47,167		182,100
Deferred income taxes and employee statutory profit-sharing	65,393		704,410		639,896

Total liabilities	322,405		3,472,929		3,029,398

Commitments and contingencies
Stockholders' equity:
Common stock	20,367		219,398		219,398
Additional paid-in capital	209,062		2,252,018		2,252,018
Retained earnings	140,952		1,518,340		1,123,491
Excess in restated stockholders' equity	29,145		313,948		313,948
Cumulative initial effect of deferred income taxes	(13,270)		(142,940)		(142,940)

Majority stockholder's equity	386,256		4,160,764		3,765,915
Minority interest in consolidated subsidiaries	4,299		46,308		50,360

Total stockholders' equity	390,555		4,207,072		3,816,275

Total	$712,960	Ps.	7,680,001	Ps.	6,845,673

See accompanying notes to unaudited condensed consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Condensed Consolidated Statements of Income

For the six-month periods ended June 30, 2005 and 2004

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2005 (Unaudited) (Convenience translation; Note 1)	2005 (Unaudited)		2004 (Unaudited)
Revenues	$265,812	Ps.	2,863,328	Ps.	1,990,806
Costs	183,145		1,972,835		1,363,267

Gross profit	82,667		890,493		627,539
Selling and administrative expenses	25,436		273,992		186,586

Income from operations	57,232		616,501		440,953

Other income (expense)—net	1,544		16,623		46,221

Net comprehensive financing cost:
Interest expense	8,894		95,818		61,840
Interest income	(2,117)		(22,806)		(10,211)
Exchange gain—net	(544)		(5,864)		(7)
Monetary position loss	130		1,397		5,744

	6,363		68,545		57,366

Income before income taxes and employee statutory profit-sharing	52,412		564,579		429,808
Income tax expense	16,133		173,782		133,192
Employee statutory profit-sharing expense	—		—		1,501

Consolidated net income	$36,279	Ps.	390,797	Ps.	295,115

Net income of majority stockholders	$36,655	Ps.	394,849	Ps.	295,875
Net income of minority stockholders	(376)		(4,052)		(760)

Consolidated net income	$36,279	Ps.	390,797	Ps.	295,115

Weighted average shares outstanding (in thousands)	313,856		313,856		249,962
Earnings per share (basic and diluted)	$0.12	Ps.	1.26	Ps.	1.18

See accompanying notes to unaudited condensed consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders' Equity

For the six-month periods ended June 30, 2005 and 2004

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	Common Stock		Additional paid in capital		Retained earnings		Excess in restated stockholders' Equity		Cumulative initial effect of deferred income Taxes		Minority interest in consolidated subsidiaries		Total stockholders' equity
Balance as of January 1, 2004	Ps.	175,096	Ps.	588,407	Ps.	398,764	Ps.	313,948	Ps.	(142,940)	Ps.	46,507	Ps.	1,379,782
Issuance of common stock (unaudited)												5,399		5,399
Comprehensive income (unaudited)		—		—		306,581		—		—		(11,466)		295,115

Balances as of June 30, 2004 (unaudited)	Ps.	175,096	Ps.	588,407	Ps.	705,345	Ps.	313,948	Ps.	(142,940)	Ps.	40,440	Ps.	1,680,296

Balances as of January 1, 2005	Ps.	219,398	Ps.	2,252,018	Ps.	1,123,491	Ps.	313,948	Ps.	(142,940)	Ps.	50,360	Ps.	3,816,275
Comprehensive income (unaudited)		—		—		394,849		—		—		(4,052)		390,797

Balances as of June 30, 2005 (unaudited)	Ps.	219,398	Ps.	2,252,018	Ps.	1,518,340	Ps.	313,948	Ps.	(142,940)	Ps.	46,308	Ps.	4,207,073

(Convenience translation; Note 1)
Balances as of January 1, 2005		$20,367		$209,062		$104,297		$29,145		$(13,270)		$4,675		$354,276
Comprehensive income (unaudited)		—		—		36,655		—		—		(376)		36,279

Balances as of June 30, 2005 (unaudited)		$20,367		$209,062		$140,952		$29,145		$(13,270)		$4,299		$390,555

See accompanying notes to unaudited condensed consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Condensed Consolidated Statements of Changes in Financial Position

For the six-month periods ended June 30, 2005 and 2004

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2005 (Unaudited) (Convenience translation; Note 1)	2005 (Unaudited)		2004 (Unaudited)
Operating activities:
Net income	$36,279	Ps.	390,797	Ps.	295,115
Items that did not require resources:
Depreciation	2,402		25,877		5,058
Loss on sale of subsidiary	—		—		1,154
Deferred income taxes and employee statutory profit-sharing	5,989		64,514		118,662

	44,670		481,188		419,989
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable	(52,446)		(564,950)		(644,315)
Inventories	(40,577)		(437,098)		(308,736)
Other current assets	13		139		(44,666)
Increase (decrease) in:
Trade accounts payable	(28,698)		(309,122)		153,160
Other, net	9,933		107,000		63,739

Net resources used in operating activities	(67,105)		(722,843)		(360,829)

Financing activities:
Notes payable to financial institutions:
Proceeds from new borrowings	58,679		632,067		371,736
Payments of notes payable to financial institutions	(4,728)		(50,928)		—
Related parties:
Payments of related party loans	—		—		(145,787)
Proceeds from issuance of common stock	—		—		5,399

Net resources generated by financing activities	53,951		581,139		231,348

Investing activities:
Restricted investments	4,000		43,090		(102)
Proceeds from sale of machinery and equipment	—		—		48,613
Acquisition of property and equipment	(3,066)		(33,024)		(26,588)

Net resources generated by investing activities	934		10,066		21,923

Cash, temporary investments and restricted cash:
Net decrease	(12,220)		(131,638)		(107,558)
Balance at beginning of period	49,869		537,193		222,458

Balance at end of period	$37,649	Ps.	405,555	Ps.	114,900

See accompanying notes to unaudited condensed consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

For the six-month period ended June 30, 2005

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

1. Basis of presentation

        Basis of presentation—The unaudited condensed consolidated financial statements of Desarrolladora Homex, S.A. de C.V. ("Homex") and its subsidiaries (the "Company") included herein have been prepared in accordance with generally accepted accounting principles in Mexico ("Mexican GAAP") and are unaudited. Certain information and footnote disclosures normally prepared in accordance with Mexican GAAP have been condensed or omitted, although the Company believes that the disclosures are adequate to make the information not misleading. These unaudited condensed financial statements should be read in connection with the Company's audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2004.

        The unaudited condensed consolidated financial information included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary, in the opinion of management, for a fair presentation of the Company's consolidated financial position and consolidated results of operations, changes in stockholders' equity and changes in financial position for the interim periods presented. The results of operations for interim periods are not necessarily indicative of the results to be expected for an entire year.

        The unaudited condensed consolidated financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican peso amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of Ps.10.7720 per one U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2005. Such translation should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at this or any other exchange rate.

        The Mexican affordable entry-level housing industry experiences significant seasonality during the year, principally due to the operational and lending cycles of Infonavit and Fovissste. The programs, budgets, and changes in the authorized policies of these mortgage lenders are approved during the first quarter of the year. Payment by these lenders for home deliveries is slow at the beginning of the year and increases gradually through the second and third quarters with a rapid acceleration in the fourth quarter.

        Principles of consolidation of financial statements—The unaudited consolidated financial statements include those of Homex, and its consolidated subsidiaries, material intercompany balances and transactions have been eliminated in these unaudited consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

2. Inventories

        Inventories consist of the following:

	June 30, 2005		December 31, 2004
	(Unaudited)
Land held for future developments	Ps.	1,797,481	Ps.	1,653,451
Construction-in-process		854,506		657,520
Finished construction		3,158		3,192
Construction materials		115,534		61,076
Merchandise-in-transit		—		1,754
Advances to suppliers		282,852		239,440

		3,053,531		2,616,433
Land held for future developments—noncurrent		(663,065)		(509,294)

	Ps.	2,390,466	Ps.	2,107,139

        At June 30, 2005 and December 31, 2004, construction in process and land held for future development for Ps.138,204 (unaudited) and Ps.175,183, respectively, have been pledged as collateral for the Company's notes payable.

        The Company's policy is to locate and acquire land each year, classifying land currently being developed and land planned for development within one year as a part of current assets, and classifying all remaining land as noncurrent assets.

3. Notes payable to financial institutions

        Notes payable to financial institutions consist of the following:

	June 30, 2005		December 31, 2004
	(Unaudited)
Mexican Peso Denominated Notes Payable
GMAC Hipotecaria, S.A. de C.V.
Term loan secured by land for development, payable on June 15, 2006, bearing interest at Interbank Equilibrium Rate as defined by the Central Bank of Mexico ("TIIE") plus 2.5%.	Ps.	34,637	Ps.	40,848
Term loan secured by land for development, payable on April 15, 2006, bearing interest at TIIE plus 2.5%.		56,400		73,245
Term loan secured by land for development, payable on June 25, 2006, bearing interest at TIIE plus 2.5%.		—		28,508
Banco Santander Serfin, S.A.
Term loan secured by land for development, payable on May 5, 2008, bearing annual interest at TIIE plus 1.9.%		47,167		—
Banco Nacional de México, S.A.
Line-of-credit up to Ps.150,000, bearing annual interest at TIIE plus 1.6%, payable on April 1, 2006.		147,428		—
BBVA Bancomer, S.A.
Line-of-credit up to Ps.100,000, bearing annual interest at TIIE plus 2%, payable on November 26, 2005.		54,900		—
Line-of-credit up to Ps.100,000, bearing annual interest at TIIE plus 1.9%, payable on August 23, 2005.		30,000		—
IXE Banco, S.A.
Note payable for Ps.20,000, bearing interest at TIIE plus 2%, payable on September,15, 2005.		20,000		—
Commercial paper placed through:
IXE Casa de Bolsa, S.A. de C.V.
Note renewable annually issued on November 14, 2004, bearing interest at TIIE plus 3.25%.		—		116,125
Multivalores Casa de Bolsa, S.A. de C.V.
Note renewable annually issued on December 19, 2004, bearing interest at TIIE plus 2.7%.		250,000		252,666
Note renewable annually issued on March 15, 2005, bearing interest at TIIE plus 1.5%.		500,000		—

Capital lease obligations:
Paccar Arrendadora Financiera, S.A. de C.V
Capital lease obligations for equipment with a net book value of Ps.11,591, payable on July 1, 2006.		3,048		10,778
Arrendadora Financiera Navistar, S.A. de C.V.
Capital lease obligations for equipment with a net book value of Ps.30,076, payable on July 10, 2006.		20,935		40,906

		1,164,515		563,076
Less current portion		(1,117,348)		(401,276)

		47,167		161,800
Land purchases—long term				20,300

	Ps.	47,167	Ps.	182,100

        The scheduled maturities of notes payable to financial institutions at June 30, 2005 (unaudited), are as follows:

Year
2008	Ps.	47,167

	Ps.	47,167

        At of June 30, 2005 (unaudited) and December 31, 2004 the TIIE interest rate was 9.61% and 8.95%, respectively.

4. Income taxes, tax on assets and employee statutory profit-sharing

        In accordance with Mexican tax law, the Company is subject to income tax (ISR) and tax on assets (IMPAC), which take into consideration the taxable and deductible effects of inflation. The ISR rate was 33% in 2004 and 34% in 2003. IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period; any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the following ten years.

        On December 1, 2004, certain amendments to the ISR and IMPAC Laws were enacted and are effective as of 2005. The most significant amendments were as follows: a) the ISR rate was reduced to 30% in 2005, 29% in 2006, and 28% as of 2007 and thereafter; (b) for ISR purposes, cost of sales will be deducted instead of inventory purchases in the period; c) companies may elect in 2005 to ratably increase taxable income over a period from four to 12 years by the tax value of inventories on hand as of December 31, 2004 determined in conformity with the respective tax rules, which include deducting any previous tax basis of inventories and any unamortized tax loss carryforwards, and the tax basis of such inventories may be deducted as sold; d) as of 2006, paid employee statutory profit-sharing will be fully deductible for ISR purposes; e) bank liabilities and liabilities with foreign entities are now included in the determination of the IMPAC taxable base.

5. Summary of differences between Mexican GAAP and U.S. GAAP

        The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which vary in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders' equity and majority comprehensive income to U.S. GAAP is presented in Note 6. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements for the effects of inflation as required by Bulletin B-10, "Recognition of the Effects of Inflation in Financial Information", of Mexican GAAP. The application of this Bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for purposes of both Mexican and U.S. GAAP.

        The differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described as follows:

  a.
  Revenue and Cost Recognition

    Under Mexican GAAP, the Company uses the percentage-of-completion method of accounting to account for housing project revenues and costs related to housing construction, progress towards completion is measured in terms of comparing the actual costs incurred to the estimated total cost of a project.

    In accordance with U.S.GAAP home building sales are recognized when all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured. All such conditions are met at the time title passes to the buyer.

    Accordingly, a reconciling item for the additional revenues and additional costs recognized under the percentage-of-completion of accounting under Mexican GAAP is included in the U.S. GAAP reconciliation of net income and stockholders' equity.

  b.
  Recovery of Value-Added Taxes Paid

    Under Mexican GAAP the Company recognized other income in 2003 for the recovery of value-added taxes paid and expensed by the Company in 2002 in the amount of Ps.19.1 million, since in the opinion of management and its tax advisors, the future recovery of these amounts was probable.

    In accordance with U.S. GAAP the recovery of such taxes was considered a contingent gain due to the prolonged challenge faced by the Company in settling the related tax dispute and was not recorded as income until the cash was received, which occurred during the first quarter of 2004.

  c.
  Capitalization of Net Comprehensive Financing Cost

    Under Mexican GAAP, the capitalization of net comprehensive financing costs (interest, foreign exchange gains and losses and monetary position gains and losses) incurred to finance investment projects is optional. The Company does not capitalize the integral cost of financing for Mexican GAAP reporting.

    In accordance with U.S. GAAP, if interest is incurred during the construction of qualifying assets, capitalization is required as part of the cost of such assets. The Company applies the weighted-average interest rate on all outstanding debt to the balance of construction-in-progress and such amount is reduced by the gain on monetary position associated with the debt to determine the amount of interest to be capitalized in accordance with U.S. GAAP.

    Accordingly, a reconciling item for the capitalization of interest is included in the U.S. GAAP reconciliation of net income and stockholders' equity, and the effect of interest capitalized to the cost of inventories is included within operating income for U.S. GAAP purposes.

  d.
  Deferred Income Taxes and Employee Statutory Profit-Sharing

    The Company follows SFAS No. 109, "Accounting for Income Taxes," for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

    •
    Under Mexican GAAP the effects of inflation on the deferred income tax balance generated by monetary items are recognized in income in the line item monetary position loss (gain). Under U.S. GAAP all deferred tax amounts are considered to be a nonmonetary item. As a result, the consolidated statement of operations differs with respect to the presentation of the monetary position loss (gain) and the deferred income tax provision.

    •
    Under Mexican GAAP deferred employee statutory profit-sharing is calculated considering only those temporary differences that arise during the year and which are expected to reverse within a defined period and the effect is recorded as a component of income tax expense. For purposes of applying U.S. GAAP the liability is determined using a methodology similar to the liability method used in the calculation of deferred income taxes. Also, for U.S. GAAP purposes, employee statutory profit-sharing is classified as an operating expense.

    As a result of the differences related to the recognition of revenue, costs and interest capitalization as described above, the deferred income tax amounts presented under Mexican GAAP differ from the amounts calculated in accordance with U.S. GAAP.

    Reconciliation of Deferred Income Taxes

	June 30, 2005		December 31, 2004
	(Unaudited)
Deferred income tax liability according to Mexican GAAP, net	Ps.	697,179	Ps.	632,587
Effect of U.S. GAAP adjustments:
Accounts receivable		(864,230)		(743,087)
Inventories		605,508		535,812
Employee profit-sharing		(4,578)		(2,902)

Deferred income tax liability according to U.S. GAAP, net	Ps.	433,879	Ps.	422,410

    Deferred income tax balance sheet classification:

	June 30, 2005(Unaudited)				December 31, 2004
	Current		Noncurrent		Current		Noncurrent
Deferred tax assets	Ps.	—	Ps.	78,051	Ps.	—	Ps.	342,174
Deferred tax liability		(511,930)		—		(764,584)		—

Net deferred tax (liability) asset	Ps.	(511,930)	Ps.	78,051	Ps.	(764,584)	Ps.	342,174

        The changes in the balance of the deferred income tax liability for the year are as follows:

	June 30, 2005		December 31, 2004
	(Unaudited)
Balance at the beginning of the period	Ps.	422,410	Ps.	269,591
Provision for the period		11,469		152,819

Balance at the end of the period	Ps.	433,879	Ps.	422,410

    Reconciliation of Deferred Employee Profit-Sharing

	June 30, 2005		December 31, 2004
	(Unaudited)
Deferred employee profit-sharing liability according to Mexican GAAP	Ps.	7,231	Ps.	7,309
Effect of U.S. GAAP adjustments:
Accounts receivable		10,761		14,250
Prepaid expenses		5,572		4,109
Accounts payable		(1,074)		(8,688)
Other		—		—

Deferred employee profit-sharing liability according to U.S. GAAP	Ps.	22,490	Ps.	16,980

    The changes in the balance of the deferred employee profit-sharing liability for the year are as follows:

	June 30, 2005		December 31, 2004
	(Unaudited)
Balance at the beginning of the period	Ps.	16,800	Ps.	2,451
Provision (benefit) for the period		5,690		14,529

Balance at the end of the period	Ps.	22,490	Ps.	16,980

  e.
  Statement of Cash Flows

    Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, "Statement of Changes in Financial Position" (B-12), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

    In accordance with U.S. GAAP the Company follows the requirements of SFAS No. 95, "Statement of Cash Flows," excluding the effects of inflation (see Note 6.g.).

  f.
  Classification Differences

    Under Mexican GAAP advances for the purchase of land and construction materials are recorded as part of the cost of real estate inventories. Under U.S. GAAP such advances are classified as prepaid expenses.

    Under Mexican GAAP, deferred taxes are classified as non-current; U.S. GAAP requires a current, non-current classification based on the classification of the related asset or liability.

    Under Mexican GAAP, amounts due under the Company's factoring agreements are included in trade accounts payable; U.S. GAAP requires that such amounts be recorded as a borrowing from the financial intermediary.

6. Reconciliation of Mexican GAAP net income and equity to U.S. GAAP net income and equity and the presentation of condensed financial statements in accordance with U.S. GAAP

  a.
  Reconciliation of Majority Net Income for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Majority net income according to Mexican GAAP	Ps.	394,849	Ps.	295,875
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 5.a)		(434,704)		(676,553)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 5.a)		219,698		416,944
Value-added tax recovery (Note 5.b)		—		19,144
Capitalization of interest (Note 5.c)		3,332		6,658
Deferred employee statutory profit-sharing (Note 5.d)		(5,590)		(10,464)
Effects of inflation on U.S. GAAP adjustments		27,807		22,848

Total U.S. GAAP adjustments before tax effects		(189,457)		(221,423)
Tax effects on U.S. GAAP adjustments		61,445		73,193

Total U.S. GAAP adjustments		(128,012)		(148,230)

Net income according to U.S. GAAP	Ps.	266,837	Ps.	147,645

Weighted average shares outstanding (in thousands)		313,978		249,962

Earnings per share according to U.S. GAAP	Ps.	0.85	Ps.	0.59

  b.
  Reconciliation of Majority Stockholders' Equity for the six-month periods ended June 30, 2005:

	2005
	(Unaudited)
Majority stockholders' equity according to Mexican GAAP	Ps.	4,160,764
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 5.a)		(2,880,769)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 5.a)		1,919,673
Capitalization of interest (Note 5.c)		94,634
Deferred employee statutory profit-sharing (Note 5.d)		(15,261)
Other		(10,706)

Total U.S. GAAP adjustments before tax effects		(892,429)
Tax effects on U.S. GAAP adjustments		263,300

Total U.S. GAAP adjustments		(629,129)

Stockholders' equity according to U.S. GAAP	Ps.	3,531,635

  c.
  Reconciliation of Majority Comprehensive Income for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Majority comprehensive income according to Mexican GAAP	Ps.	394,849	Ps.	295,875
Net U.S. GAAP adjustments:
Net income		(128,012)		(148,230)

Comprehensive income according to U.S. GAAP	Ps.	266,837	Ps.	147,645

  d.
  Condensed consolidated balance sheets according to U.S. GAAP

	June 30, 2005		December 31, 2004
	(Unaudited)
Assets
Current assets	Ps.	5,817,205	Ps.	5,604,654
Land for development		663,065		509,294
Property and equipment		261,219		254,072
Other assets		150,099		128,907

Total assets	Ps.	6,891,587	Ps.	6,496,927

Liabilities and stockholders' equity
Current liabilities		3,255,771		2,988,964
Long-term debt		47,167		182,100
Minority interest		57,014		61,065
Majority stockholders' equity		3,531,635		3,264,798

Total liabilities and stockholders' equity	Ps.	6,891,587	Ps.	6,496,927

  e.
  Condensed consolidated statements of operations according to U.S. GAAP for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Revenues	Ps.	2,428,624	Ps.	1,314,253
Costs		1,826,220		993,008

Gross profit		602,404		321,245
Operating income		322,823		122,694
Income before income taxes		375,122		206,885
Income taxes		112,337		60,000
Minority interest		(4,052)		(760)

Net income according to U.S. GAAP	Ps.	266,837	Ps.	147,645

Weighted average shares outstanding (in thousands)		313,978		249,962

Basic and diluted earnings per share according to U.S. GAAP (basic and diluted)	Ps.	0.85	Ps.	0.59

  f.
  Reconciliation of changes in stockholders' equity according to U.S. GAAP GAAP for the six-month periods ended June 30, 2005:

	2005
	(Unaudited)
Stockholders' equity at beginning of period	Ps.	3,264,798
Net income according to U.S. GAAP		266,837

Stockholders' equity at end of period	Ps.	3,531,635

  g.
  Condensed consolidated statements of cash on a historical cost basis flows according to U.S. GAAP for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Operating activities:
Consolidated net income	Ps.	336,794	Ps.	145,467
Non-cash items:
Depreciation		25,877		5,058
Allowance for doubtful accounts		(2,389)		1,388
Deferred income tax and statutory profit-sharing		38,292		79,360
Working capital investment		(1,105,435)		(706,411)
Recoverable taxes, net		(72,286)		(10,050)
Interest payable		1,715		400

Net cash flows used in operating activities		(777,432)		(484,788)

Investing activities:
Investments in:
Property and equipment		(34,343)		(19,795)
Other assets		42,632		(7,967)

Net cash flows provided by (used in) investing activities		8,289		(27,762)

Financing activities:
Supplier factoring agreement		82,960		172,765
Bank loans		560,214		228,086
Proceeds from issuance of common stock		—		5,169

Net cash flows provided by financing activities		643,174		406,020

Net decrease in cash and cash equivalents		(125,969)		(160,530)
Cash and cash equivalents at the beginning of the period		531,524		216,421

Cash and cash equivalents at the end of the period	Ps.	405,555	Ps.	109,891

Supplemental cash flow information:
Interest paid	Ps.	75,909	Ps.	47,176

Income tax and tax on assets paid	Ps.	956	Ps.	1,634

7. Subsequent event

        On July 1, 2005 the Company acquired Controladora Casas Beta, S.A. de C.V. ("Beta"). The purchase price for Beta was approximately Ps.2,041.5 million (US$188.9 million). The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million

(US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of the Company's common shares valued at Ps.977.6 million (US$90.5 million). Following the acquisition, Beta was merged into the Company. Former Beta shareholders own approximately 6.6% of the Company's capital stock.

        On September 28, 2005 the Company issued US$250 million of 7.50% Senior Guaranteed Notes due in 2015. The Senior Guaranteed Notes are fully and unconditionally guaranteed, on an unsecured senior, joint and several basis by each of the wholly-owned subsidiaries acquired in the Beta acquisition discussed above.

        On September 30, 2005, the Company acquired an additional 4.14% ownership interest in Desarrolladora de Casas del Noroeste, S. A. de C. V. ("DECANO"), which resulted in DECANO becoming a wholly-owned subsidiary of the Company.

8. Supplemental guarantor information

        The Senior Guaranteed Notes are fully and unconditionally guaranteed, on an unsecured senior, joint and several basis, by each of the Company's significant subsidiaries. Each of the guarantor subsidiaries (Proyectos Inmobiliarios de Culiacán, S.A. de C.V., Desarrolladora de Casas del Noroeste, S.A. de C.V.) is a wholly-owned subsidiary. The following condensed consolidating financial information includes the guarantor subsidiaries, non-guarantor subsidiaries and the parent company.

        Investments in subsidiaries are accounted for by the parent company under the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are therefore reflected in the parent company's investment account and earnings. The principal elimination entries eliminate the parent company's investment in subsidiaries and intercompany balances and transactions.

******

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Balance Sheet as of June 30, 2005

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Assets
Current assets:
Cash and temporary investments	Ps.	121,705	Ps.	233,049	Ps.	—	Ps.	354,754	Ps.	50,801	Ps.	—	Ps.	405,555
Restricted cash		—		—		—		—		—		—		—
Trade accounts receivable		3,036		3,641,532		—		3,644,568		407,043		(269,140)		3,782,471
Trade accounts receivable for related parties		800,214		621,545		(1,342,504)		79,255		68,344		(147,599)		—
Inventories		—		2,261,575		(21,496)		2,240,079		150,387		—		2,390,466
Other current assets		7,958		34,268		—		42,226		62,951		—		105,177

Total current assets		932,913		6,791,969		(1,364,000)		6,360,882		739,526		(416,739)		6,683,669
Land held for future development		—		663,065		—		663,065		—		—		663,065
Restricted investment		299		—		—		299		—		—		299
Property, plant and equipment—net		—		174,961		—		174,961		86,258		—		261,219
Investment in shares		4,040,750		340		(3,810,334)		230,756		1,389		(232,145)		—
Other assets		46,477		25,272		—		71,749		—		—		71,749

Total	Ps.	5,020,439	Ps.	7,655,607	Ps.	(5,174,334)	Ps.	7,501,712	Ps.	827,173	Ps.	(648,884)	Ps.	7,680,001

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Balance Sheet as of June 30, 2005

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions	Ps.	917,428	Ps.	170,020	Ps.	—	Ps.	1,087,448	Ps.	29,900	Ps.	—	Ps.	1,117,348
Trade accounts payable		167		1,374,821		(19)		1,374,969		261,379		(269,140)		1,367,208
Trade accounts payable for related parties		—		1,342,485		(1,342,485)		—		147,599		(147,599)		—
Advances from customers		—		—		—		—		109,152		—		109,152
Accrued expenses and taxes other than income taxes		7,875		17,644		—		25,519		(1515)		—		24,004
Income tax payable		—		102,442		—		102,442		—		—		102,442
Employee statutory profit- sharing				977		—		977		221		—		1,198

Total current liabilities		925,470		3,008,389		(1,342,504)		2,591,355		546,736		(416,739)		2,721,352
Long-term notes payable to financial institutions		—		47,167		—		47,167		—		—		47,167
Deferred income taxes and employee statutory profit-sharing		(65,795)		760,769				694,974		9,436		—		704,410

Total liabilities		859,675		3,816,325		(1,342,504)		3,333,496		556,172		416,739		3,472,929

Commitments and contingencies
Stockholders' equity:
Common stock		219,398		2,137,034		(2,137,034)		219,398		202,765		(202,765)		219,398
Additional paid-in capital		2,252,018		—		—		2,252,018		—		—		2,252,018
Contributions for future common stock increases		—		—		—		—		22,024		(22,024)		—
Retained earnings		1,518,340		1,717,741		(1,717,741)		1,518,340		46,236		(46,236)		1,518,340
Excess in restated stockholders' equity		313,948		128,914		(128,914)		313,948		78		(78)		313,948
Cumulative initial effect of deferred income taxes		(142,940)		(144,407)		144,407		(142,940)		(102)		102		(142,940)

Majority stockholder's equity		4,160,764		3,839,282		(3,839,282)		4,160,764		271,001		(271,001)		4,160,764
Minority interest in consolidated subsidiaries		—		—		7,452		7,452		—		38,856		46,308

Total stockholders' equity		4,160,764		3,839,282		(3,831,830)		4,168,216		271,001		(232,145)		4,207,072

Total	Ps.	5,020,439	Ps.	7,655,607	Ps.	(5,174,334)	Ps.	7,501,712	Ps.	827,173	Ps.	(648,884)	Ps.	7,680,001

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Balance Sheet as of December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Assets
Current assets:
Cash and temporary investments	Ps.	21,323	Ps.	442,901	Ps.	—	Ps.	464,224	Ps.	52,276	Ps.	—	Ps.	516,500
Restricted cash		—		20,692		—		20,692		—		—		20,692
Trade accounts receivable—net		1,005		3,051,851		—		3,052,856		408,474		(257,578)		3,203,752
Accounts receivable from affiliates		335,036		829,283		(1,033,451)		130,868		7,480		(138,348)		—
Inventories		—		2,002,425		(23,384)		1,979,041		128,098		—		2,107,139
Other current assets		3,973		37,538		—		41,511		63,803		3		105,317

Total current assets		361,337		6,384,690		(1,056,835)		5,689,192		660,131		(395,923)		5,953,400
Land held for future development		—		509,294		—		509,294		—		—		509,294
Restricted investments		43,389		—		—		43,389		—		—		43,389
Property and equipment—net		—		170,655		(1,794)		168,861		85,211		—		254,072
Investment in shares		3,632,827		178		(3,407,176)		255,829		1		(225,830)		—
Other assets		46,972		38,546		—		85,518		—		—		85,518

Total	Ps.	4,084,525	Ps.	7,103,363	Ps.	(4,465,805)	Ps.	6,722,083	Ps.	745,343	Ps.	(621,753)	Ps.	6,845,673

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Balance Sheet as of December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions	Ps.	368,792	Ps.	32,484	Ps.	—	Ps.	401,276	Ps.	—	Ps.	—	Ps.	401,276
Trade accounts payable		1,178		1,677,299		(799)		1,677,678		256,231		(257,579)		1,676,330
Advances from customers		—		—		—		—		60,432		—		60,432
Accrued expenses and taxes, other than income taxes		8,703		50,642				59,345		7,666		—		67,011
Due to related parties		—		1,032,652		(1,032,652)		—		138,348		(138,348)		—
Income tax payable		—		298				298		53		—		351
Employee statutory profit-sharing		—		1,935				1,935		67		—		2,002

Total current liabilities		378,673		2,795,310		(1,033,451)		2,140,532		462,797		(395,927)		2,207,402
Long-term notes payable to financial institutions		—		182,100		—		182,100		—		—		182,100
Deferred income taxes and employee statutory profit- sharing		(60,063)		686,375		—		626,312		13,584		—		639,896

Total liabilities		318,610		3,663,785		(1,033,451)		2,948,944		476,381		(395,927)		3,029,398
Commitments and contingencies
Stockholders' equity:
Capital stock		219,398		2,137,037		(2,137,037)		219,398		203,062		(203,062)		219,398
Additional paid-in capital		2,252,018		—		—		2,252,018		—		—		2,252,018
Contributions for future common stock increases		—		—		—		—		20,281		(20,281)		—
Retained earnings		1,123,491		1,317,963		(1,317,963)		1,123,491		45,643		(45,643)		1,123,491
Excess in restated stockholders' equity		313,948		128,916		(128,916)		313,948		78		(78)		313,948
Cumulative initial effect of deferred income taxes		(142,940)		(144,338)		144,338		(142,940)		(102)		102		(142,940)
Majority stockholder's equity		3,765,915		3,439,578		(3,439,578)		3,765,915		268,962		(268,962)		3,765,915
Minority interest in consolidated subsidiaries		—		—		7,224		7,224		—		43,136		50,360

Total stockholders' equity		3,765,915		3,439,578		(3,432,354)		3,773,139		268,962		(225,826)		3,816,275

Total	Ps.	4,084,525	Ps.	7,103,363	Ps.	(4,465,805)	Ps.	6,722,083	Ps.	745,343	Ps.	(621,753)	Ps.	6,845,673

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Statements of Income for the six-month period ended June 30, 2005

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Revenues	Ps.	—	Ps.	4,402,830	Ps.	(1,540,835)	Ps.	2,861,995	Ps.	175,271	Ps.	(173,938)	Ps.	2,863,328
Costs		—		3,478,313		(1,519,339)		1,958,974		13,861		—		1,972,835

Gross profit		—		924,517		(21,496)		903,021		161,410		(173,938)		890,493
Selling and administrative expenses		12,606		266,145		—		278,751		169,179		(173,938)		273,992
Income (loss) from operations		(12,606)		658,372		(21,496)		624,270		(7,769)		—		616,501

Other income—net		—		15,599		—		15,599		1,024		—		16,623
Net comprehensive financing cost:
Interest expense		49,727		82,939		(52,125)		80,541		15,277		—		95,818
Interest income		(48,619)		(6,909)		52,125		(3,403)		(19,403)		—		(22,806)
Exchange (gain) loss—net		61		(5,906)		—		(5,845)		(19)		—		(5,864)
Monetary position loss		(20,052)		19,525		—		(527)		1,924		—		1,397

		(18,883)		89,649		—		70,766		(2,221)		—		68,545

Income before income taxes and employee statutory profit-sharing		6,277		584,322		(21,496)		569,103		(4,524)		—		564,579
Income tax expense (benefit)		(6,365)		184,273		—		177,908		(4,126)		—		173,782
Equity in income of associated companies		382,207		57		(378,382)		3,882		515		(4,397)		—

Consolidated net income	Ps.	394,849	Ps.	400,106	Ps.	(399,878)	Ps.	395,077	Ps.	117	Ps.	(4,397)	Ps.	390,797

Net income of majority stockholders	Ps.	394,849	Ps.	400,106	Ps.	(400,106)	Ps.	394,849	Ps.	117	Ps.	(117)	Ps.	394,849
Net income of minority stockholders		—		—		228		228		—		(4,280)		(4,052)

Consolidated net income	Ps.	394,849	Ps.	400,106	Ps.	(399,878)	Ps.	395,077	Ps.	117	Ps.	(4,397)	Ps.	390,797

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Statements of Income for the six-month period ended June 30, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Revenues	Ps.	—	Ps.	3,157,622	Ps.	(1,169,503)	Ps.	1,988,119	Ps.	124,894	Ps.	(122,207)	Ps.	1,990,806
Costs		—		2,521,159		(1,159,292)		1,361,867		1,400				1,363,267

Gross profit		—		636,463		(10,211)		626,252		123,494		(122,207)		627,539
Selling and administrative expenses		1,009		189,387		—		190,396		118,397		(122,207)		186,586

Income (loss) from operations		(1,009)		447,076		(10,211)		435,856		5,097		—		440,953

Other income (expense)—net		(907)		45,925		—		45,018		1,203		—		46,221
Net comprehensive financing cost:
Interest expense		24,168		56,817		(24,809)		56,176		5,664		—		61,840
Interest income		(25,830)		(317)		24,809		(1,338)		(8,873)		—		(10,211)
Exchange (gain) loss—net		(12)		5		—		(7)		—		—		(7)
Monetary position loss		(1,100)		7,423		—		6,323		(579)		—		5,744

		(2,774)		63,928		—		61,154		(3,788)		—		57,366

Income before income taxes and employee statutory profit-sharing		858		429,073		(10,211)		419,720		10,088		—		429,808
Income tax expense (benefit)		(759)		131,955		—		131,196		1,996		—		133,192
Employee statutory profit-sharing expense		—		1,501		—		1,501		—		—		1,501
Equity in income of associated companies		294,258		(25)		(284,219)		10,014		104		(10,118)		—

Consolidated net income		295,875		295,592		(294,430)		297,037		8,196		(10,118)		295,115

Net income of majority stockholders	Ps.	295,875	Ps.	295,592	Ps.	(295,592)	Ps.	295,875	Ps.	8,196	Ps.	(8,196)	Ps.	295,875
Net income of minority stockholders		—		—		1,162		1,162		—		(1,922)		(760)

Consolidated net income	Ps.	295,875	Ps.	295,592	Ps.	(294,430)	Ps.	297,037	Ps.	8,196	Ps.	(10,118)	Ps.	295,115

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Statement of Changes in Financial Position for the six-month period ended June 30, 2005

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Operating activities:
Net income	Ps.	394,849	Ps.	400,106	Ps.	(399,878)	Ps.	395,077	Ps.	117	Ps.	(4,397)	Ps.	390,797
Items that did not require resources:
Depreciation		—		21,979		(1,794)		20,185		5,692		—		25,877
Equity in income of subsidiaries		(407,927)		(162)		403,560		(4,529)		(1,388)		5,917		—
Deferred income taxes and employee statutory profit-sharing		(5,732)		74,394		—		68,662		(4,148)		—		64,514

		(18,810)		496,317		1,888		479,395		273		1,520		481,188
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable		(1,536)		(576,408)		—		(577,944)		1,432		11,562		(564,950)
Accounts receivable from affiliates		—		183,412		(131,829)		51,583		(60,864)		9,281		—
Inventories		—		(412,921)		(1,888)		(414,809)		(22,289)		—		(437,098)
Other current assets		(3,982)		3,270		—		(712)		851		—		139
Increase (decrease) in:
Trade accounts payable		(1,011)		(301,892)		—		(302,903)		5,148		(11,367)		(309,122)
Due to related parties		(465,179)		333,350		131,829				9,251		(9,251)
Other, net		(827)		68,008		—		67,181		39,819		—		107,000

Net resources used in operating activities		(491,345)		(206,864)		—		(698,209)		(26,379)		1,745		(722,843)

Financing activities:
Notes payable to financial institutions		548,636		2,603		—		551,239		29,900		—		581,139
Proceeds from issuance of common stock		—		—		—		—		1,743		(1,743)		—

Net resources generated by financing		548,636		2,603		—		551,239		31,643		(1,743)		581,139

Investing activities:
Restricted investments		43,090		—		—		43,090		—		—		43,090
Proceeds from sale of machinery and equipment				(26,284)		—		(26,284)		(6,740)		—		(33,024)
Investment in shares
Net resources generated by investing activities		43,090		(26,284)		—		16,806		(6,740)		—		10,066

Cash, temporary investments and restricted cash:
Net increase		100,381		(230,545)		—		(130,164)		(1,476)		2		(131,638)
Balance at beginning of period		21,322		463,594		—		484,916		52,277		—		537,193

Balance at end of period	Ps.	121,703	Ps.	233,049	Ps.	—	Ps.	354,752	Ps.	50,801	Ps.	2	Ps.	405,555

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Statement of Changes in Financial Position for the six-month period ended June 30, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Operating activities:
Net income	Ps.	295,875	Ps.	295,592	Ps.	(294,430)	Ps.	297,037	Ps.	8,196	Ps.	(10,118)	Ps.	295,115
Items that did not require resources:
Depreciation		—		2,963		—		2,963		2,095				5,058
Equity in income subsidiaries		(294,258)		25		284,219		(10,014)		(104)		10,118		—
Loss on sale of subsidiary		—		—		—		—		1,154		—		1,154
Deferred income taxes and employee statutory profit-sharing		(5,891)		122,982		—		117,091		1,571		—		118,662

		(4,274)		421,562		(10,211)		407,077		12,912		—		419,989
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable		(20,829)		(599,217)		10,708		(609,338)		(54,512)		19,535		(644,315)
Accounts receivable from affiliates		—		(199,196)		227,292		28,096		(29,320)		1,224		—
Inventories		10,635		(321,430)		—		(310,795)		2,059		—		(308,736)
Other current assets		(7,385)		227		—		(7,158)		(37,508)		—		(44,666)
Increase (decrease) in:
Trade accounts payable		3,500		162,476		(41,385)		124,591		27,682		887		153,160
Due to related parties		(149,497)		345,615		(196,118)		—		1,224		(1,224)		—
Other, net		(873)		27,589		—		26,716		37,023		—		63,739

Net resources used in operating Activities		(168,723)		(162,374)		(9,714)		(340,811)		(40,440)		20,422		(360,829)

Financing activities:
Notes payable to financial Institutions		64,204		307,532		—		371,736		—		—		371,736
Related party loans		—		(145,787)		—		(145,787)		—		—		(145,787)
Proceeds from issuance of common stock		—		5,399		—		5,399		—		—		5,399

Net resources generated by financing Activities		64,204		167,144		—		231,348		—		—		231,348

Investing activities:
Restricted investments		(102)		—		—		(102)		—		—		(102)
Proceeds from sale of machinery and Equipment		—		—		—		—		48,613		—		48,613
Acquisition of property and equipment		—		(17,217)		—		(17,217)		(9,371)		—		(26,588)
Investment in shares		10,708		—		(10,708)		—		—		—		—

Net resources generated by investing		10,606		(17,217)		(10,708)		(17,319)		39,242		—		21,923

Cash, temporary investments and restricted cash:
Net increase		(93,913)		(12,447)		(20,422)		(126,782)		(1,198)		20,422		(107,558)
Balance at beginning of period		96,277		93,508		—		189,785		32,673		—		222,458

Balance at end of period	Ps.	2,364	Ps.	81,061	Ps.	(20,422)	Ps.	63,003	Ps.	31,475	Ps.	20,422	Ps.	114,900

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity

Statement of Changes in Financial Position for the six-month period ended June 30, 2005

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Majority net income according to Mexican GAAP	Ps.	394,849	Ps.	400,106	Ps.	(400,106)	Ps.	394,849	Ps.	117	Ps.	(117)	Ps.	394,849
U.S. GAAP adjustments:
Reversal or revenue recognized under percentage of completion method of accounting		—		(434,704)		—		(434,704)		—		—		(434,704)
Reversal of cost recognized under percentage of completion method of accounting		—		219,698		—		219,698		—		—		219,698
Capitalization of interest		1,749		1,057		—		2,806		526		—		3,332
Deferred employee statutory profit-sharing		—		(4,755)		—		(4,755)		(834)		—		(5,590)
Effects of inflation on U.S. GAAP adjustments		(2,129)		29,205		—		27,076		731		—		27,807
Tax effects on U.S. GAAP adjustments		(525)		61,877		—		61,352		92		—		61,445

Total adjustments		(905)		(127,622)		—		(128,527)		515		—		(128,012)

Net income according to U.S. GAAP	Ps.	393,944	Ps.	272,484	Ps.	(400,106)	Ps.	266,322	Ps.	632	Ps.	(117)	Ps.	266,837

Majority stockholders' equity according to Mexican GAAP	Ps.	4,160,764	Ps.	3,839,282	Ps.	(3,839,282)	Ps.	4,160,764	Ps.	271,001	Ps.	(271,001)	Ps.	4,160,764
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting		—		(2,756,786)		—		(2,756,786)		(123,983)		—		(2,880,769)
Reversal of cost recognized under percentage of completion method of accounting		—		1,836,278		—		1,836,278		83,395		—		1,919,673
Capitalization of interest		49,671		30,017		—		79,688		14,946		—		94,634
Deferred employee statutory profit-sharing		—		(10,577)		—		(10,577)		(4,684)		—		(15,261)
Other		—		(10,706)		—		(10,706)		—		—		(10,706)

Total U.S. GAAP adjustments before tax effects		49,671		(911,774)		—		(862,104)		(30,325)		—		(892,429)
Tax effects on U.S. GAAP adjustments		(14,901)		268,871		—		253,970		9,330		—		263,300

Total adjustments		34,770		(642,904)		—		(608,134)		(20,995)		—		(629,129)

Stockholders' equity according to U.S. GAAP	Ps.	4,195,534	Ps.	3,196,378	Ps.	(3,839,282)	Ps.	3,552,630	Ps.	250,006	Ps.	(271,001)	Ps.	3,531,635

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity

Statements of Changes in Financial Position for the six-month period ended June 30, 2004 (Continued)

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Majority net income according to Mexican GAAP	Ps.	295,875	Ps.	295,592	Ps.	(295,592)	Ps.	295,875	Ps.	8,196	Ps.	(8,196)	Ps.	295,875
U.S. GAAP adjustments:
Reversal or revenue recognized under percentage of completion method of accounting		—		(676,553)		—		(676,553)		—		—		(676,553)
Reversal of cost recognized under percentage of completion method of accounting		—		416,944		—		416,944		—		—		416,944
Capitalization of interest		3,116		2,757		—		5,873		785		—		6,658
Value-added tax recovery		—		19,144		—		19,144		—		—		19,144
Effects of inflation on U.S. GAAP adjustments		—		22,655		—		22,655		194		—		22,848
Deferred employee statutory profit-sharing		—		(9,439)		—		(9,439)		(1,025)		—		(10,464)
Tax effects on U.S. GAAP adjustments		(935)		74,098		—		73,163		30		—		73,193

Total adjustments		2,181		(150,394)		—		(148,213)		(17)		—		(148,230)

Net income according to U.S. GAAP	Ps.	298,056	Ps.	145,198	Ps.	(295,592)	Ps.	147,662	Ps.	8,179	Ps.	(8,196)	Ps.	147,645

Majority stockholders' equity under Mexican GAAP	Ps.	1,639,856	Ps.	1,426,317	Ps.	(1,426,317)	Ps.	1,639,856	Ps.	164,495	Ps.	(164,495)	Ps.	1,639,856
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting		—		(1,884,646)		—		(1,884,646)		(13,945)		—		(1,898,590)
Reversal of cost recognized under percentage of completion method of accounting		—		1,334,217		—		1,334,217		10,320		—		1,344,537
Capitalization of interest		31,086		27,514		—		58,600		7,829		—		66,429
Deferred employee statutory profit-sharing		—		(11,745)		—		(11,745)		(1,025)		—		(12,770)
Other		—		(10,706)		—		10,706		—		—		(10,706)

Total U.S. GAAP adjustments before tax effects		31,086		(545,366)		—		(514,280)		3,179		—		(511,100)
Tax effects on U.S. GAAP adjustments		(9,325)		159,425		—		150,100		(954)		—		149,146

Total adjustments		21,761		(385,941)		—		(364,180)		2,225		—		(361,954)

Stockholders' equity according to U.S. GAAP	Ps.	1,661,617	Ps.	1,040,376	Ps.	(1,426,317)	Ps.	1,275,676	Ps.	166,720	Ps.	(164,495)	Ps.	1,277,902

INDEX TO BETA FINANCIAL STATEMENTS

Controladora Casas Beta, S.A. de C.V. and its Subsidiaries

Independent Auditors' Report to the
Board of Directors and Stockholders of
Controladora Casas Beta, S. A. de C. V.

        We have audited the accompanying consolidated balance sheets of Controladora Casas Beta, S. A. de C. V. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for each of the three years in the period ended December 31, 2004, all expressed in thousands of Mexican pesos of purchasing power of June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in Mexico and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Controladora Casas Beta, S. A. de C. V. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations, changes in their stockholders' equity and changes in their financial position for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in Mexico.

        Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income for the years ended December 31, 2004 and 2003, and the determination of consolidated stockholders' equity at December 31, 2004 and 2003, to the extent summarized in Note 18.

        Our audits also comprehended the translation of the Mexican peso amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. The translation of the financial statement amounts into U.S. dollars and the translation of the financial statements into English have been made solely for the convenience of readers in the United States of America.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu

/s/ C. P. C. Sergio Vargas Vargas
Mexico City, Mexico
March 18, 2005
(September 28, 2005 as to Notes 17, 18, 19 and 20 and as to the restatement to
Mexican pesos of purchasing power as of June 30, 2005 and the convenience translation)

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2004 and 2003

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2004 (Convenience translation, Note 2)	2004		2003
Assets
Current assets:
Cash and temporary investments	$8,830	Ps.	95,115	Ps.	75,110
Trade accounts receivable (Note 4)	108,409		1,167,786		719,136
Due from related parties (Note 14)	490		5,282		5,823
Inventories (Notes 5, 9 and 11)	27,552		296,786		205,234
Prepaid expenses	366		3,938		—

Total current assets	145,647		1,568,907		1,005,303
Land held for future development (Notes 5, 9 and 11)	17,838		192,150		55,583
Property, machinery and equipment—net (Note 6)	10,210		109,986		91,426
Investment in equity method invested (Note 8)	5,970		64,307		4,936
Deferred debt issuance cost, net of amortization of Ps.1,053	815		8,782		—

Total	$180,480	Ps.	1,944,132	Ps.	1,157,248

Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions (Note 9)	$18,036	Ps.	194,285	Ps.	164,884
Trade accounts payable	14,499		156,187		115,836
Amounts payable for land purchases (Note 10)	16,869		181,712		53,038
Due to related parties (Note 14)	—		—		2,427
Accrued expenses and taxes other than income taxes	1,361		14,658		13,945
Employee statutory profit-sharing	134		1,440		1,514

Total current liabilities	50,899		548,282		351,644
Long-term notes payable to financial institutions (Note 9)	782		8,428		119,632
Long-term debt (Note 11)	25,587		275,621		—
Long-term amounts payable for land purchases (Note 10)	—		—		47,853
Deferred income tax (Note 15)	31,310		337,268		198,435
Deferred employee statutory profit-sharing (Note 15)	310		3,340		—

Total liabilities	108,888		1,172,939		717,564

Contributions for future common stock increases	46		500		—
Stockholders' equity: (Note 12):
Common stock	24,027		258,822		258,822
Restatement of common stock	2,191		23,600		23,600
Legal reserve	999		10,761		10,761
Retained earnings	38,680		416,661		109,577

Majority stockholders' equity	65,897		709,844		402,760
Minority interest in consolidated subsidiaries	5,649		60,849		36,924

Total stockholders' equity	71,546		770,693		439,684

Total	$180,480	Ps.	1,944,132	Ps.	1,157,248

See accompanying notes to consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Consolidated Statements of Income

For the years ended December 31, 2004, 2003 and 2002

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2004 (Convenience translation, Note 2)	2004		2003		2002
Revenues	$231,869	Ps.	2,497,700	Ps.	1,648,835	Ps.	1,142,560
Costs	173,331		1,867,125		1,302,989		890,016

Gross profit	58,538		630,575		345,846		252,544
Selling and administrative expenses	12,269		132,165		131,426		131,750

Income from operations	46,269		498,410		214,420		120,794

Other income—net	132		1,417		925		1,944

Net comprehensive financing cost:
Interest income	(1,042)		(11,228)		(1,161)		(982)
Interest expense	168		1,810		6,537		4,557
Exchange loss—net	26		281		1,608		173
Monetary position loss (gain)	2,143		23,083		7,365		(56)

	1,295		13,946		14,349		3,692

Income before income taxes, employee statutory profit-sharing and equity in earnings (loss) of equity method investees	45,106		485,881		200,996		119,046
Income taxes (Note 15)	13,827		148,945		87,264		37,534
Employee statutory profit-sharing expense (Note 15)	310		3,340		—		130

Income before equity in earnings (loss) of equity method investees	30,969		333,596		113,732		81,382
Equity in earnings (loss) of equity method investees (Note 8)	240		2,587		(2,215)		(173)

Consolidated net income	$30,729	Ps.	331,009	Ps.	115,947	Ps.	81,555

Net income of majority stockholders	$28,508	Ps.	307,084		109,577		77,461
Net income of minority stockholders	2,221		23,925		6,370		4,094

Consolidated net income	$30,729	Ps.	331,009	Ps.	115,947	Ps.	81,555

See accompanying notes to consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the years ended December 31, 2004, 2003 and 2002

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	Common stock historical amount		Common stock restated amount		Additional paid in capital		Legal reserve		Retained earnings		Minority interest in consolidated subsidiaries		Total stockholders' equity (Note 12)
Balances as of January 1, 2002	Ps.	34,516	Ps.	8,217	Ps.	—	Ps.	—	Ps.	18,353	Ps.	872	Ps.	61,958
Contribution from stockholders (Note 2.b.)		—		—		118,695		—		—		—		118,695
Issuance of common stock		23,596		2,874		—		—		—		—		26,470
Repurchase of common stock		(10)		(2)		—		—		—		—		(12)
Contributions of minority interest		—		—		—		—		—		25,588		25,588
Comprehensive income		—		—		—		—		77,461		4,094		81,555

Balances as of December 31, 2002		58,102		11,089		118,695		—		95,814		30,554		314,254
Capitalization of additional paid in capital and retained earnings		192,176		11,572		(118,695)		10,761		(95,814)		—		—
Issuance of common stock		8,544		939		—		—		—		—		9,483
Comprehensive income		—		—		—		—		109,577		6,370		115,947

Balances as of December 31, 2003		258,822		23,600		—		10,761		109,577		36,924		439,684

Comprehensive income		—		—		—		—		307,084		23,925		331,009

Balances as of December 31, 2004	Ps.	258,822	Ps.	23,600	Ps.	—	Ps.	10,761	Ps.	416,661	Ps.	60,849	Ps.	770,693

(Convenience translation, Note 2)
Balances as of December 31, 2003		$24,027		$2,191		$—		$999		$10,172		$3,428		$40,817
Comprehensive income		—		—		—		—		28,508		2,221		30,729

Balances as of December 31, 2004		$24,027		$2,191		$—		$999		$38,680		$5,649		$71,546

See accompanying notes to consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Consolidated Statements of Changes in Financial Position

For the years ended December 31, 2004, 2003 and 2002

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2004 (Convenience translation, Note 2)	2004		2003		2002
Operating activities:
Net income	$30,729	Ps.	331,009	Ps.	115,947	Ps.	81,555
Items that did not require (generate) resources:
Equity in earnings (loss) of equity method invested	240		2,587		(2,215)		173
Depreciation and amortization	2,064		22,228		21,166		12,657
Deferred income taxes and employee statutory profit- sharing	13,198		142,172		73,104		25,929

	46,231		497,996		208,002		120,314
Changes in operating assets and liabilities
(Increase) decrease in:
Trade accounts receivables	(41,649)		(448,648)		(310,407)		(132,031)
Inventories	(21,177)		(228,120)		(31,437)		49,176
Prepaid expenses	(366)		(3,938)		—		—
(Increase) decrease in:
Due to related parties	(175)		(1,887)		(3,396)		—
Trade accounts payable	3,746		40,354		46,154		16,578
Amounts payable for land purchases	7,503		80,821		33,736		—
Accrued expenses and taxes other than income taxes	66		713		(15,302)		1,546
Deferred employee statutory profit-sharing	(7)		(74)		(210)		1,724

Resources (used in) generated by operating activities	(5,828)		(62,783)		(72,860)		57,307

Financing activities:
Notes payable to financial institutions—net	(7,594)		(81,803)		(18,493)		36,592
Long term debt—net	25,587		275,621		99,105		822
Contributions of minority interest	—		—		—		25,588
Contributions of stockholders	—		—		—		118,695
Repurchase of common stock	—		—		—		(12)
Contributions for future common stock increases	46		500		—		—
Issuance of common stock			—		9,482		26,470

Net resources generated by financing activities	18,039		194,318		90,094		208,155

Investing activities:
Acquisition of property, plant and equipment	(3,689)		(39,736)		(11,930)		(20,380)
Investment in associated companies	(5,752)		(61,959)		(2,515)		(174,702)
Deferred debt issuance costs	(913)		(9,835)		—		—

Net resources used in investing activities	(10,354)		(111,530)		(14,445)		(195,082)

Cash and temporary investments:
Net increase	1,857		20,005		2,789		70,380
Balance at beginning of year	6,973		75,110		72,321		1,941

Balance at end of year	$8,830	Ps.	95,115	Ps.	75,110	Ps.	72,321

See accompanying notes to consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2004, 2003 and 2002

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

1. Nature of business

        Controladora Casas Beta, S. A. de C. V.("Beta") is a holding company that, together with its subsidiaries (collectively, the "Company"), is primarily engaged in the promotion, design, construction and marketing of affordable entry-level housing, particularly in the Mexican states of Baja California, Nuevo León and Mexico.

        The Company currently participates in mortgage programs sponsored by the Institute of the National Workers Housing Fund ("INFONAVIT"), which grants mortgage financing to eligible purchasers following the approval of projects. Similarly, the Company markets housing to customers whose acquisitions of homes are financed by the Social Security and Services Institute Public-Sector Workers Housing Fund ("FOVISSSTE") and by the Federal Mortgage Society ("SHF") administered by the Bank of Mexico.

        Revenues are recognized by the percentage-of-completion method, and cash generated in respect of these sales is received when the houses are finished and delivered to the buyers. The Company finances substantially all of its activities as developer through bridge financing loans (loans from commercial banks that are secured by a mortgage on the property to be developed).

2. Basis of presentation

  a.
  Explanation for translation into English—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico (Mexican GAAP). Certain accounting practices applied by the Company that conform with Mexican GAAP may not conform with accounting principles generally accepted in the country of use.

    The financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican pesos amounts into U.S. dollar amounts are included solely for the convenience of the readers in the United States of America and have been made at the rate of Ps.10.7720 per one U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2005. Such translation should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at this or any other exchange rate.

  b.
  Consolidation of financial statements—The consolidated financial statements include those of the Company and its subsidiaries. A description of Beta's consolidated subsidiaries and its direct and indirect ownership interest in each is set forth below. Intercompany balances and transactions have been eliminated in these consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

        I. The subsidiary companies and their percentage participation are as follows:

		Ownership %
Subsidiaries
	Main activity	2004	2003
Casas Beta del Centro, S. A. de C. V.(2)	Design, construction and development of low income housing	89.90	89.90
Casas Beta del Noroeste, S. A. de C. V.	Design, construction and development of low income housing	99.90	99.90
Casas Beta del Norte, S. A. de C. V.	Design, construction and development of low income housing	99.90	99.90
Edificaciones Beta, S. A. de C. V.	Design and construction of low income housing.	99.80	99.80
Edificaciones Beta del Noroeste, S. A. de C. V.	Design and construction of low income housing.	99.00	99.00
Edificaciones Beta del Norte, S. A. de C. V.(1)	Design and construction of low income housing.	99.90	99.90
Comercializadora Cantaros, S. A. de C. V. (1)	Design and construction of low income housing.	99.94	99.94

(1)
Casas Beta del Norte, S.A. de C.V. and Edificaciones Beta del Norte, S.A. de C.V. were incorporated on July 30, 2003:

(2)
On November 13, 2002, and December 6, 2002, Beta made capital contributions of Ps.28,015 (Ps.25,102 historical value) and Ps.35,924 (Ps.29,844 historical value), respectively in Casas Beta del Centro S. A. de C. V. ("Casas Beta"), increasing its ownership in Casas Beta to 89.9%.

    These transactions generated an excess of recorded value over cost of subsidiary of Ps.118,695, which was recorded as a contribution from stockholders in stockholders' equity for the year ended December 31, 2002, as a result of the companies being under common control prior to the merger.

        II. The following entities are accounted for using the equity method of accounting:

		Ownership %
Entity
	Main activity	2004	2003
Compañía Mexicana de Block, S. A. de C. V.	Manufacturer of concrete elements for the Construction Industry.	19.99	19.99
Promotora Residencial Huehuetoca, S. A. de C. V.	Manufacturer of concrete elements for the Construction Industry.	50.00	50.00

  c.
  Comprehensive income—Represents changes in stockholders' equity during the year, for concepts other than distributions and activity in contributed common stock, and is comprised of the net income of the year, plus other comprehensive income (loss) items of the same period, which are presented directly in stockholders' equity without affecting the consolidated statements of income. In 2004,2003 and 2002, other comprehensive income consisted only of the net income for the year.

  d.
  Reclassifications—Certain amounts in the financial statements as of and for the year ended December 31, 2003 and 2002 have been reclassified in order to conform to the presentation of the consolidated financial statements as of and for the year ended December 31, 2004.

3. Summary of significant accounting policies

        The accounting policies followed by the Company are in conformity with Mexican GAAP, which requires that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management's best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

  a.
  Recognition of the effects of inflation—The Company restated its consolidated financial statements to Mexican peso purchasing power as of June 30, 2005. Accordingly, the consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 have been restated to Mexican pesos of purchasing power of June 30, 2005 and, therefore, differ from those originally reported in prior years.

    The following describes the method used to update the financial statements to constant pesos:

    •
    Inventories and cost of sales—Inventories mainly consist of land, permits, materials, labor, and direct and indirect costs that are incurred during the construction process, which are initially recorded at acquisition cost and restated using the National Consumer Price Index (NCPI). Cost of sales is also restated by applying such index.

    Financing cost incurred during the construction of the development is capitalized. The Company capitalized financing cost arising from mortgage bridge loans that relate to the construction process. The financing costs capitalized in 2004, 2003 and 2002 are Ps.68,396, Ps.50,070, and Ps. 38,052,respectively.

    •
    Property and equipment—Property and equipment are initially recorded at acquisition cost and restated using the NCPI. Depreciation and amortization, except for the construction molds, are calculated using the straight-line method based on the remaining useful lives of the related assets, as follows:

Years
Buildings and constructions	18
Office furniture and equipment	9
Construction equipment	5
Leasehold improvements	4
Computers	3
Transportation equipment	2

      Construction molds are depreciated based on the estimated production of 4,400 housing units and 2000 Rio prototype units, respectively. At December 31, 2004 and 2003, the remaining useful lives in units to be produced are 26,068 and 25,365, respectively.

    •
    Stockholders' equity—Stockholders' equity is restated using the NCPI as of the dates when the stockholders' equity was contributed or the dates when the income was generated, to the date as of which the financial statements are restated.

    •
    Monetary position result—The monetary position result, which represents the erosion of purchasing power of monetary items caused by inflation, is calculated by applying NCPI factors to monthly net monetary position. Losses result from maintaining a net monetary asset position.

  b.
  Temporary investments—Temporary investments are stated at the lower of acquisition cost plus accrued yields, or estimated net realizable value.

  c.
  Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the amounts mentioned above. The impairment indicators considered for purposes of measurement are, among others, the operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, reduction in the demand for the products manufactured, competition and other legal and economic factors.

  d.
  Deferred debt issuance costs—Represent costs incurred in connection with the issuance of debenture bonds ("certificados bursátiles"), and are recorded at cost and restated using the INPC. Amortization is calculated using the unpaid balance based on the maturity date of the debt.

  e.
  Employee retirement obligations—Seniority premiums and pension plans are recognized as costs over employee years of service and are calculated by the Company. Severance is charged to results when the liability is determined to be payable. Due to the low level of seniority for the majority of the Company's employees, the liability for employee retirement obligations is not significant at December 31, 2004 and 2003.

  f.
  Provisions—Provisions are recognized for obligations that result from a past event, that are probable to result in the use of economic resources and that can be reasonably estimated.

  g.
  Foreign currency balances and transactions—Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing income in the consolidated statements of income.

  h.
  Income tax, tax on assets and employee statutory profit-sharing—Income taxes (ISR) and employee statutory profit-sharing (PTU) are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ISR assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred PTU is derived from temporary differences between the accounting result and income for PTU purposes and is recognized only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

    The tax on assets paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented in the balance sheet decreasing the deferred ISR liability.

  i.
  Revenue and cost recognition—Revenues from the Company's activities as a developer are recorded using the percentage-of-completion method, measured by the percentage of actual costs incurred to total estimated costs for each development and each project. Under this method, the estimated revenue for each development and project is multiplied by such percentage to determine the amount of revenue to be recognized. The Company begins applying the percentage-of-completion method when the following conditions have been met:

  •
  The Company establishes that the homebuyer will obtain the required financing from the mortgage lender;

  •
  The homebuyer has submitted all required documents in order to obtain the financing from the mortgage lender;

  •
  The homebuyer has signed a purchase agreement; and

  •
  The homebuyer has made a down payment where down payments are required.

    Project costs include all direct materials and labor, as well as the cost of land purchases, direct and indirect costs, including financing cost. Provisions for losses derived from estimates or contracts are recognized during the period in which such amounts are determined.

4. Trade accounts receivable

        Trade accounts receivable consist of the following at December 31:

	2004		2003
Unbilled revenues on developments in progress(1)	Ps.	1,141,408	Ps.	700,680
Recoverable taxes		15,056		10,205
Officers and employees		8,584		6,744
Other		2,738		1,507

	Ps.	1,167,786	Ps.	719,136

(1)
Unbilled revenues on developments in progress represent revenues recognized on costs incurred, in accordance with the percentage-of-completion method, which have not yet been billed.

5. Inventories

        Inventories consist of the following at December 31:

	2004		2003
Construction-in-progress	Ps.	226,052	Ps.	180,011
Land held for future development		200,582		55,583
Construction materials		46,240		21,548
Advances to suppliers		16,062		3,675

		488,936		260,817
Current portion of real estate inventories		(296,786)		(205,234)

Land held for future development	Ps.	192,150	Ps.	55,583

6. Property, machinery and equipment

        Property, machinery and equipment consist of the following at December 31:

	2004		2003
Construction equipment	Ps.	62,603	Ps.	53,950
Computers		26,068		22,911
Transportation equipment		10,017		8,607
Buildings and constructions		9,992		9,911
Construction equipment acquired under capital leases		7,746		—
Office furniture and equipment		6,997		5,541
Leasehold improvements		3,440		1,425

		126,863		102,345
Accumulated depreciation		(43,151)		(33,940)

		83,712		68,405

Construction molds		46,302		31,044
Accumulated depreciation		(20,028)		(8,023)

		26,274		23,021

	Ps.	109,986	Ps.	91,426

7. Trust funds

        As discussed in Note 11 to the financial statements, on July 6, 2004, the Company implemented a program to issue medium term debt certificates (the "Certificates") guaranteed by the land reserve, the development of real estate projects and housing construction. The Certificates are secured pursuant to a Trust Agreement, by the following:

  •
  A cash reserve equal to 25% of the unpaid balance of the Certificates.

  •
  The land and development acquired with the proceeds of the Certificates, and

  •
  Certain proceeds realized from the sale of developed homes

    At December 31, 2004, the cash reserve balance in respect of the Certificates is Ps.127,547, as shown on the balance sheet net of long-term liabilities.

        (See Note 11, which explains the legal capacity of the Trust and its members)

8. Investment in equity method investees

        Investments in equity method investees is as follows at December 31:

	2004
	Ownership %	Stockholders' equity		Investment Balance		Equity in earnings
Compañía Mexicana de Block, S. A. de C. V.	19.99	Ps.	4,926	Ps.	985	Ps.	474
Promotora Residencial Huehuetoca, S. A. de C. V.	50.00		655		329		2,113

			5,581		1,314		2,587
Contributions for acquisition of shares(1)			—		62,993		—

Total		Ps.	5,581	Ps.	64,307	Ps.	2,587

	2003
	Ownership %	Stockholders' equity		Investment Balance		Equity in losses
Compañía Mexicana de Block, S. A. de C. V.	19.99	Ps.	7,628	Ps.	2,518	Ps.	—
Promotora Residencial Huehuetoca, S. A. de C. V.	50.00		4,838		2,418		(2,215)

Total		Ps.	12,466	Ps.	4,936	Ps.	(2,215)

(1)
On October 7 and 12, 2004, the Company made contributions based upon a contractual agreement for the acquisition of 50% of the shares of Super Abastos Centrales Comerciales S.A de C.V, for the purpose of developing a housing complex.

9. Notes payable to financial institutions

        Notes payable to financial institutions consist of the following at December 31:

	2004		2003
Bridge loan guaranteed by inventories, bearing interest at the TIIE rate plus 3%, maturing in 24 months from the date of advance or at the date on which title passes to the home buyer	Ps.	96,811	Ps.	—
Bridge loan guaranteed by inventories, bearing interest at the TIIE rate plus 3.75%, maturing in 18 months from the date of advance or at the date on which title pass to the home buyer		52,585		—
Bridge loan guaranteed by inventories, bearing interest at the TIIE plus 3.75%, maturing in 18 months from the date of advance or at the date on which the title passes to the home buyer		25,884		—
Bridge loans guaranteed by inventories, bearing interest at the TIIE plus 3.5%, maturing in 24 months from the date of advance or at the date on which the title passes to the home buyer		8,225		—
Capital lease obligations denominated in U.S. dollars for the acquisition of construction equipment, payable on July 2006, bearing interest at a rate that fluctuates from 6% to 8% at December 31, 2004,		9,152		6,073
Capital lease obligations for the acquisition of construction equipment, payable on December 2007, bearing interest at a rate that fluctuates from 10% to 17.40% at December 31, 2004		8,985		4,077
Term loan for the acquisition of machinery and equipment bearing interest at the TIIE plus 5%, payable in 12 months from the date of advance		1,071		5,078
Bridge loans guaranteed by real estate inventories, bearing interest at a rate that fluctuates from TIIE rate plus 5%, to TIIE rate plus 3.375%, maturing in a range from 12 to 24 months or at the date on which the title passes to the home buyer(1)		—		266,065
Note payable denominated in U.S. dollars for the acquisition of the construction molds for home construction, payable on March 2004, bearing interest at an annual rate of 6%		—		660
Term loan payable on December 31, 2005, bearing annual interest at 17% and term loan, payable in 2006, bearing interest at the TIIE plus 3.6%. Both term loans are guaranteed by machinery and equipment with a net book value of Ps.4,480.(1)		—		2,563

		202,713		284,516
Current portion of long-term debt		(194,285)		(164,884)

	Ps.	8,428	Ps.	119,632

        The scheduled maturities of notes payable to financial institutions at December 31, 2004, are as follows:

Year
2006	Ps.	5,433
2007		2,995

	Ps.	8,428

        TIIE.—Interbank Equilibrium Rate as defined by the Central Bank of Mexico. At December 31, 2004 and 2003, TIIE was 8.95% and 6.28%, respectively.

(1)
These loans were either prepaid or paid when the title passes to the homebuyer.

10. Land purchases

        The Company has executed purchase contracts for the following parcels of land:

	2004		2003
Contract for a total amount of Ps.34,000, payable 2005	Ps.	34,269	Ps.	—
Contract for a total amount of Ps.61,331 payable 2005		41,686		—
Contract for a total amount of $4,600,000 US dollars equivalent to $51,289 payable in 24 months		51,694		—
Contract for a total amount of Ps.31,500, payable 2005		23,812		—
Other land suppliers payable 2005		22,494		—
Contract for a total amount of Ps.46,535, payable 2005(1)		—		42,027
Contract for a total amount of Ps.21,235, payable 2005(1)		—		5,826
Contract for a total amount of Ps.77,006, payable 2004		7,757		53,038

		181,712		100,891
Current portion of long-term debt		(181,712)		(53,038)

	Ps.	—	Ps.	47,853

(1)
These loans were prepaid during the year ended December 31, 2004

11. Long term liabilities

        On June 30, 2004, the National Banking and Securities Commission ("CNBV") authorized the Company to issue secured medium-term debt certificates for an amount not exceeding Ps.800,000 to finance real estate developments.

        On July 8, 2004, the Company made the first issuance and public placement of 4,000,000 medium term debt certificates at par value of Ps.100 pesos each, for a total amount of Ps.400,000 payable in six equal, consecutive quarterly amounts through January 8, 2008, with maturity of the residual amount on July 8, 2009. The certificates bear interest at the TIIE rate plus 2.7 percentage points. At December 31, 2004, the applicable interest rate was 11.65%.

        As established in its contract of formation, the Trust can only utilize the benefits held to fulfill its legal purpose, which primarily includes using the resources derived from issuing the certificates to acquire land reserves, develop real estate projects, build housing and pay the certificates upon maturity. Consequently, the Trust cannot grant loans or perform financial transactions other than those specified in its Trust contract. The resources obtained from issuing the certificates are shown as a liability on the Company's balance sheet.

        Following the issuance of the Certificates, the Company has obtained the amount of Ps.403,168 from the Trust to finance the acquisition of land reserves, develop real estate projects and build housing. At December 31, 2004, the Company had cash collateral pledged in respect of the Certificates of Ps.127,547 resulting in net liability at December 31, 2004, of Ps.275,621 (see Note 7 regarding contributions made to the Trust and cash reserves).

        The scheduled maturities of long-term debt at December 31, 2004, are as follows:

Year
2008	Ps.	157,498
2009		118,123

	Ps.	275,621

12. Stockholders' equity

  a.
  Stockholders' equity consisted of the following as of December 31, 2004 and 2003:

	2004
	Number of shares	Historical		Restatement Effect		Total
Fixed capital, series I	500	Ps.	50	Ps.	13	Ps.	63
Variable capital, series II	309,500		258,772		23,587		282,359

	310,000		258,822		23,600		282,422
Legal reserve	—		10,150		611		10,761
Retained earnings	—		414,977		1,684		416,661

Total	310,000	Ps.	683,949	Ps.	25,895	Ps.	709,844

	2003
	Number of shares	Historical		Restatement Effect		Total
Fixed capital, series I	500	Ps.	50	Ps.	14	Ps.	64
Variable capital, series II	309,500		258,772		23,586		282,358

	310,000		258,822		23,600		282,422
Legal reserve	—		10,150		611		10,761
Retained earnings	—		110,300		(723)		109,577

Total	310,000	Ps.	379,272	Ps.	23,488	Ps.	402,760

        Common stock consists of shares, without par value, 500 shares correspond to fixed capital and 309,500 shares correspond to variable capital.

  b.
  The extraordinary general stockholders' meeting held on December 18, 2003, resolved to:

  1)
  Increase variable capital by capitalizing contributions made during fiscal 2003 for the amount of Ps.9,483 (Ps.8,544 historical pesos)

  2)
  Increase variable capital by the amount of Ps.203,748 by capitalizing additional capital contributions and retained earnings for the net amounts of Ps.118,695 and Ps.85,053, respectively.

  3)
  Separate the amount of Ps.10,761 (Ps.10,150 at face value) from retained earnings to create the legal reserve required by Article 20 of the Mexican general corporate law.

  c.
  The extraordinary general stockholders' meeting held on November 13, 2002, resolved to:

  1)
  Increase variable capital by capitalizing contributions for the amount of Ps.26,470 (Ps.23,596 historical pesos)

  2)
  Decrease variable capital by the reimbursement of 245 nominative shares for the amount of Ps.12 (Ps.10 historical pesos).

  d.
  Pursuant to a resolution of the extraordinary general stockholders' meeting held on December 6, 2002, variable common stock was increased by 10,000 Series II shares for Ps.12, through the capitalization of contributions made during fiscal 2002 ($10 historical pesos).

  e.
  Retained earnings includes the statutory legal reserve. The Mexican general corporate law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At December 31, 2004 and 2003, the legal reserve, in historical pesos, was Ps.10,150.

  f.
  Stockholders' equity, except restated paid-in capital and tax retained earnings, will be subject to income tax at the rate in effect when the dividend is distributed. In 2004, the ISR rate was

    33%; it will decrease to 30% in 2005, and subsequently one percentage point each year, until reaching 28% in 2007. Any tax paid on such distribution, may be credited against the income tax payable of the year in which the tax on the dividend is paid and the two fiscal years following such payment.

  g.
  The balances of the tax accounts of stockholders' equity at December 31, 2004 and 2003 are as follows:

	2004		2003
Contributed capital account	Ps.	72,542	Ps.	72,542

13. Foreign currency balances and transactions

  a.
  At December 31, 2004 and 2003 the foreign currency monetary position is as follows:

	2004		2003
	(Thousand of US dollars)
Monetary liabilities		(5,409)		(929)

Equivalent in Mexican pesos	Ps.	(61,159)	Ps.	(10,522)

  b.
  Exchange rates in effect at the dates of the consolidated balance sheets and of issuance of the consolidated financial statements were as follows:

	December 31,
					March 18, 2005
	2004		2003
Pesos per U.S. dollar	Ps.	11.2183	Ps.	11.2372	Ps.	11.2276

14. Transactions and balances with related parties

  a.
  Transaction with related parties, carried out in the ordinary course of business, were real estate land purchases in 2004 and 2003 for Ps.6,810 and Ps.9,392 respectively.

  b.
  Balances receivable and payable with related parties are as follows:

	2004		2003
Due from related parties:
Compañía Mexicana de Block, S. A. de C. V.	Ps.	4,878	Ps.	5,349
Other		404		474

	Ps.	5,282	Ps.	5,823

Due to related parties:
Promotora Residencial Huehuetoca, S. A. de C. V.	Ps.	—	Ps.	2,427

15. Income taxes, tax on assets and employee statutory profit-sharing

        In accordance with Mexican tax law, the Company is subject to income tax (ISR) and tax on assets (IMPAC), which take into consideration the taxable and deductible effects of inflation. The ISR rate was 33% in 2004 and 34% in 2003.

        IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period; any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the following ten years.

        On December 1, 2004, certain amendments to the ISR and IMPAC Laws were published and are effective as of 2005. The primary amendments were as follows: (a) the ISR rate was reduced to 30% in 2005, 29% in 2006 and 28% as of 2007; (b) for income tax purposes, cost of sales will be deducted instead of inventory purchases; (c) in 2005, an option was established to amortize inventories at December 31, 2004 into taxable income over a period from 4 to 12 years determined in conformity with the respective tax rules; when electing to amortize inventories into taxable income, any unamortized balance of inventories under Rule 106 and unamortized tax loss carryforwards must be deducted from the inventory balance; inventories may be deducted as sold; (d) as of 2006, the employee statutory profit-sharing paid will be fully deductible; (e) the deduction or accrual of the effect of inflation is now applicable to essentially all monetary assets and liabilities and (f) bank liabilities and liabilities with foreign entities are included in the determination of the IMPAC taxable base.

  a.
  Income tax consists of the following:

	2004		2003		2002
ISR:
ISR Current	Ps.	—	Ps.	8,971	Ps.	676
IMPAC Current		152		—		—
Deferred		188,293		82,728		40,919
Effect of reduction in statutory rate on deferred ISR		(39,500)		(4,435)		(4,061)

	Ps.	148,945	Ps.	87,264	Ps.	37,534

        To determine deferred ISR at December 31, 2004, the Company applied the different tax rates that will be in effect beginning in 2005 to temporary differences according to their estimated dates of reversal. In addition, in accordance with tax regulations in effect as of 2005, the Company's management elected to amortize the tax inventory of Ps.578,998 at December 31, 2004 into taxable income over a 4 to 8 year period beginning in 2005, based on inventory turnover. Accordingly, the initial effect of the new regulation of no longer deducting inventory purchases is deferred. The result derived from applying the different tax rates is shown in the table below under effect of reduction in statutory rate on deferred ISR.

  b.
  Reconciliation of the statutory ISR rate and the effective rate as a percentage of income before ISR and PTU for fiscal 2003 is shown below. The effective ISR rate for fiscal 2004 and 2002 differs from the statutory rate, mainly due to permanent differences such as nondeductible expenses and the effects of inflation.

2003%
Statutory rate	34.00
Add (less) the effect of permanent differences:
Nondeductible expenses	4.65
Effects of inflation, net	4.78
Effect of reduction in statutory rate on deferred ISR	(0.02)

Effective rate	43.41

  c.
  The main items comprising the liability balance of deferred ISR are:

	2004		2003
Deferred ISR (liability) asset:
Trade accounts receivable	Ps.	(243,044)	Ps.	(182,491)
Property, machinery and equipment		(10,170)		(6,118)
Inventories		(175,259)		(79,862)
Advances to suppliers		(6,814)		(3,225)
Other assets		(421)		(525)
Advances from clients		23,563		18,416
Accrued expenses		12,460		3,590
Effects of tax loss carryforwards		60,161		49,781

		(339,524)		(200,434)
Recoverable tax on asset paid		2,256		2,208
Change in valuation allowance on recoverable tax on assets paid		—		(209)

Total liability—net	Ps.	(337,268)	Ps.	(198,435)

  d.
  At December 31, 2004 and 2003, the Company has taxable temporary differences related to deferred PTU, mainly inventories, for which the respective deferred PTU liability was not recorded because the Company believes that they will not reverse due to the continued and recurring nature of its transactions. As a result of the tax amendments published on December 1, 2004, the Company recorded a net deferred PTU liability of Ps.3,340 related to inventory temporary differences, since cost of sales will now be deducted in place of inventory purchases, as mentioned in paragraph three of this note.

  e.
  Tax loss carryforwards and recoverable IMPAC for which the deferred ISR asset and prepaid ISR, respectively, have been recognized and can be recovered subject to certain conditions. Restated amounts as of December 31, 2004 and expiration dates are:

Year of Expiration	Recoverable IMPAC		Tax Loss Carryforwards
2012	Ps.	934	Ps.	23,372
2013		739		114,432
2014		583		68,541

	Ps.	2,256	Ps.	206,345

16. New accounting principles

        In May 2004, the IMCP issued Bulletin B-7, "Business Acquisitions" ("B-7"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. B-7 provides updated rules for the accounting treatment of business acquisitions and investments in associated entities. It establishes, among others; the adoption of the purchase method as the only accounting method for business combinations; it eliminates the amortization of goodwill, which is now subject to the impairment rules; it establishes rules for the accounting treatment of asset transfers or share exchange among entities under common control as well as for the acquisition of minority interest based on the provisions of Bulletin B-8, "Consolidated and combined financial statements and valuation of permanent investments in shares". Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's financial position or results of operations.

        In April 2004, the IMCP issued Bulletin C-10, "Derivative instruments and hedging activities" ("C-10"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged.. In general, C-10 establishes that for fair value hedges, any variances in the fair value, both of the derivative and the underlying, must be reflected in current earnings when such variances occur; for cash flow hedges, the effective portion of fair value variances must be recognized in other comprehensive income in stockholders' equity, while the ineffective portion must affect current earnings.

        With respect to derivative financial instruments, the C-10 establishes the conditions that must be met for an instrument to be considered as such, and revises and adds definitions. It also includes rules regarding the elements involved in hedging activities, including the formal documentation at the inception of each hedge and measurement of its effectiveness during its term, among others; C-10 classifies hedges into three categories: (a) fair value hedges, (b) cash flow hedges and (c) foreign currency hedges, and provides specific rules by type of hedge, for their valuation, recognition, presentation and disclosure.

        In April 2004, the IMCP issued Amendments to Bulletin C-2, "Financial instruments" ("C-2"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. Revised C-2 basically establishes that any variances in the fair value of financial instruments classified as available for sale must be recognized in other comprehensive income and reclassified to current earnings upon sale of such instruments; revised C-2 includes the possibility of making transfers among some of the categories under which financial instruments are classified, provided that conditions and rules for their accounting recognition are met. It also extends the applicability of impairment rules to financial instruments available for sale and provides more precise rules for their recognition.

        In January 2004, the IMCP issued revised Bulletin D-3, "Labor obligations" ("D-3"), which replaces the concept of unforeseen severance payments that are recognized in earnings of the period in which the payment decision is made, with that of "Severance payments at the end of the work relationship", defined as payments granted to employees when they conclude their labor relationship before reaching retirement age, for which the valuation and disclosure rules applicable to pension and seniority premium payments must be followed.

        Revised D-3 is mandatory as of January 1, 2005, but grants the option to immediately recognize in earnings the resulting transition asset or liability, or to amortize it over the average remaining labor life of employees.

        The Company believes that adoption of these new accounting principles will not have any material effect on its financial position and results of operations.

17. Summary of differences between Mexican GAAP and U.S. GAAP

        The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which vary in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders' equity and majority comprehensive income to U.S. GAAP is presented in Note 18. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements for the effects of inflation as required by Bulletin B-10, "Recognition of the Effects of Inflation in Financial Information", of Mexican GAAP. The application of this Bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for purposes of both Mexican and U.S. GAAP.

        The differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described as follows:

  a.
  Revenue and Cost Recognition

        Under Mexican GAAP, the Company uses the percentage-of-completion method of accounting to account for housing project revenues and costs related to housing construction, progress towards completion is measured in terms of comparing the actual costs incurred to the estimated total cost of a project.

        In accordance with U.S.GAAP home building sales are recognized when all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured. All such conditions are met at the time title passes to the buyer.

        Accordingly, a reconciling item for the additional revenues and additional costs recognized under the percentage-of-completion of accounting under Mexican GAAP is included in the U.S. GAAP reconciliation of net income and stockholders' equity.

  b.
  Deferred Income Taxes and Employee Statutory Profit-Sharing.

        The Company follows SFAS No. 109, "Accounting for Income Taxes", for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

  •
  Under Mexican GAAP the effects of inflation on the deferred income tax balance generated by monetary items are recognized in income in the line item monetary position loss (gain). Under

    U.S. GAAP all deferred income tax amounts are considered to be a nonmonetary item. As a result, the consolidated statement of income differs with respect to the presentation of the gain (loss) on monetary position and the deferred income tax provision.

  •
  Under Mexican GAAP deferred employee statutory profit-sharing is calculated considering only those temporary differences that arise during the year and which are expected to reverse within a defined period and the effect is recorded as a component of income tax expense. For purposes of applying U.S. GAAP the liability is determined using a methodology similar to the liability method used in the calculation of deferred income taxes. Also, for U.S. GAAP purposes, employee statutory profit-sharing is classified as an operating expense.

        As a result of the differences related to the recognition of revenue and costs, as described above, the deferred income tax amounts presented under Mexican GAAP differ from the amounts calculated in accordance with U.S. GAAP.

  c.
  Reconciliation of deferred income taxes and employee statutory profit sharing

	2004		2003
Deferred income tax and employee statutory profit-sharing liability according to Mexican GAAP, net	Ps.	340,608	Ps.	198,435
Effect of U.S. GAAP adjustments:
Accounts receivable		(261,541)		(201,875)
Inventories		205,830		159,805
Employee profit-sharing		348		725

Deferred income tax and employee statutory profit-sharing liability according to U.S. GAAP, net	Ps.	285,245	Ps.	157,090

  d.
  Deferred income tax and employee profit-sharing balance sheet classification:

	2004
					2003
			Non current
	Current				Current		Non current
Deferred tax assets	Ps.	—	Ps.	(5,854)	Ps	—	Ps.	26,217
Deferred tax liability		(279,391)		—		(183,307)		—

Net deferred tax (liability) asset	Ps.	(279,391)	Ps.	(5,854)	Ps.	(183,307)	Ps.	26,217

  e.
  The changes in the balance of the deferred income tax and employee statutory profit-sharing liability for the year are as follows:

	2004		2003
Balance at the beginning of the year	Ps.	157,090	Ps.	100,257
Provision for the year		128,155		56,833

Balance at the end of the year	Ps.	285,245	Ps.	157,090

  f.
  Reconciliation of Deferred Employee Profit-Sharing

	2004		2003
Deferred employee profit-sharing liability according to Mexican GAAP	Ps.	3,340	Ps.	—
Effect of U.S. GAAP adjustments:
Inventories and other		348		725

Deferred employee profit-sharing liability according to U.S. GAAP	Ps.	3,688	Ps.	725

  g.
  The changes in the balance of the deferred employee profit-sharing liability for the year are as follows:

	2004		2003
Balance at the beginning of the year	Ps.	725	Ps.	—
Provision for the year		2,963		725

Balance at the end of the year	Ps.	3,688	Ps.	725

  h.
  Statement of Cash Flows

        Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, "Statement of Changes in Financial Position" (B-12), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

        In accordance with U.S. GAAP the Company follows the requirements of SFAS No. 95, "Statement of Cash Flows", excluding the effects of inflation (see Note 18.g.).

  i.
  Classification Differences

        Under Mexican GAAP, advances for the purchase of land and construction materials are recorded as part of the cost of real estate inventories. Under U.S. GAAP such advances are classified as prepaid expenses.

        Under Mexican GAAP, deferred taxes are classified as non-current; U.S. GAAP requires a current, non-current classification based on the classification of the related asset or liability.

        Under Mexican GAAP, the long-term liabilities of the medium-term debt certificates issued by the Company are recorded net of cash collateral pledged. (see Notes 7 and 11); Under U.S. GAAP such cash collateral pledged is recorded as restricted long-term cash.

18. Reconciliation of Mexican GAAP net income and equity to U.S. GAAP net income and equity and the presentation of condensed financial statements in accordance with U.S. GAAP.

  a.
  Reconciliation of Majority Net Income for the Year

	2004		2003
Majority net income according to Mexican GAAP	Ps.	307,084	Ps.	109,577
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 17a)		(301,464)		(247,380)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 17a)		205,630		202,641
Deferred employee statutory profit-sharing (Note 17b)		(348)		(725)
Effects of inflation on U.S. GAAP adjustments		13,945		5,489

Total U.S. GAAP adjustments before tax effects		(82,237)		(39,975)

Tax effects on U.S. GAAP adjustments		25,058		13,340

Total U.S. GAAP adjustments		(57,179)		(26,635)

Net income according to U.S. GAAP	Ps.	249,905	Ps.	82,942

  b.
  Reconciliation of Majority Stockholders' Equity

	2004		2003
Majority stockholders' equity according to Mexican GAAP	Ps.	709,844	Ps.	402,760
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 17a)		(871,804)		(611,742)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 17a)		673,515		484,649
Deferred employee statutory profit-sharing (Note 17b)		(348)		(725)

Total U.S. GAAP adjustments before tax effects		(198,637)		(127,818)

Tax effects on U.S. GAAP adjustments		55,711		42,071

Total U.S. GAAP adjustments		(142,926)		(85,747)

Stockholders' equity according to U.S. GAAP	Ps.	566,918	Ps.	317,013

  c.
  Reconciliation of Majority Comprehensive Income

	2004		2003
Majority comprehensive income according to Mexican GAAP	Ps.	307,084	Ps.	109,577
Net U.S. GAAP adjustments:
Net income		(57,179)		(26,635)

Comprehensive income according to U.S. GAAP	Ps.	249,905	Ps.	82,942

  d.
  Condensed consolidated balance sheets according to U.S. GAAP

	2004		2003
Assets
Current assets	Ps.	1,370,619	Ps.	878,208
Land for development		192,150		55,583
Property and equipment		109,986		91,426
Restricted cash		127,547		—
Other assets		73,089		4,936

Total assets	Ps.	1,873,391	Ps.	1,030,153

Liabilities and stockholders' equity
Current liabilities	Ps	828,174	Ps	534,948
Long-term debt		417,450		141,268
Minority interest		60,849		36,924
Majority stockholders' equity		566,918		317,013

Total liabilities and stockholders' equity	Ps.	1,873,391	Ps.	1,030,153

  e.
  Condensed consolidated statements of operations according to U.S. GAAP

	2004		2003
Revenues	Ps.	2,196,237	Ps.	1,401,455
Costs		1,661,495		1,100,348

Gross profit		534,742		301,107
Operating income		402,229		168,957
Income before income taxes		401,058		163,237
Income taxes		127,228		73,925
Minority interest		23,925		6,370

Net income according to U.S.G AAP	Ps.	249,905	Ps.	82,942

  f.
  Reconciliation of changes in stockholders' equity according to U.S. GAAP

	2004		2003
Stockholders' equity at beginning of year	Ps.	317,013	Ps.	224,588
Issuance of common stock		—		9,483
Net income according to U.S. GAAP		249,905		82,942

Stockholders' equity at end of year	Ps.	566,918	Ps.	317,013

  g.
  Condensed consolidated statements of cash flows on a historical cost basis according to U.S. GAAP

	2004		2003
Operating activities:
Consolidated net income	Ps.	285,418	Ps.	98,041
Non-cash items:
Depreciation		21,977		21,166
Allowance for doubtful accounts		—		—
Deferred income tax and statutory profit-sharing		123,997		71,961
Working capital investment		(411,137)		(255,924)
		—		—

Net cash flows provided by (used in) operating activities		20,255		(64,756)

Investing activities:
Investments in:
Restricted cash		(126,539)		—
Property and equipment		(43,262)		(14,790)
Other assets		(62,954)		(2,260)

Net cash flows used in investing activities		(232,755)		(17,050)

Financing activities:
Proceeds from new borrowings		1,582,901		240,744
Payments of notes payable to financial institutions		(1,347,661)		(159,689)
Payments of related party loans		(141)		(1,928)
Proceeds from issuance of common stock		—		8,544

Net cash flows provided by financing activities		235,009		87,671

Net increase in cash and cash equivalents		22,599		5,865
Cash and cash equivalents at the beginning of the year		71,432		65,567

Cash and cash equivalents at the end of the year	Ps.	94,031	Ps.	71,432

Supplemental cash flow information:
Interest paid	Ps.	55,305	Ps.	22,717

Income tax and tax on assets paid	Ps.	11,743	Ps.	15,603

19. Additional U.S. GAAP disclosure information

  Recently Issued Accounting Standards.

  U.S. GAAP

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payments or SFAS No. 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123R will be effective for our fiscal year ending December 31, 2006. The Company does not believe the effect of the future adoption of SFAS No. 123R will have a material impact on its financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets—an amendment of APB Opinion No. 29 or SFAS No. 153, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring after January 1, 2006. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In December 2003, FIN 46 was replaced by FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)). FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. For the purpose of analyzing investments in potential variable interest entities formed after January 31, 2003, the Company has applied the provision of FIN 46 and FIN 46(R) as of January 1, 2004. For the purpose of analyzing potential variable interests in variable interest entities previously defined as Special Purpose Entities (SPE's) created before February 1, 2003, the Company has applied the provision of FIN 46 and FIN 46(R) for the period beginning January 1, 2004. The Company has also applied the provisions of FIN 46 and FIN 46(R) in determining whether the Company holds potential interests in variable interest entities not previously defined as SPE's for the period ending December 31, 2004. The adoption of FIN 46(R) did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        On January 1, 2004, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain financial instruments be classified as liabilities that were previously considered equity. The provisions of SFAS No. 150 were effective for financial instruments entered into or modified after May 31, 2003. For pre-existing instruments, the Company adopted SFAS No. 150 on January 1, 2004. The adoption of SFAS No. 150 did not have a material impact on the Company's financial position, results of operations or cash flows.

20. Subsequent event

        On July 1, 2005 the Company was acquired by Desarrolladora Homex, S.A. de C.V. ("Homex"). The purchase price was approximately Ps.2,041.5 million (US$188.9 million). The acquisition involved the purchase of 53.0% of the Company's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of the Company's stock in exchange for 22.0 million of the Homex's common shares valued at Ps.977.6 million (US$90.5 million). Following the acquisition, the Company was merged into Homex. The former Company shareholders own approximately 6.6% of Homex's capital stock.

* * * * * *

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2005 and December 31, 2004

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	June 30, 2005 (Unaudited) (Convenience translation, Note 1)	June 30, 2005 (Unaudited)		December 31, 2004
Assets
Current assets:
Cash and temporary investments	$3,882	Ps.	41,816	Ps.	95,115
Trade accounts receivable	148,182		1,596,216		1,167,786
Due from related parties	—		—		5,282
Inventories	33,941		365,610		296,786
Prepaid expenses	248		2,671		3,938

Total current assets	186,253		2,006,313		1,568,907
Land held for future development	17,658		190,216		192,150
Property, plant and equipment—Net	10,253		110,441		109,986
Investment in equity method investees	30		326		64,307
Goodwill	1,122		12,087		—
Deferred debt issuance cost, net of amortization of Ps.1,227 and Ps 1,053	792		8,531		8,782

Total	$216,108	Ps.	2,327,914	Ps.	1,944,132

Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions	$31,652	Ps.	337,982	Ps.	194,285
Trade accounts payable	19,228		207,131		156,187
Amounts payable for land purchases	9,341		100,617		181,712
Due to related parties	—		—		—
Accrued expenses and taxes other than income taxes	3,047		32,825		14,658
Employee statutory profit-sharing	145		1,559		1,440

Total current liabilities	63,412		680,114		548,282
Long-term notes payable to financial institutions	—		2,971		8,428
Long-term debt	25,178		271,221		275,621
Long-term amounts payable for land purchases	—		—		—
Deferred income tax	35,517		382,584		337,268
Deferred employee statutory profit-sharing	308		3,314		3,340

Total liabilities	124,415		1,340,204		1,172,939

Contributions for future common stock increases	—		—		500
Stockholders' equity:
Common stock	24,088		259,472		258,822
Restatement of common stock	2,191		23,600		23,600
Legal reserve	999		10,761		10,761
Retained earnings	56,896		612,886		416,661

Majority stockholders' equity	84,174		906,719		709,844
Minority interest in consolidated subsidiaries	7,519		80,991		60,849

Total stockholders' equity	91,693		987,710		770,693

Total	$216,108	Ps.	2,327,914	Ps.	1,944,132

See accompanying notes to unaudited condensed consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Condensed Consolidated Statements of Income

For the six-month periods ended June 30, 2005 and 2004

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2005 (Unaudited) (Convenience translation, Note 1)	2005 (Unaudited)		2004 (Unaudited)
Revenues	$115,121	Ps.	1,240,082	Ps.	1,038,367
Costs	87,975		947,663		821,320

Gross profit	27,146		292,419		217,047
Administrative expenses	8,850		95,335		62,620

Income from operations	18,296		197,084		154,427

Other expense (income)—net	4		42		(29)

Net comprehensive financing (income) cost:
Interest income	(290)		(3,120)		(282)
Interest expense	274		2,955		1,064
Exchange (gain) loss—net	(3)		(32)		436
Monetary position (gain) loss	(457)		(4,931)		11,138

	(476)		(5,128)		12,356

Income before income taxes, employee statutory profit-sharing and equity in earnings of equity method investees	18,768		202,170		142,100
Income taxes and employee statutory profit-sharing	4,591		49,452		45,933

Income before equity in earnings of equity method investees	14,177		152,718		96,167
Equity in earnings of equity method investees	—		—		830

Consolidated net income	$14,177	Ps.	152,718	Ps.	96,997

Net income of majority stockholders	12,567		135,376		91,151
Net income of minority stockholders	1,610		17,342		5,846

Consolidated net income	$14,177	Ps.	152,718	Ps.	96,997

See accompanying notes to unaudited condensed consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders' Equity

For the six-month periods ended June 30, 2005

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	Common stock Historical amount		Common stock restated amount		Legal reserve		Retained earnings		Minority Interest in consolidated subsidiaries		Total stockholders' equity
Balances as of January 1, 2004	Ps.	258,822	Ps.	23,600	Ps.	10,761	Ps.	109,577	Ps.	36,924	Ps.	439,684
Comprehensive income (unaudited)		—		—		—		91,151		5,846		96,997

Balances as of June 30, 2004 (unaudited)	Ps.	258,822	Ps.	23,600	Ps.	10,761	Ps.	200,728	Ps.	42,770	Ps.	536,681

Balances as of January 1, 2005	Ps.	258,822	Ps.	23,600	Ps.	10,761	Ps.	416,661	Ps.	60,849	Ps.	770,693
Dilution of minority interest (unaudited)		—		—		—		60,849		(60,849)		—
Issuance of common stock (unaudited)		650		—		—		—		—		650
Contributions of minority interest (unaudited)		—		—		—		—		63,649		63,649
Comprehensive income (unaudited)		—		—		—		135,376		17,342		152,718

Balances as of June 30, 2005 (unaudited)	Ps.	259,472	Ps.	23,600	Ps.	10,761	Ps.	612,886	Ps.	80,991	Ps.	987,710

(Convenience translation, Note 1) Balances as of January 1, 2005		$24,027		$2,191		$999		$38,680		$5,649		$71,546
Dilution of minority interest (unaudited)		—		—		—		5,649		(5,649)		—
Issuance of common stock (unaudited)		60		—		—		—		—		60
Contributions of minority interest (unaudited)		—		—		—		—		5,909		5,909
Comprehensive income (unaudited)		—		—		—		12,567		1,610		14,177

Balances as of June 30, 2005 (unaudited)		$24,087		$2,191		$999		$56,896		$7,519		$91,692

See accompanying notes to unaudited condensed consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Condensed Consolidated Statements of Changes in Financial Position

For the six-month periods ended June 30, 2005 and 2004

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2005 (Unaudited) (Convenience translation, Note 1)	2005 (Unaudited)		2004 (Unaudited)
Operating activities:
Net income	$14,177	Ps.	152,718	Ps.	96,997
Items that did not require (generate) resources:
Equity in earnings of equity method investees	—		—		830
Depreciation and amortization	842		9,065		9,010
Deferred income taxes and employee statutory profit-sharing	4,204		45,290		37,364

	19,223		207,073		144,201
Changes in operating assets and liabilities
(Increase) decrease in:
Trade accounts receivables	(39,773)		(428,430)		(330,450)
Inventories	(6,210)		(66,890)		(25,431)
Prepaid expenses	118		1,267		—
(Increase) decrease in:
Due to related parties	490		5,282		6,488
Trade accounts payable	3,528		38,007		13,645
Amounts payable for land purchases	(7,528)		(81,095)		—
Accrued expenses and taxes other than income taxes	1,687		18,167		(1,522)
Deferred employee statutory profit-sharing	11		119		—

Net resources used in operating activities	(28,454)		(306,500)		(193,069)

Financing activities:
Notes payable to financial institutions—net	14,033		151,177		139,899
Long term debt—net	(408)		(4,400)		—
Additional paid in capital	5,909		63,649		—
Contributions for future common stock increases	(46)		(500)		—
Issuance of common stock	60		650		—

Net resources generated by financing activities	19,548		210,576		139,899

Investing activities:
Acquisition of property, plant and equipment	(860)		(9,269)		(11,772)
Goodwill	(1,123)		(12,087)		—
Investment in associated companies	5,941		63,981		2,418

Net resources generated by (used in) investing activities	3,958		42,625		(9,354)

Cash and temporary investments:
Net decrease	(4,948)		(53,299)		(62,524)
Balance at beginning of period	8,830		95,115		75,115

Balance at end of period	$3,882	Ps.	41,816	Ps.	12,591

See accompanying notes to unaudited condensed consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

For the six-month period ended June 30, 2005

(In thousands of Mexican pesos of purchasing power as of June 30, 2005)

1. Basis of presentation and principles of consolidation

        Basis of presentation—The unaudited condensed consolidated financial statements of Controladora Casas Beta, S.A. de C.V. ("Beta") and its subsidiaries (the "Company") included herein have been prepared in accordance with generally accepted accounting principles in Mexico ("Mexican GAAP") and are unaudited. Certain information and footnote disclosures normally prepared in accordance with Mexican GAAP have been condensed or omitted, although the Company believes that the disclosures are adequate to make the information not misleading. The condensed consolidated balance sheet at December 31, 2004 is derived from the December 31, 2004 audited financial statements but does not include all disclosures required by Mexican GAAP. These unaudited condensed financial statements should be read in connection with the Company's audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2004.

        The unaudited condensed consolidated financial information included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary, in the opinion of management, for a fair presentation of the Company's consolidated financial position and consolidated results of operations, changes in stockholders' equity and changes in financial position for the interim periods presented. The results of operations for interim periods are not necessarily indicative of the results to be expected for an entire year.

        The unaudited condensed consolidated financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican peso amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of Ps.10.7720 per one U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2005. Such translation should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at this or any other exchange rate.

        Principles of consolidation of financial statements—The unaudited consolidated financial statements include those of Beta, and its consolidated subsidiaries, material intercompany balances and transactions have been eliminated in these unaudited consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

        In June 2005, Casas Beta del Centro, S. A. de C. V. ("Casas Beta") repurchased the equity interest of its minority stockholders. As a result of such repurchase, Beta's ownership interest in Casas Beta increased from 89.9% to 99.9%. This transaction generated a dilution of the minority interest of Ps.60,849, which was recorded as an increase in retained earnings and a decrease in minority interest.

        Consolidation of financial statements—The consolidated financial statements include those of the Company and its subsidiaries. A description of Beta's consolidated subsidiaries and its direct and indirect ownership interest in each is set forth below. Intercompany balances and transactions have been eliminated in these consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

        The subsidiary companies and their percentage participation are as follows:

		Ownership %
Subsidiaries
	Main activity	2005	2004
Casas Beta del Centro, S. A. de C. V.	Design, construction and development of low income housing	89.90	89.90
Casas Beta del Noroeste, S. A. de C. V.	Design, construction and development of low income housing	99.90	99.90
Casas Beta del Norte, S. A. de C. V.	Design, construction and development of low income housing	99.90	99.90
Edificaciones Beta, S. A. de C. V.	Design and construction of low income housing.	99.80	99.80
Edificaciones Beta del Noroeste, S. A. de C. V.	Design and construction of low income housing.	99.00	99.00
Edificaciones Beta del Norte, S. A. de C. V.	Design and construction of low income housing.	99.90	99.90
Comercializadora Cantaros, S. A. de C. V.	Design and construction of low income housing.	99.94	99.94
Super Abastos Centrales Comerciales, S. A. de C. V.(1)	Design and construction of low income housing.	50.00	—

(1)
On October 7 and 12, 2004, the Company made contributions based upon a contractual agreement for the acquisition of 50% of the shares of Super Abastos Centrales Comerciales S.A de C.V. ("Abastos"), for the purpose of developing a housing complex. In February 2005 the Company assumed control of Abastos.

2. Inventories

        Inventories consist of the following:

	June 30, 2005		December 31, 2004
	(Unaudited)
Construction-in-progress	Ps.	309,143	Ps.	226,052
Land held for future development		190,216		200,582
Construction materials		37,273		46,240
Advances to suppliers		19,264		16,062

		555,896		488,936
Current portion of real estate inventories		(365,610)		(296,786)

Land held for future development	Ps.	190,216	Ps.	192,150

3. Notes payable to financial institutions

        Notes payable to financial institutions consist of the following:

	June 30, 2005		December 31, 2004
	(Unaudited)
Bridge loan secured by inventories, bearing interest at the Interbank Equilibrium Rate as defined by the Central Bank of Mexico ("TIIE") rate plus 3%, maturing in 24 months from the date of advance or at the date on which title passes to the home buyer	Ps.	151,725	Ps.	—
Bridge loan secured by inventories, bearing interest at the TIIE rate plus 3%, maturing in 24 months from the date of advance or at the date on which title passes to the home buyer.		118,490		96,811
Bridge loan secured by inventories, bearing interest at the TIIE rate plus 3.75%, maturing in 18 months from the date of advance or at the date on which title pass to the home buyer.		25,412		52,585
Bridge loan secured by inventories, bearing interest at the TIIE rate plus 3.375%, maturing in 18 months from the date of advance or at the date on which the title passes to the home buyer.		22,225		25,884
Bridge loans secured by inventories, bearing interest at the TIIE rate plus 3.5%, maturing in 24 months from the date of advance or at the date on which the title passes to the home buyer.		2,721		8,225
Capital lease obligations denominated in U.S. dollars for the acquisition of construction equipment, payable in July 2006, bearing interest at a rate that fluctuates from 6% to 8% at December 31, 2004.		6,349		9,152
Capital lease obligations for the acquisition of construction equipment, payable in December 2007, bearing interest at a rate that fluctuates from 10% to 17.40% at December 31, 2004.		14,031		8,985
Term loan for the acquisition of machinery and equipment bearing interest at the TIIE rate plus 5%, payable in 12 months from the date of advance.		—		1,071

		340,953		202,713
Current portion of long-term debt		(337,982)		(194,285)

	Ps.	2,971	Ps.	8,428

        The scheduled maturities of notes payable to financial institutions at June 30, 2005, are as follows:

Year
2007	Ps. 2,971

(1)
These loans were either prepaid or paid when the title passes to the homebuyer.

        At of June 30, 2005 and December 31, 2004 the TIIE interest rate was 9.61% and 8.95%, respectively.

4. Long term liabilities

        On June 30, 2004, the National Banking and Securities Commission ("CNBV") authorized the Company to issue secured medium-term debt certificates for an amount not exceeding Ps.800,000 to finance real estate developments.

        On July 8, 2004, the Company made the first issuance and public placement of 4,000,000 medium term debt certificates at par value of Ps.100 each, for a total amount of Ps.400,000 payable in six equal, consecutive quarterly amounts through January 8, 2008, with maturity of the residual amount on July 8, 2009. The Certificates bear interest at the TIIE rate plus 2.7 percentage points. At December 31, 2004, the applicable interest rate was 11.65%.

        As established in its contract of formation, the Trust established to secure repayment of the Company?s medium term debt certificates can only utilize the benefits held to fulfill its legal purpose, which primarily includes using the resources derived from issuing the Certificates to acquire land reserves, develop real estate projects, build housing and pay the Certificates upon maturity. Consequently, the Trust cannot grant loans or perform financial transactions other than those specified in its Trust contract. The resources obtained from issuing the Certificates are shown as a liability on the Company's balance sheet.

        Following the issuance of the Certificates, the Company has obtained the amount of Ps.400,000 from the Trust to finance the acquisition of land reserves, develop real estate projects and build housing. At June 30, 2005 and December 31, 2004, the Company had cash collateral pledged in respect of the Certificates of Ps.128,779 (unaudited) and Ps.126,539, respectively, resulting in net liability at June 30, 2005 and December 31, 2004 of Ps.271,221 (unaudited) and Ps 273,461, respectively.

        The scheduled maturities of long-term debt at June 30, 2005 (unaudited), are as follows:

Year
2008	Ps.	153,098
2009		118,123

	Ps.	271,221

5. Summary of differences between Mexican GAAP and U.S. GAAP

        The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which vary in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders' equity and majority comprehensive income to U.S. GAAP is presented in Note 6. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements for the effects of inflation as required by Bulletin B-10, "Recognition of the Effects of Inflation in Financial Information", of Mexican GAAP. The application of this Bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for purposes of both Mexican and U.S. GAAP.

        The differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described as follows:

  a.
  Revenue and Cost Recognition

    Under Mexican GAAP, the Company uses the percentage-of-completion method of accounting to account for housing project revenues and costs related to housing construction, progress towards completion is measured in terms of comparing the actual costs incurred to the estimated total cost of a project.

    In accordance with U.S.GAAP home building sales are recognized when all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured. All such conditions are met at the time title passes to the buyer.

    Accordingly, a reconciling item for the additional revenues and additional costs recognized under the percentage-of-completion of accounting under Mexican GAAP is included in the U.S. GAAP reconciliation of net income and stockholders' equity.

  b.
  Deferred Income Taxes and Employee Statutory Profit Sharing

    The Company follows SFAS No. 109, "Accounting for Income Taxes", for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

    •
    Under Mexican GAAP the effects of inflation on the deferred income tax balance generated by monetary items are recognized in income in the line item monetary position loss (gain). Under U.S. GAAP all deferred income tax amounts are considered to be a nonmonetary item. As a result, the consolidated statement of income differs with respect to the presentation of the monetary position loss (gain) and the deferred income tax provision.

    •
    Under Mexican GAAP deferred employee statutory profit sharing is calculated considering only those temporary differences that arise during the year and which are expected to reverse within a defined period and the effect is recorded as a component of income tax expense. For purposes of applying U.S. GAAP the liability is determined using a methodology similar to the liability method used in the calculation of deferred income taxes.

      Also, for U.S. GAAP purposes, employee statutory profit sharing is classified as an operating expense.

    As a result of the differences related to the recognition of revenue, as described above, the deferred income tax amounts presented under Mexican GAAP differ from the amounts calculated in accordance with U.S. GAAP.

  c.
  Reconciliation of deferred income taxes and employee statutory profit sharing

	June 30, 2005		December 31, 2004
	(Unaudited)
Deferred income tax and employee statutory profit sharing liability according to Mexican GAAP, net	Ps.	385,898	Ps.	340,608
Effect of U.S. GAAP adjustments:
Accounts receivable		(335,927)		(261,541)
Inventories		259,156		205,830
Employee profit sharing		409		348

Deferred income tax and employee statutory profit sharing liability according to U.S. GAAP, net	Ps.	309,536	Ps.	285,245

  d.
  Deferred income tax and employee statutory profit sharing balance sheet classification:

	June 30, 2005				December 31, 2004
	Current		Noncurrent		Current		Noncurrent
	(Unaudited)
Deferred tax assets	Ps.	—	Ps.	(6,190)	Ps.	—	Ps.	(5,854)
Deferred tax liability		(303,346)		—		(279,391)		—

Net deferred tax (liability) asset	Ps.	(303,346)	Ps.	(6,190)	Ps.	(279,391)	Ps.	(5,854)

  e.
  The changes in the balance of the deferred income tax and employee statutory profit sharing liability for the year are as follows:

	June 30, 2005		December 31, 2004
	(Unaudited)
Balance at the beginning of the period	Ps.	285,245	Ps.	157,090
Provision for the period		24,291		128,155

Balance at the end of the period	Ps.	309,536	Ps.	285,245

  f.
  Statement of Cash Flows

        Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, "Statement of Changes in Financial Position" (B-12), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

        In accordance with U.S. GAAP the Company follows the requirements of SFAS No. 95, "Statement of Cash Flows", excluding the effects of inflation (see Note 6.g.).

  g.
  Classification Differences

        Under Mexican GAAP advances for the purchase of land and construction materials are recorded as part of the cost of real estate inventories. Under U.S. GAAP such advances are classified as prepaid expenses.

        Under Mexican GAAP, deferred taxes are classified as non-current; U.S. GAAP requires a current, non-current classification based on the classification of the related asset or liability.

        Under Mexican GAAP, the long-term liabilities of the medium-term debt certificates issued by the Company are recorded net of cash collateral pledged; Under U.S. GAAP such cash collateral pledged is recorded as restricted long-term cash.

6. Reconciliation of Mexican GAAP net income and equity to U.S. GAAP net income and equity and the presentation of condensed financial statements in accordance with U.S. GAAP.

  a.
  Reconciliation of Majority Net Income for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Majority net income according to Mexican GAAP	Ps.	135,376	Ps.	91,151
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 5a)		(386,850)		(200,804)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 5a)		324,443		144,830
Effects of inflation on U.S. GAAP adjustments		10,357		12,178

Total U.S. GAAP adjustments before tax effects		(52,050)		(43,796)
Tax effects on U.S. GAAP adjustments		16,172		13,678

Total U.S. GAAP adjustments		(35,878)		(30,118)

Net income according to U.S. GAAP	Ps.	99,498	Ps.	61,033

  b.
  Reconciliation of Majority Stockholders' Equity for the six-month period ended June 30, 2005:

	2005
	(Unaudited)
Majority stockholders' equity according to Mexican GAAP	Ps.	906,719
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 5a)		(1,119,758)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 5a)		864,592

Total U.S. GAAP adjustments before tax effects		(255,166)
Tax effects on U.S. GAAP adjustments		76,362

Total U.S. GAAP adjustments		(178,804)

Stockholders' equity according to U.S. GAAP	Ps.	727,915

  c.
  Reconciliation of Majority Comprehensive Income for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Majority comprehensive income according to Mexican GAAP	Ps.	135,376	Ps.	91,151
Net U.S. GAAP adjustments:
Net income		(35,878)		(30,118)

Comprehensive income according to U.S. GAAP	Ps.	99,498	Ps.	61,033

  d.
  Condensed consolidated balance sheets according to U.S. GAAP

	June 30, 2005		December 31, 2004
	(Unaudited)
Assets
Current assets	Ps.	1,606,256	Ps.	1,370,619
Land for development		190,216		192,150
Property and equipment		110,441		109,986
Restricted Cash		127,547		127,547
Other assets		20,945		73,089

Total assets	Ps.	2,055,405	Ps.	1,873,391

Liabilities and stockholders' equity
Current liabilities	Ps	992,621	Ps	828,174
Long-term debt		271,221		417,450
Minority interest		63,648		60,849
Majority stockholders' equity		727,915		566,918

Total liabilities and stockholders' equity	Ps.	2,055,405	Ps.	1,873,391

  e.
  Condensed consolidated statements of operations according to U.S. GAAP for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Revenues	Ps.	853,232	Ps.	838,543
Costs		623,221		677,598

Gross profit		230,011		160,945
Operating income		134,677		98,265
Income before income taxes		150,121		98,935
Income taxes		33,280		32,299
Minority interest		17,343		5,603

Net income according to U.S. GAAP	Ps.	99,498	Ps.	61,033

  f.
  Reconciliation of changes in stockholders' equity according to U.S. GAAP for the six-month period ended June 30, 2005:

	2005
	(Unaudited)
Stockholders' equity at beginning of period	Ps.	566,918
Net income according to U.S. GAAP		99,498
Dilution of minority interest		60,849
Issuance of common stock		650

Stockholders' equity at the end of the period	Ps.	727,915

  g.
  Condensed consolidated statements of cash flows on a historical cost basis according to U.S. GAAP for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Operating activities:
Consolidated net income	Ps.	108,593	Ps.	74,723
Non-cash items:
Depreciation		9,484		11,602
Allowance for doubtful accounts		—		(4,461)
Deferred income tax and statutory profit sharing		33,030		29,922
Working capital investment		(78,901)		(349,036)
		—		—

Net cash flows provided by (used in) operating activities		72,206		(237,250)

Investing activities:
Investments in:
Property and equipment		(13,736)		(17,748)
Other assets		(177)		(729)

Net cash flows used in investing activities		(13,913)		(18,477)

Financing activities:
Proceeds from new borrowings		405,473		545,245
Payments of notes payable to financial institutions		(531,333)		(358,257)
Minority Interest consolidated subsidiaries		14,701		—
Proceeds from issuance of common stock		650		9,641

Net cash flows provided by (used in) financing activities		(110,509)		196,629

Net decrease in cash and cash equivalents		(52,216)		(59,098)
Cash and cash equivalents at the beginning of the period		94,032		71,700

Cash and cash equivalents at the end of the period	Ps.	41,816	Ps.	12,602

Supplemental cash flow information:
Interest paid	Ps.	30,198	Ps.	20,779

Income tax and tax on assets paid	Ps.	1,417	Ps.	3,084

* * * * * *

Unaudited Pro Forma Condensed Combined Financial Statements

Combined Accounts of Desarrolladora Homex, S.A. de C.V. and its Subsidiaries
and Controladora Casas Beta, SA. de C.V. and its Subsidiaries

        On July 1, 2005 Desarrolladora Homex, S.A. de C.V. ("Homex") acquired Controladora Casa Beta, S.A. de C.V. ("Beta"). The purchase price for Beta was approximately Ps.2,041.9 million (US$188.9 million). The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of our common shares valued at Ps.977.6 million (US$90.5 million). Following the acquisition, Beta was merged into Homex, with Homex being the surviving entity. As a result of the Beta acquisition, former Beta shareholders own approximately 6.6% of Homex's capital stock.

        Homex will account for the merger in conformity with Bulletin B-7 "Business Acquisitions" ("B-7") issued by the Mexican Institute of Public Accountants. B-7 provides rules for the accounting treatment of business acquisitions and investments in associated entities, and establishes, among other matters, the requirement to apply the purchase method of accounting for all business combinations. The following unaudited pro forma condensed combined balance sheet as of June 30, 2005 and the unaudited pro forma condensed combined statements of operations for the six-month period ended June 30, 2005 and for the year ended December 31, 2004 are based on the historical consolidated financial statements of Homex, and on the historical consolidated financial statements of Beta.

        The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred on January 1, 2004 and the unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on June 30, 2005. The two major categories of adjustments reflected in the pro forma condensed combined financial statements are "Purchase Accounting Adjustments" and "Conforming Accounting Policies."

Purchase Accounting Adjustments

        Purchase accounting adjustments include adjustments necessary to (1) allocate the purchase price to the tangible and intangible assets and liabilities of Beta based on their fair values, and (2) the adjustments to recognize the effect of the merger as if it had occurred on January 1, 2004 (purchase accounting adjustment) in respect of statement of operations data. A more detailed description of each of these purchase accounting adjustments is described below.

Fair Market Value Adjustments

        The unaudited pro forma condensed combined financial statements reflect the purchase price allocation based on a preliminary assessment of fair market values assigned to the assets and liabilities. Fair market values in the pro forma financial statements were determined based on preliminary consultation with independent valuation consultants, industry trends and by reference to market rates and transactions. After the closing of the merger, Homex, with the assistance of valuation consultants, will complete its evaluation of the fair value of the assets acquired. Fair market value adjustments reflected in the pro forma financial statements may be subject to significant revisions and adjustments pending finalization of those valuation studies. Significant assets and liabilities adjusted to fair market value which are subject to finalization of valuation studies include construction in progress and land held for future development.

        The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of our common shares, the fair value of that common stock is Ps.977.6 million (US$90.5 million) based on the average price per share of Ps.44.41. The measurement date for determining the value of the shares issued in connection with the acquisition was April 21,

2005. The fair value of the shares issued in connection with the acquisition was the average quoted market price for a period of two days before and a period of two days after April 21, 2005 equal to Ps.44.41. The exchange rate on the measurement date was Ps.$10.80. The following table summarizes the estimated purchase price.

Fair value of our common stock issued	Ps.	977,600
Cash paid		1,063,899

Total purchase price	Ps.	2,041,499

        The following table summarizes the pro forma net assets acquired and liabilities assumed in connection with the merger and the preliminary allocation of the purchase price.

Current assets	Ps.	1,777,555
Land held for future development		260,780
Property, plant and equipment, net		110,441
Other assets		20,944
Goodwill		1,237,141
Liabilities assumed		(1,298,050)
Minority interest		(67,312)

Total purchase price	Ps.	2,041,499

Other Merger Adjustments

        In connection with the merger, Homex executed a bridge loan agreement with HSBC to finance the Beta acquisition. On September 8, 2005, Homex established a new HSBC unsecured credit facility to refinance the HSBC bridge loan. Homex expects to refinance the bridge loan with the new credit facility on or prior to the September 29, 2005 maturity of the bridge loan. The new credit facility has an interest rate of TIIE plus 1% and a term of five years.

Conforming Accounting Policies

        The pro forma financial statements reflect the following adjustments to conform the accounting policies of Beta with those of Homex.

  a.
  Capitalization of financing cost as part of real estate inventory

    Beta is conforming its policy of capitalizing the financing costs incurred during development of projects in process related to mortgage bridge loans associated with the construction process to Homex's accounting policy of not capitalizing such financing costs.

  b.
  Capitalization of sales commissions and promotion and selling expenses

    Beta is conforming its accounting policy of including in its construction budgets the sales commissions and promotion and selling expense that will be incurred in promoting its real estate developments to Homex's accounting policy of not including in its construction budgets the sales commissions and promotion and selling expenses that will be incurred in its real estate developments.

  c.
  Revenue and cost recognition

    Both Homex and Beta use the percentage-of-completion method of accounting to recognize revenues and costs related to their activities as a real estate developer. The percentage of completion method is determined by comparing the total actual costs incurred to total estimated costs that will be incurred for each development project.

    Due to the differences described in the aforementioned policies, Beta's cost basis for calculating the percentage-of-completion method mentioned in the preceding paragraph was modified and therefore such percentage was recalculated, generating an additional adjustment to accounts receivable, inventories and cost of sales from Beta's activities as a developer.

  d.
  Deferred income tax

    Both Homex and Beta have the policy of recording income tax and employee statutory profit-sharing in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carry forwards.

        As a result of the adjustments mentioned above, the effect of deferred income tax has been recalculated, resulting in an additional adjustment in the pro forma financial statements of Homex and Beta.

        Integration Activities—The pro forma financial statements do not include any adjustments for liabilities that may result from integration activities, as management is in the process of making these assessments, and estimates of these costs are currently unknown. However, in the future, liabilities may ultimately be recorded for Beta's employee severance and other costs associated with exiting certain activities. Any such liabilities would be recorded as an adjustment to the purchase price and an increase in goodwill.

        Synergies—Homex and Beta anticipate that their merger will result in additional annual revenue, and operating cost reductions due to synergies that would not be achievable without completing the merger. Since the realization of those amounts is uncertain, such cost reductions have not been reflected in the pro forma financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2005

(In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Homex June 30, 2005		BETA June 30, 2005		Purchase Accounting Adjustments			Adjustments to Conform Accounting Policies			Pro forma as adjusted
Assets
Current assets:
Cash and temporary investments	Ps.	405,555	Ps.	41,816	Ps.	17,101	(a)	Ps.	—		Ps.	464,472
Trade accounts receivable		3,782,471		1,596,216		—			(175,634	)(j,k,l)		5,203,053
Inventories		2,390,466		365,610		14,083	(b)		(67,207	)(j,k,l)		2,702,952
Prepaid expenses		105,177		2,671		—			—			107,848

Total current assets		6,683,669		2,006,313		31,184			(242,841)			8,478,325
Land held for future development		663,065		190,216		70,564	(b)		—			923,845
Restricted investments		299		—		—			—			299
Property, plant and equipment—net		261,219		110,441		—			—			371,660
Investment in equity method investee		—		326		—			—			326
Goodwill		—		12,087		1,237,141	(c)		—			1,249,228
Other assets		71,749		8,531		—			—			80,280

Total	Ps.	7,680,001	Ps.	2,327,914	Ps.	1,338,889		Ps.	(242,841)		Ps.	11,103,963

Liabilities and stockholders' equity
Current liabilities:
Other accounts payable	Ps.	1,117,348	Ps.	337,982	Ps.	—		Ps.	—		Ps.	1,455,330
Trade accounts payable		1,367,208		307,748		—			—			1,674,956
Guaranty deposits		109,152		—		—			—			109,150
Accrued expenses and taxes, other than income taxes		24,004		32,825		—			—			56,829
Deferred income tax		102,442		—		—			—			102,442
Employee statutory profit-sharing		1,198		1,559		—			—			2,757

Total current liabilities		2,721,352		680,114		—			—			3,401,644
Long-term debt		—		271,221		—			—			271,221
Long-term notes payable to financial institutions		47,167		2,971		1,081,000	(d)		—			1,131,138
Deferred income tax and employee statutory profit-sharing		704,410		385,898		25,394	(e,i)		(67,548	)(m)		1,048,154

Total liabilities		3,472,929		1,340,204		1,106,394			(67,548)			5,851,979

Stockholders' equity:
Common stock		219,398		283,072		(24,264	)(f)		—			478,206
Additional paid-in capital		2,252,018		—		718,792	(f)		—			2,970,810
Retained earnings		1,518,340		623,647		(462,033	)(g)		(161,614	)(j,k,l)		1,518,340
Excess in restated stockholders equity		313,948		—		—			—			313,948
Cumulative initial effect of deferred income taxes		(142,940)		—		—			—			(142,940)

Majority stockholders' equity		4,160,764		906,719		232,495			(161,614)			5,138,364
Minority interest in consolidated subsidiaries		46,308		80,991		—			(13,679)			113,620

Total stockholders' equity		4,207,072		987,710		232,495			(175,293)			5,251,984

Total	Ps.	7,680,001	Ps.	2,327,914	Ps.	1,338,889		Ps.	(242,841)		Ps.	11,103,963

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Six Months Ended June 30, 2005

(In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Homex June 30, 2005		BETA June 30, 2005		Purchase Accounting Adjustments			Adjustments to Conform Accounting Policies			Pro Forma
Revenues	Ps.	2,863,328	Ps.	1,240,082	Ps.	—		Ps.	(24,222	)(j,k,l)	Ps.	4,079,188
Cost of sales		1,972,835		947,663		—			(58,425	)(j,k,l)		2,862,073

Gross margin		890,493		292,419		—			34,203			1,217,115
Administrative and selling expenses		273,992		95,335		—			34,154	(k)		403,481

Income from operations		616,501		197,084		—			49			813,634
Other expense (income)—net		16,623		(42)		—			—			16,581
Net comprehensive financing (income) cost:
Interest expense		95,818		2,955		63,383	(h)		43,906	(j)		206,062
Interest income		(22,806)		(3,120)		—			—			(25,926)
Exchange (gain) loss—net		(5,864)		(32)		—			—			(5,896)
Monetary position (gain) loss		1,397		(4,931)		—			—			(3,534)

		68,545		(5,128)		63,383			43,906			170,706
Income before income taxes		564,579		202,170		(63,383)			(43,857)			659,509
Income taxes		173,782		49,452		(19,000	)(i)		—			204,234

Net income	Ps.	390,797	Ps.	152,718	Ps.	(44,383)		Ps.	(43,857)		Ps.	455,275

Net income of majority stockholders	Ps.	394,849	Ps.	135,376							Ps.	443,165
Net income of minority stockholders		(4,052)		17,342								12,110

Net income	Ps.	390,797	Ps.	152,718							Ps.	455,275

Weighted average shares outstanding (in thousands)		313,856										335,869
Earning per share (basic and diluted)	Ps.	1.26									Ps.	1.32

        Homex's weighted average number of shares adjusted to give effect to the common stock issued to Controladora Casas Beta, S.A. de C.V., as part of the consideration of the acquisition effective as of July 1, 2005 was 335,869 (in thousands), and the corresponding earnings per share was equal to Ps. 1.32.

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2004

(In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Homex December 31, 2004		BETA December 31, 2005		Purchase Accounting Adjustments			Adjustments to Conform Accounting Policies			Pro forma
Revenues	Ps.	5,369,428	Ps.	2,497,700	Ps.	—		Ps.	(146,916	)(j,k,l)	Ps.	7,720,212
Cost of sales		3,738,718		1,867,125		—			(137,089	)(j,k,l)		5,468,754

Gross margin		1,630,710		630,575		—			(9,827)			2,251,458
Administrative and selling expenses		437,961		132,165		—			61,322	(k)		631,448

Income from operations		1,192,749		498,410		—			(71,149)			1,620,010
Other income—net		43,486		1,417		—			—			44,903
Net comprehensive financing (income) cost:
Interest income		(47,275)		(11,228)		—			—			(58,503)
Interest expense		133,601		1,810		126,766	(h)		93,717	(j)		355,894
Exchange (gain) loss—net		(7,191)		281		—			—			(6,910)
Monetary position (gain) loss		82,151		23,083		—			—			105,234

		161,286		13,946		126,766			93,717			395,715

Income before income taxes, employee statutory profit-sharing and equity in earnings of equity method investees		1,074,949		485,881		(126,766)			(164,866)			1,269,198
Income taxes		343,157		148,945		(38,000	)(i)		(56,309	)(m)		397,793
Employee statutory profit-sharing expense		8,611		3,340		—			—			11,951
Equity in earnings of equity method investees		—		2,587		—			—			2,587

Net income	Ps.	723,181	Ps.	331,009		—			—			856,867

Net income of majority stockholders	Ps.	714,022	Ps.	307,084	Ps.	(88,766)		Ps.	(108,557)		Ps.	848,567
Net income of minority stockholders		9,159		23,925								8,300

Net income	Ps.	723,181	Ps.	331,009							Ps.	856,867

Weighted average shares outstanding (in thousands)		281,997										304,010
Earning per share (basic and diluted)	Ps.	2.53									Ps.	2.79

        Homex's weighted average number of shares adjusted to give effect to the common stock issued to Controladora Casas Beta, S.A. de C.V., as part of the consideration of the acquisition effective as of July 1, 2005 was 304,010 (in thousands) and the corresponding earnings per share was equal to Ps 2.79

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed

Combined Financial Statements

Purchase Accounting Adjustments

  (a)
  To reflect increases in cash and temporary investments as described in the table below:

Cash receive from loan obtained	Ps.	1,081,000
Cash paid in the acquisition of Beta		(1,063,899)

Total increase in cash and temporary investments	Ps.	17,101

  (b)
  Adjustment to reflect the fair market value based on preliminary consultation with independent consultants for the land held for future development and inventories.

  (c)
  Adjustment to reflect the establishment of goodwill as part of purchase accounting of Ps.1,237,141.

  (d)
  Adjustment to reflect the loan obtained by Homex in connection with the acquisition of Beta.

Loan in thousands of US dollars		$100,000
Exchange rate		10.81

	Ps.	1,081,000

  (e)
  Adjustment to recognize the deferred income tax effect of the adjustment in (b) above. The tax effect was calculated at the statutory rate in effect during the period presented in (i) below.

  (f)
  Adjustment to reflect the purchase of 47.0% of the common stock of Beta for approximately 22.0 million common shares of Homex valued at $977,599,994.

Homex common shares		22,013
Average price per share	Ps.	44.41

Fair value of common stock issued	Ps.	977,600

    Change in common stock as summarized below:

Adjustment to eliminate common stock Beta	Ps.	(283,072)
Allocation of fair value of common stock issued in common stock		258,808

	Ps.	(24,264)

    Change in additional paid-in capital as summarized below:

Allocation of fair value of common stock issued in additional paid in capital	Ps.	718,792
  (h)
  Adjustment to recognize the accrued interest on the loan obtained in connection with the acquisition of Beta as mentioned in (d) above. The interest rate of this loan was TIIE plus 1% per annum.

  (i)
  Adjustment to recognize the deferred income tax effect of the adjustment in (h) above.

    The tax effect of pro forma adjustments were calculated at the statutory rate in effect during the periods presented as follows:

	June 30, 2005			December 31, 2005
	Purchase Adjustment	Tax Rate	Effect on Taxes	Purchase Adjustment	Tax Rate	Effect on Taxes
Balance Sheet:
Inventories	14,083	30%	4,225	—	—	—
Land held for future developments	70,564	30%	21,169	—	—	—

Tax effect shown on the Balance Sheet			25,394

Income Statement:
Interest expense	63,383	30%	19,000	126,766	30%	38,000

Tax effect shown on the Income Statement			19,000			38,000

Adjustments to Conform Accounting Policies

  j)
  Adjustment to conform Beta's accounting policy of capitalizing the financing costs incurred during development of projects in process related to mortgage bridge loans associated with the construction process to Homex's accounting policy of not capitalizing such financing costs.

  k)
  Adjustment to conform Beta's accounting policy of including in its construction budgets the sales commissions and promotion and selling expense that will be incurred in promoting its real estate developments to Homex's accounting policy of not including in its construction budgets the sales commissions and promotion and selling expenses that will be incurred in its real estate developments.

  l)
  Both Homex and Beta use the percentage-of-completion method of accounting to recognize revenues and costs related to their activities as a real estate developer. The percentage of completion method is determined by comparing the total actual costs incurred to total estimated costs that will be incurred for each development project. Due to the differences described in j) and k) above, Beta's cost basis for calculating the percentage-of-completion method mentioned in the preceding paragraph was modified and therefore such percentage was recalculated, generating an additional adjustment to accounts receivable, inventories and cost of sales from Beta's activities as a developer.

  m)
  Both Homex and Beta have the policy of recording income tax and employee statutory profitsharing in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carry forwards. As a result of the adjustments mentioned above, the effect of deferred income tax has been recalculated, resulting in an additional adjustment in the pro forma financial statements of Homex and Beta.

SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED CONSOLIDATED RECONCILIATION
OF MEXICAN GAAP NET INCOME AND EQUITY TO US GAAP NET INCOME AND EQUITY

As of and for the Six Months Ended June 30, 2005

(In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Homex June 30, 2005		BETA June 30, 2005	Purchase accounting adjustments	Adjustments to conform accounting policies	Pro forma as adjusted
Majority net income according to Mexican GAAP		Ps.394,849	Ps.135,376	Ps.(44,383)	Ps.(42,677)		Ps.443,165
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of completion method of accounting		(434,704)	(386,850)	—	23,569		(797,985)
Reversal of cost recognized under percentage-of completion method of accounting		219,698	324,443	—	(23,617)		520,524
Capitalization of interest		3,332	—	33,743	42,725		79,800
Deferred employee statutory profit-sharing		(5,590)	—	—	—		(5,590)
Effects of inflation on U.S. GAAP adjustments		27,807	10,357		—		38,164

Total U.S. GAAP adjustments before tax effects		(189,457)	(52,050)	33,743	42,677		(165,087)
Tax effects on U.S. GAAP adjustments		61,445	16,172	(10,123)			67,494

Total adjustments		(128,012)	(35,878)	23,620	42,677		(97,593)

Net income according to U.S. GAAP		Ps.266,837	Ps.99,498	Ps.(20,763)	Ps.—		Ps.345,572

Weighted average shares outstanding (in thousands)		313,856					335,869
Earnings per share (basic and diluted)	Ps.	0.85				Ps.	1.03

          Homex's weighted average number of shares adjusted to give effect to the common stock issued to Controladora Casas Beta, S.A. de C.V., as part of the consideration of the acquisition effective as of July 1, 2005 was 335,869 (in thousands) and the corresponding earnings per share was equal to Ps 1.03

Majority stockholders' equity according to Mexican GAAP	Ps. 4,160,764	Ps. 906,719	Ps. 232,495	Ps. (161,614)	Ps. 5,138,364
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting	(2,880,769)	(1,119,758)	—	161,928	(3,838,599)
Reversal of cost recognized under percentage of completion method of accounting	1,919,673	864,592	—	61,962	2,846,227
Capitalization of interest	94,634	—	—	—	94,634
Deferred employee statutory profit-sharing	(15,261)	—	—	—	(15,261)
Other	(10,706)	—	—	—	(10,706)

Total U.S. GAAP adjustments before tax effects	(892,429)	(255,166)	(892,429)	223,890	(923,705)
Tax effects on U.S. GAAP adjustments	263,300	76,362	263,300	(62,276)	277,386

Total adjustments	(629,129)	(178,804)	(629,129)	161,614	(646,319)

Stockholders' equity according to U.S. GAAP	Ps. 3,531,635	Ps. 727,915	Ps. 3,531,635	Ps.—	Ps. 4,492,045

SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED CONSOLIDATED RECONCILIATION
OF MEXICAN GAAP NET INCOME TO US GAAP NET INCOME

As of December 31, 2004

(In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Homex December 31, 2004		BETA December 31, 2004	Purchase accounting adjustments	Adjustments to conform accounting policies	Pro forma as adjusted
Majority net income according to Mexican GAAP		Ps.714,022	Ps.307,084	Ps.(88,766)	Ps.(83,773)		Ps.848,567
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of completion method of accounting		(1,382,283)	(301,464)	—	113,374		(1,570,373)
Reversal of cost recognized under percentage-of completion method of accounting		804,067	205,630	—	(58,468)		951,229
Value-added tax recovery		19,144	—	—	—		19,144
Capitalization of interest		32,688	—	100,462	72,321		205,471
Deferred employee statutory profit- sharing		(7,340)	(348)	—	—		(7,688)
Effects of inflation on U.S. GAAP adjustments		110,770	13,945	—	—		124,715

Total U.S. GAAP adjustments before tax effects		(422,954)	(82,237)	100,462	127,227		(277,502)
Tax effects on U.S. GAAP adjustments		135,560	25,058	(30,138)	(43,454)		87,026

Total adjustments		(287,394)	(57,179)	70,324	83,773		(190,476)

Net income according to U.S. GAAP		Ps.426,628	Ps.249,905	Ps.(18,442)	Ps.—		Ps.658,091

Weighted average shares outstanding (in thousands)		281,997					304,010
Earnings per share (basic and diluted)	Ps.	1.51				Ps.	2.16

          Homex's weighted average number of shares adjusted to give effect to the common stock issued to Controladora Casas Beta, S.A. de C.V., as part of the consideration of the acquisition effective as of July 1, 2005 was 304,010 (in thousands) and the corresponding earnings per share was equal to Ps. 2.16

EXHIBIT I

UNAUDITED FINANCIAL INFORMATION AS OF AND FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2005

        Set forth below is our unaudited financial information as of and for the nine months ended September 30, 2004 and 2005. Financial information included in this Exhibit I has been prepared in accordance with Mexican GAAP and are presented in Mexican pesos of constant purchasing power as of September 30, 2005. In the opinion of management, the unaudited financial information set forth in this Exhibit I includes all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of this financial information. The unaudited financial information set forth in this Exhibit I should be read in connection with our audited consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004, which are included elsewhere in this prospectus. Since the unaudited financial information set forth in Exhibit I is presented in pesos of constant purchasing power as of September 30, 2005, it is not directly comparable to the financial information presented elsewhere in this prospectus, which unless otherwise stated, is presented in pesos of constant purchasing power as of June 30, 2005. The financial information presented elsewhere in this prospectus stated in pesos of constant purchasing power as of June 30, 2005 would require the application of a restatement factor of 1.007 for such financial information to be comparable with the unaudited financial information presented in Exhibit I. The application of such factor does not represent a material change in the purchasing power of the Mexican peso during this period.

        The information contained in this Exhibit I does not contain all of the information and disclosures normally included in interim financial statements prepared in accordance with Mexican GAAP. We have not undertaken a U.S. GAAP reconciliation for the period ended or as of September 30, 2005. The NCPI increased 1.72% from December 31, 2004 to September 30, 2005 and increased 0.73% from June 30, 2005 to September 30, 2005.

Financial and Operating Highlights—Unaudited

        (In thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005, except per share data, percentages and ratios.)

	Three months-ended September 30,			Nine months-ended September 30,
			% Change			% Change
	2005	2004		2005	2004
Volume (Homes)	9,999	5,505	81.6%	20,535	13,593	51.1%
Revenues	Ps.2,472,052	Ps.1,293,063	91.2%	Ps.5,356,278	Ps.3,298,399	62.4%
Gross profit	790,179	389,575	102.8%	1,687,171	1,021,694	65.1%
Operating income	569,945	271,746	109.7%	1,190,946	715,917	66.4%
Other income	3,554	(3,488)	—	20,298	43,070	(52.9)%
Net interest expense	126,297	7,989	1,480.9%	199,842	59,995	233.1%
Net income	298,715	171,148	74.5%	692,364	468,417	47.8%
EBITDA(1)	589,678	273,675	115.5%	1,253,299	769,463	62.9%
Gross margin(2)	32.0%	30.1%		31.5%	31.0%
Operating margin(3)	23.1%	21.0%		22.2%	21.7%
Net margin(4)	12.1%	13.2%		12.9%	14.2%
Basic and diluted earnings per share	0.90	0.51		2.22	1.69
Weighted average shares outstanding (million)	335.9	313.9		316.3	271.4
Accounts receivable (days)				192	182
Inventory turnover (days)				63	49
Total accounts receivable plus inventory (days)				255	231

(1)
EBITDA is not a financial measure computed under Mexican GAAP. EBITDA derived from our Mexican GAAP financial information means Mexican GAAP net income (loss) excluding (i) depreciation, (ii) net comprehensive financing costs (which is composed of net interest expense, foreign exchange gain or loss and monetary position gain or loss), and (iii) income tax expense and employee statutory profit-sharing expense.

We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies in our industry because it excludes the effect of (i) depreciation, which represents a non-cash charge to earnings,

  (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates, and inflation rates, which have little or no bearing on our operating performance, and (iii) income tax expense and, for EBITDA derived from our Mexican GAAP financial information, employee statutory profit-sharing expense.

EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure. You should review EBITDA, along with net income (loss) and cash flow from operating activities, investing activities and financing activities, when trying to understand our operating performance. While EBITDA may provide a useful basis for comparison, our computation of EBITDA is not necessarily comparable to EBITDA as reported by other companies, as each is calculated in its own way and must be read in conjunction with the explanations that accompany it. While EBITDA is a relevant and widely used measure of operating performance, it does not represent cash generated from operating activities in accordance with Mexican GAAP and should not be considered as an alternative to net income (loss), determined in accordance with Mexican GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with Mexican GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

EBITDA has certain material limitations as follows: (i) it does not include interest expense, which, because we have borrowed money to finance some of our operations, is a necessary and ongoing part of our costs and assisted us in generating revenue; (ii) it does not include taxes, which are a necessary and ongoing part of our operations; and (iii) it does not include depreciation, which, because we must utilize property and equipment in order to generate revenues in our operations, is a necessary and ongoing part of our costs. Therefore, any measure that excludes any or all of interest expense, taxes and depreciation has material limitations.

(2)
Represents gross profit divided by total revenues.

(3)
Represents operating income divided by total revenues.

(4)
Represents net income divided by total revenues.

Reconciliation of net income to EBITDA derived from our Mexican GAAP financial information

        (In thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net income	298,715	171,148	692,364	468,417
Depreciation	16,178	5,417	42,055	10,476
Net comprehensive financing cost	135,529	19,938	204,574	77,722
Income tax expense and employee statutory profit-sharing expense	139,256	77,172	314,306	212,848

EBITDA	589,678	273,675	1,253,299	769,463

Proforma Financial Highlights-Unaudited

        The following unaudited summary pro forma financial highlights reflect the combined accounts of Homex and Beta for the three months and nine months ended September 30, 2004 and 2005 as if the acquisition of Beta had occurred on January 1, 2004. The following unaudited summary pro forma financial highlights reflect similar adjustments as are reflected in the unaudited pro forma condensed combined financial statements for the year ended December 31, 2004, and as of and for the six months ended June 30, 2005, which are presented elsewhere in this prospectus except that the unaudited summary pro forma financial highlights for the three months and nine months ended September 30, 2005 and 2004 have been restated to constant Mexican pesos as of September 30, 2005. The following pro forma financial highlights are presented in accordance with Mexican GAAP.

        (In thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005, except per share data, percentages and ratios.)

	Three Months-ended September 30,			Nine Months-ended September 30,
						% Change
	2005	2004	% Change	2005	2004
Volume (Homes)	9,999	8,945	11.8%	26,381	22,057	19.6%
Revenues	2,472,052	1,961,768	26.0%	6,581,012	4,949,354	33.0%
Gross profit	790,179	562,088	40.6%	2,016,177	1,471,620	37.0%
Operating income	569,945	392,464	45.2%	1,389,518	1,023,753	35.7%
Other income	3,554	(1,217)	(391.9)%	20,256	44,200	(54.2)%
Net interest expense	126,297	25,910	387.4%	307,748	225,506	36.5%
Net income	298,715	265,070	12.7%	757,313	559,501	35.4%
EBITDA(1)	589,677	398,133	48.1%	1,458,002	1,089,383	33.8%
Gross margin(2)	32.0%	28.7%		30.6%	29.7%
Operating margin(3)	23.1%	20.0%		21.1%	20.7%
Net margin(4)	12.1%	13.5%		11.5%	11.3%
Basic and diluted earning per share (million)	335.9	335.9		335.9	293.4
Weighted average shares outstanding	0.90	0.76		2.23	1.88

(1)
EBITDA is not a financial measure computed under Mexican GAAP. EBITDA derived from our Mexican GAAP financial information means Mexican GAAP net income (loss) excluding (i) depreciation, (ii) net comprehensive financing costs (which is composed of net interest expense, foreign exchange gain or loss and monetary position gain or loss), and (iii) income tax expense and employee statutory profit-sharing expense.

We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies in our industry because it excludes the effect of (i) depreciation, which represents a non-cash charge to earnings, (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates, and inflation rates, which have little or no bearing on our operating performance, and (iii) income tax expense and, for EBITDA derived from our Mexican GAAP financial information, employee statutory profit-sharing expense.

EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure. You should review EBITDA, along with net income (loss) and cash flow from operating activities, investing activities and financing activities, when trying to understand our operating performance. While EBITDA may provide a useful basis for comparison, our computation of EBITDA is not necessarily comparable to EBITDA as reported by other companies, as each is calculated in its own way and must be read in conjunction with the explanations that accompany it. While EBITDA is a relevant and widely used measure of operating performance, it does not represent cash generated from operating activities in accordance with Mexican GAAP and should not be considered as an alternative to net income (loss), determined in accordance with Mexican GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with Mexican GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

EBITDA has certain material limitations as follows: (i) it does not include interest expense, which, because we have borrowed money to finance some of our operations, is a necessary and ongoing part of our costs and assisted us in generating revenue; (ii) it does not include taxes, which are a necessary and ongoing part of our operations; and (iii) it does not include depreciation, which, because we must utilize property and equipment in order to generate revenues in our operations, is a necessary and ongoing part of our costs. Therefore, any measure that excludes any or all of interest expense, taxes and depreciation has material limitations.

(2)
Represents gross profit divided by total revenues.

(3)
Represents operating income divided by total revenues.

(4)
Represents net income divided by total revenues.

        All pro-forma financial information is unaudited and may not be indicative of the results of operations that actually would have been achieved had Homex acquired Beta at the beginning of the period presented, and do not purport to be indicative of future results.

Pro forma reconciliation of net income to EBITDA

        (In thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005.)

	Three Months-ended September 30,		Nine Months-ended September 30,
	2005	2004	2005	2004
Net income	298,715	265,070	757,313	559,501
Depreciation	16,178	6,887	48,229	19,090
Net comprehensive financing cost	135,529	38,163	307,481	255,123
Income tax expense and employee statutory profit sharing expense	139,256	88,012	344,980	255,669

EBITDA	589,677	398,133	1,458,002	1,089,383

Operating Results

        The presentation of our results of operations herein includes for the first time the consolidated financial results of Beta. The acquisition of Beta became effective July 1, 2005. Our period-to-period financial results are not directly comparable as a result of the inclusion of Beta's results of operations as of July 1, 2005.

        Homex operated in 25 cities and 17 states across Mexico as of September 30, 2005.

        Sales volumes for the three-month period ended September 30, 2005 totaled 9,999 homes, an 81.6% increase from the same period during the previous year. The increase was primarily driven by an 80.6% increase in affordable entry-level volumes, from 5,177 homes in the third quarter of 2004 to 9,349 homes in the third quarter of 2005, which includes homes sold by Beta. The middle-income segment also experienced an increase in volumes with 650 homes in the quarter of 2005, representing a 98.2% increase over the 328 homes in the same period of the prior year. In the nine-month period ended September 30, 2005, sales volume totaled 20,535 homes, a 51.1% increase from the same period during the previous year.

        The average price during the third quarter for all homes sold was Ps.247,230, reflecting the greater proportion of affordable entry level homes due to Beta's integration and commercial areas in the sales mix. The average price for affordable entry-level homes increased 9% to Ps.213,577 in the third quarter of 2005 from Ps.196,000 in the third quarter of 2004. This increase reflects a better mix of affordable entry-level homes and a slightly higher average in the low-end product price as a result of the incorporation of Beta products into the mix.

        The average sales price for middle-income homes in the third quarter of 2005 was Ps.579,875, marginally lower than the previous quarter's average. The decrease in the average sales price for these homes reflect our focus on the lower range of middle-income homes where there is greater availability of mortgage products for our clients. The average sales price for middle-income homes was 32% lower compared to the third quarter of 2004, which reflected sales targeted towards higher priced homes in 2004. We expect the average sales price of middle- income homes to fluctuate each quarter depending on the mix of sales within the segment.

        We continued to diversify the source of mortgage financing during the third quarter of 2005. By having a broad source of mortgages, we were able to secure financing for our clients more quickly and on better terms. As of September 30, 2005, we were securing mortgages from the Mexican Workers' Housing Fund (INFONAVIT), the five largest Sofoles and three commercial banks for its middle-income customers. We also expanded the number of homes sold through co-financing operations with INFONAVIT and one of the largest banks in Mexico to 535 homes.

Mortgage Financing by Segment

Number of Mortgages Financing Source	Three months ended September 30, 2005	% of Total	Three months ended September 30, 2004	% of Total
INFONAVIT	6,065	60.7%	1,613	29.3%
SHF & Banks	2,705	27.1%	3,424	62.2%
FOVISSSTE	1,229	12.3%	468	8.5%

Total	9,999	100.0%	5,505	100.0%

        During the third quarter of 2005, we focused our affordable entry-level operations                        through INFONAVIT, which represented 60.7% of the mortgages granted to our customers during the quarter. The consolidation of Beta, combined with the competitive nature of the INFONAVIT mortgages as well as the implementation of the program "Pago Anticipado" or advanced payment, resulted in an increase during the quarter of INFONAVIT mortgages for our customers.

        In September 2005, INFONAVIT successfully securitized approximately Ps.1,400 million in mortgages, its second such securitization in 2005. We believe that such securitization will help it reach its goal of granting approximately 375,000 mortgages in 2005.

        There is a greater participation of commercial banks in Mexico's mortgage market. Increased competition and a wave of attractive mortgage products are benefiting our clients and enhancing our marketing efforts. Mortgage interest rates continued to be attractive for a growing middle class in Mexico. In spite of the global hikes in interest rates, competition within Mexico is also contributing to additional downward pressure on mortgage rates within our markets.

        During the third quarter of 2005, we continued with our strategy of maintaining a geographically diverse base of projects in medium size cities, while building our presence in the major metropolitan areas in Mexico.

        During the third quarter of 2005, we focused on the middle-income segment, initiating works on three new middle-income level developments in Morelia in the State of Michoacan, La Paz in Baja California Sur and in the border city of Nuevo Laredo. We expect that new middle-income developments will include approximately 490 homes in Morelia, 190 homes in La Paz and 395 in homes in the first stage of the Nuevo Laredo development. We will continue our expansion in the middle-income segment, opening new projects in states where Homex is present.

Financial Results

        Revenues increased 91.2% in the third quarter of 2005 to Ps.2,472.1 million from Ps.1,293.1 million in the same period in 2004. This result was primarily due to a 98.2% increase in the number of middle-income homes sold in the quarter, as well as the 80.6% increase in the number of affordable entry-level homes sold, principally attributable to Beta's integration into Homex. Increases in the volumes of both middle-income and affordable entry level homes drove total revenues significantly higher than in the third quarter of 2004. As a percentage of total revenues, affordable entry-level homes represented 80.8% in the third quarter of 2005 versus 77.2% in the same period of 2004. During the first nine months of 2005, revenues increased 62.4% to Ps.5,356.3 million from Ps.3,298.4 million in the same period of 2004.

        Gross profit for the quarter increased 102.8% to Ps.790.2 million from Ps.389.6 million in the same quarter of 2004. We generated a gross margin of 32.0% in the third quarter of 2005 compared to 30.1% in the same period in the last year. Costs, as a percentage of revenues, decreased to 68.0% in the third quarter of 2005 from 69.9% in the same period in the previous year, as we continued our negotiations with suppliers and implemented tighter controls in material use and procurement in Tijuana and Monterrey. In absolute terms, costs increased 86.2% to Ps.1,681.9 million in the third quarter of 2005 from Ps.903.5 million in the same quarter of 2004 as a result of the increase in home sales. Gross profit for the first nine months of 2005 increased 65.1% to Ps.1,687.2 million from Ps.1,021.7 million in the same period of 2004.

        Selling and administrative expenses as a percentage of revenues decreased to 8.9% in the third quarter of 2005 from 9.1% in the same period of 2004. In absolute terms, selling and administrative expenses increased to Ps.220.2 million compared to Ps.117.8 million in the third quarter of 2004. The increase for the quarter was primarily due to the addition of Beta to our results of operations, as well as higher aggregate sales commissions resulting from the growth in the number of homes sold, the new administrative personnel required to support our expanding operations and the increase in training expense for the sales force and branch managers. Selling and administrative expenses in the first nine months of 2005 as a percentage of revenues remained stable at 9.3% compared to the same period of 2004.

        Operating income more than doubled in the third quarter of 2005 increasing 109.7% to Ps.569.9 million compared to Ps.271.7 million in the same period of 2004. Operating income as a percentage of revenues increased from 21.0% in the third quarter of 2004 to 23.1% in the same quarter of 2005.

        Other income in the third quarter 2005 was Ps.3.6 million compared to other expense of Ps.3.5 million in the third quarter of 2004. The third quarter 2005 result was mainly driven by a partial recovery of value added taxes during the period. Other income in the first nine months of 2005 decreased 52.9% from Ps.43.1 million to Ps.20.3 million derived from lower value added taxes accumulated recoveries in 2005.

        Net comprehensive financing cost increased to Ps.135.5 million in the third quarter of 2005 from Ps.19.9 million in the same quarter of 2004. As a percentage of revenues, net comprehensive financing cost was 5.5% in the third quarter of 2005 compared with 1.5% in the same quarter of 2004. Net interest expense increased to Ps.126.3 million in the third quarter of 2005 from Ps.8 million in the same quarter of 2004. The year over year increases in net interest expense and net comprehensive financing cost were driven by an increase in our indebtedness, mainly reflecting Beta's existing debt, the Homex commercial paper program and the acquisition facility. During the first nine months of 2005, net comprehensive financing cost increased to Ps.204.6 million from Ps.77.7 million in the same period of 2004. As a percentage of revenues, net comprehensive financing cost increased to 3.8% in the first nine months of 2005 from 2.4% in the same period of 2004.

        Income tax expense increased from Ps.77.2 million in the third quarter of 2004 to Ps.139.3 million in the same period of 2005. The effective tax rate for the third quarter of 2005 was 31.8%. Income Tax Expense increased from Ps.211.3 million in the first nine months of 2004 to Ps.314.3 million in the same period of 2005. The effective tax rate for the first nine months of 2005 was 31.2%.

        Majority net income for the third quarter of 2005 reached Ps.303 million, an 87.6% increase over the Ps.161.5 million reported in the same period of 2004. Earnings per share for the third quarter of 2005 were Ps.0.90, as compared to Ps.0.51 in the third quarter of 2004. Majority net income for the first nine months of 2005 reached Ps.700.7 million, a 52.5% increase over the Ps.459.5 million reported in the same period of 2004. The increase in net income for the nine-month period also resulted from the increase in operating income. Earnings per share for the first nine months of 2005 were Ps.2.22, as compared to Ps.1.69 in the first nine months of 2004.

        EBITDA for the third quarter of 2005 rose to Ps.589.7 million, an increase of 115.5% from Ps.273.7 million recorded in the third quarter of 2004. EBITDA for the first nine months of 2005 rose to Ps.1,253.3 million, an increase of 62.9% from Ps.769.5 million recorded in the same period of 2004.

EBITDA in the first nine months of 2004 included a higher amount of other income derived from a high recovery of value added taxes in that period.

        As of September 30, 2005, Homex's land reserve was 17.3 million square meters and were equivalent to 104,269 homes, of which 78,642 homes are focused on the affordable entry-level and 25,627 on the middle-income segment. We do not consider land on which we hold an option in our calculation of our land reserves, which we believe is different from most Mexican and U.S. homebuilders who normally include optioned land in their calculation of their land reserves. We utilized approximately Ps.189 million to buy additional land during the quarter with internally generated cash, bank debt and cash on-hand. Consistent with our established land reserve policies, we continue to maintain sufficient land reserves for the construction of 2.5 years of anticipated sales at our anticipated rate of growth, and 3.0 years of sales at its existing level of sales.

        On September 28, 2005, Homex announced the issuance of U.S. $250 million, 7.50% Senior Guaranteed Notes due 2015 (the "Notes"). We entered into a swap agreement in respect of the principal repayment obligations under the Notes to hedge the financial impact of fluctuations in the peso-U.S. dollar exchange rate, at a rate of Ps.10.86 per U.S. dollar and a cost of 2.92%, resulting in an average cost of 10.4% in terms of pesos.

        As of September 30, 2005, we repaid with a portion of the proceeds of the Notes approximately Ps.1,808 million of short-term and mid- term debt, including Beta's bridge loans and a local structured bonds issue, as well as a portion of the acquisition financing facility we obtained to pay for the cash portion of the Beta transaction.

Repayments as of September 30, 2005	Millions of pesos
Bridge loan	Ps.	386.5
Bank debt	Ps.	613.5
Local structured bond issue	Ps.	268.7
Acquisition financing (unsecured credit facility)	Ps.	539.3
Total		Ps.1,808.0

        As of September 30, 2005, our short-term debt was Ps.780.8 million and was comprised of two commercial paper issues in the aggregate principal amount of Ps.750 million and an equipment lease obligation of Ps.30.8 million. Our long-term debt was Ps.3,279.5 million, including an equipment lease obligation in the amount of Ps.24 million, the remaining balance of the Beta acquisition facility of Ps.540.5 million and our Senior Guaranteed Notes in the aggregate principal amount of Ps.2,715 million. In connection with the Beta acquisition, we entered into an unsecured credit facility with HSBC in the amount of Ps.1,081.0 million. We repaid approximately 50% of the outstanding amount under the HSBC unsecured credit facility in September 29, 2005 reducing the remaining outstanding balance to Ps.540.5 million.

        We funded our cash needs for the third quarter of 2005, including land acquisitions, debt service, and working capital requirements, through a combination of cash flow from operations, commercial debt, a portion of the proceeds from the Notes and cash on hand.

        The days of accounts receivable increased to 192 days as of September 30, 2005 from 182 days in the same period of 2004. The increase is the result of the higher number of middle-income homes sold in the period and the integration of the Beta operations into the quarterly results.

        As of September 30, 2005, the Beta integration process is on schedule, and our internally developed IT backbone was fully operational in Tijuana and Monterrey. Our IT team is currently working to complete implementation of the platform. In Tijuana and Monterrey, the Construction Control IT platform, including among other elements material control, procurement, labor, and critical path construction was fully customized to the tunnel form construction system utilized in Beta. We believe this IT platform will bring additional benefits in future quarters, such as a reduction in building materials on-site inventories from approximately 30 days as of September 30, 2005, somewhere between 3.5 and 4.0 days by year end 2006. We believe that we may achieve the same reduction in inventory averages in most of other our warehouses. Identification of better priced materials across the operations is also the result of the Construction Control IT System implementation.

        As of September 30, 2005, we believe we are one of the leading homebuilders in Mexico's top four markets: Mexico City, Guadalajara, Monterrey and Tijuana and continues to have a leading position in the additional 21 cities where we operate.

        The following pages contains unaudited Consolidated Financial Information of Desarrolladora Homex, S.A. de C.V. as of September 30, 2005 and 2004 and for the three-month and nine-month periods ended September 30, 2005 and 2004.

  DESARROLLADORA HOMEX UNAUDITED CONSOLIDATED BALANCE SHEET
  COMPARISON OF SEPTEMBER 30, 2005 WITH SEPTEMBER 30, 2004
  (in thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005)

	As of September 30, 2005
	2005			2004			% Change
ASSETS
Current assets
Cash and cash equivalents	Ps.	1,706,866	13.0%	Ps.	947,764	15.2%	80.1%
Accounts receivable, net		5,869,866	44.7%		2,659,655	42.7%	120.7%
Inventories		2,880,265	21.9%		1,797,051	28.8%	60.3%
Other current assets		120,605	0.9%		92,759	1.5%	30.0%
Total current assets		10,577,602	80.6%		5,497,229	88.2%	92.4%
Land held for future developments		907,922	6.9%		471,467	7.6%	92.6%
Restricted investments		306	0.0%		32,103	0.5%	(99.0)%
Property and equipment, net		395,837	3.0%		152,734	2.4%	159.2%
Goodwill		1,089,588	8.3%		—	0.0%	—
Other assets		154,898	1.2%		80,716	1.3%	91.9%
TOTAL	Ps.	13,126,153	100.0%	Ps.	6,234,249	100.0%	110.5%
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable to financial institutions	Ps.	780,835	5.9%	Ps.	554,536	8.9%	40.8%
Accounts payable		1,933,605	14.7%		1,483,169	23.8%	30.4%
Advances from customers		131,013	1.0%		61,543	1.0%	112.9%
Other current liabilities and taxes payable		44,687	0.3%		26,321	0.4%	69.8%
Accrued income taxes		75,040	0.6%		2,536	0.0%	2,859.0%
Accrued employee statutory profit sharing		2,799	0.0%		2,158	0.0%	29.7%
Total current liabilities		2,967,979	22.6%		2,130,263	34.2%	39.3%
Long-term notes payable to financial institutions		3,279,513	25.0%		—	0.0%	—
Other long-term liabilities		76,718	0.6%		—	0.0%	—
Deferred income taxes		1,261,342	9.6%		519,898	8.3%	142.6%
Total liabilities		7,585,552	57.8%		2,650,161	42.5%	186.4%
STOCKHOLDERS' EQUITY
Common shares		481,696	3.7%		221,000	3.5%	118.0%
Additional paid-in capital		2,992,494	22.8%		2,268,455	36.4%	31.9%
Retained earnings		1,832,418	14.0%		871,979	14.0%	110.1%
Other comprehensive income loss		(55,237)	(0.4)%		—	0.0%	—
Excess in restated stockholders' equity		316,240	2.4%		316,240	5.1%	0.0%
Cumulative initial effect of deferred income taxes		(143,983)	(1.1)%		(143,983)	(2.3)%	0.0%
Majority Stockholders' Equity		5,423,628	41.3%		3,533,691	56.7%	53.5%
Minority interest		116,973	0.9%		50,397	0.8%	132.1%
TOTAL STOCKHOLDERS' EQUITY		5,540,601	42.2%		3,584,088	57.5%	54.6%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	Ps.	13,126,153	100.0%	Ps.	6,234,249	100.0%	110.5%

  DESARROLLADORA HOMEX UNAUDITED CONSOLIDATED INCOME STATEMENT
  COMPARISON OF THIRD QUARTER 2005 WITH THIRD QUARTER 2004
  (in thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005)

	Three months ended September 30,
							% Change
	2005			2004
REVENUES
Affordable entry-level revenue	Ps.	1,996,729	80.8%	Ps.	998,192	77.2%	99.3%
Middle-income housing revenue		376,919	15.3%		282,718	21.9%	34.5%
Other revenues		98,404	4.0%		12,153	0.9%	714.6%
TOTAL REVENUES		2,472,052	100.0%		1,293,063	100.0%	91.2%
COSTS		1,681,873	68.0%		903,488	69.9%	86.2%
GROSS PROFIT		790,179	32.0%		389,575	30.1%	102.8%
SELLING AND ADMINISTRATIVE EXPENSES		220,233	8.9%		117,829	9.1%	86.9%
OPERATING INCOME		569,946	23.1%		271,746	21.0%	109.7%
OTHER INCOME		3,554	0.1%		(3,488)	(0.3)%	(201.9)%
NET COMPREHENSIVE FINANCING COST
Interest expense and commissions		144,883	5.9%		30,093	2.3%	381.5%
Interest income		(18,586)	(0.8)%		(22,103)	(1.7)%	(15.9)%
Foreign exchange (gain) loss		(339)	0.0%		(3,985)	(0.3)%	(91.5)%
Monetary position loss		9,571	0.4%		15,933	1.2%	(39.9)%
		135,529	5.5%		19,938	1.5%	579.8%
INCOME BEFORE INCOME TAX AND EMPLOYEE STATUTORY PROFIT SHARING EXPENSE		437,971	17.7%		248,320	19.2%	76.4%
INCOME TAX EXPENSE		139,256	5.6%		77,185	6.0%	80.4%
Profit Sharing Expense		0	0.0%		(13)	0.0%	—
CONSOLIDATED NET INCOME	Ps.	298,715	12.1%	Ps.	171,148	13.2%	74.5%
MAJORITY NET INCOME	Ps.	302,997	12.3%	Ps.	161,486	12.5%	87.6%
MINORITY INTEREST	Ps.	(4,282)	(0.2)%	Ps.	9,662	0.7%	—
CONSOLIDATED NET INCOME	Ps.	298,715	12.1%	Ps.	171,148	13.2%	74.5%
Earnings per share		0.90			0.51
EBITDA		589,677	23.9%		273,675	21.2%	115.5%

  DESARROLLADORA HOMEX UNAUDITED CONSOLIDATED INCOME STATEMENT
  COMPARISON OF NINE MONTHS 2005 WITH NINE MONTHS 2004
  (in thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005)

	Nine months ended September 30,
							% Change
	2005			2004
REVENUES
Affordable entry-level revenue	Ps.	4,196,090	78.3%	Ps.	2,686,844	81.5%	56.1%
Middle-income housing revenue		958,971	17.9%		590,323	17.9%	62.4%
Other revenues		201,217	3.8%		21,232	0.6%	847.7%
TOTAL REVENUES		5,356,278	100.0%		3,298,399	100.0%	62.4%
COSTS		3,669,107	68.5%		2,276,705	69.0%	61.2%
GROSS PROFIT		1,687,171	31.5%		1,021,694	31.0%	65.1%
SELLING AND ADMINISTRATIVE EXPENSES		496,225	9.3%		305,777	9.3%	62.3%
OPERATING INCOME		1,190,946	22.2%		715,917	21.7%	66.4%
OTHER INCOME		20,298	0.4%		43,070	1.3%	(52.9)%
NET COMPREHENSIVE FINANCING COST
Interest expense and commissions		241,400	4.5%		92,384	2.8%	161.3%
Interest income		(41,558)	(0.8)%		(32,389)	(1.0)%	28.3%
Foreign exchange (gain) loss		(6,246)	(0.1)%		(3,992)	(0.1)%	56.5%
Monetary position loss		10,978	0.2%		21,719	0.7%	(49.5)%
		204,574	3.8%		77,722	2.4%	163.2%
INCOME BEFORE INCOME TAX AND EMPLOYEE STATUTORY PROFIT SHARING EXPENSE		1,006,670	18.8%		681,265	20.7%	47.8%
INCOME TAX EXPENSE		314,306	5.9%		211,349	6.4%	48.7%
Profit Sharing Expense		0	0%		1,499	0%	—
CONSOLIDATED NET INCOME	Ps.	692,364	12.9%	Ps.	468,417	14.2%	47.8%
MAJORITY NET INCOME	Ps.	700,728	13.1%	Ps.	459,521	13.9%	52.5%
MINORITY INTEREST		(8,364)	(0.2)%		8,896	0.3%	(194)%
CONSOLIDATED NET INCOME	Ps.	692,364	12.9%	Ps.	468,417	14.2%	47.8%
Earnings per share	Ps.	2.22		Ps.	1.69
EBITDA		1,253,299	23.4%		769,463	23.3%	62.9%

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, the Board of Directors of the Registrant has expressly resolved that the Registrant will indemnify and hold harmless each director or officer of the Registrant against liabilities incurred in connection with the distribution of the securities registered under this Registration Statement on Form F-4, as amended.

Item 21. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit Number		Description	Page
3.1	—	English translation of Articles of Incorporation (Constitución) of the Registrant, as amended through March 30, 1998.**
3.2	—	English translation of Amended and Restated Bylaws (Estatutos Sociales) of the Registrant, as amended through June 30, 2005.*
4.1	—
Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, as depositary, and Holders and Beneficial Holders from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (Incorporated by reference to Exhibit (a) to Registration Statement on Form F-6 (No. 333-116278))
4.2	—	Indenture relating to the 7.50% Senior Guaranteed Notes, dated as of September 28, 2005, by and between the Registrant, as Issuer, and The Bank of New York, as Trustee.*
4.3	—	Form of First Supplemental Indenture to the Indenture relating to the 7.50% Senior Guaranteed Exchange Notes, by and between the Registrant, as Issuer, and The Bank of New York, as Trustee.*
4.4	—	Form of 7.50% Senior Guaranteed Exchange Note (included in Exhibit 4.3)
5.1	—	Opinion of Milbank, Tweed, Hadley & McCloy LLP.*
5.2	—	Opinion of Mijares Angoitia Cortés y Fuentes, S.C.*
10.1	—
Form of Registration Rights Agreement among Desarrolladora Homex, S.A. de C.V. Banco Santander Mexicano, S.A., as trustee of Trust No. F/10289, for the benefit of the De Nicolás Family, Bermuda Trust Company Limited, as trustee of ZN Mexico Trust, and EIP Investment Holdings, LLC.**
10.2	—	Registration Rights Agreement dated September 28, 2005 among the Registrant, Credit Suisse First Boston LLC and the Registrant's subsidiaries named therein.*
12.1	—	Calculation of Ratio of Earnings to Fixed Charges.*
21.1	—	List of Subsidiaries of Registrant.*
23.1	—	Consent of Milbank, Tweed, Hadley & McCloy LLP (included as part of its opinion filed as Exhibit 5.1).

23.2	—	Consent of Mijares, Angoitia, Cortés y Fuentes, S.C. (included as part of its opinion filed as Exhibit 5.2).
23.3	—	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C.
23.4	—	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C.
24.1	—	Powers of attorney (previously filed with respect to the Registrant and included as part of the signature pages hereof with respect to the Co-Registrants).
25.1	—	Statement of Eligibility of Trustee on Form T-1.*
99.1	—	Form of Letter of Transmittal for the 7.50% Senior Guaranteed Exchange Notes due 2015.*
99.2	—	Form of Notice of Guaranteed Delivery for the 7.50% Senior Guaranteed Exchange Notes due 2015.*
99.3	—	Form of Letter to Registered Holders and/or Participants of the Book-Entry Transfer Facility.*
99.4	—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.5	—	Form of Letter to Clients.*
99.6	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W 9 (included in Exhibit 99.1).*

*
Previously filed.
**
Previously filed in Registration Statement on Form F-1/A (File No. 333—116257), originally filed with the SEC on June 23, 2004. Incorporated herein by reference.

***
Document to be filed by amendment.

        All financial statement schedules relating to the Registrant are omitted because they are not required or because the required information, if material, is contained in the audited year-end financial statements or notes thereto.

Item 22. Undertakings

        Each undersigned Registrant hereby undertakes:

          (1)   that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (2)   that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (4)   to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (5)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act 1933;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (6)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (8)   to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (8) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

SIGNATURES OF DESARROLLADORA HOMEX, S.A. de C.V.

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico on January 6, 2006.

DESARROLLADORA HOMEX, S.A. de C.V.
By:	/s/ GERARDO DE NICOLÁS GUTIÉRREZ
	Name:	Gerardo de Nicolás Gutiérrez
	Title:	Chief Executive Officer (Principal Executive Officer)
By:	/s/ ROBERTO CARRILLO HERRERA
	Name:	Roberto Carrillo Herrera
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the date first above indicated:

Signature	Title

* Eustaquio Tomás de Nicolás Gutiérrez	Director, Chairman of the Board
* Gerardo de Nicolás Gutiérrez	Director, President and Chief Executive Officer (Principal Executive Officer)
* José Ignacio de Nicolás Gutiérrez	Director
* Luis Alberto Harvey McKissack	Director
* Gary R. Garrabrant	Director and Vice-Chairman of the Board
* Matthew M. Zell	Director

* Z. Jamie Behar	Director
* Wilfrido Castillo Sánchez-Mejorada	Director
* Edward Lowenthal	Director
* Carlos Romano y Micha	Director
/s/ ROBERTO CARRILLO HERRERA Roberto Carrillo Herrera	Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ ROBERTO CARRILLO HERRERA Roberto Carrillo Herrera Attorney-in-Fact (pursuant to the power of attorney previously filed with the SEC)

SIGNATURE OF AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Desarrolladora Homex, S.A. de C.V., has signed this Registration Statement on Form F-4 in the City of Chicago, State of Illinois on January 6, 2006.

Signature	Title

/s/ GARY R. GARRABRANT Gary R. Garrabrant	Authorized Representative in the United States

SIGNATURES OF PROYECTOS INMOBILIARIOS DE CULIACÁN, S.A. de C.V.

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico on January 6, 2006.

PROYECTOS INMOBILIARIOS DE CULIACÁN, S.A. de C.V.
By:	/s/ GERARDO DE NICOLÁS GUTIÉRREZ
	Name:	Gerardo de Nicolás Gutiérrez
	Title:	Chief Executive Officer (Principal Financial and Accounting Officer)
By:	/s/ ROBERTO CARRILLO HERRERA
	Name:	Roberto Carrillo Herrera
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the date first above indicated:

Signature	Title

* Eustaquio Tomás de Nicolás Gutiérrez	Director, Chairman of the Board
* Gerardo de Nicolás Gutiérrez	Director, President and Chief Executive Officer
* Arturo Saval Pérez	Director
/s/ ROBERTO CARRILLO HERRERA Roberto Carrillo Herrera	Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ ROBERTO CARRILLO HERRERA Roberto Carrillo Herrera Attorney-in-Fact (pursuant to the power of attorney previously filed with the SEC)

SIGNATURE OF AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Proyectos Inmobiliarios de Culiacán, S.A. de C.V., has signed this Registration Statement on Form F-4 in the City of Chicago, State of Illinois on January 6, 2006.

Signature	Title

/s/ GARY R. GARRABRANT Gary R. Garrabrant	Authorized Representative in the United States

SIGNATURES OF DESARROLLADORA DE CASAS DEL NOROESTE, S.A. de C.V.

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico on January 6, 2006.

DESARROLLADORA DE CASAS DEL NOROESTE, S.A. de C.V.
By:	/s/ GERARDO DE NICOLÁS GUTIÉRREZ
	Name:	Gerardo de Nicolás Gutiérrez
	Title:	Chief Executive Officer (Principal Executive Officer)
By:	/s/ ROBERTO CARRILLO HERRERA
	Name:	Roberto Carrillo Herrera
	Title:	Chief Financial Officer (Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the date first above indicated:

Signature	Title

* Eustaquio Tomás de Nicolás Gutiérrez	Director, Chairman of the Board
* Gerardo de Nicolás Gutiérrez	Director, President and Chief Executive Officer
* Arturo Saval Pérez	Director
/s/ ROBERTO CARRILLO HERRERA Roberto Carrillo Herrera	Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ ROBERTO CARRILLO HERRERA Roberto Carrillo Herrera Attorney-in-Fact (pursuant to the power of attorney previously filed with the SEC)

SIGNATURE OF AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Desarrolladora de Casas del Noroeste, S.A. de C.V., has signed this Registration Statement on Form F-4 in the City of Chicago, State of Illinois on January 6, 2006.

Signature	Title

/s/ GARY R. GARRABRANT Gary R. Garrabrant	Authorized Representative in the United States

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SCHEDULE A CO-REGISTRANTS-SUBSIDIARY GUARANTORS
TABLE OF CONTENTS
INCORPORATION BY REFERENCE
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
TERMS USED IN THIS PROSPECTUS
LIMITATION OF LIABILITY
PROSPECTUS SUMMARY
Our Strengths
Our Strategy
Summary Consolidated Financial Information
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
EXCHANGE RATE INFORMATION
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations
Debt Outstanding
BUSINESS
MANAGEMENT
THE PRINCIPAL SHAREHOLDERS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF THE NEW NOTES
TAXATION
PLAN OF DISTRIBUTION
GENERAL INFORMATION
AVAILABLE INFORMATION
VALIDITY OF THE NOTES
EXPERTS
INDEX TO HOMEX FINANCIAL STATEMENTS Desarrolladora Homex, S.A. de C.V. and its Subsidiaries (excluding Controladora Casas Beta, S.A. de C.V.)
Report of Independent Registered Public Accounting Firm to the Board of Directors and Stockholders of Desarrolladora Homex, S.A. de C.V.
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Consolidated Balance Sheets As of December 31, 2004 and 2003 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Consolidated Statements of Income For the years ended December 31, 2004, 2003 and 2002 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005, except share and per share data)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity For the years ended December 31, 2004, 2003 and 2002 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Financial Position For the years ended December 31, 2004, 2003 and 2002 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Notes to Consolidated Financial Statements For the years ended December 31, 2004, 2003 and 2002 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Balance Sheets as of December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. Supplemental Condensed Combining Financial Information Balance Sheet as of December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Balance Sheet as of December 31, 2003 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Balance Sheet as of December 31, 2003 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Income for the year ended December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Income for the year ended December 31, 2003 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Income for the year ended December 31, 2002 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Changes in Financial Position for the year ended December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Changes in Financial Position for the year ended December 31, 2003 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, SA. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Changes in Financial Position for the year ended December 31, 2002 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, SA. de C.V. and Subsidiaries Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity As of and for the year ended December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, SA. de C.V. and Subsidiaries Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net income and Equity As of and for the year ended December 31, 2003 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity As of and for the year ended December 31, 2002 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Condensed Consolidated Balance Sheets As of June 30, 2005 and December 31, 2004 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Condensed Consolidated Statements of Income For the six-month periods ended June 30, 2005 and 2004 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Condensed Consolidated Statements of Changes in Stockholders' Equity For the six-month periods ended June 30, 2005 and 2004 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Condensed Consolidated Statements of Changes in Financial Position For the six-month periods ended June 30, 2005 and 2004 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Notes to Unaudited Condensed Consolidated Financial Statements For the six-month period ended June 30, 2005 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Balance Sheet as of June 30, 2005 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Balance Sheet as of June 30, 2005 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Balance Sheet as of December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Balance Sheet as of December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Statements of Income for the six-month period ended June 30, 2005 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Statements of Income for the six-month period ended June 30, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Statement of Changes in Financial Position for the six-month period ended June 30, 2005 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Statement of Changes in Financial Position for the six-month period ended June 30, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity Statements of Changes in Financial Position for the six-month period ended June 30, 2004 (Continued) (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
INDEX TO BETA FINANCIAL STATEMENTS Controladora Casas Beta, S.A. de C.V. and its Subsidiaries
Independent Auditors' Report to the Board of Directors and Stockholders of Controladora Casas Beta, S. A. de C. V.
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Consolidated Balance Sheets As of December 31, 2004 and 2003 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Consolidated Statements of Income For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Consolidated Statements of Changes in Financial Position For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and subsidiaries Notes to Consolidated Financial Statements For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Condensed Consolidated Balance Sheets As of June 30, 2005 and December 31, 2004 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Condensed Consolidated Statements of Income For the six-month periods ended June 30, 2005 and 2004 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Condensed Consolidated Statements of Changes in Stockholders' Equity For the six-month periods ended June 30, 2005 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Condensed Consolidated Statements of Changes in Financial Position For the six-month periods ended June 30, 2005 and 2004 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and subsidiaries Notes to Unaudited Condensed Consolidated Financial Statements For the six-month period ended June 30, 2005 (In thousands of Mexican pesos of purchasing power as of June 30, 2005)
Unaudited Pro Forma Condensed Combined Financial Statements Combined Accounts of Desarrolladora Homex, S.A. de C.V. and its Subsidiaries and Controladora Casas Beta, SA. de C.V. and its Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2005 (In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Unaudited Pro Forma Condensed Combined Statements of Operations For the Six Months Ended June 30, 2005 (In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Unaudited Pro Forma Condensed Combined Statements of Operations For the Year Ended December 31, 2004 (In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED CONSOLIDATED RECONCILIATION OF MEXICAN GAAP NET INCOME AND EQUITY TO US GAAP NET INCOME AND EQUITY As of and for the Six Months Ended June 30, 2005 (In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED CONSOLIDATED RECONCILIATION OF MEXICAN GAAP NET INCOME TO US GAAP NET INCOME As of December 31, 2004 (In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
UNAUDITED FINANCIAL INFORMATION AS OF AND FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2005
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
EXHIBIT INDEX
SIGNATURES OF DESARROLLADORA HOMEX, S.A. de C.V.
SIGNATURES OF PROYECTOS INMOBILIARIOS DE CULIACÁN, S.A. de C.V.
SIGNATURES OF DESARROLLADORA DE CASAS DEL NOROESTE, S.A. de C.V.